As filed with the Securities and Exchange Commission on
October 2
7
, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mirion Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3829	83-0974996
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1218 Menlo Drive
Atlanta, Georgia 30318
(470)
870-2700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas D. Logan, Chief Executive Officer
Mirion Technologies, Inc.
1218 Menlo Drive
Atlanta, Georgia 30318
(470)
870-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Emmanuelle Lee, General Counsel Mirion Technologies, Inc. 1218 Menlo Drive Atlanta, Georgia 30318 (470) 870-2700	Alan F. Denenberg Stephen Salmon Bryan M. Quinn Davis Polk and Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
From time to time on or after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Primary Offering:
Class A common stock, $0.0001 par value per share	27,249,979 (3)	$11.50 (4)	$313,374,758.50	$29,049.84
Class A common stock, $0.0001 par value per share	8,560,540 (5)	$10.68 (6)	$91,426,567.20	$8,475.24
Secondary Offering:
Class A common stock, $0.0001 par value per share	152,157,565 (7)	$10.68 (6)	$1,625,042,794.20	$150,641.47
Total			$2,029,844,119.90	$188,166.55

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.
(3)
Consists of the primary issuance of an aggregate of 27,249,979 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Mirion Technologies, Inc. (the “Company”), consisting of (i) 18,749,979 shares of Class A common stock issuable upon the exercise of the public warrants (as defined below) by the holders thereof and (ii) 8,500,000 shares of Class A common stock issuable upon the exercise of the private placement warrants (as defined below) by the holders thereof.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act based on the exercise price of the public warrants and private placement warrants.
(5)
Consists of the primary issuance of 8,560,540 shares of Class A common stock issuable upon the redemption of 8,560,540 shares of Class B common stock, par value $0.0001 per share (the “IntermediateCo Class B common stock”), of Mirion IntermediateCo, Inc. (“IntermediateCo”).

(6)
Pursuant to Rule 457(a) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $10.68 per share, which is the average of the high and low prices of shares of the Class A common stock on October 21, 2021 on the New York Stock Exchange (the “NYSE”).

(7)
Consists of an aggregate of 152,157,565 shares of Class A common stock registered for resale by the selling holders named in this registration statement (the “Selling Holders”), consisting of (i) 116,347,025 issued and outstanding shares of Class A common stock, (ii) 18,750,000 shares of Class A common stock subject to vesting requirements, (iii) 8,560,540 shares of Class A common stock issuable upon the redemption of 8,560,540 shares of IntermediateCo Class B common stock and (iv) 8,500,000 shares of Class A common stock issuable upon exercise of the private placement warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell or distribute the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 2
7
, 2021
PRELIMINARY PROSPECTUS

Mirion Technologies, Inc.
Up to 8,560,540 Shares of our Class A Common Stock Issuable upon Redemption of Shares of IntermediateCo Class B Common Stock
Up to 27,249,979 Shares of our Class A Common Stock Issuable upon Exercise of Warrants
152,157,565 Shares of our Class A Common Stock for Resale by the Selling Holders

This prospectus relates to: (1) the issuance by us of up to an aggregate of 35,810,519 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Mirion Technologies, Inc. (the “Company”) that may be issued upon (i) the exercise of 27,249,979 warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock, including the public warrants and the private placement warrants (each as defined below), and (ii) the exchange of up to 8,560,540 shares of Class B common stock, par value $0.0001 per share (the “IntermediateCo Class B common stock”), of Mirion IntermediateCo, Inc. (“IntermediateCo”); and (2) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of up to 152,157,565 shares of Class A common stock.
This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Holders pursuant to this prospectus or from the sale of shares of Class A common stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our Class A common stock and warrants are traded on the New York Stock Exchange (“NYSE”) under the symbols “MIR” and “MIRW,” respectively. On October 26, 2021, the closing price of our Class A common stock was $10.69 per share and the closing price of our warrants was $2.30 per warrant.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 10 and in any applicable prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2021.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form
S-1
that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.
Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
On October 20, 2021 (the “Closing Date”), Mirion Technologies, Inc. (formerly known as GS Acquisition Holdings Corp II), consummated its previously announced business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement (as defined below).
Unless the context otherwise requires, “we,” “us,” “our” and the “Company” refer to Mirion Technologies, Inc., a Delaware corporation, and its consolidated subsidiaries at and after the Closing Date and giving effect to the Closing and the terms “GSAH” and “Mirion TopCo” refer to GS Acquisition Holdings Corp II and Mirion Technologies (TopCo) Ltd, respectively, prior to the Closing Date and without giving effect to the Closing. All references herein to “Board” or “Board of Directors” refer to the board of directors of the Company.

MARKET, RANKING AND OTHER INDUSTRY DATA
Certain market, ranking and industry data included in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including its products and services relative to its competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate, which, in each case, we believe are reliable.
We are responsible for all of the disclosure in this prospectus and while we believe the data from these sources to be accurate and complete, we have not independently verified data from these sources or obtained third-party verification of market share data and this information may not be reliable. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance, but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. References herein to us being a leader in a market or product category refers to our belief that it has a leading market share position in each specified market, unless the context otherwise requires. In addition, the discussion herein regarding our various markets is based on how we define the markets for our products, which products may be either part of larger overall markets or markets that include other types of products and services.
Assumptions and estimates of our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk factors—Risks Related to Our Business and Industry.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Statement Regarding Forward-Looking Statements
.
”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES
This prospectus contains some of our trademarks, service marks and trade names, including, among others, Mirion, Mirion Technologies, DMC 3000 Electronic Dosimeter, the Mirion Battlefield Dosimeter, Accurad PRD and Instadose. Each one of these trademarks, service marks or trade names is either (1) our registered trademark, (2) a trademark for which we have a pending application or (3) a trade name or service mark for which we claim common law rights. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and
®
symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

SELECTED DEFINITIONS
Unless the context otherwise requires, “we,” “us,” “our” and the “Company” refer to Mirion Technologies, Inc., a Delaware corporation, and its consolidated subsidiaries at and after the Closing Date and giving effect to the Closing and the terms “GSAH” and “Mirion TopCo” refer to GS Acquisition Holdings Corp II and Mirion Technologies (TopCo) Ltd, respectively, prior to the Closing Date (as defined below) and without giving effect to the Closing.
Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•	“A Ordinary Shares” are to the A Ordinary Shares of $0.01 each in the capital of Mirion TopCo;

•	“Amended and Restated Sponsor Agreement” are to that certain Amended and Restated Sponsor Agreement, the Company, dated June 29, 2020, by and among the Insiders;

•	“ASC 815” are to the Accounting Standards Codification 815;

•	“B Ordinary Shares” are to the B Ordinary Shares of $0.01 each in the capital of Mirion TopCo;

•	“Backstop Agreement” are to that certain Backstop Agreement, dated as of June 17, 2021, by and between the Company and GSAM Holdings;

•	“Board” and “Board of Directors” are to the board of directors of the Company;

•	“Business Combination” are to the transactions contemplated by the Business Combination Agreement;

•
“Business Combination Agreement” are to that certain Business Combination Agreement, dated June 17, 2021 (as amended on September 3, 2021, and as it may be further amended from time to time), by and among GSAH, Mirion, the Charterhouse Parties (each acting by its general partner, Charterhouse General Partners (IX) Limited), the other Supporting Mirion Holders, and, Joining Sellers;

•	“Bylaws” are to the bylaws of Mirion Technologies, Inc. in effect as of the date of this registration statement;

•	“Charter” are to the certificate of incorporation of Mirion Technologies, Inc. in effect as of the date of this registration statement;

•	“Charterhouse Demand Period” are to the exclusive right for Charterhouse Holders to for a 90-day period beginning on the 181st day after the Closing to exercise a single demand right;

•
“Charterhouse Director Nomination Agreement” are to that certain Director Nomination Agreement, dated as of October 20, 2021 and as may be amended, restated or otherwise modified from time to time, by and among the Company and the Charterhouse Parties.

•
“Charterhouse Holders” or the “Charterhouse Parties” are to CCP IX LP No. 1, CCP IX LP No. 2, CCP
IX Co-Investment LP
and CCP
IX Co-Investment No. 2
LP (each acting by its general partner, Charterhouse General Partners (IX) Limited);

•	“Closing” are to the consummation of the Transactions;

•	“Closing Date” are to the date on which the Transactions are consummated;

•	“Code” are to the Internal Revenue Code of 1986, as amended;

•	“common stock” are to our Class A common stock and Class B common stock, together;

•	“COVID-19” are to SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks;

v

•
“Credit Agreement” are to that certain Credit Agreement, dated as of October 20, 2021, by and among Mirion Technologies (HoldingSub2), Ltd., a limited liability company incorporated in England and Wales, Mirion Technologies (US Holdings), Inc., as the Parent Borrower, Mirion Technologies (US), Inc., as the Subsidiary Borrower, the lending institutions party thereto, Citibank, N.A., as the Administrative Agent and Goldman Sachs Lending Partners, Citigroup Global Markets Inc., Jefferies Finance LLC and JPMorgan Chase Bank, N.A., as the Joint Lead Arrangers and Bookrunners;

•	“Credit Facilities” are to that certain term facility and revolving facility under the Credit Agreement.

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“DTC” are to The Depository Trust Company;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•
“Exit” are to the transfer of shares (whether through a single transaction or a series of transaction) as a result of which any person, or persons connected (as defined in Section 252 of the U.K. Companies Act) or acting in concert (as defined in the City Code on Takeovers and Mergers) with such person, holds more than 50% of the A Ordinary Shares and B Ordinary Shares;

•
“Exit Bonuses” are to the cash bonuses that certain executive officers of Mirion were entitled to subject to the applicable executive officer remaining actively employed with Mirion in good standing through the date of such Exit;

•	“FATCA” are to the Foreign Account Tax Compliance Act;

•	“FDI” are to foreign direct investment;

•	“fiscal 2021” or “FY 2021” are to the twelve months ended June 30, 2021;

•	“fiscal 2020” or “FY 2020” are to the twelve months ended June 30, 2020;

•	“fiscal 2019” or “FY 2019” are to the twelve months ended June 30, 2019;

•	“FCPA” are to the United States Foreign Corrupt Practices Act;

•	“founder shares” are to the shares of our Class A common stock, of which 18,750,000 shares are outstanding as of the date of this prospectus;

•	“Freed Employment Agreement” are to that certain Employment Agreement, dated as of July 16, 2016, by and between Mirion Technologies, Inc. and Mike Freed;

•	“GAAP” or “U.S. GAAP” are to the Generally Accepted Accounting Principles in the United States of America;

•	“GSAH” are to GS Acquisition Holdings Corp II, prior to the consummation of the Business Combination;

•	“GSAM” are to Goldman Sachs Asset Management, a division of The Goldman Sachs Group, Inc.;

•	“GSAM Holdings” are to GSAM Holdings LLC;

•
“GS Director Nomination Agreement” are to that certain Director Nomination Agreement, dated as of October 20, 2021, and as may be amended, restated or otherwise modified from time to time, by and among the Company and the Sponsor;

•	“GS Employee Participation” are to GS Acquisition Holdings II Employee Participation LLC;

•	“GS Employee Participation 2” are to GS Acquisition Holdings II Employee Participation 2 LLC;

•	“GS Holders” are to, collectively, the Sponsor, GS Employee Participation and GS Employee Participation 2;

•	“Incentive Plan” are to the Mirion Technologies, Inc. Omnibus Equity Incentive Plan;

•	“Initial Stockholders” are to the Sponsor, GS Employee Participation and GS Employee Participation 2 who collectively hold all of our founder shares;

•	“Insiders” are to GSAH, the Sponsor, GSAM Holdings, GS Employee Participation and GS Employee Participation 2;

•	“IntermediateCo” are to Mirion IntermediateCo, Inc., a Delaware corporation;

•	“IntermediateCo Charter” are to the certificate of incorporation of IntermediateCo;

•	“IntermediateCo Class A common stock” are to the IntermediateCo Class A common stock, par value $0.0001 per share;

•	“IntermediateCo Class B common stock” are to the IntermediateCo Class B common stock, par value $0.0001 per share;

•	“IPO” or “initial public offering” are to GSAH’s initial public offering, consummated on July 2, 2020;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“Joining Sellers” are to holders of A Ordinary Shares and B Ordinary Shares from time to time becoming party to the Business Combination Agreement by executing a Joinder Agreement;

•	“Logan Employment Agreement” are to that certain Employment Agreement, dated as August 15, 2006, by and between Mirion and Thomas D. Logan, as amended;

•	“management” or “management team” of an entity are to the officers and directors of such entity;

•	“Management Notes” are to payment-in-kind loan notes issued by UKTopco to certain members of Mirion management;

•	“Mirion” or “Mirion TopCo” are to Mirion Technologies (TopCo), Ltd;

•	“Mirion Sellers” are to, collectively, the Joining Sellers and the other Supporting Mirion Holders;

•	“NYSE” are to the New York Stock Exchange;

•	“NPP” are to nuclear power plant;

•
“PIPE Investment” are to the private placement pursuant to which the PIPE Investors have collectively subscribed for 90,000,000 shares of GSAH Class A common stock for an aggregate purchase price equal to $900,000,000;

•	“PIPE Investors” are to GSAM Holdings and certain other “accredited investors” (as defined in Rule 501 under the Securities Act) that will invest in the PIPE Investment;

•	“PIPE Shares” are to the Class A common stock issued in connection with the PIPE Investment;

•	“PIK Notes” are to the Shareholder Notes and the Management Notes;

•	“private placement warrants” are to the 8,500,000 private placement warrants outstanding as of the date of this prospectus;

•	“public shares” are to the shares of GSAH Class A common stock (including those that underlie the units) that were initially offered and sold by GSAH in its IPO;

•	“public warrants” are to the redeemable warrants (including those that underlie the units) that were initially offered and sold by GSAH in its IPO;

•	“redemption” are to each redemption of public shares for cash pursuant to the GSAH Certificate of Incorporation;

•
“RRA” are to that certain Amended and Restated Registration Rights Agreement, dated as of the Closing, by and between the GS Holders and the Mirion Sellers, as it may be further amended from time to time;

•	“RRA Parties” are to, collectively, the GS Holders, the Mirion Sellers and each other person who executes a joinder to the Amended and Restated Registration Rights Agreements;

•	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“Schopfer Employment Agreement” are to that certain Third Amended and Restated Employment Agreement, dated as of May 1, 2021, by and between Brian Schopfer and Mirion;

•
“Schopfer Severance Period” are to that certain twelve (12)-month period after the date of Brian Schopfer’s termination during which he will be entitled, in addition to any accrued amount, to (i) a continuation of his annual base salary, (ii) a pro rata portion of Mr. Schopfer’s annual incentive bonus for the fiscal year in which the termination of his employment with Mirion occurs, payable at the same time as such payment would otherwise have been made to Mr. Schopfer had his employment with Mirion not been terminated, and (iii) continued payment by Mirion, for the Schopfer Severance Period or, if earlier, until the date on which Mr. Schopfer commences employment with and becomes eligible for health care benefits from a new employer, of the premiums associated with group health continuation coverage premiums for Mr. Schopfer and his dependents under COBRA;

•	“SEC” or “Commission” are to the U.S. Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Shareholder Notes” are to payment-in-kind loan notes issued by UKTopco to certain Mirion TopCo shareholders;

•	“Sponsor” or “GS Sponsor” are to GS Sponsor II LLC, a Delaware limited liability company;

•	“Subscription Agreements” are to, collectively, those certain subscription agreements entered into between the Company and the PIPE Investors;

•	“Supporting Mirion Holders” are to the parties set forth on Annex I of the Business Combination Agreement, together with the Charterhouse Parties;

•
“Transaction Payments” are to are to any compensatory payments or benefits to which Thomas D. Logan becomes entitled in connection with a change in ownership or effective control (under Section 280G(b)(2) of the Code) of Mirion;

•	“Transactions” are to the Business Combination and the other transactions as contemplated by the Business Combination Agreement;

•	“transfer agent” or “Continental” are to Continental Stock Transfer & Trust Company, N.A.;

•	“trust account” are to the trust account of GSAH that holds proceeds from its IPO and the sale of the private placement warrants;

•	“trustee” are to Wilmington Trust, N.A.;

•	“UKBA” are to the UK Anti-Bribery Act;

•	“UKTopco” are to Mirion Technologies (HoldingSub1), Ltd.;

•	“warrants” are to public warrants and private placement warrants.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains and incorporates by reference statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the Transactions, the benefits of the Transactions, financial position, capital structure, indebtedness, business strategy and the plans and objectives of management for future operations, market share and products sales, future market opportunities, future manufacturing capabilities and facilities, future sales channels and strategies, including as they relate to the anticipated effects of the Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “seeks,” “plans,” “scheduled,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we discusses our strategies or plans, including as they relate to the Business Combination, we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.
The forward-looking statements contained or incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Factors that may cause such differences include, but are not limited to:

•	changes in domestic and foreign business, market, financial, political and legal conditions;

•	risks related to global economic weakness and uncertainty;

•	risks related to the continued growth of our end markets;

•	our ability to meet or anticipate technology changes;

•	our ability to predict our future operational results;

•	risks related to the disruption of our customers’ orders or our customers’ markets;

•	less favorable contractual terms with large customers;

•	risks related to governmental contracts;

•	our ability to mitigate risks associated with long-term fixed price contracts;

•	risks related to information technology disruption or security;

•	risks related to the implementation and enhancement of information systems;

•	our ability to manage our supply chain or difficulties with third-party manufacturers;

•	risks related to competition;

•	our ability to realize the expected benefit from any synergies from acquisitions or internal restrucuting and improvement efforts;

•	our ability to manage disruptions of, or changes in, our independent sales representatives, distributors and original equipment manufacturers;

•	our ability obtain performance and other guarantees from financial institutions;

•	our ability to issue equity or equity-linked securities in the future;

•	our ability to realize sales expected from our backlog of orders and contracts;

•	risks related to changes in tax law and ongoing tax audits;

•	risks related to future legislation and regulation of our customers’ markets both in the United States and abroad;

•	risks related to the costs or liabilities associated with product liability;

•	our ability to attract, train and retain key members of its leadership team and other qualified personnel;

•	risks related to the adequacy of our insurance coverage;

•	our ability to benefit from future acquisitions; failure to realize the value of goodwill and intangible assets;

•	risks related to the global scope of our operations, including operations in international and emerging markets;

•	risks related to our exposure to fluctuations in foreign currency exchange rates;

•	our ability to comply with various laws and regulations and the costs associated with legal compliance;

•	risks related to the outcome of any litigation, government and regulatory proceedings, investigations and inquiries;

•	risks related to our ability to protect or enforce our proprietary rights on which our business depends or third-party intellectual property infringement claims;

•	liabilities associated with environmental, health and safety matters;

•	risks associated with our limited history of operating as an independent company;

•	the impact of the global COVID-19 pandemic on our projected results of operations, financial performance or other financial metrics, or on any of the foregoing risks; and

•	other risks and uncertainties indicated in this prospectus, including those under the heading “ Risk Factors ,” and other documents filed or to be filed with the SEC by the us.
There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
Forward-looking statements included or incorporated by reference in this prospectus speak only as of the date of this prospectus or the date of the document incorporated by reference, as applicable, or any earlier date specified for such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

x

PROSPECTUS SUMMARY
This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision. The definition of some of the terms used in this prospectus are set forth under the section “Selected Definitions.”
Business Overview
We provide products, services and software that allow our customers to safely leverage the power of ionizing radiation for the greater good of humanity. Our solutions have critical applications in the medical, nuclear energy and defense markets, as well as in laboratories and scientific research, analysis and space exploration. Many of our markets are characterized by the need to meet rigorous regulatory standards, design qualifications and operating requirements. Throughout our history, we have successfully leveraged the strength of our expertise in ionizing radiation to continually drive innovation and expand the commercial applications of our core technology competencies. Through our facilities in 12 countries, we supply our solutions in the Americas, Europe, Africa, the Middle East and Asia Pacific regions.
We have two reportable business segments: Medical and Industrial. Our Medical segment supports applications in medical diagnostics, cancer treatment, practitioner safety and rehabilitation. Our products in these fields are focused on enhancing the effectiveness and safety of life-saving procedures. Our Industrial segment is focused on addressing critical radiation safety, measurement and analysis applications across nuclear energy, defense, laboratories and research and other industrial markets. Our products and solutions include: dosimetry services (environmental radiation monitoring dose of records services), cancer diagnostics and therapy quality assurance, or QA, nuclear medicine, dosimeters (wearable devices that measure exposure to ionizing radiation), contamination and clearance monitors, detection and identification instruments, radiation monitoring systems, electrical penetrations, reactor instrumentation and control equipment and systems, medical and industrial imaging systems and related accessories, software and services, alpha spectroscopy instruments (instruments that quantify and identify alpha-emitting nuclides), alpha/beta counting instruments (instruments for quantification of alpha and beta radiation) and gamma spectroscopy detector systems (instruments for qualification and quantification of gamma emitting nuclides) and software (related software to support our product and solution offerings).
For more than 60 years, we and our predecessor companies have delivered products and services that enable our customer to harness ionizing radiation for applications that benefit the health, safety, vitality and technological progress of humanity. We believe the breadth and proven performance of our solutions support our longstanding strategic customer partnerships across diverse end markets. Our products, software and services have been sold directly and indirectly to a variety of end-use
customers, including, medical service providers, the vast majority of the U.S. nuclear power producers and the addressable global installed base of active nuclear power reactors, many of the leading nuclear reactor design firms, universities, numerous international government and supranational agencies, 19 of the 28 NATO militaries, national laboratories, environmental laboratories, research institutes and industrial companies.
Our broad product and services portfolio of medical, search, measurement, scientific analysis and reactor safety and control systems are supported by our engineering and research and development organization of 381 scientists, engineers and technicians, who represented approximately 14% of our workforce as of June 30, 2021.

We possess numerous product qualifications, trade secrets and patents that support our market position and our ability to deliver next generation products and services. In addition, we maintain design, manufacturing and sales capabilities across 12 countries in America, Europe and Asia, enabling us to capitalize on growth opportunities, including the ongoing growth in spending for medical, defense and homeland security and the ongoing growth for nuclear power.
Our financial performance is driven by the replacement of products and the recurring provision of services into our core end markets, as well as the construction of new facilities like nuclear power plants, or NPPs, into our core end markets, as well as the construction of new facilities like nuclear power plants, or NPPs, globally. Many of our products and services are ordered in advance of the anticipated shipment date and secured in backlog, which provides visibility into future revenue. For the fiscal year ended June 30, 2021 we generated revenue of $611.6 million, as compared to $478.2 million for the fiscal year ended June 30, 2020, an increase of $133.4 million or 27.9%. Adjusted revenues, excluding the acquisition accounting impact for deferred revenue, was $619.6 million and $478.4 million for the fiscal years ended June 30, 2021, and June 30, 2020, respectively, an increase of $141.2 million or 29.5%. For the fiscal year ended June 30, 2021, our net loss was $158.4 million and our Adjusted EBITDA was $152.2 million. At June 30, 2021, and June 30, 2020, Mirion had $908.7 million and $724.3 million, respectively, of third-party debt outstanding (excluding deferred financing costs).
Business Combination Overview
On October 20, 2021 (the “Closing Date”), Mirion Technologies, Inc. (formerly known as GS Acquisition Holdings Corp II), consummated its previously announced business combination (the “Business Combination”) pursuant to the Business Combination Agreement. In connection with the Business Combination, stockholders of GSAH elected to redeem 14,628,610 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A common stock”), representing approximately 19.5% of the Company’s issued and outstanding Class A common stock before giving effect to the Business Combination.
As contemplated by the Business Combination Agreement, the Company became the corporate parent of Mirion TopCo. In order to implement a structure similar to that of an
“Up-C,”
the Company established a Delaware corporation, Mirion IntermediateCo, Inc. (“IntermediateCo”), as a subsidiary of the Company. A newly-formed subsidiary of IntermediateCo merged with and into Mirion TopCo with Mirion TopCo surviving as a wholly-owned subsidiary of IntermediateCo. The Company holds 100% of the voting shares of IntermediateCo Class A common stock, par value $0.0001 per share, and greater than 80% of the shares of IntermediateCo Class B common stock, par value $0.0001 per share (the “IntermediateCo Class B common stock”).
The aggregate business combination consideration (the “Business Combination Consideration”) paid by the Company to the Mirion Sellers in connection with the consummation of the Business Combination was approximately $1.3 billion in cash, 30,401,902 million newly issued shares of Class A common stock and 8,560,540 million newly issued shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A common stock, the “Common Stock”). The Mirion Sellers receiving shares of Class B common stock also received one share of IntermediateCo Class B common stock per share of Class B common stock as a paired interest (the “paired interests”). Each of the shares of Class A common stock and each paired interest were valued at $10.00 per share for purposes of determining the aggregate number of shares issued to the Mirion Sellers.
The holders of the Company’s Class B common stock before the Closing (the “founder shares”) agreed to waive the anti-dilution adjustments provided for in GSAH’s Amended and Restated Certificate of Incorporation, which were applicable to the Class B common stock. As a result of such waiver, the 18,750,000 founder shares automatically converted into shares of Class A common stock on a one-for-one
basis upon the consummation of the Business Combination. The founder shares also became subject to vesting in three equal tranches, based on the volume-weighted average price of the Company’s GSAH Class A common stock being greater than or equal to $12.00, $14.00 and $16.00 (each, a “Founder Share Vesting Event”) per share for any 20 trading days in any 30 consecutive trading day period. Vesting of the founder shares will be accelerated upon certain sale events based on the per share price of the Company’s Class A common stock in such sale event. Holders of the founder shares are entitled to vote such founder shares and receive dividends and other distributions with respect to such founder shares prior to vesting, but such dividends and other distributions with respect to unvested founder shares will be set aside by the Company and shall only be paid to the holders of the founder shares upon the vesting of such founder shares. The founder shares will be forfeited to the Company for no consideration if they fail to vest within five years of the Closing Date.
Concurrently with the execution of the Business Combination Agreement, GSAH entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 90,000,000 shares of the Company’s Class A common stock for an aggregate purchase price equal to $900,000,000 (the “PIPE Investment” and, such shares, the “PIPE Shares”). The PIPE Investment was consummated substantially concurrently with the Closing.
As described under “Certain Relationships and Related Party Transactions,” a subsidiary of Mirion TopCo, Mirion Technologies (HoldingSub1), Ltd. (“UKTopCo”), previously issued certain PIK Notes to certain Mirion TopCo shareholders and members of Mirion management (collectively, the “PIK Notes”). Substantially concurrent with the Closing, a portion of the Business Combination Consideration was used to extinguish the PIK Notes in full.
On October 20, 2021, the Board of Directors determined to change Mirion’s fiscal year end from June 30 of each year to December 31 of each year. The determination was made to align Mirion’s fiscal year end with GSAH’s fiscal year end.
On the Closing Date, certain subsidiaries of the Company entered into the Credit Agreement which refinanced and replaced our prior credit agreement. The Credit Agreement provides for an $830 million senior secured first lien term loan facility and a $90 million senior secured revolving facility (collectively, the “Facilities”). The Facilities were used to effect the Transactions (as defined in the Credit Agreement) and to pay certain transaction expenses and refinance our prior credit facility, replace, backstop or cash collateralize existing letters of credit and similar instruments, for purchase price adjustments and/or working capital adjustments (if any) in connection with the Transactions and for working capital and other general corporate purposes. The term loan facility is scheduled to mature on October 20, 2028 and the revolving facility is scheduled to expire and mature on October 20, 2026. The Facilities are secured by substantially all of the assets (subject to customary exceptions) of the borrowers and the guarantors thereunder. Interest with respect to the facilities is based on, at the option of the borrowers, (i) a customary base rate formula for borrowings in U.S. dollars or (ii) a floating rate formula based on LIBOR (with customary fallback provisions) for borrowings in U.S. dollars, a floating rate formula based on EURIBOR for borrowings in Euro or a floating rate formula based on SONIA for borrowings in Pounds Sterling, each as described in the Credit Agreement with respect to the applicable type of borrowing.
The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants and events of default. Negative covenants include, among others and in each case subject to certain exceptions, limitations on incurrence of liens, limitations on incurrence of indebtedness, limitations on making dividends and other distributions, limitations on engaging in asset sales, limitation on making investments, limitations on engaging in transactions with affiliates, and a requirement that the consolidated “First Lien Net Leverage Ratio” (as defined in the Credit Agreement) as of the end of any fiscal quarter is not greater than 7.00 to 1.00 if on the last day of such fiscal quarter certain borrowings outstanding under the revolving credit facility exceed 40% of the total revolving credit commitments at such time. If any of the events of default occur and are not cured or waived, any unpaid amounts under the Credit Agreement may be declared immediately due and payable, the revolving credit commitments may be terminated and remedies against the collateral may be exercised.

The following diagram illustrates our structure following the consummation of the Business Combination (percentages shown as of common stock outstanding as of the Closing Date; numbers may not total due to rounding) (1):

(1)
Excludes 18,750,000 founder shares that converted from shares of Class B common stock to shares of Class A common stock upon the Closing of the Business Combination and are subject to certain vesting and forfeiture conditions described elsewhere in this prospectus.

In addition, the levels of ownership shown above assume no exercise of any of the outstanding 27,249,979 warrants to purchase Class A common stock and no issuance of any shares under the Incentive Plan.
Holders of shares of IntermediateCo Class B common stock have a redemption right for such shares to be settled, at the option of the Company, with (i) shares of Company Class A common stock (on a one-for-one basis)
or

(ii) a cash amount per share based on an average trailing stock price of Company Class A common stock. In the event of a redemption request by a holder of shares of IntermediateCo Class B common stock, the Company may, at its option, effect a direct exchange of cash or Company Class A common stock for shares of IntermediateCo Class B common stock in lieu of such a redemption. Upon redemption or exchange of shares of IntermediateCo Class B common stock, the corresponding shares of Company Class B common stock will be cancelled. The Company will hold 100% of the voting shares of IntermediateCo Class A common stock and greater than 80% of the shares of IntermediateCo Class B common stock. As further described in the New Mirion Charter to be in effect after the Closing, each holder of Company Class B common stock will be entitled to one vote for each share of Company Class B common stock held of record by such holder on all matters on which stockholders generally are entitled to vote and the holders of Company Class B common stock shall not be entitled to dividends of cash or property on such shares of Company Class B common stock. See “Description of New Mirion Securities” and “Certain Relationships and Related Party Transactions—IntermediateCo Charter.”
The structure of the Business Combination and the resulting combined enterprise was selected because it facilitated multiple goals for the Business Combination in a tax-efficient
manner – i.e., it permits our stockholders, our warrant holders and the former shareholders of Mirion TopCo, including members of Mirion management, in each case, who are U.S. taxpayers, to participate in the Business Combination while deferring U.S. taxation until such time as the applicable investor exits its investment in the combined enterprise. For example, the structure enables the public company to exercise full control over the Mirion operating entities and to file consolidated U.S. federal income tax returns with Mirion’s U.S. operating subsidiaries. It also affords the holders of our common stock voting power commensurate with their economic interests in combined enterprise. The parties to the Business Combination considered a number of alternative structures, including those more commonly used in business combinations undertaken by special purpose acquisition companies. In light of Mirion’s current status as a
non-U.S.
entity treated as a partnership for U.S. federal income tax purposes, the significant amount of cash consideration contemplated by the Business Combination Agreement and other relevant factors, it was determined that none of those alternative structures could facilitate the tax-efficient
achievement of the goals of the Business Combination as well as the selected structure. The structure does not provide advantages particular to holders of our Class B common stock (who are principally members of Mirion management) and does not advantage or disadvantage other Mirion TopCo shareholders, who are not U.S. taxpayers and therefore generally are not subject to U.S. taxation. Moreover, the structure does not advantage or disadvantage holders of our Class A common stock or warrants, beyond permitting those who were holders of our common stock or warrants before the closing of the Business Combination and U.S. tax payers to participate in the Business Combination in a tax-efficient
manner (which they may do without holding paired interests, as they are merely retaining their current interests in GSAH). Accordingly, only Mirion Sellers who received new equity interests as part of the Business Combination and who were U.S. taxpayers, such as Mirion management, needed to elect to receive paired interests to participate in the Business Combination in a tax-efficient
manner. Furthermore, Mirion Sellers subject to tax in other jurisdictions may have found it to be more tax-efficient
to elect to receive shares of GSAH Class A common stock. For example, the Charterhouse Parties elected to receive shares of GSAH Class A common stock in connection with the execution of the Business Combination Agreement.
Corporate Information
Mirion Technologies, Inc. is a Delaware corporation. Our principal executive offices are located at 1218 Menlo Drive, Atlanta, Georgia, 30318 and our telephone number at that address is (470)
870-2700.
Our website is located at
www.mirion.com
. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Emerging Growth Company
We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the GSAH IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates
exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible
debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act. We expect that we will cease to be an emerging growth company as of December 31, 2021.
Risk Factors Summary
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. Such risks include, but are not limited to:

•	We have incurred operating losses in the past and expect to incur operating losses in the future.

•	If we are unable to develop new products or enhance existing products to meet our customers’ needs and compete favorably in the market, we may be unable to attract or retain customers.

•	We operate in highly competitive markets and in some cases compete against larger companies with greater financial resources.

•	Our customers may reduce or halt their spending on our products and services.

•	Our sales cycles in certain end markets can be long and unpredictable.

•
Our growth plans depend in part on growth through acquisitions, and these plans involve numerous risks. If we are unable to make acquisitions, or if we are not successful in integrating the technologies, operations and personnel of acquired businesses or fail to realize the anticipated benefits of an acquisition, our operations may be materially and adversely affected.

•
Certain of our products require the use of radioactive sources or incorporate radioactive materials, which subjects us and our customers to regulations, related costs and delays and potential liabilities for injuries or violation of environmental, health and safety laws.

•
Accidents involving nuclear power facilities, including but not limited to events similar to Fukushima, or terrorist acts or other high profile events involving radioactive materials could materially and adversely affect our customers and the markets in which we operate and increase regulatory requirements and costs that could in turn materially and adversely affect our business.

•	We have, and we intend to continue pursuing, fixed-price contracts. Our failure to mitigate certain risks associated with such contracts may result in reduced margins.

•
We operate as an entrepreneurial, decentralized company, which presents both benefits and certain risks. In particular, significant growth in a decentralized operating model may put strain on certain business group resources and our corporate functions, which could materially and adversely affect our business, financial condition and results of operations.

•	A failure to expand our manufacturing capacity and scale our capabilities to manufacture new products could constrain our ability to grow our business.

•
We rely on third-party manufacturers to
produce sub-components for
certain of our products and services. If our manufacturers are unable to meet our requirements, or are subject to unanticipated disruptions, our business could be harmed.

•
We rely on third-party sales representatives to assist in selling our products and services, and the failure of these representatives to perform as expected or to secure regulatory approvals in jurisdictions where they are required to do so could reduce our future sales.

•	If our suppliers experience supply shortages and prices of commodities or components that we use in our operations increase, our results of operations could be materially and adversely affected.

•
We derive a material portion of our revenue from contracts with governmental customers or their contractors. Such customers are subject to increased pressures to reduce expenses. Government-funded contracts may also contain unusual or more onerous terms and conditions that are not common among commercial customers or risk subjecting us to audits, investigations, sanctions and penalties.

•
A failure or breach of our or our vendors’ information technology, or IT, data security infrastructure, or the security infrastructure of our products, or the discovery or exploitation of defects or vulnerabilities in the same, has subjected us in the past and may in the future subject us and our products to increased vulnerability to unauthorized access and cyberattacks and could materially and adversely impact our or our customers’ business, financial condition, reputation and operations.

•	Our customers’ localization requirements, in particular in China, India and South Korea, could materially and adversely affect our business.

•	We and our customers operate in highly regulated industries that require us and them to obtain, and comply with, federal, state, local and foreign government permits and approvals.

•
We operate in a highly litigious industry and are, thus, subject to risks related to legal claims and proceedings filed by or against us, and adverse outcomes in these matters may materially harm our business.

•
We must comply with the U.S. Foreign Corrupt Practices Act, or FCPA, and analogous non-U.S. anti-bribery
statutes including the UK Bribery Act. Our third-party sales representatives’ or distributors’ failure to comply with such laws could subject us to, among other things, penalties and legal expenses that could harm our reputation and materially and adversely affect our business, financial condition and results of operations.

•
Legal compliance with import and export controls, as well as with sanctions, in the United States and other countries, is complex, and compliance restrictions and expenses could materially and adversely impact our revenue and supply chain.

•	We could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

•
Certain of our products and software are subject to ongoing regulatory oversight by the FDA or equivalent regulatory agencies in international markets and if we are not able to obtain or maintain the necessary regulatory approvals we may not be able to continue to market and sell such products which may materially and adversely affect our business.

•	There is no guarantee that an active and liquid public market for our securities will develop.

THE OFFERING
We are registering the issuance by us of up to an aggregate of 35,810,519 shares of our Class A common stock, consisting of (i) 18,749,979 shares of Class A common stock issuable upon the exercise of the public warrants, (ii) 8,500,000 shares of Class A common stock issuable upon the exercise of the private placement warrants and (iii) 8,560,540 shares of Class A common stock issuable upon the redemption of 8,560,540 shares of IntermediateCo Class B common stock.
We are also registering the offer and sale from time to time by the Selling Holders, or their permitted transferees, of up to 152,157,565 shares of Class A common stock, consisting of (i) up to 116,347,025 shares of issued and outstanding shares of Class A common stock, (ii) 18,750,000 shares of Class A common stock subject to vesting requirements, (iii) 8,500,000 shares of Class A common stock issuable upon the exercise of the private placement warrants and (iv) 8,560,540 shares of Class A common stock issuable upon the redemption of 8,560,540 shares of IntermediateCo Class B common stock.
Issuance of Class A Common Stock

Shares of Class A common stock offered by us	35,810,519 shares, consisting of (i) 27,249,979 shares that are issuable upon the exercise of 18,749,979 public warrants and 8,500,000 private placement warrants by the holders thereof and (ii) 8,560,540 shares issuable upon the redemption of 8,560,540 shares of IntermediateCo Class B common stock

Shares of Class A common stock outstanding prior to the exercise of all public warrants and private placement warrants and prior to the exchange of all shares of IntermediateCo Class B common stock	199,523,292 shares

Shares of Class A common stock assuming the exercise of all public warrants and private placement warrants and assuming the exchange of all shares of IntermediateCo Class B common stock	235,333,811 shares

Exercise price of warrants	$11.50 per share, subject to adjustment as described herein

Use of proceeds	We will receive up to an aggregate of approximately $313.4 million from the exercise of all warrants, assuming the exercise in full of all such warrants for cash.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include capital expenditures and working capital. See “Use of Proceeds.”

Resale of Class A common stock

Shares of Class A common stock offered by the Selling Holders	152,157,565 shares, consisting of (i) 116,347,025 issued and outstanding shares, (ii) 18,750,000 shares subject to vesting requirements, (iii) 8,500,000 shares issuable upon the exercise of the private placement warrants and (iv) 8,560,540 shares issuable upon the redemption of 8,560,540 shares of IntermediateCo Class B common stock.

Lockup Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lockup periods. See “Certain Relationships and Related Party Transactions—Lockup Restrictions” for further discussion.

NYSE Ticker Symbols	Class A common stock: “MIR”

Public Warrants: “MIRW”
Unless we specifically state otherwise or the context otherwise requires, the information above is as of the Closing Date, does not give effect to issuances of our Class A common stock, warrants or options to purchase shares of our Class A common stock or RSUs, PSUs or other equity awards covering shares of our Class A common stock after such date (or the exercise, exchange or settlement thereof), and excludes:

•
27,249,979 shares of our Class A common stock issuable upon the exercise of our warrants outstanding as of the Closing Date, each with an exercise price of $11.50 per share (the warrants become exercisable on November 19, 2021);

•
19,952,329 shares of our Class A common stock reserved for future issuance under the Incentive Plan, as well as any automatic increases in the number of shares of Class A common stock reserved for future issuance under the Incentive Plan.

Unless the context otherwise requires or otherwise indicated, the outstanding shares set forth in this prospectus include the unvested founder shares held by the Initial Stockholders and described elsewhere in this prospectus.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” together with all of the other information included in this prospectus or any accompanying prospectus supplement or free writing prospectus, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances may have an adverse effect on our business, cash flows, financial condition and results of operations. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Risks Related to Our Business and Industry
Our global operations expose us to risks associated with public health crises and epidemics/pandemics, such as COVID-19. The
global spread
of COVID-19 has
created significant volatility, uncertainty and worldwide economic disruption, resulting in an economic slowdown of potentially extended duration.
COVID-19 has
had an adverse impact on our operations and supply chains, including as a result of impacts associated with preventive and precautionary measures that we, other businesses and governments are taking. Due to these impacts and measures, we have experienced unpredictable reductions in demand for certain of our products and services. Many employers in the United States and Europe, including us, are continuing to require some of their employees to work from home or not go into their offices or customers’ facilities. In addition to existing travel restrictions, countries may continue to close or decline to reopen borders, impose prolonged quarantines, and further restrict travel, which could significantly impact our ability to support our sites and customers in those locations and the ability of our employees to get to their places of work to produce products, or significantly hamper our products from moving through the supply chain. As a result, COVID-19 may
materially adversely affect revenue growth in certain of our businesses, primarily those serving our medical end markets, and it is uncertain how materially COVID-19 will
affect our global operations generally if these impacts were to persist or worsen over an extended period of time. The extent and duration of the impacts are uncertain and dependent in part on customers returning to work and economic activity ramping up.
The impact
of COVID-19 on
our customers has affected our sales operations in certain ways. For example, we have experienced increased customer disputes regarding orders, delayed customer notices to proceed with production, delayed payment from customers and, on rare occasions, customers have refused to pay for their orders entirely.
Our ability to continue to manufacture products is highly dependent on our ability to maintain the safety and health of our factory employees. The ability of our employees to work may be impacted by individuals contracting or being exposed to COVID-19. While
we are following the requirements of governmental authorities and taking preventative and protective measures to prioritize the safety of our employees, these measures may not be successful, and we may be required to temporarily close facilities or take other measures. For example, two of our facilities have undergone brief closures due to the COVID-19 pandemic.
While we are staying in close communication with our sites, employees, customers and suppliers and acting to mitigate the impact of this dynamic and evolving situation, the duration and extent of the effect of COVID-19 on
us is not determinable.
The duration and extent of the impact from
the COVID-19 pandemic
depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the existence of any additional waves of the pandemic, the extent and effectiveness of containment actions, treatment and prevention measures, including vaccines, and the impact of these and other factors on our customers, employees, suppliers and other business partners. Moreover, to the extent the COVID-19 pandemic
or any worsening of the global business and economic environment as a result thereof, continues to adversely affect our business and financial results, it may also have the effect of heightening or exacerbating many of the other risks described under “—Risks Related to Our Business Operations.”
We have incurred operating losses in the past and expect to incur operating losses in the future.
As of June 30, 2021 and June 30, 2020 we had an accumulated deficit of $888.0 million and $729.7 million, respectively. For fiscal 2021 we experienced a net loss of $158.4 million. We cannot assure you that we will achieve positive net income in any future period. We expect our operating expenses to increase in the future as we expand our operations. Furthermore, as a public company, we will incur additional legal, accounting and other expenses that we did not incur as a private company. If our revenue and gross profit do not grow at a greater rate than our operating expenses, we will not be able to achieve and maintain profitability. We expect to incur significant losses in the future for a number of reasons, including without limitation the other risks and uncertainties described herein. Additionally, we may encounter unforeseen operating or legal expenses, difficulties, complications, delays and other factors that may result in losses in future periods. If our expenses exceed our revenue, we may never achieve or maintain profitability and our business may be harmed.
Our financial performance may be variable.
Our business depends on the demand for our radiation detection, measurement, analysis and monitoring products, our nuclear medicine and related quality management products, and services in the nuclear, defense, medical and other end markets. In the past, the demand for our products in these markets has fluctuated due to a variety of factors, many of which are beyond our control. This has caused our financial performance to fluctuate. Among the factors affecting our performance are:

•	general economic conditions, both domestically and internationally, including inflation, recession and interest rate fluctuations;

•	the timing, number and size of orders from, and shipments to, our customers, as well as the relative mix of those orders;

•	the timing of revenue recognition, which often requires customer acceptance of the delivered products;

•	delays, postponements or cancellations of construction or decommissioning of NPPs caused by, for example, financing difficulties or regulatory delays;

•	adverse economic, financial and/or political conditions, as well as manmade or natural disasters, such as pandemics, in one or more of our target end markets;

•	variations in the volume of orders for a particular product or product line in a particular quarter;

•	the size and timing of new contract awards;

•	the timing of the release of government funds for procurement of our products;

•	the degree to which new end markets emerge for our products;

•	the budget cycles of U.S. and foreign governments and commercial enterprises that affect timing of order placement for or delivery of our products;

•	the tendency of commercial enterprises to fully utilize annual capital budgets prior to expiration;

•	international trade conditions, such as the tariffs imposed by both the United States and China on the import of certain goods; and

•	changes in laws or regulations affecting our target end markets, in particular the medical market.

If we are unable to develop new products or enhance existing products to meet our customers’ needs and compete favorably in the market, we may be unable to attract or retain customers.
The markets in which we compete are subject to technological changes, product obsolescence and evolving industry standards. Our ability to successfully compete in these markets and to continue to grow our business depends in significant part upon our ability to develop, introduce and sell new and enhanced products in a timely and cost-effective manner, and to anticipate and respond to changing customer requirements. We have experienced, and may in the future experience, delays in the development and introduction of new products. These delays could provide a competitor a first-to-market
advantage or greater market share. Defects or errors found in our products after commencement of commercial shipment could result in delays in market acceptance of these products. Our nuclear medicine and imaging products may become obsolete or unmarketable if new technologies are introduced to the market, or if new industry standards emerge. We may not be able to leverage our assets to diversify our products and services fast enough to generate revenue beyond our current markets in a timely manner. If we are unable to diversify our product and service offerings quickly enough to respond to market changes, our financial viability may worsen.
Our ability to successfully develop and introduce new products and product enhancements, and the revenues and costs associated with these efforts, will be affected by our ability to:

•	properly identify and address customer needs;

•	in the case of our medical end market, educate medical providers about the use of new products and services;

•	comply with internal quality assurance systems and processes in a timely and efficient manner;

•	manage regulatory approvals and clearances including their timing and costs;

•	accurately predict and control costs associated with inventory overruns caused by phase-in of new products and phase-out of old products;

•	manufacture and deliver our products in sufficient volumes on time and accurately predict and control costs associated with manufacturing, installation, warranty and maintenance of the products;

•	meet our product development plan and launch timelines;

•	improve manufacturing yields of components; and

•	manage customer demands for retrofits of both old and new products.
Lack of market acceptance for our new products will jeopardize our ability to recoup research and development expenditures, hurt our reputation and harm our business, financial condition and results of operations. Accordingly, we cannot assure you that our future product development efforts will be successful.
We operate in highly competitive markets and in some cases compete against larger companies with greater financial resources.
The market for our products and services is fragmented, with a variety of small and large competitors, where the degree of fragmentation and the identities of our competitors vary among our target end markets. Some of our competitors have greater financial resources than do we, and they may be able to focus those resources on developing products or services that are more attractive to potential customers than those that we offer, or on lobbying efforts to enhance their prospects of obtaining government contracts. Some of our competitors, for example, are substantially larger and better capitalized than we are and have the ability to combine solutions into an integrated offering at attractive prices. Our competitors may offer these solutions at prices below cost in order to improve their competitive positions. Any of these competitive factors could make it more difficult for us to attract and retain customers, cause us to lower our prices to compete, and reduce our market share and revenue, any of which could materially and adversely affect our business, financial condition and results of operations.

Our customers may reduce or halt their spending on our products and services.
A variety of factors may cause our existing or future customers to reduce or halt their spending on radiation detection, measurement, analysis and monitoring products and services. These factors include:

•	unfavorable financial conditions and strategies of our customers;

•	for the nuclear end market, civic opposition to or changes in government policies regarding nuclear operations or a reduction in demand for nuclear generating capacity;

•	accidents, terrorism, natural disasters or other incidents occurring at our facilities, the facilities of our customers or at any other place; and

•	the decision by one or more of our customers to acquire one of our competitors or otherwise insource the services we provide.
Our sales cycles in certain end markets can be long and unpredictable.
Our sales efforts for many of our products involve substantial discussion with customers regarding product configuration and deployment. This process can be extremely lengthy and time consuming and typically involves a significant product evaluation process. For example, the typical sales cycle for products whose procurement relates to the construction of new, or the refurbishment of existing, nuclear power plants (“NPPs”), ranges from 12 to 36 months and has, in some cases, extended up to 60 months or more. In the medical end market, the typical sales cycle depends upon the type of product and whether the sales are international or within the United States, and can range from 1 to 18 months. In addition, these customers generally make a significant commitment of resources to test and evaluate our products prior to purchase. As a result, our sales process is often subject to delays associated with the lengthy approval processes that typically accompany the design, testing and adoption of new, technologically complex products. This results in us investing significant resources prior to orders being placed for our products, with no assurances that we will secure a sale.
In addition, a significant amount of time can pass before we recognize the revenue associated with an order once it has been placed. We may need a notice to proceed with an order from the customer before starting to execute the customer’s order, which may delay revenue recognition. We may also not recognize revenue for sales of certain of our products until the customer certifies the successful installation and operation of the product, which can be many months or, particularly with regard to our Sensing Systems and Radiation Monitoring Systems products, years following the receipt of a customer order. The installation of our equipment may also be subject to construction or scheduled outage delays unrelated to our products, which can further defer the recognition of revenue.
We exercise judgment in determining the timing of revenue by analyzing the point in time or the period over which the customer has the ability to direct the use of and obtain substantially all of the remaining benefits of the performance obligation. Revenue recognized on an over-time basis for the year ended June 30, 2021 accounted for approximately 25% of total net sales. Typically, overtime revenue recognition is based on the utilization of an input measure used to measure progress, such as costs incurred to date relative to total estimated costs. Changes in total estimated costs are recognized using the cumulative catch-up method
of accounting which recognizes the cumulative effect of the changes on current and prior periods in the current period. Accordingly, the effect of the changes on future periods of contract performance is recognized as if the revised estimate had been the original estimate. A significant change in an estimate on one or more contracts could have a material effect on our consolidated financial position, results from operations, or cash flows.
Our long and uncertain sales cycle and the unpredictable period of time between the placement of an order and our ability to recognize the revenue associated with the order makes revenue predictions difficult, particularly on a quarterly basis, and can cause our operating results to fluctuate significantly.

Our growth plans depend in part on growth through acquisitions, and these plans involve numerous risks. If we are unable to make acquisitions, or if we are not successful in integrating the technologies, operations and personnel of acquired businesses or fail to realize the anticipated benefits of an acquisition, our operations may be materially and adversely affected.
As part of our business and growth strategy, we have made and plan to continue to make acquisitions of, or significant investments, in businesses, products or technologies that allow us to complement our existing product offerings, expand our market coverage, increase our engineering workforce, reinforce our supply chain or enhance our technological capabilities.
For example, in fiscal 2020, we acquired Premium Analyse, a key player in the radioactive gas detection market and measurement of tritium, Selmic, an electronic component manufacturer of sensors, modules, and devices serving in automotive, transportation, medical, security, defense, and telecom industries, and Capintec, a leading supplier of calibration and measurement technologies for nuclear medicine applications. We also acquired the Personal Radiation Dosimeter facility from the Helmholtz Zentrum of Munich. In fiscal 2021, we acquired Biodex, a provider of nuclear instruments, imaging equipment and rehabilitation systems, DOSImetrics, a provider of personnel dosimetry systems, and Sun Nuclear, a provider of radiation oncology quality assurance. We plan to continue exploring additional acquisition opportunities in the future. If our expected returns on these transactions are not achieved, it could adversely impact our business, results of operations and financial condition.
We plan to continue exploring additional acquisition opportunities in the future but we are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.
Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms or realize the anticipated benefits of any acquisitions we do undertake. Our ability to grow our business through acquisitions is subject to numerous risks, including competition for the acquisition of attractive or promising businesses or assets, the need to finance such acquisitions through cash on hand or debt or equity financing, and the need to secure required governmental approvals under antitrust and competition laws in the United States and worldwide. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.
Where we succeed in acquiring a business or assets, we are exposed to many risks, including:

•	problems integrating the new personnel or the purchased operations, technologies or products;

•	difficulty securing adequate working capital;

•	unanticipated costs associated with the acquisition;

•	negative effects on our ability to generate excess free cash flow;

•	negative effects on profitability;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience;

•	loss of key employees of the acquired business;

•	our assumption of legal or regulatory risks, particularly with respect to smaller businesses that have immature business processes and compliance programs;

•	litigation arising from the operations before they were acquired by us; and

•	difficulty completing financial statements and audits.

Our inability to overcome problems encountered in connection with any acquisition could divert the attention of management, consume scarce corporate resources and otherwise harm our business. If our expected returns on these transactions are not achieved, it could adversely impact our business, results of operations and financial condition.
Many of our products and services involve the detection, identification, measurement or monitoring of radiation and the failure of our products or services to perform to specification could materially and adversely affect our business, financial condition or results of operations.
Our products and services involve the detection and monitoring of radiation and are crucial components of the safety measures employed with respect to ionizing radiation. In the medical end market, our products and services are often used, for example, to ensure that radiation oncology patients receive accurate doses of radiation. In order to ensure the safety of such patients, we are committed to upholding high standards of precision and accuracy for our products. The failure of our products to perform to specification could result in personal injury or death and property damage (including environmental contamination), or the incorrect treatment being administered to patients. Legal and regulatory actions taken in response to product failure could result in significant costs to us. Additionally, the failure of our products to perform to specification could adversely affect market perception of the quality and effectiveness of our products and services, which would harm our ability to attract new customers and could cause our existing customers to cease doing business with us.
While we have attempted to secure appropriate insurance coverage at a reasonable cost, we do not insure against all risks and a claim can exceed the limits of our policies. We cannot assure you that our insurers will pay a particular claim, or that we will be able to maintain coverage at reasonable rates in the future, or at all. We may also be subject to significant deductibles.
Our contracts with customers generally seek to limit our liability in connection with product failure, but we cannot assure you that these contractual limitations on liability will be effective or sufficient in scope in all cases or that our insurance will cover the liabilities we have assumed under these contracts. The costs of defending against a claim arising out of such failure, and any damages awarded as a result of such a claim, could adversely affect our business, financial condition and results of operations.
Certain of our products require the use of radioactive sources or incorporate radioactive materials, which subjects us and our customers to regulations, related costs and delays and potential liabilities for injuries or violation of environmental, health and safety laws.
The majority of our products designed to detect, quantify and analyze ionizing radiation require the use of radioactive sources for testing and calibration. The required radioactive sources, or other sources of ionizing radiation,
e.g., X-ray machines,
are held by our facilities performing these tests and calibrations. Our customers hold equivalent sources for ongoing testing and re-calibration. Customers
often acquire the radioactive sources directly from third party providers but may also purchase the sources from us as accessory to the product.
Certain of our reactor instrumentation and control equipment and systems in our Industrial segment incorporate radioactive materials. In all such cases, licenses for radioactive sources and materials or other sources of ionizing radiation are provided by the appropriate regulatory authority in the relevant jurisdiction and such authorities may be at the state or national level. Our failure or any customer’s failure to obtain the necessary license for radioactive sources or materials required by or incorporated into our products could result in the cancellation or delay of purchases by our customers, or remedial action by the relevant regulators.
While the specific process and criteria for receiving a license differ from jurisdiction to jurisdiction, it generally involves an application process in which we: identify a person or persons who have appropriate training and experience to be a health physics/radiation safety officer; specify the radioactive sources or materials sought to be licensed, their physical form (i.e., sealed or unsealed) and maximum possession limits on the amount of each type of radioactive element or compound sought under the license; specifies their intended use (e.g., calibration, testing, quality assurance, manufacturing); and, set forth written policies and procedures to ensure that we have adequate measures in place to ensure health and safety. These policies and procedures typically must be designed to ensure worker, workplace and public safety, including emergency plans; set forth the proper handling, control and security of radioactive sources or materials on site; detail any disposal or decommissioning considerations; and adequately train personnel at the site in proper access to, and handling of, radioactive sources or materials. Our noncompliance with or failure to properly implement such policies and procedures could delay or otherwise preclude us from obtaining the necessary license for radioactive sources or materials required by or incorporated into our products, which could result in the cancellation or delay of purchases by our customers.
The particular license requirements in a given jurisdiction are normally tailored to the specific radioactive elements or compounds involved, their physical form, and possession limits. Once authorities complete their application review and any required follow-up, the
authority issues the site a license which imposes
specific on-going compliance
obligations that typically include requirements for us to pay periodic licensing fees, submit periodic written compliance reports, and agree to periodic site inspections by regulators, which may be announced or unannounced. Our failure to comply with any of these on-going obligations
could result in the revocation of the necessary license for radioactive sources or materials required by or incorporated into our products, which could result in the cancellation or delay of purchases by our customers.
We are subject to federal, state and local regulations governing storage, handling and disposal of these radioactive materials and waste products. Outside of the United States, we are also subject to radiation regulations that vary from country to country. The improper storage, use and disposal of such materials by us and/or our customers could result in direct or secondary liability, including penalties and fines, to us in the event of environmental contamination or physical injury. We cannot eliminate the risk of accidental contamination or injury from those radioactive materials nor can we control the practices of our customers. The sale and use of our products with radioactive sources or materials could also lead to the filing of claims if someone were to allege injury from the use of one of our products or allege that one of our products was defective. Such a claim could result in substantial damages, be costly and time-consuming to defend and adversely affect the marketability of our products and our reputation.
We and many of our customers operate in a politically sensitive environment, and the public perception of nuclear energy or nuclear medicine can affect our customers and us.
We and our customers operate in a politically sensitive environment. The risks associated with radioactive materials and the public perception of those risks can affect our business. Opposition by third parties can delay or prevent the construction of new nuclear power plants and can limit the operation of nuclear reactors. Adverse public reaction to developments in the use of nuclear power could directly affect our customers and indirectly affect our business. In the past, adverse public reaction, increased regulatory scrutiny and litigation have contributed to extended construction periods for new nuclear reactors, sometimes delaying construction schedules by decades or more or even shutting down operations. In addition, anti-nuclear groups in Germany successfully lobbied for the adoption of the Nuclear Exit Law in 2002, which requires the shutdown of all German NPPs by 2022. Adverse public reaction could also lead to increased regulation or limitations on the activities of our customers, more onerous operating requirements or other conditions that could have a material adverse impact on our customers and our business.
Accidents involving nuclear power facilities, including but not limited to events similar to Fukushima, or terrorist acts or other high profile events involving radioactive materials could materially and adversely affect our customers and the markets in which we operate and increase regulatory requirements and costs that could in turn materially and adversely affect our business.
Successful execution of our business model in the nuclear power end market is dependent upon a certain level of public support for nuclear power. Nuclear power faces strong opposition from certain competitive energy sources, individuals, and organizations. The accident that occurred at the Fukushima nuclear power plant in Japan beginning on March 11, 2011 increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants, or a dampening of the favorable regulatory climate needed to introduce new nuclear technologies. As a result of the Fukushima accident, some countries that were considering launching new domestic nuclear power programs have delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. If accidents similar to the Fukushima disaster or other events, such as terrorist attacks involving nuclear facilities, occur, public opposition to nuclear power may increase, regulatory requirements and costs could become more onerous and customer demand for our products in the nuclear end market could suffer, which could materially and adversely affect our business and operations.
We have, and we intend to continue pursuing, fixed-price contracts. Our failure to mitigate certain risks associated with such contracts may result in reduced margins.
We estimate that approximately a quarter of our revenue was associated with contracts with a duration of 12 months or longer and approximately 60% of such revenue was associated with contracts with fixed-price arrangements which do not provide for price escalation in the event of unanticipated cost overruns, in each case for the fiscal year ended June 30, 2021. Under these contracts, we perform our services and provide our products at a fixed price. Fixed-price contracts carry inherent risks, including risks of losses from underestimating costs, operational difficulties and other changes that may occur over the contract period. We have in the past experienced unanticipated cost overruns on some of our fixed-price contracts. If our cost estimates for a contract are inaccurate or if we do not execute the contract within our cost estimates, we may incur losses or the contract may not be as profitable as we expected. In addition, even though some of our longer-term contracts contain price escalation provisions, such provisions may not fully provide for cost increases, whether from inflation, the cost of goods and services to be delivered under such contracts or otherwise. In addition, we are sometimes required to incur costs in connection with modifications to a contract that may not be approved by the customer as to scope or price, or to incur unanticipated costs, including costs for customer-caused delays, errors in specifications or designs or contract termination, that we may not be able to recover. These, in turn, could adversely affect our business, financial condition and results of operations. The revenue, cost and gross profit realized on such contracts can vary, sometimes substantially, from the original projections due to changes in a variety of factors, such as:

•	failure to properly estimate, or changes in, the costs of material, components or labor;

•	inflation and currency exchange rate fluctuations;

•	unanticipated technical problems with the products or services being supplied by us, which may require that we spend our own money to remedy the problem;

•	our suppliers’ or subcontractors’ failure to perform;

•	difficulties of our customers in obtaining required governmental permits or approvals;

•	changes in local laws and regulations;

•	unanticipated delays in construction of new NPPs and decommissioning of existing NPPs; and

•	limited history with new products and new customers.
Furthermore, we intend to continue pursuing longer-term contracts which may continue to contain fixed-price arrangements, and the amount of revenue associated with such contracts may change in future periods. As a result of one or more of these factors, we may incur losses or contracts may not be as profitable as we expect, and this could materially and adversely affect our business, financial condition and results of operations.

We may not realize all of the sales expected from our backlog of orders and contracts, and amounts included in our order backlog may not result in actual revenue or translate into profits.
Although the amount of our backlog is based on signed purchase orders or other written contractual commitments, we cannot guarantee that our order backlog will result in actual revenue in the originally anticipated period or at all. For fiscal 2021, our estimated combined order backlog was $715.8 million. The majority of our combined backlog is considered firm and expected to be delivered within one year. In addition, the mix of contracts included in our order backlog can greatly affect our margins in future periods, which may not be comparable to our historical product mix and operating results. Our customers may experience project delays or cancel orders due to factors beyond our control. If customers terminate, reduce or defer firm orders, whether due to fluctuations in their business needs or purchasing budgets or other reasons, our sales will be adversely affected and we may not realize the revenue we expect to generate from our backlog or, if realized, the revenue may not translate into profit. If our order backlog fails to result in revenue in a timely manner or at all, we could experience an overall reduction in revenue and liquidity.
Risks Related to Our Business Operations
We operate as an entrepreneurial, decentralized company, which presents both benefits and certain risks. In particular, significant growth in a decentralized operating model may put strain on certain business group resources and our corporate functions, which could materially and adversely affect our business, financial condition and results of operations.
The business is organized in two reportable business segments: Medical and Industrial. Our Medical segment is based around our sales, products and services to customers in the medical market. The Industrial segment is primarily based around the nuclear energy, defense, laboratories and scientific research markets as well as other industrial markets.
The decentralization of our organization structure necessarily places significant control and decision-making powers in the hands of local management, which presents certain risks, including the risk that we may be slower to detect or react to compliance-related matters, that “company-wide” business initiatives may be more challenging or costly to implement, and the risk of noncompliance or failures is higher than they may be in a more centralized operating environment. In addition, key business group resources and our corporate functions, which are leanly staffed but responsible for supporting our decentralized operations, may also not be able to detect or resolve financial, operational, and compliance matters on a timely basis. Our failure to adapt our financial, operational and compliance controls and systems to effectively manage our decentralized business and comply with our obligations as a public company could materially and adversely affect our business, financial condition or results of operations.
A failure to expand our manufacturing capacity and scale our capabilities to manufacture new products could constrain our ability to grow our business.
The future growth of our business depends on our ability to successfully expand our manufacturing capacity. For example, we experienced manufacturing delays with one of our suppliers, Selmic, in connection with ramping up production of our Mirion Battlefield Dosimeter. To ensure on-time deliveries
going forward, we acquired Selmic and invested resources in resolving the manufacturing issues that caused delays. Expansion of our manufacturing capacity may also require us to obtain regulatory approvals or additional financing. Delay in the expansion of our manufacturing capacity could constrain our ability to grow our business, which would adversely affect our business, financial condition and results of operations.
Similarly, we could have substantial difficulty in dealing with rapid growth in markets for new products that we may introduce. If demand for our new products increases rapidly, we will need to expand internal production capacity or implement additional outsourcing. Success in developing, manufacturing and supporting products manufactured in small volumes does not guarantee comparable success in operations conducted on a larger scale. Manufacturing yields and product quality may decline as production volumes increase. If we are unable to deliver products quickly and cost effectively and in the requisite volumes, our customers may decline to purchase our new products or may purchase substitute products offered by our competitors. The costs associated with implementing new manufacturing technologies, methods, and processes, including the purchase of new equipment, and any resulting delays, inefficiencies and loss of sales, could harm our results of operations.
We rely on third-party manufacturers to
produce sub-components for
certain of our products and services. If our manufacturers are unable to meet our requirements, or are subject to unanticipated disruptions, our business could be harmed.
We use third-party manufacturers to
produce sub-components for
certain of our products. From time to time demand for our products has grown faster than the supply capabilities of these vendors. For example, significant growth in our Instadose product line required additional inventory purchasing to meet demand. In many cases, these manufacturers have no obligation to supply products to us for any specific period, in any specific quantity or at any specific price, except as set forth in a particular purchase order. Our requirements represent a small portion of the total production capacities for many of our manufacturers, and our manufacturers may reallocate capacity to other customers, even during periods of high demand for our products or services. We have in the past experienced, and may in the future experience, quality control issues and delivery delays with our manufacturers due to factors such as materials shortages, outages of specialized manufacturing equipment, high industry demand, inability of our manufacturers to consistently meet our quality or delivery requirements, or long lead times for components that could delay deliveries. Component manufacturers that sell to our suppliers may decide to stop producing certain components, declaring end-of-life for
critical components and limiting supply of these components. In such cases, we would need to identify component alternatives, redesign electronic components or requalify electronic designs, which would require time and resources. In addition, third-party manufacturers may have financial difficulties and face the risk of bankruptcy, especially in light of the current worldwide economic downturn. If one of our suppliers was to cancel or materially change a commitment with us or fail to meet the quality or delivery requirements needed to satisfy customer orders for our products, we could lose time-sensitive customer orders, be unable to develop or sell our products or services cost effectively or on a timely basis, if at all, and have significantly decreased revenue, which would harm our business, financial condition and results of operations. We may qualify additional suppliers in the future which would require time and resources. If we do not qualify additional suppliers, we may be exposed to increased risk of capacity shortages due to our dependence on our current suppliers.
In addition, our suppliers (and those they depend upon for materials and services) are subject to risks, including COVID-19-related supplier
plant shutdowns or slowdowns, labor disputes or constraints, union organizing activities, intellectual property claims, financial liquidity, information technology failures, inclement weather, natural disasters, significant public health and safety events, supply constraints, and general economic and political conditions that could limit their ability to provide us with materials. Insurance for certain disruptions may not be available, affordable or adequate. The effects of climate change, including extreme epidemics and pandemics, weather events, long-term changes in temperature levels, sea level rise and water availability may exacerbate these risks. Such disruption has in the past and could in the future interrupt our ability to manufacture certain products.
We derive a significant portion of our revenue from international sales and our operations in foreign countries are subject to political, economic, legal and other risks, which could materially and adversely affect us.
Revenue generated from outside of North America accounted for approximately 45% of our net sales in fiscal 2021 and approximately 48% of our net sales in both fiscal 2020 and 2019. We anticipate that international sales will continue to constitute a material percentage of our total net sales in future periods. As a result, our operations are subject to risks associated with global operations and sales, including:

•	foreign currency exchange fluctuations;

•	changes in regulatory requirements;

•	tariffs and other barriers;

•	timing and availability of export licenses;

•	difficulties in accounts receivable collections;

•	difficulties in protecting and enforcing our intellectual property;

•	difficulties in staffing and managing international operations;

•	difficulties in managing sales agents, distributors and other third parties;

•	coordination regarding, and difficulties in obtaining, governmental approvals for products that may require certification;

•	rescission or termination of contracts by governmental parties without penalty and regardless of the terms of the contract;

•	restrictions on transfers of funds and other assets of our subsidiaries between jurisdictions;

•	the burden of complying with a wide variety of complex foreign laws and treaties;

•	potentially adverse tax consequences; and

•	uncertainties relative to regional political and economic circumstances.
We are also subject to risks associated with the imposition of legislation and regulations relating to the import or export of our products. Furthermore, the failure to comply with export control regulations and to obtain required approvals could result in loss of the ability to continue to export products, fines and penalties.
We cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries. Some of our customers’ purchase orders and agreements are governed by foreign laws, which often differ significantly from the laws of the United States. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect damages, if awarded. These factors may materially and adversely affect our business, financial condition and results of operations.
We rely on third-party sales representatives to assist in selling our products and services, and the failure of these representatives to perform as expected or to secure regulatory approvals in jurisdictions where they are required to do so could reduce our future sales.
We derive a significant portion of our revenue from sales through third-party sales representatives. We have established relationships with some of our third-party sales representatives recently, and we are unable to predict the extent to which our third-party sales representatives will be successful in marketing and selling our products and services. Moreover, many of our third-party sales representatives also market and sell competing products and services, which may affect the extent to which our third-party sales representatives promote our products and services. If our third party sales representatives advertise or promote or characterize our products in a manner inconsistent with our (or their) messaging, as approved by our regulatory affairs professionals, such acts could be imputed to us and we could become subject to risk or liability from government regulatory bodies or agencies for criminal or civil claims, including false claims, and we could become susceptible to individual consumer actions or class actions based on false or improper advertising and promotion, off-label promotion,
failure to warn defects in our products and unfair competition or unfair trade practices claims, all of which could lead to adverse publicity, fines, penalties, judgments, money damages and other significant losses. Our future performance will also depend, in part, on our ability to attract additional third-party sales representatives who will be able to market and support our products and services effectively and accurately, especially in markets in which we have not previously sold our products and services. If we cannot retain our current third-party sales representatives or recruit additional or replacement third-party sales representatives, our business, financial condition and results of operations could be harmed.
If our suppliers experience supply shortages and prices of commodities or components that we use in our operations increase, our results of operations could be materially and adversely affected.
We are dependent upon certain sole or limited source suppliers for critical raw materials or components of some of our products. For example, we rely on limited source suppliers for certain precious metals used in some of our radiation oncology and reactor instrumentation, scintillator materials used in our detection and identification equipment, analog sensor tubes used in certain of our imaging products, and detectors used in our dosimetry line of products.
Most of our suppliers are not required to supply us with any minimum quantities, and we cannot assure you that we will receive adequate quantities of components on a timely basis in the future. For example, a single source supplier informed us that its supplier was discontinuing the manufacture of an on-board computer
module component of one of our multi-channel analyzers used by our Industrial segment to interpret signals from our detectors allowing our customers to understand levels of detectable radiation. The notification prompted us to secure a final end-of-life order
in an amount sufficient to meet our anticipated production requirements at least through April 2022, the exact duration depending on sales of this particular device. Qualification and redesign efforts are underway to meet this timeline.
Our suppliers could have financial or other issues that could cause a disruption in the supply or increase the cost of components to us. Such disruptions or delays could impact our obligations to other parties. In addition, were we to change suppliers of components in some of our products, we may be required to seek new qualifications for such products, which can be a time-consuming and costly process. As a result of interruption of supply or increased component costs, we may not be able to obtain the raw materials or components that we need to fill customer orders. The inability to fill these orders could cause delays, disruptions or reductions in product shipments, require us to negotiate alternate supply arrangements with replacement suppliers where available or require product redesigns which could, in turn, damage relationships with current or prospective customers, increase costs or prices and materially and adversely affect our business, financial condition and results of operations, including through litigation.
Our reliance upon sole or limited sources of supply for certain materials or components could cause production interruptions, delays and inefficiencies.
We purchase materials, components, and equipment from third parties for use in our manufacturing operations. For example, we purchase cryogenic cooling equipment to support our spectroscopy line of products. There is a limited supply market for this type of equipment, and these products are designed specifically for use in our products. Qualification and design of new equipment will require time and resources to complete. Our income could be adversely impacted if we are unable to adjust our purchases to reflect changes in customer demand and market fluctuations, including those caused by seasonality or cyclicality. During a market upturn, suppliers may extend lead times, limit supplies, or increase prices. If we cannot purchase sufficient products at competitive prices and quality and on a timely enough basis to meet increasing demand, we may not be able to satisfy market demand, product shipments may be delayed, our costs may increase, or we may breach our contractual commitments and incur liabilities. Conversely, in order to secure supplies for the production of products, we sometimes enter into non-cancelable purchase
commitments with vendors, which could impact our ability to adjust our inventory to reflect declining market demands. If demand for our products is less than we expect, we may experience additional excess and obsolete inventories and be forced to incur additional charges and our profitability may suffer.

In addition, some of our businesses purchase certain requirements from sole or limited source suppliers for reasons of quality assurance, cost effectiveness, availability, contractual obligations or uniqueness of design or technology. If these or other suppliers encounter financial, operating, quality, or other issues or if our relationship with them changes, including as a result of contractual disputes, we might not be able to quickly establish or qualify replacement sources of supply. The supply chains for our businesses could also be disrupted by supplier capacity constraints, operational or quality issues, bankruptcy or exiting of the business for other reasons, decreased availability of key raw materials or commodities, and external events such as natural disasters, pandemic health issues, war, terrorist actions, governmental actions, and legislative or regulatory changes. For example, some of our products incorporate microchips and other semiconductor components for which there is a global supply shortage. Any of these factors could result in production interruptions, delays, extended lead times, and inefficiencies. As discussed above, such disruptions could also result in liability from litigation.
Because we cannot always immediately adapt our production capacity and related cost structures to changing market conditions, our manufacturing capacity may at times exceed or fall short of our production requirements. Any or all of these issues could result in the loss of customers, provide an opportunity for competing products to gain market acceptance, and otherwise adversely affect our profitability. If we are not able to mitigate the impact of any disruptions in our supply chain, then our business, financial condition and results of operations may be materially and adversely impacted.
Because we compete directly with certain of our customers and suppliers, our results of operations could be materially and adversely affected in the short term if these customers or suppliers abruptly discontinue or significantly modify their relationship with us.
Some of our competitors are also our suppliers and customers. For example, we had an arrangement with a supplier of components used to manufacture our Cryo-Cycle product. That supplier was acquired by one of our competitors, after which time the supplier ceased supplying us with the components used to manufacture the Cryo-Cycle. As with our other suppliers, our competitor suppliers are not required to supply us with any minimum quantities, and we cannot assure you that we will receive adequate quantities of components on a timely basis in the future. The loss of orders stemming from the actions of our supplier or customer competitors could cause delays, disruptions or reductions in product shipments or require product redesigns that could, in turn, damage relationships with current or prospective customers, increase costs or prices, result in litigation or otherwise materially and adversely affect our business, financial condition and results of operations.
We derive a material portion of our revenue from contracts with governmental customers or their contractors. Such customers are subject to increased pressures to reduce expenses. Government-funded contracts may also contain unusual or more onerous terms and conditions that are not common among commercial customers or risk subjecting us to audits, investigations, sanctions and penalties.
U.S. government contractors and subcontractors must comply with specific procurement regulations and other requirements, including without limitation those related to ethics and business conduct, cost accounting, pricing, intellectual property, employment, cybersecurity, and supply chain issues. Accordingly, we are subject to routine audits and investigations by U.S. government agencies and held to strict compliance standards. If we fail to comply with these rules and regulations, we could be subject to reductions in the value of our government contracts, contract modification or termination, loss of valuable intellectual property rights, the assessment of criminal and civil penalties and fines, and/or suspension or debarment from government contracting and subcontracting for a period of time or permanently.
Furthermore, we have bid, and may in the future submit bids, for U.S. government contracts that require our employees to maintain various levels of security clearances and require us or our subsidiaries to maintain certain facility security clearances in compliance with Department of Defense requirements. Obtaining and maintaining security clearances for employees involves a lengthy process, and it can be difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances, or if our employees who hold security clearances stop working for us, we may face delays in fulfilling contracts, or be unable to fulfill or secure new contracts, with any customer involved in classified work. Any breach of security for which we are responsible could seriously harm our business, damage our reputation and make us ineligible to work on any classified programs.
The classified work that we currently perform at one of our facilities subjects us to the industrial security regulations of the Department of Defense that are designed to safeguard against unauthorized access by foreigners and others to classified and other sensitive information. We may be subject to penalties for violations of these regulations and the U.S. government could terminate our contracts with it or decide not to renew them and such a situation could also impair our ability to obtain new contracts and subcontracts. The government may also change its procurement practices or adopt new contracting rules and regulations that could be costly to satisfy or that could impair our ability to obtain new contracts. See “Risk Factors—We must comply with the U.S. Foreign Corrupt Practices Act and analogous non-U.S. anti-bribery
statutes including the UK Anti-Bribery Act. Our third-party sales representatives’ or distributors’ failure to comply with such laws could subject us to, among other things, penalties and legal expenses that could harm our reputation and materially and adversely affect our business, financial condition and results of operations.”
Any reduction in the capital resources or government funding of our customers could reduce our sales and impede our ability to generate revenue.
A significant portion of our sales are capital purchases by our customers. The spending policies of our customers could have a significant effect on the demand for our products. These policies are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of equipment, policies regarding spending during recessionary periods and changes in the political climate. In particular, certain customers can come under significant budgetary pressure and resort to cost-cutting measures.
Any changes in capital spending or changes in the capital budgets of our customers could significantly reduce demand for our products. The capital resources of our customers may be limited by the availability of equity or debt financing. In addition, a portion of our sales are to governmental and non-profit entities
such as universities and hospitals, which are subject to unique budgetary pressures. Any reduction in spending or budget austerity measures could inhibit the ability of these customers to purchase our products.
Many of our large contracts have penalties for late deliveries.
In some cases, including through many of our fixed-price contracts, we have agreed to deliver a project by a scheduled date. If we fail to deliver the project as scheduled, we may be held responsible for costs associated with the delay, generally in the form of liquidated damages, in some cases up to the full value of the contract. We have in the past incurred penalties associated with late delivery on some of our contracts. In the event that a project is delayed, the total costs of the project could exceed our original estimates, and we could experience reduced profits or a loss for that project.
A failure or breach of our or our vendors’ information technology (“IT”) data security infrastructure, or the security infrastructure of our products, or the discovery or exploitation of defects or vulnerabilities in the same, has subjected us in the past and may in the future subject us and our products to increased vulnerability to unauthorized access and cyberattacks and could materially and adversely impact our or our customers’ business, financial condition, reputation and operations.
We rely upon the capacity, reliability and security of our and our vendors’ IT and data security infrastructure and our ability to expand and continually update this infrastructure in response to the changing needs of our business. As we implement new systems or integrate existing systems, they may not perform as expected, which may result in liability or incurred costs, including litigation. We also face the challenge of supporting our older systems and implementing necessary upgrades. If we experience an issue with the functioning of an important IT system or a security breach of our IT systems, including during system upgrades and/or new system implementations, the resulting disruptions, including because of investigations or litigation, could have an adverse effect on our business, financial condition and operations. Furthermore, we collect and maintain information in digital form that is necessary to conduct our business, and we are increasingly dependent on our IT and data security infrastructure to operate our business. In the ordinary course of our business, we collect, store and transmit large amounts of confidential information, including intellectual property, proprietary business information and personal information. It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We have established physical, electronic and organizational measures to safeguard and secure our systems to prevent data compromise and rely on commercially available systems, software, tools, and monitoring to provide security for our IT systems and the processing, transmission and storage of digital information. We have also outsourced elements of our IT systems and, as a result, a number of third-party vendors may or could have access to our confidential information.
Despite our implementation of security measures, our IT systems, like those of other companies, are vulnerable to damage or interruption from a variety of sources, including physical damage, telecommunications or network failures or interruptions, system malfunction, natural disasters, malicious human acts, terrorism and war. Such IT systems, including our servers, are additionally vulnerable to physical or electronic break-ins, security
breaches from inadvertent or intentional actions by our employees, third-party service providers, contractors, consultants, business partners, and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks,
social engineering, and other means to affect service reliability and threaten the confidentiality, integrity, and availability of information). For example, in February 2021, we experienced a ransomware attack that involved the unauthorized access to certain of our servers. While we were able to detect and stop the unauthorized access before any substantial amount of information was accessed and before the attacker was able to encrypt our systems, the attacker misappropriated certain personal and proprietary information and publicly published certain of such information. We reported the incident to the applicable government authorities in France, Germany and the United States. Additionally, one of our acquired subsidiaries experienced a ransomware attack in February 2020, prior to our acquisition of such subsidiary. The acquired subsidiary did not make any ransom payments and was able to restore its systems from backups. Although we have implemented additional security measures to prevent future ransomware attacks, we can provide no assurance that our IT systems, or those of the third parties upon which we rely, will not experience cybersecurity incidents in the future. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. We may not be able to anticipate all types of security threats, and we may not be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations, or hostile foreign governments or agencies. It is possible that we or our third-party vendors may experience cybersecurity and other breach incidents that remain undetected for an extended period. Even when a security breach is detected, the full extent of the breach may not be determined immediately. The costs to us to mitigate network security issues, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant and, while we have implemented security measures to protect our IT and data security infrastructure, our efforts to address these issues may not be successful. There is also the potential for class action or other litigation as the result of such issues and the dissemination of personal information.
Any system failure, accident or security breach could result in disruptions to our operations or those of our customers. A material network breach in the security of our IT systems could include the theft of our intellectual property (including our trade secrets), customer information, human resources information or other confidential matter or the theft of the confidential information of our customers. To the extent that any disruption or security breach results in a loss or damage to our or our customers’ data, or an inappropriate disclosure of confidential, proprietary or customer information, it could cause significant damage to our reputation, affect our relationships with our customers, lead to claims against us, including civil litigation, and ultimately harm our business. In addition, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future. If our IT systems fail and our redundant systems or disaster recovery plans are not adequate to address such failures, or if our business interruption insurance does not sufficiently compensate us for any losses that we may incur, our revenues and profits could be reduced and the reputation of our brand and our business could be materially and adversely affected.
We are also reliant on the security practices of our third-party service providers, which may be outside of our direct control. The services provided by these third parties are subject to the same risk of outages, other failures and security breaches described above. If these third parties fail to adhere to adequate security practices, or experience a breach of their systems, the data of our employees, customers and business associates may be improperly accessed, used or disclosed. In addition, our providers have broad discretion to change and interpret the terms of service and other policies with respect to us, and those actions may be unfavorable to our business operations. Our providers may also take actions beyond our control that could harm our business, including discontinuing or limiting our access to one or more services, increasing pricing terms, terminating or seeking to terminate our contractual relationship altogether, or altering how we are able to process data in a way that is unfavorable or costly to us. Although we expect that we could obtain similar services from other third parties, if our arrangements with our current providers were terminated, we could experience interruptions in our business, as well as delays and additional expenses in arranging for alternative cloud infrastructure services. Any loss or interruption to our systems or the services provided by third parties would adversely affect our business, financial condition and results of operations.
Failure to secure and protect our trade secrets or other confidential or proprietary information from disclosure or misappropriation could materially and adversely affect our business, competitiveness and financial condition.
We rely on trade secrets and confidentiality agreements to protect our unpatented know-how, technology,
and other proprietary information, including unpatented proprietary radiation detection expertise, continuing technological innovation and other trade secrets some of which is licensed from third parties, and to develop and maintain our competitive position. With respect to our products, we consider trade secrets and know-how to
be one of our primary sources of intellectual property rights. However, trade secrets and know-how can
be difficult to protect. We seek to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure
and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside contractors, consultants, advisors, and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information, including our technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, it could have a material adverse effect on our competitive position, business, financial condition, and results of operations.
Our future success is dependent on our ability to retain key personnel, including our executive officers, and attract qualified personnel. If we lose the services of these individuals or are unable to attract new talent, our business will be materially and adversely affected.
Our future operating results depend in significant part upon the continued contributions of our key technical and senior management personnel, many of whom would be difficult to replace. We are particularly dependent on the continued service of Thomas D. Logan, our Chief Executive Officer and current Chairman of the Board (and expected Vice Chairman of the Board upon consummation of the business combination), Brian Schopfer, our Chief Financial Officer, and Mike Freed, our Chief Operating Officer.
Our future operating results also depend in significant part upon our ability to attract, train and retain qualified management, manufacturing and quality assurance, engineering, marketing, sales and support personnel. In particular, engineers skilled in the analog technologies used in certain of our products are in high demand and competition to attract such personnel is intense. In addition, the expected increase in construction of new NPPs may exacerbate the shortage of radiation engineers and other qualified personnel. We are continually recruiting such personnel; however, we cannot assure you that we will be successful in attracting, training or retaining such personnel now or in the future. There may be only a limited number of persons with the requisite skills to serve in these positions, and it may be increasingly difficult for us to hire such persons over time. The high demand for such personnel may increase the costs to us to recruit and retain employees.
The loss of any key employee, the failure of any key employee to perform in his or her current position, our inability to attract, train and retain skilled employees as needed or the inability of our officers and key employees to expand, train and manage our employee base could materially and adversely affect our business, financial condition and results of operations.
If we encounter manufacturing problems, or if our manufacturing facilities do not continue to meet federal, state or foreign manufacturing standards, we may be required to temporarily cease all or part of our manufacturing operations, which would result in delays and lost revenue.
Many of our products are complex and require the integration of a number of components from several sources of supply. We must manufacture and assemble these complex systems in commercial quantities in compliance with regulatory requirements and at an acceptable cost. In addition, the COVID-19 pandemic
may impact the supply of key components such that we may not receive them in a timely manner, in sufficient quantities, or at reasonable cost. We may also experience limitations in the availability of qualified personnel as a result of shelter-in-place rules,
quarantine requirements, or illness. If our manufacturing capacity does not keep pace with product demand, we will not be able to fulfill orders in a timely manner, which in turn may breach our obligations to our business partners or otherwise have a negative effect on our financial results and overall business, including as a result of litigation. Conversely, if demand for our products decreases, the fixed costs associated with excess manufacturing capacity may adversely affect our financial results.
Our manufacturing processes and the manufacturing processes of our third-party suppliers are required to comply with the FDA’s Quality System Regulations (“QSR”), which are medical device good manufacturing practices for any products imported into, or sold within, the United States. The QSR is a complex regulatory scheme that covers all aspects of medical device manufacture, from pre-production design
validation and servicing, as such aspects bear upon the safe and effective use of the device and whether the device otherwise meets the U.S. Federal Food, Drug and Cosmetic Act (“FDCA”). Other jurisdictions where our medical device products are distributed and sold have their own regulatory requirements that include quality and manufacturing requirements and controls. Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality requirements. We are also subject to state licensing and other requirements and licenses applicable to manufacturers of medical devices, and we are required to comply with International Organization for Standardization, or ISO, quality system standards in order to produce products for sale in Europe and Canada, as well as various other foreign laws and regulations. Because our manufacturing processes include the production of diagnostic and therapeutic X-ray equipment
and laser equipment, we are subject to the electronic product radiation control provisions of the FDCA, which requires that we file reports with the FDA, applicable states and our customers regarding the distribution, manufacturing and installation of these types of equipment. The FDA enforces the QSR and the electronic product radiation control provisions through inspections, both periodic and for cause. We have been, and will continue being subject to such inspections. FDA inspections usually occur every two to three years. During such inspections, the FDA may issue Inspectional Observations on Form FDA 483, listing instances where a manufacturer has failed to comply with the FDCA, applicable regulations and procedures, or previous warning letters.
Sometimes inspections result in warning letters which are publicly available and can result in adverse publicity. Our failure to take prompt and satisfactory corrective action in response to an adverse inspection or our failure to comply with applicable regulatory requirements and standards could result in enforcement actions, including a shutdown of our manufacturing operations, a recall of our products, civil or criminal penalties, or other sanctions, which would cause our sales and business to suffer. Any inspection or government action based on alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to keep our products on the market and generate revenue. In addition, because some foreign regulatory approvals require approvals or clearances from the FDA, any failure to comply with FDA requirements may also disrupt our sales of products in other countries. We cannot assure you that the FDA or other governmental authorities would agree with our interpretation of applicable regulatory requirements, or that we, or our third-party suppliers have in all instances fully complied with all applicable requirements. If any of these events occur, our reputation could be harmed, we could lose customers and there could be a material adverse effect on our business, financial condition and operations, including as the result of litigation.
If we cannot achieve the required level and quality of production, we may need to outsource production or rely on licensing and other arrangements with third parties who possess sufficient manufacturing facilities and capabilities in compliance with regulatory requirements. Even if we could outsource needed production or enter into licensing or other third-party arrangements, this could reduce our gross margin and expose us to the risks inherent in relying on others. We also cannot assure you that our suppliers will deliver an adequate supply of required components on a timely basis, or that they will adequately comply with the QSR. Failure to obtain these components on a timely basis would disrupt our manufacturing processes and increase our costs, which would harm our operating results.
Our customers’ localization requirements, in particular in China, India and South Korea, could materially and adversely affect our business.
Many emerging markets, including China, India and South Korea, impose localization requirements which favor locally based component manufacturers and which require some degree of technology transfer to local manufacturers. Over time, such localization requirements could limit our ability to sell into such markets and could affect our ability to maintain our trade secrets. In the past, government customers have, as a condition of funding, imposed localization requirements that require the transfer of certain technology (e.g., manufacturing technology) to local manufacturers, and this requirement has affected our ability to monitor and maintain control over our intellectual property. We may be subject to similar requirements as a condition of funding in the future.
Our operations, and the operations of our suppliers, distributors or customers, could be subject to natural and manmade disasters and other business disruptions, which could materially and adversely affect our business and increase our expenses.
Our operations could be subject to natural disasters and other business disruptions, which could harm our future revenue and financial condition and increase our costs and expenses. For example, some of our facilities are located in areas with earthquake fault lines or in hurricane zones. In the event of a major earthquake or other natural or manmade disaster, we could experience business interruptions, destruction of or damage to facilities and/or loss of life, any of which could materially and adversely affect our business and increase our expenses.
Our investment portfolio may become impaired by deterioration of the financial markets.
Our cash equivalent and investment portfolio will be invested with a goal of preserving our access to capital, and generally consists of money market funds, corporate debt securities, U.S. government and government agency debt securities, mutual funds, certificates of deposit and time deposits. We intend to follow an investment policy and set of guidelines to monitor and help mitigate our exposure to interest rate and credit risk, which guidelines may include credit quality standards and permissible allocations of certain sectors to limit our exposure to specific investment types. Volatility in the global financial markets can negatively impact the value of our investments, and recent depressed performance in U.S. and global financial markets due to the
COVID-19
pandemic has negatively impacted the carrying value of our investment portfolio. If financial markets experience further volatility, including due to depressed economic production and performance across the U.S. and global economies due to impacts of the
COVID-19
pandemic, investments in some financial instruments may pose risks arising from market liquidity and credit concerns. In addition, any disruption of the capital markets could cause our other income and expenses to vary from expectations. Although we intend to manage our investment portfolio for a low risk of material impairment, we cannot predict future market conditions, market liquidity or credit availability, and can provide no assurance that our investment portfolio will remain materially unimpaired.
Our management has limited experience in operating a public company. The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.
We are a public company, and as such (and particularly after we are no longer an “emerging growth company”), will incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Exchange Act, and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the NYSE, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased, and will continue to increase, our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to attract and retain qualified members of our board of directors as compared to a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses.
Our executive officers have limited experience in the management of a publicly traded company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the post-combination company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. Our management will need to continually assess our staffing and training procedures to improve our internal control over financial reporting. Further, the development, implementation, documentation and assessment of appropriate processes, in addition to the need to remediate any potential deficiencies, will require substantial time and attention from management. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase its operating costs in future periods.

As a private company, we were not required to document and test our internal controls over financial reporting, our management was not required to certify the effectiveness of our internal controls and our auditors were not required to opine on the effectiveness of our internal controls over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.
We were not required to document and test our internal controls over financial reporting, our management was not required to certify the effectiveness of our internal controls and our auditors were not required to opine on the effectiveness of our internal controls over financial reporting. We are not currently subject to Section 404 of the Sarbanes-Oxley Act. However, we are required to provide management’s attestation on internal controls commencing with our annual report for the year ending December 31, 2022, and our auditors will be required to opine on the effectiveness of internal controls for this period. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from our international operations and our contemplated international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.
If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we may not detect errors timely, our financial statements could be misstated, we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business and adversely affect the trading price of our Class A common stock.
We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth
companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds
$700 million as of the end of the prior second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt
securities during the prior three-year period. We expect that we will cease to be an emerging growth company as of December 31, 2021.
We have identified a material weakness in our internal control over financial reporting, and we may experience additional material weaknesses or otherwise fail to design and maintain effective internal control over financial reporting, our ability to timely and accurately report our financial condition and operating results in compliance with reporting requirements applicable for public companies in the United States could be impaired, which may adversely affect investor confidence in us and, as a result, the value of our Class A common stock.
Following the reassessment of the accounting treatment of the warrants, we determined that it was appropriate to restate the Company’s historical financial statements as of July 2, 2020, for the quarterly period ended September 30, 2020 and as of and for the year ended December 31, 2020, in each case to reflect the change in accounting treatment. In connection with the foregoing development, the Company identified a material weakness in the design and operation of the Company’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Specifically, the Company’s management has concluded that our control around the interpretation and accounting for certain complex features of the Class A common stock and warrants issued by the Company was not effectively designed or maintained.
This material weakness resulted in the restatement of the Company’s financial statements for the year ended December 31, 2020, its balance sheet as of July 2, 2020, and its interim financial statements for the quarter ended September 30, 2020. Additionally, this material weakness could result in a misstatement of the warrant liability, Class A common stock and related accounts and disclosures that would result in a material misstatement of the financial statements that would not be prevented or detected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we are unable to develop and maintain effective internal control over financial reporting we may not be able to accurately report our financial results in a timely manner, which may cause us to be unable to comply with securities law or applicable stock exchange requirements, adversely affect investor confidence in us and/or materially and adversely affect our business and operating result, and our stock price may decline as a result. Any required remediation measures may be time consuming and costly and there is no assurance that any measures taken to date or any such measures taken in the future will ultimately have the intended effects, including to avoid potential future material weaknesses.
Our reported financial results may be affected by changes in accounting principles generally accepted in the United States
Generally accepted accounting principles in the United States (“GAAP” or “U.S. GAAP”) are subject to interpretation by the Financial Accounting Standards Board (“FASB”) the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. Any difficulties in implementing any future changes to accounting principles could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.
Legal and Regulatory Risks
We are subject to, or may otherwise be impacted by, a variety of federal, state, local and foreign laws and regulatory regimes. Failure to comply with such laws and regulations could subject us to, among other things, penalties and legal expenses which could have a material and adverse effect on our business, or such laws and regulations could otherwise impact us, directly or indirectly, in a manner that has a material and adverse effect on our business.
Our business is subject to regulation by various federal, state, local and foreign governmental agencies. In the United States, such regulation includes the radioactive material exposure and nuclear facilities regulatory activities of the NRC, the anti-trust regulatory activities of the Federal Trade Commission and Department of Justice, the import/export regulatory activities of the Department of Commerce, the Department of State and the Department of Treasury, the regulatory activities of the Occupational Safety and Health Administration, the regulations of the FDA, the environmental regulatory activities of the Environmental Protection Agency, the labor regulatory activities of the Equal Employment Opportunity Commission and tax and other regulations by a variety of regulatory authorities in each of the areas in which we conduct business. We are also subject to regulation in other countries where we conduct business. In certain jurisdictions, such regulatory requirements may be more stringent than in the United States. We are also subject to a variety of U.S. federal and state employment and labor laws and regulations, including the Americans with Disabilities Act, the Federal Fair Labor Standards Act, the Worker Adjustment and Restructuring Notification Act, which requires employers to give affected employees at least 60 days’ notice of a plant closing or mass layoff, and other regulations related to working conditions, wage-hour pay, overtime pay, employee benefits, anti-discrimination and termination of employment. We are also subject to the employment and labor laws and regulations of the foreign jurisdictions, including France and Germany, where many of our employees are located.
Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, injunctions or debarment from government contracting or subcontracting. In addition, from time to time we have received, and may in the future receive, correspondence from former employees terminated by us who threaten to bring claims against us alleging that we have violated one or more labor or employment regulations. An adverse outcome in any such litigation could require us to pay damages.
Governmental enforcement actions could harm our business, financial condition and results of operations. If any governmental sanctions are imposed, or if we do not prevail in any civil or criminal litigation, our business, financial condition and results of operations could be materially adversely affected. In addition, responding to any action could be costly and result in a significant diversion of management’s attention and resources.
We and our customers operate in highly regulated industries that require us and them to obtain, and comply with, federal, state, local and foreign government permits and approvals.
We and our customers operate in a highly regulated environment. Many of our products and services must comply with various domestic and international standards that are used by regulatory and accreditation bodies for approving such services and products. Many of our products, particularly those offered by our Industrial segment, are subject to an array of product testing under extreme temperature, pressure, radiation and seismic conditions, known collectively as a qualification, for any given nuclear reactor design. The qualification is typically owned by the party who pays for the testing and so, in certain cases, we license such qualifications from a third party. In addition, many of our products and services, particularly those offered by our Medical segment, must be certified by the National Voluntary Laboratory Accreditation Program in the United States and by other governmental agencies in international markets. The termination of any such accreditation or our failure to obtain and maintain required qualification or accreditation for our products and services may adversely affect our revenue and results of operations.
Changes in these standards and accreditation requirements may also result in our having to incur substantial costs to adapt our products. Such adaptations may introduce quality assurance issues during transition as new features and products may not perform as expected. Additionally, changes affecting radiation protection practices, including new understandings of the hazards of radiation exposure and corresponding changes in regulations, may impact how our services are used by our customers and may, in some circumstances, cause us to alter our products and services.
Our subsidiary Sun Nuclear offers oncology quality assurance products for diagnostic imaging and radiation therapy. These products may be relied upon by customers as part of their quality assurance programs for regulatory compliance, and thus could subject the company to potential risk of regulatory noncompliance or enforcement action by state or federal regulatory agencies, including but not limited to the NRC, Agreement State radiation safety agencies, the Food and Drug Administration (“FDA”) the Center for Disease Control and Prevention (“CDC”) and other agencies.
In addition, our customers are required to obtain, and to comply with, federal, state, local and foreign government licenses, permits and approvals with respect to either their facilities or possession and use of radioactive sources or other radioactive materials. For example, federal agencies such as the NRC and FDA, Agreement State agencies, and others have certain regulatory responsibilities regarding medical devices, radiopharmaceuticals, and other medical products that utilize radioactive material. Any of these licenses, permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of licenses, permits or approvals may adversely affect our customers’ operations by suspending their activities or delaying or preventing the receipt of radioactive sources or other radioactive materials, and may subject them to penalties and other sanctions. Although existing licenses, permits or approvals are routinely renewed by various regulators, renewal could be denied or jeopardized by various factors, including but not limited to:

•	failure to comply with environmental and safety laws and regulations;

•	failure to comply with permit conditions or violations found during inspections or otherwise;

•	local community, political or other opposition;

•	executive action; and

•	legislative action.
Furthermore, if new environmental legislation or regulations are enacted or existing laws or regulations are amended or are interpreted or enforced differently, our customers may be required to obtain additional operating licenses, permits or approvals. Regulatory issues experienced by our customers may lead to delay or cancellation of their orders for our products and services or the discontinuance of future orders. We cannot assure you that we or our customers will be able to meet all potential regulatory challenges.
Changes in industry standards and governmental regulations may increase our expenses or reduce demand for our products or services.
We compete in markets in which we and our customers must comply with supranational, federal, state, local, and other jurisdictional regulations, such as regulations governing health and safety, the environment, and electronic communications, and market standardizations. We develop, configure, and market our products and services to meet customer needs created by these regulations and standards. These regulations and standards are complex, change frequently, have tended to become more stringent over time, and may be inconsistent or conflicting across jurisdictions. Any significant change or delay in implementation in any of these regulations or standards (or in the interpretation, application, or enforcement thereof) could reduce or delay demand for our products and services, increase our costs of producing or delay the introduction of new or modified products and services, or could restrict our existing activities, products, and services. In addition, in certain of our markets our growth depends in part upon the introduction of new regulations or implementation of industry standards on the timeline we expect. In these markets, the delay or failure of governmental and other entities to adopt or enforce new regulations or industry standards, or the adoption of new regulations or industry standards which our products and services are not positioned to address, could adversely affect demand. In addition, regulatory deadlines or industry standard implementation timelines may result in substantially different levels of demand for our products and services from period to period.
We operate in a highly litigious industry and are, thus, subject to risks related to legal claims and proceedings filed by or against us, and adverse outcomes in these matters may materially harm our business.
We are subject to various claims, disputes, investigations, demands, arbitration, litigation, or other legal proceedings. Legal claims and proceedings may relate to labor and employment, commercial arrangements, intellectual property, disputes with customers or business partners, breach of contract, environmental, health and safety, property damage, theft, consumer protection, class action, mass tort and product liability, personal injury, false advertising, unfair competition or unfair trade practices, public or private nuisance, “whistleblower” litigation, fiduciary duties of our directors and officers, securities, Medicare and Medicaid reimbursement claims, false claims, radioactive contamination, indemnity, insurance and various other matters. Legal matters are inherently uncertain and we cannot predict the duration, scope, cost, outcome or consequences of such matters. Legal matters are expensive and time-consuming to defend, settle, and/or resolve, even if successfully, and may require us to implement certain remedial measures that could prove costly or disruptive to our business and operations and could result in civil or criminal fines, penalties, consent decrees, changes in business practices and exclusion from participation in various government healthcare-related programs. The unfavorable resolution of one or more of these matters could have an adverse impact on our business, results of operations and financial condition.
We may incur material losses and expenses as a result of products liability claims brought against us.
We face an inherent business risk of exposure to products liability claims, with or without merit. This includes where our products are found to be defective in design or manufacture, a misstatement is found on product labels or marketing materials, including (but not limited to) in product warnings and instructions, or where our or our agents’ conduct is found to fall below the standard of care for a similarly situated medical device company. Accordingly, we should expect, in the ordinary course of business, to encounter class actions, mass tort actions, claims that allege our marketed products or products in development are mislabeled, mischaracterized or defective and violate applicable consumer protection statutes or FDA regulations or have caused, or could cause, serious adverse events or injury, including latent injury, and claims that our products have been, or should be recalled due to safety or warning defects. As discussed above, if our insurance coverage is inadequate to cover such claims or actions, we must pay the amount of any settlement or judgment in excess of the policy limits. Our failure to maintain adequate insurance coverage or failure to successfully defend against such claims, lawsuits and issues could have a material adverse effect on our business, financial condition, results of operations or cash flows.
Legal, political and economic uncertainty surrounding the exit of the United Kingdom from the European Union and the implementation of the trade and cooperation agreement between the United Kingdom and the European Union could materially and adversely affect our business.
In June 2016, voters in the United Kingdom approved a referendum to withdraw the United Kingdom’s membership from the European Union, which is commonly referred to as “Brexit.” The United Kingdom’s withdrawal from the European Union occurred on January 31, 2020, but the United Kingdom remained in the European Union’s customs union and single market for a transition period that expired on December 31, 2020. On December 30, 2020, the United Kingdom and the European Union entered into the Trade and Cooperation Agreement, which was applied on a provisional basis from January 1, 2021. While the economic integration does not reach the level that existed during the time the United Kingdom was a member state of the European Union, the Trade and Cooperation Agreement sets out preferential arrangements in areas such as trade in goods and in services, digital trade and intellectual property. Negotiations between the United Kingdom and the European Union are expected to continue in certain other areas which are not covered by the Trade and Cooperation Agreement. The long-term effects of Brexit will depend on the effects of the implementation and application of the Trade and Cooperation Agreement and any other relevant agreements between the United Kingdom and the European Union.
We have operations in the United Kingdom and the European Union and, as a result, we face risks associated with the potential uncertainty and disruptions that may follow Brexit and the implementation and application of the Trade and Cooperation Agreement, including with respect to volatility in exchange rates and interest rates, disruptions to the free movement of data, goods, services, people and capital between the United Kingdom and the European Union and potential material changes to the regulatory regime applicable to our operations in the United Kingdom. The uncertainty concerning the United Kingdom’s future legal, political and economic relationship with the European Union could adversely affect political, regulatory, economic or market conditions in the European Union, the United Kingdom and worldwide and could contribute to instability in global political institutions, regulatory agencies and financial markets. These developments, or the perception that any of them could occur, have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets and could significantly reduce global market liquidity and limit the ability of key market participants to operate in certain financial markets. In particular, it could also lead to a period of considerable uncertainty in relation to the United Kingdom financial and banking markets, as well as to the regulatory process in Europe. Asset valuations, currency exchange rates and credit ratings may also be subject to increased market volatility.
We may also face new regulatory costs and challenges as a result of Brexit that could have a material adverse effect on our operations. For example, as of January 1, 2021, the United Kingdom lost the benefits of global trade agreements negotiated by the European Union on behalf of its members, which may result in increased trade barriers that could make our business activities in areas that are subject to such global trade agreements more difficult. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which laws of the European Union to replace or replicate. There may continue to be economic uncertainty surrounding the consequences of Brexit that adversely impact customer confidence resulting in customers reducing their spending budgets on our services, which could materially adversely affect our business, financial condition and results of operations.
The ongoing instability and uncertainty surrounding Brexit and the implementation and application of the Trade and Cooperation Agreement, could require us to restructure our business operations in the United Kingdom and the European Union and could have an adverse impact on our business and employees in the United Kingdom and European Union.
Enhanced international tariffs, including tariffs that affect our products or components within our products, other trade barriers or global trade wars or domestic preferences could increase our costs and materially and adversely affect our business operations and financial condition.
Our global business could be negatively affected by trade barriers and other governmental protectionist measures, any of which can be imposed suddenly and unpredictably. There is currently significant uncertainty about the future trade relationships between the United States and various other countries, most significantly China, with respect to trade policies, treaties, government regulations and tariffs.

Since the beginning of 2018, there has been increasing public threats and, in some cases, legislative or executive action, from United States and foreign leaders regarding instituting tariffs against foreign imports of certain materials. During the last half of calendar year 2018, the federal government imposed a series of tariffs ranging from 7.5% to 25% on a variety of imports from China. These tariffs affect certain components that we import into the United States from our suppliers. China has responded to these tariffs with retaliatory tariffs ranging from 5% to 25% on a wide range of products from the United States, which include certain of our products. Higher duties on existing tariffs and further rounds of tariffs have been announced or threatened by the United States and Chinese leaders. Although the United States and China signed an initial trade deal in January 2020 and China announced a one year tariff exemption for medical linear accelerators in September 2019, there is no assurance that the trade deal will be signed or that the exemption on medical linear accelerators will continue beyond one year or that we will continue to qualify for such exemption. Additionally, the United States has threatened to impose tariffs on goods imported from other countries, which could also impact our or our customers’ operations. If these tariffs continue, if additional tariffs are placed on certain of our components or products, or if any related counter-measures are taken by China, the United States or other countries, our business, financial condition and results of operations may be materially harmed. The imposition of tariffs could also increase our costs and require us to raise prices on our products, which may negatively impact the demand for our products in the affected market. If we are not successful in offsetting the impact of any such tariffs, our revenue, gross margins and operating results may be adversely affected.
These tariffs are subject to a number of uncertainties as they are implemented, including future adjustments and changes. The ultimate reaction of other countries and the impact of these tariffs or other actions on the United States, China, the global economy and our business, financial condition and results of operations, cannot be predicted at this time, nor can we predict the impact of any other developments with respect to global trade. Further, the imposition of additional tariffs by the United States could result in the adoption of additional tariffs by China and other countries, as well as further retaliatory actions by any affected country. Any resulting trade war could negatively impact the global market for medical devices, including radiation therapy devices, and could have a significant adverse effect on our business. These developments may have a material adverse effect on global economic conditions and the stability of global financial markets, and they may significantly reduce global trade and, in particular, trade between China and the United States. Any of these factors could depress economic activity, restrict our access to customers and have a material adverse effect on our business, financial condition and results of operations.
We must comply with the U.S. Foreign Corrupt Practices Act and analogous non-U.S. anti-bribery
statutes including the UK Bribery Act. Our third-party sales representatives’ or distributors’ failure to comply with such laws could subject us to, among other things, penalties and legal expenses that could harm our reputation and materially and adversely affect our business, financial condition and results of operations.
We are required to comply with the United States Foreign Corrupt Practices Act (“FCPA”) which makes it unlawful to engage in bribery or to make any payments or provide any other benefits, directly or indirectly, to foreign officials for the purpose of obtaining or retaining business or to secure any other improper advantage. The FCPA also requires us, as a publicly traded company, to keep accurate books, records and accounts, and to maintain an effective system of internal accounting controls.
We operate, directly or indirectly, in more than one hundred countries around the world, many of which pose a high risk of corruption. In many countries, we also have government customers, and we utilize a network of third-party sales representatives and distributors. Based on these factors and others, our business involves a significant risk of potential FCPA violations.
All Mirion employees are informed of our responsibilities under the FCPA in the Mirion Code of Ethics and Conduct, and compliance with the FCPA is specifically mandated in detailed provisions of our agreements with third-party sales representatives and distributors. In addition, we provide live training on FCPA compliance on a regular basis for our employees who are involved in functions that necessitate such knowledge and training.

Before we became a public company, we were not subject to the accounting provisions of the FCPA. Nevertheless, as a matter of course, we continuously review and, when warranted, update and enhance our systems, procedures, contracting processes, third-party due diligence, auditing and recordkeeping to address our FCPA compliance obligations and mitigate FCPA compliance risk. In spite of this, based on the jurisdictions where we operate, the fact that we have government customers, and our use of a network of third-party sales representatives and distributors, there remains a risk that one or more employees or third parties, acting on behalf of Mirion, might engage in conduct for which we might be held responsible under the FCPA. On occasion, we may terminate distribution or other agreements with sales channel partners operating in certain
non-U.S.
jurisdictions based on our ongoing compliance program. This could materially impact our ability to do business in jurisdictions where we are unable to enter into agreements with alternative partners that meet our compliance standards, which could materially and adversely impact our competitive position in such jurisdictions, as well as our business, financial condition, results of operations or cash flows.
If our employees, third-party sales representatives and distributors or other agents are found to have engaged in such practices, we could suffer (i) severe penalties, including criminal and civil penalties, disgorgement, temporary or permanent debarment from public contracts, and (ii) other remedial measures, including compliance policy and procedural enhancements, improved internal controls, audits, improved compliance training and potentially employee discipline, any of which could have an adverse impact on our business, financial condition, results of operations and liquidity. Any investigation of any potential violations of the FCPA or other anti-corruption laws by U.S. or foreign authorities also could have an adverse impact on our business, financial condition and results of operations.
Certain foreign companies, including some of our competitors, are not subject to prohibitions as strict as those under the FCPA or, even if subjected to strict prohibitions, such prohibitions may be laxly enforced in practice. If our competitors engage in corruption, extortion, bribery, pay-offs, theft
or other fraudulent practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business, or from government officials, who might give them priority in obtaining new licenses, which would put us at a disadvantage.
Legal compliance with import and export controls, as well as with sanctions, in the United States and other countries, is complex, and compliance restrictions and expenses could materially and adversely impact our revenue and supply chain.
We are subject to applicable import laws, export controls and economic sanctions laws and regulations, including rule changes, evolving enforcement practices, and other actions resulting from Executive Orders issued by the Trump and Biden administrations. Changes in import and export control or trade sanctions laws may restrict our business practices, including cessation of business activities in sanctioned countries or with sanctioned entities, and may result in claims for breach of existing contracts and modifications to existing compliance programs and training schedules. Violations of the applicable export or import control, or economic sanctions laws and regulations, such as an export to an embargoed country, or to a denied party, or the export of a product without the appropriate governmental license, may result in penalties, including fines, debarments from export privileges, and loss of authorizations needed to conduct aspects of our international business, and may harm our ability to enter into contracts with our customers who have contracts with the U.S. government. A violation of the laws and regulations enumerated above could have an adverse effect on our business, results of operations and financial condition. Additionally, we require our sales channel partners in certain
non-U.S.
jurisdictions to comply with certain standards as part of our trade compliance program and regularly review our partners’ performance of their compliance obligations. As part of these reviews, it is possible we may discover that certain partners do not meet our standards, and we may be required to terminate agreements with any non-compliant
partners. Any such actions could materially and adversely impact our ability to do business in jurisdictions where we are unable to enter into agreements with alternative partners that meet our compliance standards. This in turn could materially and adversely impact our competitive position in such jurisdictions, as well as on our business, financial condition, results of operations or cash flows.

Any actual or perceived failure to comply with evolving data privacy and data security laws and regulations in the jurisdictions where we operate, both inside and outside of the United States, could lead to government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could materially and adversely affect our business.
Privacy and data security have become significant issues in the United States, Europe and in many other jurisdictions where we conduct our operations. Our collection, processing, distribution, and storage of personal information is subject to a variety of laws and regulations both in the United States and abroad, which could limit the way we market and provide our products and services. Compliance with these privacy and data security requirements is rigorous and time-intensive and may increase our cost of doing business and, despite these efforts, there is a risk that we fail to comply and may become subject to government enforcement actions, fines and penalties, litigation and reputational harm, which could materially and adversely affect our business, financial condition and results of operations. In addition, the regulatory framework for the handling of personal and confidential information is rapidly evolving and is likely to remain uncertain for the foreseeable future as new privacy laws are being enacted globally and existing laws are being updated and strengthened.
For example, in May 2018, the General Data Protection Regulation (“GDPR”) superseded prior European Union data protection legislation, and it imposes more stringent European Union data protection requirements, and provides for greater penalties for noncompliance. Under the GDPR, fines of up to 20 million euro or up to 4% of the annual global turnover of the infringer, whichever is greater, could be imposed. The GDPR is wide-ranging in scope and imposes numerous additional requirements on companies that process personal data, including imposing special requirements in respect of the processing of personal data, requiring that consent of individuals to whom the personal data relates is obtained in certain circumstances, requiring additional disclosures to individuals regarding data processing activities, requiring that safeguards are implemented to protect the security and confidentiality of personal data, creating mandatory data breach notification requirements in certain circumstances, and requiring that certain measures (including contractual requirements) are put in place when engaging third-party processors. The GDPR also provides individuals with various rights in respect of their personal data, including rights of access, erasure, portability, rectification, restriction and objection.
Further, the United Kingdom’s vote in favor of exiting the European Union, often referred to as Brexit, and ongoing developments in the United Kingdom have created uncertainty with regard to data protection regulation in the United Kingdom. As of January 1, 2021, and the expiry of transitional arrangements agreed to between the United Kingdom and the European Union, data processing in the United Kingdom is governed by a United Kingdom version of the GDPR (combining the GDPR and the Data Protection Act 2018), exposing us to two parallel regimes, each of which potentially authorizes similar fines and other potentially divergent enforcement actions for certain violations. With respect to transfers of personal data from the European Economic Area (“EEA”) to the United Kingdom, the European Commission adopted an adequacy decision for the United Kingdom on June 28, 2021, finding the United Kingdom ensures an adequate level of data protection. Following the adoption of the adequacy decision, there will be increasing scope for divergence in application, interpretation and enforcement of the data protection law as between the United Kingdom and EEA. Other countries have also passed or are considering passing laws requiring local data residency or restricting the international transfer of data.
Other jurisdictions outside the European Union are similarly introducing or enhancing privacy and data security laws, rules and regulations, which could increase our compliance costs and the risks associated with noncompliance. For example, California recently enacted the California Consumer Privacy Act (“CCPA”) which creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on companies handling personal information of consumers or households. The CCPA, which went into effect on January 1, 2020, requires covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide methods for such consumers to access and delete their personal information, with exceptions, as well as allowing consumers to opt-out of
certain sales or transfers of their personal information. The CCPA provides for civil penalties for violations and further provides consumers with a new private right of action in the event of a data breach involving certain sensitive information as a result of the business’ failure to implement reasonable security measures. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. The California Attorney General’s enforcement authority under the CCPA became effective July 1, 2020, and it remains unclear how various provisions of the CCPA will be interpreted and enforced. As currently written, the CCPA impacts certain of our business activities and exemplifies the vulnerability of our business to the evolving regulatory environment related to personal information. A ballot initiative from privacy rights advocates intended to augment and expand the CCPA called the California Privacy Rights Act (“CPRA”) was passed in November 2020 and will take effect in January 2023 (with a look back to January 2022). The CPRA significantly modifies the CCPA, including by imposing additional obligations on covered companies and expanding consumers’ rights with respect to certain sensitive personal information, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. In addition, all 50 states have laws including obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and others. Aspects of the CCPA, the CPRA, and other laws and regulations relating to data protection, privacy, and information security, as well as their enforcement, remain unclear, and we may be required to modify our practices in an effort to comply with them.
We cannot yet fully determine the impact these or future laws, rules, and regulations concerning data privacy and security may have on our business or operations. These laws, rules and regulations may be inconsistent from one jurisdiction to another, subject to differing interpretations and may be interpreted to conflict with our practices. Additionally, we may be bound by contractual requirements applicable to our collection, use, processing and disclosure of various types of data, including personal information, and may be bound by, or voluntarily comply with, self-regulatory or other industry standards relating to these matters. Compliance with U.S. and international privacy and data security laws and regulations could require us to take on more onerous obligations in our contracts and restrict our ability to collect, use and disclose data. Because the interpretation and application of data protection laws, regulations, standards and other obligations are still uncertain, and often contradictory and in flux, it is possible that the scope and requirements of these laws may be interpreted and applied in a manner that is inconsistent with our practices and our efforts to comply with the evolving data protection rules may be unsuccessful. Failure to comply with U.S. and international privacy and data security laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect our results of operations and business. Claims that we have violated individuals’ privacy rights, failed to comply with privacy and data security laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend and could result in adverse publicity that could increase our operation costs, impact our financial performance and adversely affect enrollments.
Our ability to compete successfully and achieve future growth will depend on our ability to obtain, maintain, protect, defend and enforce our intellectual property and to operate without infringing, misappropriating or otherwise violating the intellectual property of others.
Our intellectual property, including our design, engineering, manufacturing and testing know-how, is
an essential asset of our business. Failure to adequately protect our intellectual property rights could result in our competitors or other third parties offering similar products and services, potentially resulting in the loss of our competitive advantage and a decrease in our revenue, which would adversely affect our business, financial condition and results of operations. We attempt to protect our intellectual property rights through patents, trademarks, copyrights, trade secret laws, non-disclosure agreements,
confidentiality procedures, employee disclosure and invention assignment agreements and other contractual provisions. We cannot guarantee that any of our pending patent applications or other applications for intellectual property registrations will be issued or granted or that our existing and future intellectual property rights will be sufficiently broad to protect our proprietary technology. While a presumption of validity exists with respect to United States patents issued to us, there can be no assurance that any of our patents, patent applications, or other intellectual property rights will not be, in whole or in part, opposed, contested, challenged, invalidated, circumvented, designed around, or rendered unenforceable. If we fail to obtain issuance of patents or registration of other intellectual property, or our patent claims or other intellectual property rights are rendered invalid or unenforceable, or narrowed in scope, pursuant to, for example, judicial or administrative proceedings including re-examination, post-grant
review,
 inter partes
, interference, opposition, or derivation proceedings, the coverage of patents and other intellectual property rights afforded our products could be impaired. Even if we are to obtain issuance of further patents or registration of other intellectual property, such intellectual property could be subjected to attacks on ownership, validity, enforceability, or other legal attacks. Any such impairment or other failure to obtain sufficient intellectual property protection could materially and adversely affect our business, financial condition and results of operations, including forcing us to, among other things, rebrand or re-design our
affected products. Moreover, our patents and patent applications may only cover particular aspects of our products, and competitors and other third parties may be able to circumvent or design around our patents. Competitors may develop and obtain patent protection for more effective technologies, designs or methods. There can be no assurance that third parties will not create new products or methods that achieve similar or better results without infringing upon patents we own. If these developments were to occur, it could have an adverse effect on our business, financial condition and results of operations.
While we generally seek or apply for patent protection as and if we deem appropriate, based on the then-current facts and circumstances, we also rely upon unpatented proprietary radiation detection expertise, continuing technological innovation and other trade secrets some of which is licensed from third parties, to develop and maintain our competitive position. We seek to enter into confidentiality agreements with our employees and third parties who have access to our confidential or proprietary information; however, we may fail to enter into such agreements with all parties who have access to our confidential information, such agreements are often limited in duration and such agreements could be breached, and therefore they may not provide meaningful protection for our trade secrets, including our proprietary radiation detection and measurement expertise. Similarly, while we seek to enter into agreements with all of our employees and contractors who develop intellectual property during their engagement with us to assign the rights in such intellectual property to us, we may fail to enter into such agreements with all relevant employees and contractors, such agreements may be breached or may not be self-executing, and we may be subject to claims that such employees or contractors misappropriated relevant rights from their previous employers.
We cannot guarantee that the steps we have taken to protect our intellectual property will be adequate to prevent infringement of our intellectual property rights or misappropriation of our technology, trade secrets or know-how. It
is possible that our efforts to protect our intellectual property rights may not:

•	prevent others from obtaining knowledge of our trade secrets through independent development or other access by legal means;

•	prevent our competitors or other third parties from independently developing similar products, duplicating our products or designing around the patents owned by us;

•	prevent third-party patents from having an adverse effect on our ability to do business;

•	provide adequate protection for our intellectual property rights;

•	prevent disputes with third parties regarding ownership of, or exclusive rights to, our intellectual property;

•	prevent disclosure of our trade secrets and know-how to third parties or into the public domain;

•	prevent the challenge, invalidation or circumvention of our existing patents;

•	result in patents that lead to commercially viable products or provide competitive advantages for our products; and

•	result in issued patents and registered trademarks from any of our pending applications.

The laws of foreign countries also may not adequately protect our intellectual property rights. Many U.S. companies have encountered substantial infringement, misappropriation or other violations of their intellectual property rights in foreign countries. Furthermore, because filing, prosecuting, maintaining, and defending our intellectual property in all countries throughout the world would be prohibitively expensive we have not applied for patent protection or trademark or other intellectual property registrations in all jurisdictions in which we currently, or may in the future, operate. Because we conduct a substantial portion of our operations and a majority of our sales have been outside of the United States, we have significant exposure to foreign intellectual property risks.
Others have in the past attempted, and may in the future attempt, to copy or otherwise obtain and use our intellectual property without our consent. For example our customers or their end users’ customers may attempt to copy or otherwise obtain and use our intellectual property without our consent. Monitoring the unauthorized use of our intellectual property is difficult and we may fail to identify instances where a third party is infringing, misappropriating or otherwise violating our intellectual property. If we fail to protect our intellectual property rights adequately, we may lose an important advantage in the markets in which we compete.
We are currently party to, and may in the future initiate, litigation against one or more third parties to preserve or enforce our intellectual property rights or to challenge the validity and scope of proprietary rights asserted by others, and we could face counterclaims. Such efforts may be insufficient or ineffective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. Furthermore any such legal disputes we may initiate with our customers or companies with whom we have manufacturing relationships could substantially harm our relationships and sales. An adverse outcome in any such proceeding could subject us to significant liability for damages or invalidate our proprietary rights. Such litigation could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not such litigation is ultimately determined in our favor. Further, adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.
We may need to defend ourselves against third-party claims that we are infringing, misappropriating or otherwise violating others’ intellectual property rights, which could divert management’s attention, cause us to incur significant costs and prevent us from selling or using the technology to which such rights relate.
Our commercial success depends in part on avoiding infringement, misappropriation or other violations of the intellectual property and proprietary rights of third parties and other intellectual property-related disputes. There may be intellectual property rights held by others, including issued or pending patents and registered trademarks, that cover significant aspects of our technologies, products or services, and we cannot be sure that we are not infringing or violating, and have not infringed or violated, any third-party intellectual property rights. From time to time, third parties have claimed and may claim in the future that we have infringed upon, misappropriated or misused their proprietary rights, and we may be unaware of existing third-party intellectual property rights that we may be infringing.
Any of these events or claims could result in litigation. Such litigation could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not such litigation is ultimately determined in our favor. In the event of an adverse result in such litigation, we could be required to pay substantial damages, cease the manufacture, use and sale of certain products, expend significant resources to develop or acquire non-infringing technology,
discontinue the use of certain processes, obtain licenses to use the infringed technology or indemnify our customers. Product development or obtaining a license would likely result in significant expense to us and divert the efforts of our technical and management personnel. We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available on reasonable terms, or at all. If we cannot license or develop a non-violating alternative,
we would be forced to limit or stop sales of our offerings and may be unable to effectively compete. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our stock. Any of these results would materially and adversely affect our business, financial condition and results of operations.
Our use of “open source” software could negatively affect our ability to sell our products and subject us to possible litigation.
A portion of our products
incorporate so-called “open
source” software, and we may incorporate additional open source software in the future. Open source software is generally licensed by its authors or other third parties under open source licenses. If we fail to comply with these licenses, we may be subject to certain conditions, including requirements that we offer our products that incorporate the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and/or that we license such modifications or derivative works under the terms of the particular open source license. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from the sale of our products that contained the open source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our products and adversely affect our business, financial condition and results of operations.
Our obligations to indemnify our customers for the infringement, misappropriation or other violation by our products of the intellectual property rights of others could require us to pay substantial damages and impose other costs and fees.
We currently have in effect, and may in the future enter into, agreements in which we agree to defend, indemnify and hold harmless our customers or suppliers from damages and costs that may arise from the infringement, misappropriation or other violation by our products of third-party patents, trademarks or other proprietary rights. We may periodically have to respond to claims and initiate or participate in litigation in connection with these indemnification obligations, which may result in our paying substantial damages. Such litigation could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not such litigation is ultimately determined in our favor. Our insurance does not cover intellectual property infringement. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.
We could incur substantial costs as a result of violations of, or liabilities under, environmental laws.
Our operations and properties are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous and
radioactive materials and waste and remediation of releases of hazardous materials. Compliance with environmental requirements could require us to incur significant operating or capital expenditures or result in significant restrictions on our operations. Our failure to comply with these environmental, health and safety laws and regulations, including failing to obtain any necessary permits, could cause us to incur substantial civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing our operations or requiring us to conduct or fund remedial or corrective measures, install pollution control equipment or perform other actions. Under certain of these laws and regulations, we may be subject to joint and several liability for environmental investigations and cleanups, including at properties that we currently or previously owned or operated, or at sites at which waste we generated was disposed, even if the contamination was not caused by us or was legal at the time it occurred. The future identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory agencies, enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and give rise to material environmental liabilities and related costs or adversely impact the market for our products, which could materially and adversely affect our business, financial condition and results of operations.
A European Union (“EU”) directive relating to the restriction of hazardous substances in electrical and electronic equipment (“RoHS Directive”) and an EU directive relating to waste electrical and electronic equipment (“WEEE Directive”) have been and are being implemented in EU member states. Among other things, the RoHS directive restricts the use of certain hazardous substances in the manufacture of electrical and electronic equipment and the WEEE directive requires producers of electrical goods to be responsible for the collection, recycling, treatment and disposal of these goods. In addition, laws similar to the RoHS and WEEE directives were passed in China in 2006 and South Korea in 2007. Governments in other countries and states, including the United States, have implemented or are considering implementing similar laws or regulations.
In addition, a regulation regarding the registration, authorization and restriction of chemical substances in industrial products (“REACH”) became effective in the EU in 2007. REACH and other regulations require us or our suppliers to substitute certain chemicals contained in our products with substances the EU considers less dangerous. We cannot assure you that REACH or similar regulations will not materially affect us in the future.
The costs associated with complying with future laws and regulations could include costs associated with modifying, requalifying or reformulating our products, recycling and other waste processing costs, or legal and regulatory costs and insurance costs. We have recorded in the past and may be required to record in the future additional expenses for costs associated with compliance with regulations. The costs of complying with future environmental and worker health and safety laws and regulations could materially and adversely affect our business, financial condition and results of operations.
We do not control our suppliers, customers or business partners, and facts or circumstances that may occur as a result of their actions or omissions could harm our reputation and sales.
We do not control our suppliers, customers or partners, or their environmental or other practices. A violation of environmental or other laws by our suppliers, other customers or partners, or an environmental or public health incident at customer locations, including, for example, a nuclear incident at a facility to which we supplied equipment or that we serviced, or any failure of these third parties to follow generally accepted ethical business practices, could create negative publicity and harm our reputation. In addition, we may be required to seek alternative suppliers or partners if these violations or failures were to occur. We do not inspect or audit compliance of our suppliers, customers or partners with these laws or practices, and we do not require our suppliers, customers or partners to comply with a formal code of conduct. Any conduct or actions that our suppliers could take could reduce demand for our products, harm our ability to meet demand or harm our reputation, brand image, business, financial condition or results of operations.
Some of our workforce is represented by labor unions in the United States and by works councils and trade unions in the EU, and are covered by collective bargaining agreements in connection with such representations. Labor group representation may lead to work stoppages that could materially and adversely affect our business, including as a result of a failure to renegotiate a collective bargaining agreement.
As of June 30, 2021, approximately 38 of our U.S. employees were unionized, or 1.5% of our employees globally, and the majority of our EU employees are members of, or are represented by, works councils or trade unions and are covered by collective bargaining agreements. In addition, employees who are not currently members of, or otherwise represented by, labor organizations may seek such membership or representation, as applicable, in the future. Since 1988, we have experienced only two work stoppages, each time at our facility in Lamanon, France that lasted less than half a day. We may experience work stoppages or other labor disturbances in the future, including in connection with the renegotiation of collective bargaining agreements as they expire, which could adversely affect our business. We cannot predict how stable our relationships will be or whether we will be able to satisfy union or works council requirements without impacting our operating results and financial condition. Union and works council rules may limit our flexibility to respond to changing market conditions and the application of these rules could harm our business. The unions and works councils may also limit our flexibility in dealing with our workforce. Work stoppages and instability in our relationships could negatively impact the timely production of our products, which could strain relationships with customers and cause a loss of revenue that would adversely affect our results of operations. Additionally, any renegotiation of current collective bargaining agreements may result in terms that are less favorable to us.
The elimination or any modification of the Price-Anderson Act’s indemnification authority could have adverse consequences for our business.
In the United States, the Atomic Energy Act of 1954, as amended (“AEA”), comprehensively regulates the manufacture, use and storage of radioactive materials. Section 170 of the AEA, which is known as the Price-Anderson Act, supports the nuclear services industry by offering broad indemnification for third-party public liability claims arising from a nuclear accident occurring at any commercial NPP in the United States. The Act channels the nuclear liability to the licensee plant operator and provides omnibus coverage for all firms that contribute in any way to the design, construction or operation of a licensed reactor, including vendors, contractors, suppliers, engineers, consulting firms, and transporters. The indemnification authority of the Nuclear Regulatory Commission (“NRC”), and Department of Energy (“DOE”) under the Price-Anderson Act has been extended by Congress numerous times since enactment in 1957, including most recently through 2025 by the Energy Policy Act of 2005. Extension is often largely uncontroversial, although it has met opposition at times due primarily to the view that the Act is a subsidy for the nuclear energy industry. Some of our customers are covered by the DOE indemnification provisions of the Price-Anderson Act for contractors. In addition, other jurisdictions have similar nuclear liability laws with indemnification authority to protect suppliers. If the nuclear liability and indemnification authority in the United States or other countries is eliminated or adversely modified in the future, our business could be adversely affected if the owners and operators of NPPs cancel or delay plans to build new plants or curtail the operations of existing plants. Although it is unlikely that the nuclear liability financial protection authority under the Price-Anderson Act would be completely abolished, some aspects of the Act could be changed during future reauthorizations.
Certain of our products and software are subject to ongoing regulatory oversight by the FDA or equivalent regulatory agencies in international markets and if we are not able to obtain or maintain the necessary regulatory approvals we may not be able to continue to market and sell such products which may materially and adversely affect our business.
The FDA regulates virtually all aspects of a medical device design, development, testing, manufacturing, labeling, storage, record keeping, adverse event reporting, sale, promotion, distribution and shipping. Before a new medical device, including a new intended use, indication, or claim for an existing product, can be marketed in the United States, it must first receive either premarket approval or 510(k) clearance from the FDA, unless an exemption exists. Either process can be expensive, lengthy and unpredictable. The FDA’s 510(k) clearance process generally takes from three to twelve months, but it can last longer. The process of obtaining premarket approval is much more costly and uncertain than the 510(k) clearance process and it generally takes from one to three years, or even longer, from the time the application is filed with the FDA. Additionally, outside of the United States, our products are subject to clearances and approvals by foreign FDA counterparts. In order to market our products internationally, we must obtain licenses or approvals from these governmental agencies, which could include local requirements, safety standards, testing or certifications, and can be time consuming, burdensome and uncertain. Despite the time, effort and cost, there can be no assurance that a particular device or a modification of a device will be approved or cleared by the FDA, or any foreign governmental agency in a timely fashion, if at all. Even if we are granted regulatory clearances or approvals, they may include significant limitations on the indicated uses of the product, which may limit the market for those products, and how those products can be promoted.
Medical devices may only be marketed for the indications for which they are approved or cleared. The FDA and other foreign governments also may change their policies, adopt additional regulations, or revise existing regulations, each of which could prevent or delay approval or clearance of our device, or could impact our ability to market our currently approved or cleared devices. We are also subject to medical device reporting regulations, which require us to report to the FDA and other international governmental agencies if our products cause or contribute to a death or a serious injury, or malfunction in a way that would likely cause or contribute to a death or a serious injury. Further, we are subject to the QSR in the United States and ISO 13485 certification in many international markets, compliance with which is necessary to receive FDA and other international clearances or approvals to market new products, and is necessary for us to be able to continue to market a cleared or approved product in the United States or globally. After a product is placed in the market, we are also subject to oversight by the FDA and Federal Trade Commission related to the advertising and promotion of our products to ensure our claims are consistent with our regulatory clearances, that there is scientific data to substantiate our claims, and that our advertising is not false or misleading. Our products are also subject to state regulations and various international laws and regulations.
A component of our strategy is to continue to upgrade products such as HDR Vue and SunCHECK. Our previous upgrades required 510(k) clearance and international registration before we were able to offer them for sale. We expect our future upgrades will similarly require 510(k) clearance or approval; however, future upgrades may be subject to substantially more time consuming data generation requirements and uncertain premarket approval or clearance processes. If we were required to use the premarket approval process for future products or product modifications, it could delay or prevent release of the proposed products or modifications, which could harm our business.
The FDA requires device manufacturers to make their own determination of whether or not a modification requires an approval or clearance; however, the FDA can review a manufacturer’s decision not to submit for additional approvals or clearances. Any modification to an FDA approved or cleared device that would significantly affect its safety or efficacy or that would constitute a major change in its intended use would require a new premarket approval or 510(k) clearance. We cannot ensure that the FDA will agree with our decisions not to seek approvals or clearances for particular device modifications or that we will be successful in obtaining premarket approvals or 510(k) clearances for modifications in a timely fashion, if at all.
We have obtained 510(k) clearance for SunCHECK to be used as an integrated patient quality assurance, machine quality assurance and data management workflow management application for radiation therapy professionals. We have made modifications to SunCHECK in the past and may make additional modifications in the future that we believe do not or will not require additional approvals or clearances. If the FDA disagrees, based on new finalized guidance and requires us to obtain additional premarket approvals or 510(k) clearances for any modifications to SunCHECK and we fail to obtain such approvals or clearances or fail to secure approvals or clearances in a timely manner, we may be required to cease manufacturing and marketing the modified device or to recall such modified device until we obtain FDA approval or clearance and we may be subject to significant regulatory fines or penalties.
The FDA and similar governmental authorities in other countries in which we market and sell our products have the authority to require the recall of our products in the event of material deficiencies or defects in design, manufacture or labeling, and from time to time we have conducted and may in the future conduct such recalls.
For example, in March 2020, Mirion Technologies (Capintec), Inc. initiated a voluntary recall of selected Captus Thyroid Uptake Systems, which was reported to the FDA. The Captus is a PC based Thyroid Uptake system on a mobile stand with an articulating arm for positioning. The recall was initiated after two reported incidents of collimator detachment from screws coming loose. The recall affected 48 units. On June 30, 2020 the FDA sent a closing letter stating that the recall action was completed and that there was a proper disposition of the recalled articles. In addition, in August 2021, Mirion Technologies (Biodex), Inc. initiated a voluntary recall of certain versions of AtomLab 500 and AtomLab500 Plus, which was reported to the FDA. The AtomLab 500 is a radioisotope dose calibrator used to measure radiopharmaceuticals prior to administration to a patient and versions 2.0.00 through 2.0.08 contained a software error affecting only the custom isotope list (the 99 commonly used default isotopes were not affected). The recall affected 1,256 units. The software error was corrected in Version 2.0.10 of the software released in June 2021.
A government mandated recall, or a voluntary recall by us, could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling and user manuals. Any recall could divert management’s attention, cause us to incur significant expenses, generate negative publicity, harm our reputation with customers, negatively affect our future sales and business, require redesign of our products, and harm our operating results. In these circumstances, we may also be subject to significant enforcement action. If any of these events were to occur, our ability to introduce new or enhanced products in a timely manner would be adversely affected, which in turn would harm our future growth.
We are subject to federal, state, local and international laws and regulations related to healthcare, the violation of which could result in substantial penalties and harm our business in the medical end market.
Our operations are subject to several laws and regulations governing interactions with healthcare providers. The Medicare and Medicaid “anti-kickback” laws, and similar state laws, prohibit soliciting, offering, paying or accepting any payments or other remuneration that is intended to induce any individual or entity to either refer patients to or purchase, lease or order, or arrange for or recommend the purchase, lease or order of, healthcare products or services for which payment may be made under federal and state healthcare programs, such as Medicare and Medicaid. Such laws impact our sales, marketing and other promotional activities by reducing the types of financial arrangements we may have with our customers, potential customers, marketing consultants and other service providers. They particularly impact how we structure our sales offerings, including discount practices, customer support, product loans, education and training programs, physician consulting, research grants and other service arrangements. Many of these laws are broadly drafted and are open to a variety of interpretations, making it difficult to determine with any certainty whether certain arrangements violate such laws, even if statutory safe harbors are available.
In addition to such anti-kickback laws, federal and state “false claims” laws generally prohibit the knowing filing or causing the filing of a false claim, or the knowing use of false statements to obtain payment from government payors. Although we do not submit claims directly to payors, manufacturers can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by providing inaccurate billing or coding information to customers, or through certain other activities, including promoting products for uses or indications that are not approved by the FDA.
We are also subject to federal and state physician self-referral laws. The federal Ethics in Patient Referrals Act of 1989, commonly known as the Stark Law, prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member has any financial relationship with the entity. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for such laws vary from state to state.
If our past or present operations are found to be in violation of any of these “anti-kickback,” “false claims,” “self-referral” or other similar laws in foreign jurisdictions, we may be subject to the applicable penalty associated with the violation, which may include significant civil and criminal penalties, damages, fines, imprisonment and exclusion from healthcare programs. The impact of any such violations may lead to curtailment or restructuring of our operations, which could adversely affect our ability to operate our business and our financial results.
There are a number of federal and state laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services (“HHS”), has promulgated patient privacy rules under the

Health Insurance Portability and Accountability Act (“HIPAA”). These privacy rules protect medical records and other personal health information of patients by limiting their use and disclosure, giving patients the right to access, amend and seek accounting of their own health information and limiting most uses and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. The HIPAA privacy standard was amended by the Health Information Technology for Economic and Clinical Health Act, enacted as part of the American Recovery and Reinvestment Act of 2009. Although we are not a “covered entity” under HIPAA, we are considered a “business associate” of certain covered entities and, as such, we are directly subject to HIPAA, including its enforcement scheme and inspection requirements, and are required to implement policies, procedures as well as reasonable and appropriate physical, technical and administrative security measures to protect individually identifiable health information we receive from covered entities. Our failure to protect health information received from customers in compliance with HIPAA or other laws could subject us to civil and criminal liability to the government and civil liability to the covered entity, could result in adverse publicity, and could harm our business and impair our ability to attract new customers.
The Sunshine Act, which was enacted by Congress as part of the Patient Protection and Affordable Care Act on December 14, 2011, requires each applicable manufacturer, which includes medical device companies, to track and report to the federal government on an annual basis all payments and other transfers of value from such applicable manufacturer to U.S. licensed physicians and teaching hospitals as well as physician ownership of such applicable manufacturer’s equity, in each case subject to certain statutory exceptions. Furthermore, on October 25, 2018, President Trump signed into law the
“Substance Use-Disorder Prevention
that Promoted Opioid Recovery and Treatment for Patients and Communities Act” which in part (under a provision entitled “Fighting the Opioid Epidemic with Sunshine”) extends the reporting and transparency requirements for physicians in the Physician Payments Sunshine Act to physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists, and certified nurse midwives (with reporting requirements going into effect in 2022 for payments made in 2021). Such data will be made available by the government on a publicly searchable website. Failure to comply with the data collection and reporting obligations imposed by the Sunshine Act can result in civil monetary penalties ranging from $1,000 to $10,000 for each payment or other transfer of value that is not reported (up to a maximum of $150,000 per reporting period) and from $10,000 to $100,000 for each knowing failure to report (up to a maximum of $1 million per reporting period). In addition, we are subject to similar state and foreign laws related to the tracking and reporting of payments and other transfers of value to healthcare professionals, the violation of which could, among other things, result in civil monetary penalties and adversely impact our reputation and business.
Healthcare reform legislation could materially and adversely affect demand for our products, our revenue and our financial condition.
In March 2010, the Patient Protection and Affordable Care Act, as amended by Health Care and Education Reconciliation Act, collectively referred to as the ACA were signed into law. The ACA includes a large number of health related provisions, including expanding Medicaid eligibility, requiring most individuals to have health insurance, establishing new regulations on health plans, establishing health insurance exchanges, requiring manufacturers to report payments or other transfers of value made to physicians and teaching hospitals, modifying certain payment systems to encourage more cost-effective care and a reduction of inefficiencies and waste and including new tools to address fraud and abuse. The laws also include a decrease in the annual rate of inflation for Medicare payments to hospitals and the establishment of an independent payment advisory board to suggest methods of reducing the rate of growth in Medicare spending. The expansion in the government’s role in the U.S. healthcare industry may result in decreased profits to us, lower reimbursement by third-party payors for our products, or reduced volume of medical procedures conducted with our products, all of which could have a material adverse effect on our business, financial condition and results of operations. The federal government may take further action regarding the ACA, including, but not limited to, repeal or replacement action. Most recently, the Tax Cuts and Jobs Act was signed into law in December 2017, which, among other things, removed penalties for not complying with the individual mandate to carry health insurance. Additionally, all or a portion of the ACA and related subsequent legislation may be modified, repealed or otherwise invalidated through judicial challenge, which could result in lower numbers of insured individuals, reduced coverage for insured individuals and adversely affect our business. We continue to monitor the impact that the ACA may have on our business.
In addition, since the adoption of the Affordable Care Act, other legislation designed to keep federal healthcare costs down has been proposed or passed. For example, under the sequestration required by the Budget Control Act of 2011, as amended by the American Taxpayer Relief Act of 2012, Medicare payments for all items and services under Parts A and B incurred on or after April 1, 2013 have been reduced by up to 2%. Future federal legislation may impose further limitations on the coverage or amounts of reimbursement available for our products from governmental agencies or third-party payors. These limitations could have a negative impact on the demand for our products and services, and therefore on our financial position and results of operations.
Since the enactment of the ACA, the Centers for Medicare and Medicaid Services (“CMS”) continues its efforts to move away from fee-for-service payments
for furnishing items and services in Medicare. In the past several rulemaking cycles, CMS has increased packaging policies and created larger payment bundles across the Medicare Hospital Outpatient Prospective Payment System (“OPPS”). One example is CMS’s expansion of Comprehensive Ambulatory Payment Classifications, under which payment for adjunctive and secondary items, services and procedures are packaged into the most costly primary procedure at the claim level. Beyond the OPPS, CMS’s Innovation Center has launched a number of alternative payment model (“APM”) demonstrations that involve episode-based (i.e. bundled) payment. Since 2011, for example, Center for Medicare and Medicaid Innovation (“CMMI”) has created and is in the process of creating major federal initiatives to test episode-based payments, such as the Bundled Payments for Care Improvement, Oncology Care Model, Specialty Practitioners Payment Model Opportunities. More recently, CMMI proposed a Radiation Oncology Model, which would mandate selected radiotherapy providers to participate in a prospective, episode-based payments model where payment is based on a patient’s diagnosis as opposed to the traditional volume-based fee-for service
payment model. It is unclear what impact, if any, such initiatives will have on our business and operating results, but uncertainties surrounding the implementation of these payment models could pause or otherwise delay the purchase of our products by our customers and any resulting decrease in reimbursement to our customers may result in reduced demand for our services.
Furthermore, the Patient Access and Medicare Protection Act of 2015 froze payment for some radiation therapy delivery and related services, and requires CMS to provide a report to the U.S. Congress on the development of an APM for radiation therapy services provided in non-facility settings.
While these types of payment packaging policies and episode-based payments may impact reimbursement for overall patient care, including items and services furnished to patients, they also create incentives for providers to carefully assess the value proposition of technology purchases and uses. The impacts of these payment and delivery system changes are in their infancy and their overall effects remain under review.
Future legislative or policy initiatives directed at reducing costs could be introduced at either the federal or state level. We cannot predict what healthcare reform legislation or regulations, if any, including any potential repeal or amendment of the ACA, will be enacted in the United States or elsewhere, what impact any legislation or regulations related to the healthcare system that may be enacted or adopted in the future might have on our business, or the effect of ongoing uncertainty or public perception about these matters will have on the purchasing decisions of our customers. However, the implementation of new legislation and regulation may materially lower reimbursements for our products, materially reduce medical procedure volumes and significantly and adversely affect our business.
If third-party payors do not provide sufficient coverage and reimbursement to healthcare providers or if there is a reduction in the number of patients with health insurance, demand for our products and our revenue could be materially and adversely affected.
Our customers rely significantly on reimbursement from public and private third-party payors procedures utilizing our radiation oncology and other medical products. Our ability to commercialize our products successfully and increase market acceptance of our products will depend in significant part on the extent to which public and private third-party payors provide adequate coverage and reimbursement for procedures that are performed with our products and the extent to which patients that are treated by our products continue to be covered by health insurance. Third-party payors may establish or change the reimbursement for medical products and services that could significantly influence the purchase of medical products and services. In addition, actions by the government, downturns in the economy and other factors outside of our control could negatively affect the number of individuals covered by health insurance. For example, in connection with
COVID-19-related
layoffs, many individuals have lost their employer-covered health insurance and there is uncertainty as to when or if such coverage will be re-established. If reimbursement policies or other cost containment measures are instituted in a manner that significantly reduces the coverage or payment for the procedures that are performed with our products or if there is a prolonged reduction in the number of patients eligible to be treated by our products that are covered by health insurance, our revenue may decline, our existing customers may not continue using our products or may decrease their use of our products, and we may have difficulty obtaining new customers. Such actions would likely have a material adverse effect on our operating results.
In addition, the CMS reviews reimbursement rates annually and may implement significant changes in future years, which could discourage existing and potential customers from purchasing or using our products. Further, outside of the United States, reimbursement practices vary significantly by country. Market acceptance of our products may depend on the availability and level of coverage and reimbursement in any country within a particular time.
Some of our products depend on our ability to source data from third parties who could take steps to block our access to such data. Such blocking could limit the effectiveness of these products, increase our expenses or materially and adversely impact our business.
Our SunCHECK software requires access to data such as electronic health information (“EHI”) from other third-party vendors of our customers, typically original equipment manufacturers, in order to perform quality assessments. The functioning of our analytics applications and our ability to perform analytics services is predicated on our ability to establish interfaces that download the relevant data from these third party source systems on a repeated basis and in a reliable manner. The 21st Century Cures Act, often referred to simply as the Cures Act, which was enacted in 2016, contains, among other things, incentives and penalties to promote the use and efficient exchange of EHI and prevent “information blocking” (that is, activity that is likely to interfere with, prevent, or materially discourage access, exchange, or use of EHI, where a health information technology developer, health information network or health information exchange knows or should know that a practice is likely to interfere with access to, exchange or use of EHI). While the information sharing incentives created by the Cures Act are generally beneficial to our business, the implementing regulations also contain certain exceptions which would allow a market actor to block access to EHI without liability. Consequently, we may encounter vendors that engage in information blocking practices that may inhibit our ability to access the relevant data on behalf of customers and any steps we take to enforce the anti-information blocking provisions of the 21st Century Cures Act could be costly, could distract management attention from the business, and could have uncertain results.
The impact of the 21 Century Cures Act on our business is unclear at this time, due to, among other things, uncertainty regarding the interpretation of safe harbors and exceptions to the 21 Century Cures Act by industry participants and regulators.
It is unclear whether the 21 Century Cures Act may benefit us in that certain electronic health records vendors will no longer be permitted to interfere with our attempts at integration, but the rules may also make it easier for other similar companies to enter the market, creating increased competition, and reducing our market share.

Regulations related to “conflict minerals” may force us to incur additional expenses, may result in damage to our business reputation and may materially and adversely impact our ability to conduct our business.
As a public company, we will be subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) that requires us to diligence, disclose and report whether or not our devices contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in our devices. In addition, we will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used or necessary to the production of our devices and, if applicable, potential changes to devices, processes or sources of supply as a consequence of such verification activities. It is also possible that we may face reputational harm if we determine that certain of our devices contain minerals not determined to be conflict-free or if we are unable to alter our devices, processes or sources of supply to avoid such materials.
Risks Related to Our Liquidity and Capital Resources
If we cannot generate sufficient operating cash flow and obtain external financing, we may be unable to make all of our planned capital expenditures and other expenses.
Our ability to fund anticipated capital expenditures and other expenses depends on generating sufficient cash flow from operations and the availability of external financing. Since our acquisition by Charterhouse in 2015, Charterhouse has provided us with the capital and debt financing that we have used to fund our growth and operations. Charterhouse’s ownership in us upon the consummation of the Business Combination will reduce significantly and Charterhouse is under no obligation to continue making capital investments in us or to provide debt financing to us, and is unlikely to do so.
Our debt service obligations and our capital expenditures, together with on-going operating
expenses, will be a substantial drain on our cash flow and may decrease our cash balances. The timing and amount of our capital requirements cannot be precisely determined at this moment and will depend on a number of factors, including demand for our products, product mix, changes in industry conditions and market competition. We intend to regularly assess markets for external financing opportunities, including debt and equity. Such financing may not be available when needed or, if available, may not be available on satisfactory terms, particularly in light of the limited financing available as a result of the recent global financial crisis. Any equity financing would cause further dilution to our stockholders. Our inability to obtain needed financing or to generate sufficient cash from operations may require us to abandon projects or curtail capital expenditures, and we could be materially adversely affected. If we are not able to independently generate excess free cash flow and obtain third party debt or equity financing, our ability to grow our business may be materially adversely affected.
On October 20, 2021, certain subsidiaries of the Company entered into a credit agreement (the “Credit Agreement”) among Mirion Technologies (HoldingSub2), Ltd., a limited liability company incorporated in England and Wales, as Holdings, Mirion Technologies (US Holdings), Inc., as the Parent Borrower, Mirion Technologies (US), Inc., as the Subsidiary Borrower, the lending institutions party thereto, Citibank, N.A., as the Administrative Agent and Collateral Agent and Goldman Sachs Lending Partners, Citigroup Global Markets Inc., Jefferies Finance LLC and JPMorgan Chase Bank, N.A., as the Joint Lead Arrangers and Bookrunners. The Credit Agreement provides for an $830 million senior secured first lien term loan facility (the “Term Facility”) and a $90 million senior secured revolving facility (the “Revolving Facility” and, together with the Term Facility, the “Credit Facilities”).
Our indebtedness may have important consequences, including, but not limited to, the following:

•	increasing our vulnerability to general economic downturns and adverse industry conditions;

•
requiring us to dedicate a significant portion of our cash flows from operations to the payment of interest and principal on our debt, which would reduce the funds available to us for our working capital, capital expenditures or other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and industry;

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness or more liquidity; and

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes.
For more information, see “
Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Profile
” and “
Description of Indebtedness
.”
Despite our levels of indebtedness, we have the ability to incur more indebtedness. Incurring additional debt could further intensify the risks described above.
We may incur additional debt in the future and the terms of the Credit Agreement permit us to do so subject to certain limitations. We will have the ability to draw upon our $90 million Revolving Facility. We will have the ability to utilize the uncommitted “accordion” under the Credit Facilities (subject to the receipt of commitments and satisfaction of certain other conditions), which permits the incurrence of additional debt up to (i) the greater of $191.0 million and 100% of “Consolidated EBITDA” (as defined in the Credit Agreement)
 plus
 any unused portion of the general debt basket, which is an amount up to the greater of $67.0 million and 35% of “Consolidated EBITDA”, that is instead applied to increase the amount of the accordion, plus (ii) the aggregate amount of all voluntary prepayments of loans and certain other permitted indebtedness secured on a pari passu basis with the loans under the Credit Facilities, in each case, to the extent not financed with the incurrence of certain additional long-term indebtedness, plus (iii) an unlimited amount, so long as (x) in the case of indebtedness secured on a pari passu basis with the first lien obligations under the Credit Facilities, the “First Lien Net Leverage Ratio” (as defined in the Credit Agreement) on a pro forma basis does not exceed the greater of (A) 4.35:1.00 and (B) if incurred in connection with a permitted acquisition or other permitted investment, such ratio as of the most recently ended test period; (y) in the case of indebtedness secured on a junior lien basis or indebtedness secured by assets that are not collateral for the Credit Facilities, the “Secured Net Leverage Ratio” (as defined in the Credit Agreement) on a pro forma basis does not exceed the greater of (A) 5.10:1.00 or (B) if incurred in connection with a permitted acquisition or other permitted investment, such ratio as of the most recently ended test period; and (z) in the case of unsecured indebtedness, either (A) the “Total Net Leverage Ratio” (as defined in the Credit Agreement) on a pro forma basis does not exceed the greater of (1) 5.60:1.00 and (2) if incurred in connection with a permitted acquisition or other permitted investment, such ratio as of the most recently ended test period or (B) the “Interest Coverage Ratio” (as defined in the Credit Agreement) on a pro forma basis is not less than the lesser of (1) 1.75:1.00 and (2) if incurred in connection with a permitted acquisition or other permitted investment, such ratio as of the most recently ended test period. In addition, the Credit Agreement will contain other provisions allowing us to incur significant amounts of additional debt. If additional debt is added to the debt that is originally incurred under the Credit Facilities, the related risks could intensify and we may not be able to meet all our respective debt obligations. In addition, the Credit Agreement will not prevent us from incurring obligations that do not constitute indebtedness as defined therein.
Restrictive covenants in the Credit Agreement and any future debt agreements, could restrict our operating flexibility.
The Credit Agreement contains restrictive covenants that limit our ability to engage in specified transactions and prohibit us from voluntarily prepaying certain of our other indebtedness. These covenants limit our ability to, among other things:

•	incur additional indebtedness;

•	pay dividends on, or repurchase or make distributions in respect of, our capital stock or make other restricted payments;

•	make certain investments, including acquisitions of other companies;

•	sell or transfer assets;

•	prepay, redeem, repurchase, defease or amend the terms of certain junior indebtedness;

•	create or incur liens on our assets or enter into contractual obligations that restrict our ability to grant liens on assets or capital stock; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.
Under the Credit Agreement, in certain circumstances we also are required to satisfy and maintain a certain “First Lien Net Leverage Ratio” (as defined in the Credit Agreement). Our ability to meet this financial ratio could be affected by events beyond our control, and there can be no assurance that we will meet that ratio.
The failure to comply with any of these covenants or any other term of the Credit Agreement could cause a default under the Credit Agreement. A default, if not waived, could result in acceleration of the outstanding indebtedness under the Credit Agreement, in which case such indebtedness would become immediately due and payable, and could also cause the acceleration of other indebtedness outstanding at such time. If any default occurs, we may not be able to pay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be available on terms that are acceptable to us. Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take.
Unfavorable currency exchange rate fluctuations could materially and adversely affect our financial results.
Our international sales and our operations in countries other than the United States expose us to risks associated with fluctuating currency values and exchange rates. A significant amount of our international sales, costs, assets and liabilities are denominated in currencies other than the U.S. dollar. For fiscal 2020, approximately 39% of our sales were denominated in euros, 3% in pounds sterling, 3% in Japanese yen and 3% in Canadian dollars. For fiscal 2021, approximately 39% of our sales were denominated in euros, 3% in pounds sterling, 2% in Japanese yen and 2% in Canadian dollars. Gains and losses on the conversion of accounts receivable, accounts payable and other monetary assets and liabilities to U.S. dollars may contribute to fluctuations in our results of operations. In addition, increases in the value of the U.S. dollar relative to the euro could have an adverse effect on our results of operations. We do not currently purchase forward contracts to hedge against the risks associated with fluctuations in exchange rates.
Changes in our effective tax rate, including as a result of changes in law or recent changes in our organizational structure occurring, or adverse outcomes resulting from examination of our income tax returns could materially and adversely affect our results of operations.
Our effective tax rate could be adversely affected by several factors, many of which are outside of our control, including:

•	earnings being lower than anticipated in countries where we are taxed at lower rates or other shifts in the mix of pre-tax profits and losses from one jurisdiction to another;

•	our inability to use tax credits;

•	changing tax laws or related interpretations, accounting standards and regulations and interpretations in multiple tax jurisdictions in which we operate;

•	an increase in expenses not deductible for tax purposes, including certain stock-based compensation expense and impairment of goodwill;

•	the tax effects of purchase accounting for acquisitions and restructuring charges and other discrete recognition of taxable events and exposures that may cause fluctuations between reporting periods;

•	changes related to our ability to ultimately realize future benefits attributed to net operating loss and other carryforwards included in our deferred tax assets;

•	tax assessments resulting from income tax audits or any related tax interest or penalties that would affect our income tax expense for the period in which the settlements take place; and

•	a change in our decision to indefinitely reinvest foreign earnings.
For example, on April 7, 2021, the Biden administration proposed changes to the U.S. tax system. The proposals under discussion include changes to the U.S. corporate tax system that would increase U.S. corporate tax rates, impose a corporate minimum book tax and double the tax rate on and make other tax changes to GILTI earned by foreign subsidiaries. Many aspects of the current proposals are unclear or undeveloped, and we are unable to predict which, if any, U.S. tax reform proposals will be enacted into law, and what effects any enacted legislation might have on our liability for U.S. federal income taxes. However, it is possible that the enactment of changes in the U.S. corporate tax system could materially and adversely affect our liability for U.S. corporate tax and our consolidated effective tax rate.
Changes in our organizational structure occurring in connection with the Business Combination may also impact our tax rate. For example, prior to the Business Combination, income derived by many of our
non-U.S.
subsidiaries was not subject to U.S. federal income tax but, after the Business Combination, we will be subject to U.S. federal income tax on our worldwide income, including in certain cases dividends from, or income earned by, our
non-U.S.
subsidiaries, which may adversely impact our overall effective tax rate. In addition, we expect to have significantly reduced non-deductible
interest expense in periods after the Business Combination, which may impact our effective tax rate. As a result, we can provide no assurances as to how our effective tax rate is expected to be impacted by our post-Business Combination organizational structure. If our effective tax rate were to increase, our business, financial condition and results of operations could be adversely affected.
In addition, we may be subject to examination of our income tax returns by the U.S. Internal Revenue Service or other tax authorities. If any tax authority challenges the relative mix of our U.S. and international income, our future effective income tax rates could be adversely affected. While we regularly assess the likelihood of adverse outcomes from such examinations and the adequacy of our provision for income taxes, we cannot assure you that such provision is sufficient and that a determination by a tax authority will not have an adverse effect on our business, financial condition and results of operations.
Risks Related to Ownership of our Securities
There is no guarantee that an active and liquid public market for our securities will develop.
GSAH was a blank check company and there was no public market for our common stock when Mirion was a private company. A liquid trading market for our Class A common stock may never develop or, if developed, it may not be sustained. In the absence of a liquid public trading market:

•	you may not be able to liquidate your investment in shares of our Class A common stock or our warrants;

•	you may not be able to resell your shares of our Class A common stock or our warrants at or above the price you paid for them;

•	the market price of shares of our Class A common stock or our warrants may experience significant price volatility; and

•	there may be less efficiency in carrying out your purchase and sale orders.
Additionally, if our securities become delisted from the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The coverage of our business or our securities by securities or industry analysts or the absence thereof could adversely affect our securities and trading volume.
The trading market for our securities will be influenced in part by the research and other reports that industry or securities analysts may publish about us or our business or industry from time to time. We do not control these analysts or the content and opinions included in their reports. As a former blank check company, we may be slow to attract equity research coverage, and the analysts who publish information about our securities will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If no or few analysts commence equity research coverage of us, the trading price and volume of our securities would likely be negatively impacted. If analysts do cover us and one or more of them downgrade our securities, or if they issue other unfavorable commentary about us or our industry or inaccurate research, our stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets. Any of the foregoing would likely cause our stock price and trading volume to decline.
Even if we are actively covered by analysts, we do not have any control over the analysts or the measures that analysts or investors may rely upon to forecast our future results. Overreliance by analysts or investors on any particular metric to forecast our future results may lead to forecasts that differ significantly from our own.
We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.
We intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds, including for possible use in acquisitions. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock.
Any additional debt financing that we secure in the future could involve offering additional security interests and undertaking restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Additionally, the
COVID-19
pandemic has disrupted capital markets, and if we seek to access additional capital or increase our borrowing, there can be no assurance that debt or equity financing may be available to us on favorable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business, financial condition or results of operations may be harmed.
Our warrants are exercisable for our common stock, we may elect to issue shares of our Class A common stock in connection with the redemption of shares of IntermediateCo Class B common stock and the founder shares may vest, each of which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 27,249,979 shares of our Class A common stock (including 18,750,000 public warrants and 8,500,000 private placement warrants) are exercisable. The exercise price of these warrants is $11.50 per share. In addition, up to 8,560,540 shares of Class A common stock may be issued in connection with the redemption of IntermediateCo Class B common stock and up to 18,750,000 founder shares may vest and become unrestricted upon the occurrence of certain vesting requirements. To the extent such warrants are exercised and such shares are issued or become unrestricted, additional shares of our Class A common stock will be issued or become eligible for resale, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A common stock.
The public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a warrant agreement with Continental Stock Transfer & Trust Company, N.A., as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Class A common stock purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants, in whole and not in part, at any time after November 19, 2021 (their initial exercise date, and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30 trading-day period
ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
In addition, commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants, in whole and not in part at a price of $0.10 per warrant provided that:

•
holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to the table set forth under “Description of Securities—Warrants—Public Warrants” based on the redemption date and the “fair market value” of our Class A common stock;

•
if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the
30-day
period after written notice of redemption is given.

Such redemption may occur at a time when the warrants are
“out-of-the-money,”
in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A common stock had your warrants remained outstanding.
Redemption of the outstanding warrants could force you to: (1) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (3) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.
Our warrants are accounted for as derivative liabilities and the changes in the value of our warrants have had and may continue to have a material effect on our financial results.
Our warrants are included on our balance sheet as of December 31, 2020 as derivative liabilities. ASC 815 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain
or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations have fluctuated and may continue to fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains
or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
The price of our Class A common stock and warrants may be volatile.
The price of our Class A common stock, as well as our warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which we and our customers operate;

•	developments involving our competitors;

•	changes in laws and regulations affecting our business;

•	variations in our operating performance and the performance of our competitors in general;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	actions by stockholders, including the sale by the PIPE Investors of any of their shares of our Class A common stock;

•	the issuance and potential sales of 18,750,000 founder shares upon the satisfaction of certain vesting requirements;

•	the issuance and potential sales of 8,560,540 shares of Class A common stock upon the redemption of shares of IntermediateCo Class B common stock;

•	the issuance and potential sales of 27,249,979 shares of Class A common stock upon the exercise of the public warrants and private placement warrants;

•	the sales of shares of our common stock after the expiration of applicable lockup restrictions;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation involving the combined company;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A common stock available for public sale; and

•
general economic and political conditions, such as the effects of the
COVID-19
outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our Class A common stock, and Warrants regardless of our operating performance.
In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there had not been a public market for our stock and trading in the shares of GSAH’s Class A common stock had not been active. Accordingly, the valuation ascribed to us in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed above could have a material adverse effect on your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
There is no guarantee that our warrants will be in the money, and they may expire worthless and the terms of our warrants may be amended.
The exercise price for our warrants is $11.50 per share of Class A common stock. There is no guarantee that the warrants will be in the money at any given time prior to their expiration on October 20, 2026. If the trading price of our common stock declines, the warrants may expire worthless.
We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as the board of directors deems relevant.
We will have broad discretion over the use of proceeds from the exercise of the public warrants, and we may invest or spend the proceeds in ways with which investors do not agree and in ways that may not yield a return.
We will have broad discretion over the use of proceeds from the exercise of warrants. Investors may not agree with our decisions, and our use of the proceeds may not yield a return on investment. We intend to use these net proceeds for general corporate purposes, which may include capital expenditures, investments and working capital. In addition, from time to time in the past we have considered, and we continue to consider, acquisitions and strategic transactions, and we also may use such net proceeds for such purposes. Our use of these proceeds may differ substantially from our current plans. Our failure to apply the net proceeds from the exercises of warrants and options effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital.
We are subject to certain ownership and voting power laws and regulations which may limit the ability of stockholders to acquire our Class A common stock and therefore limit demand for our Class A common stock.
Under foreign direct investment and public interest laws, including in Germany, Finland, France, and the UK, and potentially other jurisdictions, certain acquisitions of our Class A common stock by investors are subject to government approval requirements. For example, in Germany, German foreign direct investment law require foreign investors to obtain approval from the German Federal Ministry for Economic Affairs and Energy for the

direct or indirect acquisition of shares of a German company if the acquirer directly or indirectly holds at least 10% of the voting rights of the company following the acquisition. Any acquisition in violation of the aforementioned provisions of German foreign direct investment law may be void. Any violation of the prohibition to consummate an acquisition without approval of the Ministry may be subject to sanctions. Similar foreign direct investment laws exist in other jurisdictions in which we have substantial operations. In Finland, government approvals are required if an investor holds at least 10% of the voting rights of the company following the investment. In France, the prior approval from the French Minister of Economy is required if a non-EU investor
exceeds, directly or indirectly, 25% of the voting rights of the French entities of the company following the investment or, for an
EU non-French
investor, in case of acquisition of control, direct or indirect, of the French entities. The U.K. will have a 25% voting rights threshold for mandatory filings under the National Security and Investment Act 2021 when the new regime becomes operational on January 4, 2022. Accordingly, these restrictions on and approval requirements for the acquisition of a substantial shareholding in our share capital may restrict certain investments and limit demand for shares of our Class A common stock.
Anti-takeover provisions contained in our Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
Our Charter and Bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. Certain of these provisions provide:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•
the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•
a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board or our Chief Executive Officer, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•
advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Our Charter includes forum selection clauses, which could discourage claims or limit stockholders’ ability to make a claim against us, our directors, officers, other employees or stockholders.
Our Charter includes forum selection clauses. Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Company; (b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (c) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder), (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. In addition, our Charter provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the Securities Act forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. These forum selection clauses may discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While we believe the risk of a court declining to enforce these forum selection clauses is low, if a court were to determine a forum selection clause to be inapplicable or unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations and financial condition.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our Class A common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

USE OF PROCEEDS
All of the shares of Class A common stock and the warrants (including shares of Class A common stock underlying such warrants) offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $313.4 million from the exercise of all warrants, assuming the exercise in full of all such warrants for cash.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes, which may include capital expenditures and working capital. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.
There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of Class A common stock underlying the warrants offered hereby is determined by reference to the exercise price of such warrants of $11.50 per share. The public warrants are listed on the NYSE under the ticker symbol “MIRW.”
We cannot currently determine the price or prices at which shares of our Class A common stock may be sold by the Selling Holders under this prospectus.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Price Range of Securities and Dividends
Prior to the consummation of the Business Combination, our publicly-traded Class A common stock, units and warrants were listed on the NYSE under the symbols “GSAH,” “GSAH.U” and “GSAH WS,” respectively. Upon the consummation of the Business Combination, our Class A common stock and warrants were listed on the NYSE under the symbols “MIR” and “MIRW,” respectively. Upon the consummation of the Business Combination, our outstanding units that were not previously separated into the underlying shares of Class A common stock and one-fourth
of a warrant were cancelled and each unitholder received one share of Common Stock and one-fourth
of a public warrant, provided that no fractional warrants were issued upon separation of our units. Such units no longer trade as a separate security and were delisted from the NYSE.
We have not paid any cash dividends on common stock to date. The payment of cash dividends in the future is dependent upon our revenues and earnings, if any, capital requirements, the terms of any indebtedness and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.
Holders of Record
As of the Closing Date and following the completion of the Transactions and the redemption of public shares as described elsewhere in this prospectus, we had 199,523,292 shares of Class A common stock outstanding held of record by approximately 84 holders, 8,560,540 shares of Class B common stock outstanding held of record by approximately 17 holders and no shares of preferred stock outstanding. Such amounts do not include DTC participants or beneficial owners holding shares through nominee names.
Securities Authorized for Issuance under Equity Compensation Plans
As described in “Executive Compensation—Equity Compensation—2021 Omnibus Incentive Plan,” the Incentive Plan (as defined below) and the material terms thereof were approved by our stockholders at the special meeting of the stockholders on October 19, 2021. The number of shares of our common stock that may initially be subject to awards granted under the Incentive Plan is 19,952,329 shares of common stock, and up to 20,000,000 of such shares may be issued in the form of incentive stock options under the Incentive Plan.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Capitalized terms included below but not defined have the same meanings as otherwise provided in this prospectus.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 present the historical financial statements of GSAH, the “Company”, adjusted to reflect the Business Combination. The Company and Mirion shall collectively be referred to herein as the “Companies.” The Companies, subsequent to the Business Combination, shall be referred to herein as the “Combined Company.” The unaudited condensed combined financial information presents the pro forma effects of the following transactions:

•	The Business Combination of Mirion with GSAH pursuant to the Business Combination Agreement;

•	Conversion of the shares of Class B common stock of GSAH (the “GSAH Class B common stock”) outstanding prior to the Business Combination to shares of our Class A common stock;

•
The issuance of 90.0 million shares of our Class A common stock for an aggregate purchase price equal to $900 million (the “PIPE Investment”) pursuant to the Subscription Agreements, $200 million of which has been subscribed for by GSAM Holdings (the “Backstop Party”). The PIPE Investment was consummated substantially concurrently with the closing of the Business Combination;

•
At the Closing, the Sellers (or the “Mirion Sellers”) elected to receive equity consideration either in the form of shares of our Class A common stock or shares of our Class B common stock that have voting rights but no economic interest in the Company, paired with shares of IntermediateCo Class B common stock
(non-voting)
of a newly formed subsidiary (IntermediateCo) (the “Paired Interests”). The Company owns 100% of the voting shares (Class A) of IntermediateCo but a portion of the economic interest of IntermediateCo accrues to the management holders of IntermediateCo Class B common stock and shares of our Class B common stock in proportion to their ownership of shares of our Class B common stock, or voting interest, in the Company. As a result, the Company will recognize a noncontrolling interest for the portion of IntermediateCo that is not attributable to the Company. Mirion Sellers elected to receive 8.5 million shares of Class B common stock (the “Class B Holders”) and the remaining Mirion Sellers elected to receive 30.4 million shares of our Class A common stock;

•
The transfer of a portion of the founder shares to executives and a board member of the Combined Company, to be forfeited if certain service and performance conditions are not met within five years of the Transaction Date. This transaction will be accounted for as stock compensation expense in the financial statements of the Combined Company;

•	Repayment of Mirion third-party and related party notes and entering into a new term loan facility; and

•
The pro forma impact of the acquisition by Mirion of Sun Nuclear Corporation (“SNC” or “Sun Nuclear”) on December 18, 2020 (the “Sun Acquisition”) which was deemed a significant acquisition to Mirion under Regulation
S-X
Article 11,
Pro Forma Financial Information
.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination was completed on June 30, 2021 except with respect to the payment-in-kind
(“PIK”) Notes, as described below. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The PIK Notes accrued payment-in-kind
interest daily at a rate of 11.5% annually (the Shareholder Notes accrued PIK interest daily at a rate of 11.5% annually (other than a $70 million tranche that accrued interest at a rate of 6.0% annually until October 1, 2021 and then accrued interest at a rate of 11.5% annually) with the interest added to the outstanding principal amount on December 31 of each year in arrears, and the Management Notes accrued PIK interest daily at a rate of 11.5% annually with half of such annual amount added to the outstanding principal amount on December 31 of each year in arrears while the remaining half was payable in cash on December 31 of each year). The PIK Notes were acquired by GSAH at the Closing for a price equal to the full outstanding principal amount together with all accrued but unpaid interest up to but excluding the Closing Date using a portion of the Business Combination consideration. In connection with the Closing, GSAH contributed the PIK Notes to Mirion Topco, and then the PIK Notes were extinguished in full. For purposes of determining the number of shares of our Class A common stock and Class B common stock to be outstanding, we considered the amount of principal and interest of the PIK Notes as of the actual Closing Date of October 20, 2021, but for all other purposes have assumed the Closing Date was June 30, 2021 for the unaudited pro forma condensed combined balance sheet and January 1, 2020 for the unaudited pro forma condensed combined statements of operations.
GSAH’s fiscal year ends on December 31, whereas Mirion TopCo’s fiscal year before the closing of the Business Combination ended June 30. Due to this difference, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020, is derived from GSAH’s audited consolidated statement of operations for the year ended December 31, 2020, and Mirion’s unaudited financial results for the twelve-month period from January 1, 2020 through December 31, 2020. Mirion arrived at the unaudited financial results for the twelve-month period ended December 31, 2020 by aggregating the results for each quarterly period in calendar year 2020 (i.e., quarters ending March 31, 2020, June 30, 2020, September 30, 2020, and December 31, 2020), which produced the same result as adding the interim results for the six months ended December 31, 2020, to the audited results for the fiscal year ended June 30, 2020, and deducting the interim results for the six months ended December 31, 2019. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021, combines the unaudited consolidated statement of operations for both GSAH and Mirion during the same period. Mirion’s balances have been classified consistently with the Company’s presentation.
On June 17, 2021, the Company entered into the Business Combination Agreement, and on October 20, 2021, the Business Combination was consummated. After giving effect to the Business Combination, the Company owns 96% of IntermediateCo and its subsidiaries (with the remaining 4% held by holders (including certain members of Mirion management) of shares of IntermediateCo Class B common stock as part of Paired Interests), and the Charterhouse Parties and the other Sellers (including certain members of Mirion management) hold approximately 17% of the outstanding shares of our Class A common stock (excluding the founder shares) and all of the outstanding shares of our Class B common stock. See the ownership diagram under “
Prospectus Summary—Business Combination Overview”
for further details.
The Company is considered the accounting acquirer in the Business Combination, as further discussed in “NOTE 3—
Basis of the Pro Forma Presentation
.” The business combination is accounted for under the scope of Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Pursuant to ASC 805, GSAH has been determined to be the accounting acquirer as GSAH is transferring cash via the use of funds in their trust account and proceeds from equity issuances to execute the business combination. The cash consideration to the sellers is equal to an amount greater than a majority of the total consideration exchanged.
The transfer of cash in exchange for the majority of the sellers’ equity supports the conclusion that GSAH is the accounting acquirer in the business combination. Mirion constitutes a business in accordance with ASC 805, and the business combination constitutes a change in control.

GS ACQUISITION HOLDINGS CORP II
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2021

	Historical as of June 30, 2021				Pro Forma Financing Adjustments		As of June 30, 2021

($ in millions)	GS Acquisition Holdings Corp II	Mirion	Pro Forma Purchase Accounting Adjustments	Notes		Notes	Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$0.8	$101.1	$(908.7)	(b)	$900.0	(b)	$134.7
			(1,310.0)	(b)	750.1	(b) (d)
					(11.7)	(b) (e)
					(70.6)	(b)
					830.0	(b)
					(146.3)	(b)
Accounts receivable, net	—	133.3	—		—		133.3
Costs in excess of billings	—	57.2	—		—		57.2
Inventories	—	113.2	21.7	(a)	—		134.9
Other current assets	0.4	29.1	0.3	(a)	—		29.8

Total current assets	1.2	433.9	(2,196.7)		2,251.5		489.9
Property, plant, and equipment, net	—	88.8	43.4	(a)	—		132.2
Other assets:
Cash and cash equivalents held in Trust	750.1	—	—		(750.1)	(d)	—
Goodwill	—	681.5	946.5	(a)	—		1,628.0
Intangible assets, net	—	326.3	441.2	(a)	—		767.5
Other assets	0.8	16.7	—		—		17.5

Total other assets	750.9	1,024.5	1,387.7		(750.1)		2,413.0

Total assets	$752.1	$1,547.2	$(765.6)		$1,501.4		$3,035.1

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$8.3	$47.1	$—		$(6.6)	(e)	$48.8
Deferred contract revenue	—	50.4	(20.0)	(a)	—		30.4
Working capital note	2.0	—	—		—		2.0
Warrant liability	62.4	—	—		—		62.4
Notes payable to third-parties, current	—	6.4	(6.4)	(a) (c)	8.3	(b)	8.3
Accrued expenses and other current liabilities	—	84.3	—		11.2	(e)	80.4
					(15.1)	(e)

Total current liabilities	72.7	188.2	(26.4)		(2.2)		232.3
Deferred underwriting discount	26.3	—	—		(26.3)	(e) (f)	—
Third-party notes payable, non-current, net	—	885.7	(885.7)	(a) (c)	821.7	(b)	799.1
					(22.6)	(e) (k)

	Historical as of June 30, 2021				Pro Forma Financing Adjustments		As of June 30, 2021

($ in millions)	GS Acquisition Holdings Corp II	Mirion	Pro Forma Purchase Accounting Adjustments	Notes		Notes	Pro Forma Combined

Related party notes payable, non-current, net	—	1,235.3	(1,235.3)	(a)	—		—
Deferred income taxes and other liabilities	—	77.5	123.6	(a)	—		201.1

Total liabilities	99.0	2,386.7	(2,023.8)		770.6		1,232.5
GSAH Class A common stock subject to redemption	750.0	—	—		(750.0)	(g)	—
Stockholders’ deficit:
A Ordinary shares	—	—	—		—	(g)	—
B Ordinary shares	—	0.1	(0.1)	(a)	—	(g)	—
Additional paid-in capital	—	9.5	(9.5)	(a)	900.0	(b)	1,822.1
			418.7	(a)	750.0	(g)
					(11.7)	(a) (b)
					(146.3)	(b)
					(88.6)	(h)
Receivable from Employees for purchase of Stock	—	(2.4)	2.4	(a)	—		—
Accumulated (deficit) earnings	(96.9)	(888.0)	888.0	(a)	(11.2)	(e)	(108.1)
Noncontrolling interests	—	2.1	(2.1)	(a)	88.6	(h)	88.6
Accumulated other comprehensive income (loss)	—	39.2	(39.2)	(a)	—		—

Total stockholders’ equity (deficit)	(96.9)	(839.50)	1,258.2		1,480.8		1,802.6

Total liabilities and stockholders’ equity	$752.1	$1,547.2	$(765.6)		$1,501.4		$3,035.1

GS ACQUISITION HOLDINGS CORP II
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021

	Historical Financials
($ in millions, except shares outstanding and per share amounts)	GS Acquisition Holdings Corp II	Mirion	Pro Forma Purchase Accounting Adjustments	Notes		Mirion Pro Forma	Pro Forma Financing Adjustments	Notes		Pro Forma Combined

Revenues :
Product	$—	$267.5	$—			$267.5	$—			$267.5
Service	—	78.6	—			78.6	—			78.6

Total Revenues	—	346.1	—			346.1	—			346.1
Costs and expenses:
Cost of revenues—Product	—	166.4	(0.3)	(i	)	166.1	—			166.1
Cost of revenues—Service	—	37.6	0.4			38.0	—			38.0
Selling, general and administrative	8.7	127.1	22.3	(i	)	149.4	9.3	(j	)	167.4
Research and development	—	19.2	—			19.2	—			19.2
Other deductions, net	—	(3.6)	—			(3.6)	—			(3.6)
Change in fair value of warrant liability	(9.2)	—	—			—	—			(9.2)
Dividend expense (income)	—	—	—			—	—			—
Interest expense (income), net	—	86.7	(86.7)	(i	)	—	16.5	(k	)	16.5

Income (loss) before income taxes	0.5	(87.3)	64.3			(23.0)	(25.8)			(48.3)
Income tax expense (benefit)	(0.5)	11.5	16.1	(i	)	27.6	(6.5)	(l	)	20.6

Net income (loss)	$1.0	$(98.8)	$48.2			$(50.6)	$(19.3)			(68.9)

Less: Income (loss) attributable to noncontrolling interests								(m	)	(3.1)

Net income (loss) attributable to controlling interests										$(65.8)

Historical
Weighted average common shares outstanding of Class A common stock	75,000,000
Basic and diluted net income per share, Class A	$0.01
Weighted average common shares outstanding of Class B common stock	18,750,000

	Historical Financials
($ in millions, except shares outstanding and per share amounts)	GS Acquisition Holdings Corp II	Mirion	Pro Forma Purchase Accounting Adjustments	Notes	Mirion Pro Forma	Pro Forma Financing Adjustments	Notes		Pro Forma Combined

Basic and diluted net income per share, Class B	$0.01
Earnings per share
Pro Forma weighted average common shares of Class A common stock outstanding—basic and diluted									180,773,292
Pro Forma net income (loss) per share basic and diluted available to common stockholders, Class A							(n	)	$(0.36)

GS ACQUISITION HOLDINGS CORP II
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020

	Historical Financials
($ in millions, except shares outstanding and per share amounts)	GS Acquisition Holdings Corp II	Historical Mirion	Historical Sun Nuclear (1/1/20 – 12/18/20)	Pro Forma Sun Nuclear Purchase Accounting Adjustments	Notes		Mirion Pro Forma	Pro Forma Purchase Accounting Adjustments	Notes		Pro Forma Financing Adjustments	Notes		Pro Forma Combined
Revenues :
Product	$—	$377.1	$75.7	$(7.3)	(o	)	$445.5	$—			$—			$445.5
Service	—	139.2	22.4	(9.5)	(o	)	152.1	(12.7)	(i	)	—			139.4

Total Revenues	—	516.3	98.1	(16.8)			597.6	(12.7)			—			584.9
Costs and expenses:
Cost of revenues—Product	—	230.8	21.9	7.7	(o	)	260.4	18.2	(i	)	—			278.6
Cost of revenues—Service	—	70.5	11.0	—			81.5	1.1	(i	)	—			82.6
Selling, general and administrative	2.5	162.6	33.8	15.7	(o	)	212.1	50.9	(i	)	33.4	(j	)	310.1
											11.2	(q	)
Research and development	—	17.9	14.7	—			32.6	—						32.6
Other deductions, net	—	16.4	(0.5)	—			15.9	—			—			15.9
Change in fair value of warrant liability	43.1	—	—	—			—	—			—			43.1
Dividend expense (income)	(0.1)	—	—	—			—	—			0.1	(p	)	—
Interest expense (income), net	—	154.2	0.1	21.3	(o	)	175.6	(159.0)	(i	)	32.9	(k	)	49.5

Income (loss) before income taxes	(45.5)	(136.1)	17.1	(61.5)			(180.5)	76.1			(77.6)			(227.5)
Income tax expense (benefit)	(0.3)	(15.7)	—	(11.1)	(o	)	(26.8)	19.0	(i	)	(19.4)	(l	)	(27.5)

Net income (loss)	$(45.2)	$(120.4)	$17.1	$(50.4)			$(153.7)	$57.1			$(58.2)			(200.0)

Less: Income (loss) attributable to noncontrolling interests												(m	)	(9.0)

Net income (loss) attributable to controlling interests														$(191.0)

	Historical Financials
($ in millions, except shares outstanding and per share amounts)	GS Acquisition Holdings Corp II	Historical Mirion	Historical Sun Nuclear (1/1/20 – 12/18/20)	Pro Forma Sun Nuclear Purchase Accounting Adjustments	Notes	Mirion Pro Forma	Pro Forma Purchase Accounting Adjustments	Notes	Pro Forma Financing Adjustments	Notes		Pro Forma Combined
Historical
Weighted average common shares outstanding of Class A common stock	37,397,260
Basic and diluted net income per share, Class A	$(0.79)
Weighted average common shares outstanding of Class B common stock	19,597,603
Basic and diluted net income per share, Class B	$(0.79)
Earnings per share
Pro Forma weighted average common shares of Class A common stock outstanding— basic and diluted												180,773,292
Pro Forma net income (loss) per share basic and diluted available to common stockholders, Class A										(n	)	$(1.06)

NOTE 1—Description of the Business Combination
On June 17, 2021, the Company, Mirion Technologies (TopCo), Ltd., the Charterhouse Parties and the other Sellers entered into the Business Combination Agreement, and on October 20, 2021, the Business Combination was consummated. Pursuant to the Business Combination, Mirion combined with a subsidiary of the Company in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this prospectus. Following the closing of the Business Combination, (a) the Company owns 96% of IntermediateCo and its subsidiaries (with the remaining 4% held by holders (including certain members of Mirion management) of shares of IntermediateCo Class B common stock as part of Paired Interests), and (b) the Mirion Sellers (excluding certain members of management who hold shares of our Class B common stock) hold 17% of the outstanding shares of our Class A common stock (excluding the founder shares) and all of the outstanding shares of our Class B common stock.
The aggregate consideration for the Business Combination included a combination of cash and stock consideration as follows (in millions):

Shares transferred at closing (1)	38,960,000
Value per share (2)	$10.45

Total share consideration	407.0
Plus: cash transferred	1,310.0

Total cash and share consideration at closing	$1,717.0

(1)
Includes both shares of our Class A common stock (30.4 million to the Mirion Sellers excluding certain members of management who elected to receive Class B common stock) and shares of our Class B common stock (8.6 million) to Mirion management stockholders).

(2)	The value of shares transferred at closing is assumed to be the average price on October 20, 2021 of $10.45 per share.
Before the Closing of the Business Combination Agreement, the Sellers had the option to elect to have their equity consideration exchanged for either shares of our Class A common stock or Paired Interests. At Closing, the Company owned 100% of the voting shares (Class A) of IntermediateCo and greater than 80% of the non-voting
Class B shares. As a result, the Company will recognize a noncontrolling interest for the portion of IntermediateCo that is not attributable to the Company. We have considered that, of the existing Mirion stockholders, only certain Mirion management elected to receive shares of our Class B common stock (initially to defer recognition of the Business Combination for U.S. tax purposes).
Concurrently with the execution of the Business Combination Agreement, we entered into Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors collectively subscribed for 90.0 million shares of our Class A common stock for an aggregate purchase price equal to $900 million, $200 million of which has been subscribed for by the Backstop Party. The PIPE Investment was consummated substantially concurrently with the closing of the Business Combination. We entered into a new credit agreement for a $830 million term facility (to refinance existing Mirion third-party debt) and a $90 million revolving credit facility (for future operational purposes and not used to finance the Business Combination). A Backstop Agreement was executed such that up to an additional 12,500,000 shares would be purchased by the Backstop Party (a related party of the Company) to cover redemptions by public stockholders to the extent redemptions exceeded the cash available from PIPE investors, the Trust Account and new debt financing after the payment of Mirion third-party debt (subject to the Minimum Cash Condition); however, no additional shares were purchased by the Backstop Party as actual redemptions did not exceed cash available.
The $900.0 million of gross proceeds from the sale of our Class A common stock to the PIPE Investors is included in the Cash Consideration. The remainder of the Cash Consideration was provided by the funds held in the trust account. The following summarizes our Class A and Class B common stock ownership (as a percentage of outstanding common stock; numbers may not total due to rounding):

	Class A Share Ownership in the Company (1)
	Number of Shares (millions)	Percentage of Outstanding Shares
PIPE Investors (2)	90.0	47.5%
Public Stockholders	60.4	31.9%
Mirion Sellers (excluding certain members of Mirion management below who elected to receive Class B common stock)	30.4	16.1%

	Class B Share Ownership in the Company
	Number of Shares (millions)	Percentage of Outstanding Shares
Mirion management	8.6	4.5%

(1)
Excludes 18,750,000 founder shares converted from shares of GSAH Class B common stock to shares of our Class A common stock upon the closing of the Business Combination which are subject to certain vesting and forfeiture conditions described below. The PIK Notes accrued payment-in-kind
interest daily at a rate of 11.5% annually (the Shareholder Notes accrued PIK interest daily at a rate of 11.5% annually (other than a $70 million tranche that accrued interest at a rate of 6.0% annually until October 1, 2021 and then accrued interest at a rate of 11.5% annually) with the interest added to the outstanding principal amount on December 31 of each year, and the Management Notes accrued PIK interest daily at a rate of 11.5% annually with half of such annual amount added to the outstanding principal amount on December 31 of each year in arrears while the remaining half was payable in cash on December 31 of each year). The PIK Notes were acquired by GSAH at the Closing for a price equal to the full outstanding principal amount together with all accrued but unpaid interest up to but excluding the Closing Date using a portion of the Business Combination consideration. In connection with the Closing, GSAH contributed the PIK Notes to Mirion Topco and then the PIK Notes were extinguished in full. See
“
Certain Relationships and Related Persons Transactions—Shareholder Notes.”
For purposes of the ownership levels described herein, we considered the amount of principal and interest of the PIK Notes as of the actual Closing Date of October 20, 2021, but for all other purposes have assumed the Closing Date was June 30, 2021 for the unaudited pro forma condensed combined balance sheet and January 1, 2020 for the unaudited pro forma condensed combined statements of operations.

(2)	Includes 20 million GSAH Class A shares subscribed for by Sponsor-related PIPE Investors.
The founder shares are subject to vesting in three equal tranches, based on the volume-weighted average price of the Company’s Class A common stock being greater than or equal to $12.00, $14.00 and $16.00, respectively (each, a “Founder Share Vesting Event”), per share for any 20 trading days in any 30 consecutive trading day period. Holders of the founder shares are entitled to vote such founder shares and receive dividends and other distributions with respect to such founder shares prior to vesting, but such dividends and other distributions with respect to unvested founder shares will be set aside by the Company and shall only be paid to the holders of the founder shares upon the vesting of such founder shares. The founder shares will be forfeited to the Company for no consideration if they fail to vest within five years of the closing of the Business Combination.
In conjunction with the Business Combination Agreement, the Sponsor issued 3,200,000 membership interests to Thomas Logan, the Chief Executive Officer of Mirion, 700,000 membership interests to Brian Schopfer, the Chief Financial Officer of Mirion, and 4,200,000 membership interests to Lawrence Kingsley, the Chairman of the Board of New Mirion (collectively, the “Profits Interests”). The Profits Interests are intended to be treated as profits interests for U.S. income tax purposes, pursuant to which Messrs. Logan, Schopfer and Kingsley will have an indirect interest in the founder shares held by the Sponsor. The Profits Interests are subject to service and performance vesting conditions and do not fully vest until all of the applicable conditions are satisfied. In addition, the Profits Interests are subject to certain forfeiture conditions. See
“Certain Relationships and Related Persons Transactions—Profits Interests.”
Accordingly, these awards have been treated as compensation and reflected accordingly in the pro forma adjustments to the unaudited pro forma condensed combined statements of operations.
The Combined Company may issue incentive awards under the Incentive Plan. However, as the number of awards and terms are not yet known, a pro forma adjustment has not been reflected.
NOTE 2—Description of the Sun Acquisition
On December 18, 2020, Mirion purchased 100% of the issued and outstanding shares of Sun Nuclear Corporation, global leader in radiation oncology quality assurance, delivering patient safety solutions for diagnostic imaging and radiation therapy centers around the world. Mirion acquired SNC for approximately $276.9 million of gross consideration. The Sun Acquisition was funded by proceeds from a $225.0 million extension of Mirion’s 2019 Credit Facility and $70.0 million of related party notes payable.
The Sun Acquisition was consummated on December 18, 2020 with purchase accounting adjustments recorded as of and for the period ended December 31, 2020. Therefore, the unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 do not include pro forma adjustments for the Sun Acquisition as it is fully reflected in the results of Mirion. Refer to Pro Forma Adjustments for adjustments made to the unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2020.
NOTE 3—Basis of the Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, with GSAH as the accounting acquirer, using the fair value concepts defined in the Financial Accounting Standards Board’s ASC Topic 820, Fair Value Measurement (“ASC 820”), and based on the historical financial information of GSAH and Mirion.
ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial
asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
The unaudited pro forma condensed combined financial statements were prepared based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. We are in the process of reviewing the estimated fair values of all assets acquired and liabilities assumed by the Company, including, among other things, obtaining final third-party valuations of certain tangible and intangible assets, as well as the fair value of certain contracts and the determination of certain tax balances; thus, the allocation of the purchase price is preliminary and subject to revision. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the business combination, equity financing, and debt financing occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 present pro forma effect to the business combination, equity financing, and debt financing as if they had been completed on January 1, 2020. These periods are presented on the basis of GSAH being considered the accounting acquirer.
The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the Combined Company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of the Companies.
Based on its initial analysis of the Company’s and Mirion’s accounting policies, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies that would impact the financial statements of the Combined Company.
Note 4—Pro Forma Adjustments
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the Combined Company. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of the Company and should be read in conjunction with its historical financial statements.
The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to the accounting required under U.S. GAAP for the Business Combination.
There were no significant intercompany balances or transactions between the Companies as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.
The pro forma condensed combined income tax expense (benefit) does not necessarily reflect the amounts that would have resulted had the Companies filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)
Reflects purchase accounting adjustments for Mirion, the repayment of historical debt balances, the elimination of Mirion’s historical equity (including the settlement on or before the Business Combination closing date of receivables from employees for purchase of common stock in the amount of $2.1 million, with $0.3 million of remaining receivables from non-executive employees reclassified to other current assets), and the resulting impacts on additional paid-in capital (dollars in millions).

	As of June 30, 2021	Transaction Adjustments		Estimated Fair Value
Purchase consideration:
Cash consideration				$1,310.0
Equity consideration paid to existing owners of Mirion				407.0
Cash repayment of debt				908.7
Cash paid for seller transaction expenses				11.7

Total				$2,637.4

Net assets and liabilities acquired:
Goodwill	681.5	946.5	(1)	1,628.0
Amortizable intangibles	326.3	441.2	(2)	767.5
Cash and cash equivalents	101.1	—		101.1
Accounts receivable, net	133.3	—		133.3
Costs in excess of billings on uncompleted contracts	57.2	—		57.2
Inventories	113.2	21.7	(2)	134.9
Other current assets	29.1	0.3	(3)	29.4
Property, plant and equipment, net	88.8	43.4	(2)	132.2
Other non-current assets	16.7	—		16.7
Accounts payable	(47.1)	—		(47.1)
Deferred contract revenue	(50.4)	20.0	(2)	(30.4)
Accrued expenses and other current liabilities	(84.3)	—		(84.3)
Deferred income taxes and other non-current liabilities	(77.5)	(123.6)	(2)	(201.1)

Total	$1,287.9	$1,349.5		$2,637.4

(1)	Reflects the net adjustment to goodwill as a result of Mirion purchase accounting adjustments.
(2)	Reflects the change in fair value of certain intangible assets, inventory, property, plant and equipment, deferred revenue, and deferred tax liabilities recognized in the purchase price allocation.
(3)	Reflects the reclassification of receivables from non-executive employees for the purchase of Mirion common stock that remain unpaid after the closing of the Business Combination.

	As of June 30, 2021	Transaction Adjustments		Adjusted Balance
Write-off of historical equity and pay-off of debt, net of cash on hand:
Third-party notes payable, current, net	$(6.4)	$6.4	(4)	$—
Third-party notes payable, non-current, net	(885.7)	885.7	(4)	—
Related party notes payable, non-current, net	(1,235.3)	1,235.3	(4)	—
Class B common stock	0.1	(0.1)	(5)	—
Additional paid-in capital	9.5	(9.5)	(5)	—
Receivable from Employees for purchase of Common Stock	(2.4)	2.4	(5)	—
Accumulated (deficit) earnings	(888.0)	888.0	(5)	—
Noncontrolling interests	2.1	(2.1)	(5)	—
Accumulated other comprehensive income (loss)	39.2	(39.2)	(5)	—

Total	$(2,966.9)	$2,966.9		$—

(4)	Reflects the repayment of historical debt balances, net of cash and cash equivalents.

(5)
Represents the elimination of Mirion’s historical equity. This includes the settlement on or before the closing date of receivables from employees for purchase of Mirion common stock in the amount of $2.1 million. The remaining $0.3 million has been reclassified to other current assets.

	As of June 30, 2021
Adjustment to Additional Paid-in Capital
Equity consideration to sellers	$407.0	(6)
Payment of seller transaction expenses	11.7	(7)

Total	$418.7

(6)	Reflects the net adjustment to additional paid-in capital for equity consideration issued to the selling equity holders.
(7)
Reflects the adjustment for the consideration paid to the sellers for certain transaction expenses. This adjustment is offset with a corresponding decrease to additional paid-in
capital under the financing pro forma column (see note (b) for further details).

(b)	Reflects the net adjustment to cash associated with the PIPE Investment and Business Combination (dollars in millions).

Sources:
Cash inflow from PIPE Investment	$900.0	(1)
Cash inflow from Company’s Trust Account	750.0	(2)
Cash inflow from new debt	830.0	(3)
Cash inflow from balance sheet	102.0	(4)

Total sources	2,582.0
Uses:
Paydown of Mirion third-party debt	908.7	(5)
Payment to selling equity holders	1,310.0	(6)
Payment to redeeming Company stockholders	146.3	(7)
Cash to balance sheet	134.7	(8)
Payment of seller transaction expenses	11.7	(9)
Payment of other transaction expenses	70.6	(10)

Total uses	2,582.0
Net pro forma cash flow	$—

(1)	Represents the issuance of 90 million shares of GSAH Class A common stock through the PIPE Investment at a par value at $0.0001 per share and a $10.00 price per share.
(2)
Reflects the reclassification of cash equivalents held in the trust account (excluding $0.1 million of interest reflected as cash inflow from balance sheet) and reflects that the cash equivalents are available to effectuate the Business Combination or to pay redeeming Company stockholders.

(3)
Represents the issuance of $830.0 million of new debt as part of the transaction. As a 0.25% minimum of the original principal amount will be due quarterly, we have classified $8.3 million of the new debt as current and $821.7 million as noncurrent.

(4)	Represents the cash held by GSAH outside of the trust account (but including $0.1 million of interest held in the trust account) and Mirion as of June 30, 2021.
(5)	Reflects the cash used to effect the repayment of third-party debt, primarily borrowings under Mirion’s 2019 credit facility.
(6)
Reflects the net cash consideration paid to or on behalf of the Mirion Sellers under the terms of the Business Combination Agreement. This includes the repayment of outstanding notes payable to the Mirion Sellers.

(7)	Reflects the payment made to redeeming Company stockholders (14.6 million shares at a price of $10.00 per share).
(8)	Reflects the net amount of cash to be retained on the pro forma combined condensed balance sheet.
(9)	Represents the payment of estimated seller transaction and transaction advisor fees and expenses.
(10)
Represents the payment of deferred underwriter discounts and commissions of $26.3 million and an estimated $44.3 million of other acquisition-related transaction and transaction advisor fees and expenses. Acquisition-related transaction expenses and related charges are not included as a component of consideration to be transferred but are reflected as a period cost. The unaudited pro forma condensed balance sheet reflects these costs as a reduction of cash with a corresponding adjustment to deferred underwriting fees, accounts payable, and accrued expenses and other liabilities. See (e) for further details.

(c)
Represents funds from equity and debt issuances as part of the Business Combination used to repay Mirion’s 2019 Credit Facility and other third-party borrowings under the terms of the Business Combination Agreement (dollars in millions).

As of June 30, 2021
Third-party debt, reduction of principal	$908.7
Accelerated amortization of debt issuance costs and discount	(16.6)

Total reduction of third-party debt	$892.1

Third party debt:
Current	$6.4
Non-current	885.7

Total	$892.1

(d)	Represents the release of restrictions on the investments and cash held in the Trust Account upon consummation of the Business Combination.
(e)
Represents the accrual for transaction expenses exceeding payment of transaction expenses from consideration received and amounts expensed prior to June 30, 2021, and the resulting impact on accumulated (deficit) earnings, as well as the payment of transaction expenses incurred in conjunction with the Business Combination on the balance sheet as of June 30, 2021.

Accrual for transaction expenses	$11.2
Payment of transaction expenses on behalf of seller	$11.7
Payment of other transaction expenses:
Deferred underwriting discount (see (f) below)	26.3
Debt issuance costs on new debt (see (k) below)	22.6
Transaction expenses in GSAH accounts payable ($6.6 million)	6.6
Transaction expenses accrued by Mirion	15.1

Total transaction expenses paid	$82.3

(f)	Represents the $26.3 million payment of underwriting costs incurred as part of the Company’s IPO and committed to be paid upon the consummation of a business combination.
(g)	Represents the reclassification of 75,000,000 shares of GSAH Class A common stock subject to possible redemption to permanent equity at a par value of $0.0001 per share.
(h)
Represents the recording of a noncontrolling interest for the shares of GSAH Class B common stock issued to certain existing Mirion Sellers. At closing of the Business Combination, equity holders of Mirion had the option to elect to have their rollover equity in Mirion exchanged for either shares of GSAH Class A common stock or Paired Interests. The Combined Company owns 100% of the voting shares (Class A) of IntermediateCo and greater than 80% of the non-voting
shares of IntermediateCo Class B common stock.

As a result, the Combined Company will recognize a noncontrolling interest for the portion of IntermediateCo that is not attributable to the Combined Company. We have considered that, of the existing Mirion stockholders, only certain members of Mirion management elected to receive Paired Interests.

Noncontrolling interest:
Percentage	4.5%
At June 30, 2021 (in millions)	$88.6
Adjustments to Unaudited Pro Forma Condensed Statements of Operations

(i)	Reflects the impact of Mirion purchase accounting adjustments on the operating results for the six months ended June 30, 2021 and for the year ended December 31, 2020.

For the six months ended June 30, 2021	(1)	(2)	(3)	(4)	(5)	(6)	Total
Revenue
Product	$—	$—	$—	$—	$—	$—	$—
Service	—	—	—	—	—	—	—

Total revenues	—	—	—	—	—	—	—
Costs and expenses
Cost of revenues—Product	(0.1)	(0.2)	—	—	—	—	(0.3)
Cost of revenues—Service	0.6	(0.2)	—	—	—	—	0.4
Selling, general and administrative	22.5	(0.2)	—	—	—	—	22.3
Research and development	—	—	—	—	—	—	—
Other deductions, net	—	—	—	—	—	—	—
Change in fair value of warrant liability	—	—	—	—	—	—	—
Dividend (income) expense	—	—	—	—	—	—	—
Interest expense, net	—	—	—	—	(86.7)	—	(86.7)

Income (loss) before income taxes	(23.0)	0.6	—	—	86.7	—	64.3
Income tax (benefit) expense	—	—	—	—	—	16.1	16.1

Net income (loss)	$(23.0)	$0.6	$—	$—	$86.7	$(16.1)	$48.2

For the year ended December 31, 2020	(1)	(2)	(3)	(4)	(5)	(6)	Total
Revenue
Product	$—	$—	$—	$—	$—	$—	$—
Service	—	—	(12.7)	—	—	—	(12.7)

Total revenues	—	—	(12.7)	—	—	—	(12.7)
Costs and expenses
Cost of revenues—Product	0.7	1.0	—	16.5	—	—	18.2
Cost of revenues—Service	0.1	1.0	—	—	—	—	1.1
Selling, general and administrative	48.9	2.0	—	—	—	—	50.9
Research and development	—	—	—	—	—	—	—
Other deductions, net	—	—	—	—	—	—	—
Change in fair value of warrant liability	—	—	—	—	—	—	—
Dividend (income) expense	—	—	—	—	—	—	—
Interest expense, net	—	—	—	—	(159.0)	—	(159.0)

Income (loss) before income taxes	(49.7)	(4.0)	(12.7)	(16.5)	159.0	—	76.1
Income tax (benefit) expense	—	—	—	—	—	19.0	19.0

Net income (loss)	$(49.7)	$(4.0)	$(12.7)	$(16.5)	$159.0	$(19.0)	$57.1

(1)
Reflects the change in amortization related to the change in fair value of certain Mirion intangible assets as if Mirion was acquired on January 1, 2020, reassessment of asset lives, and estimated split of cost of revenues between cost of revenues–product and cost of revenues–service.

(2)
Reflects the change in depreciation related to the change in fair value of certain Mirion property, plant and equipment as if Mirion was acquired on January 1, 2020, reassessment of asset lives, and estimated split of cost of revenues between cost of revenues–product and cost of revenues–service.

(3)	Reflects the impact of acquisition accounting adjustments related to reducing deferred revenue to its estimated fair value as of the acquisition date as if Mirion was acquired on January 1, 2020.
(4)
Reflects the increase to product cost of revenues from the acquisition accounting increase in fair value of inventory that is expected to be sold within one year of the acquisition date as if Mirion was acquired on January 1, 2020. The increase in fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. These expenses will not affect the Company’s statement of operations beyond 12 months after the acquisition date.

(5)
Reflects the elimination of interest expense on debt assumed settled as of January 1, 2020 ($175.6 million), net of $16.6 million accelerated amortization of debt issuance costs and discount on historical debt, for the twelve months ended December 31, 2020. Reflects the elimination of interest expense on debt assumed settled as of January 1, 2020 ($86.7 million), for the six months ended June 30, 2021.

(6)	Represents the income tax effect of the above pro forma adjustments based on an estimated blended statutory rate of 25%.

(j)
Reflects share-based compensation expense estimated for 8.1 million Profits Interests issued to Messrs. Logan, Schopfer and Kingsley. The Profits Interests are subject to service vesting conditions (50% of the Profits Interests granted to each of Messrs. Logan and Schopfer service-vest on each of the second and third anniversaries of the Closing, and fifty percent (50%) of the Profits Interests granted to Mr. Kingsley service-vest on each of the first and second anniversaries of the Closing) and performance vesting conditions (the share price must meet or exceed certain established thresholds for 20 out of 30 trading days before the fifth anniversary of the closing date). Of the Profits Interests, 3.2 million have a threshold price of $12 per share, 2.0 million have a threshold price of $14 per share, and 3.0 million have a threshold price of $16 per share. Based upon a valuation model using Monte Carlo simulations, a fair value per share of $8.03, $6.83, and $5.74 has been estimated for the $12, $14, and $16 per share performance vesting conditions, respectively. The expense will be recognized on a straight-line basis over the related service period for each tranche of awards. As the Profits Interests include the completion of the Business Combination as a vesting condition, the expense that accumulates prior to the Business Combination will not be recorded until it occurs.

(k)
Represents the interest expense and amortization of debt issuance costs related to new debt issued in the amount of $830.0 million assuming an indicative 3.25% interest rate (LIBOR subject to a floor of 0.50% + 2.75%). Debt issuance costs have been estimated to be approximately $22.6 million; a 1% change in the debt issuance costs would impact the total debt issuance costs by $9 million. Note that actual interest rates and debt issuance costs, including any upfront fees or OID, will vary depending upon a variety of factors including the timing of the debt financing marketing and market conditions existing at such time. The following table details the pro forma impact of a net increase/decrease in the interest rate of 1/8th of a percentage point and the pro forma impact of a 1% increase/decrease in the debt issuance costs as a percentage of debt (dollars in millions).

	Six months ended June 30, 2021	Year ended December 31, 2020
Increase in interest expense due to a rate increase of 1/8 th of a percentage point	0.5	1.0
Decrease in interest expense due to a rate decrease of 1/8 th of a percentage point	(0.5)	(1.0)
Increase in interest expense due to an increase in the percentage for debt issuance costs of 1%	1.3	2.6
Decrease in interest expense due to a decrease in the percentage for debt issuance costs of 1%	(1.3)	(2.6)

(l)	Reflects adjustments to income tax expense due to the tax impact on the pro forma adjustments at the estimated statutory rate of 25%.
(m)	Represents the attribution of net loss to a non-controlling interest. See (h) above for further details.
(n)	Pro forma earnings per share (amounts rounded and in millions except share and per share) (1) :

	Six months ended June 30, 2021	Year ended December 31, 2020
Pro forma net income (loss) available to common stockholders (in millions)	$(65.8)	$(191.0)

Shares of Class A Common Stock:
Class A common stock outstanding	75,000,000	75,000,000
Class A common stock issued to Mirion Sellers	30,401,902	30,401,902
Class A common stock issued to PIPE Investors	90,000,000	90,000,000
Class A redemptions	(14,628,610)	(14,628,610)

Pro forma weighted average number shares outstanding, Class A	180,773,292	180,773,292
Pro forma net income (loss) per share of common stock—basic and diluted, Class A (2)(3)	$(0.36)	$(1.06)

(1)	Class B common stock of the Combined Company will have voting rights but no economic interest in the Combined Company and therefore have been excluded from the calculation of basic earnings per share.
(2)
At June 30, 2021, the Company had outstanding warrants to purchase up to 27,250,000 shares of Class A common stock. One whole warrant entitles the holder thereof to purchase one share of GSAH Class A common stock at a price of $11.50 per share. The Company’s warrants are anti-dilutive due to pro forma net losses and have been excluded from the diluted number of the Combined Company’s Shares outstanding.

(3)
Excludes 18,750,000 founder shares that are subject to forfeiture if a Founder Share Vesting Event does not occur within five years of the closing of the Business Combination. The founder shares are subject to certain Founder Share Vesting Events. Holders of the founder shares are entitled to vote such founder shares and receive dividends and other distributions with respect to such founder shares prior to vesting, but such dividends and other distributions with respect to unvested founder Shares will be set aside by the Combined Company and shall only be paid to the holders of the founder shares upon the vesting of such founder shares.

As the holders of the founder shares are not entitled to participate in earnings unless the vesting conditions are met, the founders shares have been excluded from the calculation of basic earnings per share. The founders shares are also excluded from the calculation of diluted earnings per share because their inclusion would be anti-dilutive.

(o)
Reflects the impact of Sun purchase accounting adjustments on the operating results for the year ending December 31, 2020 assuming the acquisition occurred on January 1, 2020 rather than the date acquired by Mirion (December 18, 2020) (dollars in millions).

For the year ended December 31, 2020	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	Total
Revenue
Product	$—	$—	$(4.7)	$—	$—	$(2.6)	$—	$—	$(7.3)
Service	—	—	(9.5)	—	—	—	—	—	(9.5)

Total revenues	—	—	(14.2)	—	—	(2.6)	—	—	(16.8)
Costs and expenses
Cost of revenues—Product	4.1	(0.1)	—	4.7	—	(1.0)	—	—	7.7
Cost of revenues—Service	—	—	—	—	—	—	—	—	—
Selling, general and administrative	15.7	(0.5)	—	—	1.6	(1.1)	—	—	15.7
Research and development	—	—	—	—	—	—	—	—	—
Other deductions, net	—	—	—	—	—	—	—	—	—
Change in fair value of warrant liability	—	—	—	—	—	—	—	—	—
Dividend (income) expense	—	—	—	—	—	—	—	—	—
Interest expense, net	—	—	—	—	—	—	21.3	—	21.3

Income (loss) before income taxes	(19.8)	0.6	(14.2)	(4.7)	(1.6)	(0.5)	(21.3)	—	(61.5)
Income tax (benefit) expense	—	—	—	—	—	—	—	(11.1)	(11.1)

Net income (loss)	$(19.8)	$0.6	$(14.2)	$(4.7)	$(1.6)	$(0.5)	$(21.3)	$11.1	$(50.4)

(1)	Reflects the incremental amortization of related to the additional intangible assets recognized in the purchase price allocation as well as the increase in fair value of certain intangible assets.
(2)	Reflects the elimination of depreciation expense of related to the reduction in fair value of Sun Nuclear’s property and equipment as of the acquisition date.
(3)
Reflects the reduction in revenue related to the reduction in the fair value of Sun Nuclear’s deferred revenue as of the acquisition date. The reduction in revenue represents the difference between prepayments related to the extended maintenance and software arrangements and the fair value of the assumed performance obligations.

(4)
Reflects the increase to product cost of revenues from the increase in fair value of Sun Nuclear’s inventory that is expected to be sold within one year of the acquisition date. The increase in fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. These expenses will not affect the Combined Company’s statement of operations beyond 12 months after the acquisition date.

(5)	Reflects the increase in rent expense from the de-consolidation of affiliates that will no longer qualify for consolidation as a result of the Sun Acquisition.
(6)	Reflects the elimination of the Radon business distributed to the Sun Nuclear shareholders prior to the Sun Acquisition.
(7)
Reflects the incremental interest expense of $21.3 million, including the amortization of related debt issuance costs, related to financing the Sun Acquisition with a draw of $225 million on the 2019 Credit Facility and increase of $70 million in shareholder loans. The interest rate on the 2019 Credit Facility is based upon the lessor of LIBOR or 0% plus 4%. An increase in this interest rate of 1/8th of a percentage point would result in $0.3 million in additional interest expense; a decrease of 1/8th of a percentage point would result in $0.2 million less interest expense.

(8)	Represents the income tax effect of the above pro forma adjustments for the year ended December 31, 2020 based on the U.S. statutory income tax rate of 25%.

(p)	To eliminate the Company’s dividend income on the trust account.
(q)
Represents the recognition of additional transaction expenses estimated to be incurred in conjunction with the Business Combination. These costs will not affect the Company’s statement of operations beyond 12 months after the acquisition date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Mirion’s financial condition and results of operations together with the consolidated financial statements and related notes of Mirion Technologies (TopCo), Ltd that are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors” or in other parts of this prospectus. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, references in this section to “we,” “us,” “our,” “Mirion” and “the Company” refer to the business and operations of Mirion Technologies TopCo, Ltd and its consolidated subsidiaries prior to the Business Combination and to Mirion and its consolidated subsidiaries, following the consummation of the Business Combination. Unless the context otherwise requires or unless otherwise specified, all dollar amounts in this section are in millions.
Overview
We are a global provider of products, services, and software that allow our customers to safely leverage the power of ionizing radiation for the greater good of humanity through critical applications in the medical, nuclear and defense markets, as well as laboratories, scientific research, analysis, and exploration.
We provide dosimetry solutions for monitoring the total amount of radiation medical staff members are exposed to over time, radiation therapy quality assurance solutions for calibrating and verifying imaging and treatment accuracy, and radionuclide therapy products for nuclear medicine applications such as shielding, product handling, medical imaging furniture, and rehabilitation products. We provide robust, field-ready personal radiation detection and identification equipment for defense applications and radiation detection and analysis tools for power plants, labs, and research applications. Nuclear power plant product offerings are used for the full nuclear power plant lifecycle including core detectors, essential measurement devices for new build, maintenance, decontamination and decommission, and equipment for monitoring and control during fuel dismantling and remote environmental monitoring.
We manage and reports results of operations in two business segments: Medical and Industrial.

•
For the year ended June 30, 2021, our revenues were $611.6 million, of which 25.5% was generated in the Medical segment and 74.5% was generated in the Industrial segment, as compared with revenues for the year ended June 30, 2020 of $478.2 million with 13.1% and 86.9% generated in the Medical and Industrial segments, respectively.

•
Backlog (representing committed but undelivered contracts and purchase orders, including funded and unfunded government contracts) was $715.8 million and $601.4 million as of June 30, 2021, and June 30, 2020, respectively.

Key Factors Affecting Our Performance
We believe that the business and results of operations may be impacted in the future by various trends and conditions, including the following:

•	Medical end market trends —Growth and operating results in our Medical segment are impacted by:

•	Increased or changes to global regulatory standards;

•	Increased focus on healthcare safety;

•	Changes to healthcare reimbursement;

•	Potential budget constraints in hospitals and other healthcare providers;

•	Medical/lab dosimetry growth supported by growing and aging demographics, increased number of healthcare professionals, and penetration of radiation therapy/diagnostics; and

•
Medical radiation therapy quality assurance (“RT QA”) growth driven by growing and aging population demographics, low penetration of RT QA technology in emerging markets, and increased adoption of advanced software and hardware solutions for improved outcomes and administrative and labor efficiencies.

•
Business combinations
—A large driver of our historical growth has been the acquisition and integration of related businesses. Our ability to integrate, restructure, and leverage synergies of these businesses will impact our operating results over time.

•
Environmental objectives of governments
—Growth and operating results in our Industrial segment are impacted by environmental policy decisions made by governments in the countries where we operate. Our nuclear power customers may benefit from decarbonization efforts given the relatively low carbon footprint of nuclear power to other existing energy sources. In addition, decisions by governments to build new power plants or decommission existing plants can positively and negatively impact our customer base.

•
Government budgets
—While we believe that we are poised for growth from governmental customers in both of our segments, our revenues and cash flows from government customers are influenced, particularly in the short-term, by budgetary cycles. This impact can be either positive or negative.

•
Nuclear new build projects
—A portion of our backlog is driven by contracts associated with the construction of new nuclear power plants. These contracts can be long-term in nature and provide us with a strong pipeline for the recognition of future revenues in our Industrial segment.

•
Research and developments
—A portion of our operating expenses is associated with research and development activities associated with the design of new products. Given the specific design and application of certain of these products, there is some risk that these costs will not result in successful products in the market. Further, the timing of these products can move and be challenging to predict.

•
COVID-19
—COVID-19 may
affect revenue growth in certain of our businesses, primarily those serving our medical end markets, and it is uncertain how materially COVID-19 will
affect our global operations generally if these impacts were to persist or worsen over an extended period of time. The extent and duration of the impacts are uncertain and dependent in part on customers returning to work and economic activity ramping up. The impact of COVID-19 on
our customers has affected our sales operations in certain ways, including increased customer disputes regarding orders, delayed customer notices to proceed with production, delayed payment from customers and, on rare occasions, customers have refused to pay for their orders entirely. Further, access to customer sites for sales was limited in some cases.

Non-GAAP Financial
Measures
We report our financial results in accordance with generally accepted accounting principles in the United States. (“GAAP” or “U.S. GAAP”). However, management believes certain non-GAAP financial
measures provide investors and other users with additional meaningful information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial
measures in making financial, operating, and planning decisions, and in evaluating our performance. Non-GAAP financial
measures should be viewed in addition to, and not as an alternative for, our GAAP results.
The non-GAAP financial
measures we present may differ from similarly captioned measures presented by other companies.
We use
the non-GAAP financial
measures “Adjusted revenues,” “Adjusted net (loss) income,” “EBITDA,” “EBITA,” “Adjusted EBITDA, “Free Cash Flow,” and “Adjusted Free Cash Flow.” See the “Quarterly Results of Operations” and “Cash flows” sections below for definitions of our non-GAAP financial
measures and reconciliation to their most directly comparable GAAP measures.

The following tables present a reconciliation of
certain non-GAAP financial
measures for the years ended June 30, 2021, June 30, 2020, and June 30, 2019.

	Year Ended June 30, 2021		Year Ended June 30, 2020		Year Ended June 30, 2019
($ in millions)	Revenues	Net Loss	Revenues	Net Loss	Revenues	Net Loss
Total GAAP	$611.6	$(158.4)	$478.2	$(119.1)	$440.1	$(122.0)
Revenue reduction from purchase accounting	8.0	8.0	0.2	0.2	—	—
Cost of revenues impact from inventory valuation purchase accounting		5.2		1.6		0.1
Foreign currency (gain) loss, net		13.4		(0.6)		(3.2)
Amortization of acquired intangibles		62.8		50.6		53.0
Non-operating expenses (1)(2)(3)		43.1		20.1		14.7
Tax impact of adjustments above		(28.9)		(16.1)		(19.9)

Adjusted	$619.6	$(54.8)	$478.4	$(63.3)	$440.1	$(77.3)

($ in millions)	Year Ended June 30, 2021	Year Ended June 30, 2020	Year Ended June 30, 2019
Net loss	$(158.4)	$(119.1)	$(122.0)
Interest expense, net	163.2	149.2	143.5
Income tax (benefit) provision	(5.9)	(5.5)	(4.2)
Amortization	62.8	50.6	53.0

EBITA	$61.7	$75.2	$70.3
Depreciation	20.8	17.9	16.5

EBITDA	$82.5	$93.1	$86.8
Stock compensation expense	—	0.2	0.1
Debt extinguishment	—	—	12.8
Foreign currency (gain) loss, net	13.4	(0.6)	(3.2)
Revenue reduction from purchase accounting	8.0	0.2	—
Cost of revenues impact from inventory valuation purchase accounting	5.2	1.6	0.1
Non-operating expenses (1)(2)(3)	43.1	20.1	14.7

Adjusted EBITDA	$152.2	$114.6	$111.3

(1)
Pre-tax non-operating expenses
of $43.1 million for the year ended June 30, 2021 includes $14.2 million of legal and professional fees related to the Business Combination and costs to prepare for becoming a public company, $13.1 million in costs to achieve integration and operational synergies, $5.9 million of mergers and acquisition expenses, $5.5 million of restructuring costs, and $4.5 million of costs to achieve information technology system integration and efficiency.

(2)
Pre-tax non-operating expenses
of $20.1 million for the year ended June 30, 2020 includes $10.8 million of mergers and acquisition expenses, $3.8 million of costs to achieve operational synergies, $3.4 million of costs to achieve information technology system integration and efficiency, and $1.6 million of expenses related to debt refinancing.

(3)
Pre-tax non-operating expenses
of $14.7 million for the year ended June 30, 2019 includes $6.5 million of mergers and acquisition expenses, $2.8 million of costs to achieve information technology system integration and efficiency, $2.8 million of costs to achieve operational synergies, and $0.5 million of expenses related to debt refinancing.

Our Business Segments
We manage and report our business in two business segments: Medical and Industrial.

Medical
 includes products and services for radiation therapy and personal dosimetry. This segment’s principal offerings are:

•	Radiation Therapy Quality Assurance Solutions for calibrating and/or verifying imaging, treatment machine, patient treatment plan, and patient treatment accuracy (hardware and software);

•	Dosimetry Solutions for monitoring the total amount of radiation medical staff members are exposed to over time; and

•	Radionuclide Therapy Solutions , which includes products for nuclear medicine in radiation measurement, shielding, product handling, medical imaging furniture and rehabilitation.
Industrial
 includes products and services for defense, nuclear energy, laboratories and research and other industrial markets. This segment’s principal offerings are:

•
Reactor Safety and Control Systems
, which includes radiation monitoring systems and reactor instrumentation and control systems that ensure the safe operation of nuclear reactors and other nuclear fuel cycle facilities; and

•
Radiological Search, Measurement and Analysis Systems
, which includes solutions to locate, measure and
perform in-depth scientific
analysis of radioactive sources for radiation safety, security, and scientific applications

Recent Developments
Closing of Business Combination
The Business Combination closed on October 20, 2021 (the “Closing Date”), and GSAH was renamed Mirion Technologies, Inc. and is listed on the NYSE under the ticker symbol “MIR.” Pursuant to the terms of the Business Combination Agreement, Mirion TopCo combined with a subsidiary of GSAH.
The Business Combination is being accounted for under ASC 805,
 Business Combinations
. GSAH has been determined to be the accounting acquirer. Mirion constitutes a business in accordance with ASC 805 and the business combination constitutes a change in control. Accordingly, the Business Combination is being accounted for using the acquisition method. Under this method of accounting, Mirion is treated as the “acquired” company for financial reporting purposes and our net assets are stated at fair value, with goodwill or other intangible assets recorded.
On October 20, 2021, the Board of Directors determined to change Mirion’s fiscal year end from June 30 of each year to December 31 of each year. The determination was made to align Mirion’s fiscal year end with GSAH’s fiscal year end.
Credit Agreement
On October 20, 2021, certain subsidiaries of the Company entered into a credit agreement (the “Credit Agreement”) among Mirion Technologies (HoldingSub2), Ltd., a limited liability company incorporated in England and Wales, as Holdings, Mirion Technologies (US Holdings), Inc., as the Parent Borrower, Mirion Technologies (US), Inc., as the Subsidiary Borrower, the lending institutions party thereto, Citibank, N.A., as the Administrative Agent and Collateral Agent and Goldman Sachs Lending Partners, Citigroup Global Markets Inc., Jefferies Finance LLC and JPMorgan Chase Bank, N.A., as the Joint Lead Arrangers and Bookrunners. The Credit Agreement provides for an $830.0 million senior secured first lien term loan facility and a $90.0 million senior secured revolving facility (collectively, the “Credit Facilities”). For more information, see “—Liquidity and Capital Resources—Debt Profile” and “Description of Indebtedness.” The Credit Agreement refinanced and replaced that certain credit agreement from March 2019, by and between, among others, Mirion Technologies (HoldingRep), Ltd., its subsidiaries and Morgan Stanley Senior Funding Inc., as administrative agent, certain other revolving lenders and a syndicate of institutional lenders (the “2019 Credit Facility”).

SNC Acquisition
On December 18, 2020, we purchased 100% of the issued and outstanding shares of Sun Nuclear Corporation (“SNC”) for an aggregate of $258.1 million, net of cash acquired of $18.8 million. SNC is a global leader in radiation therapy quality assurance, delivering patient safety solutions for diagnostic imaging and radiation therapy providers in multiple countries around the world. The acquisition is included in our Medical segment and will advance the Company’s strategy to further expand into the radiation therapy markets globally.
Biodex Acquisition
On September 1, 2020, the Company purchased 100% of the issued and outstanding shares of Biodex Medical Systems, Inc. (“Biodex”) for an aggregate of $26.9 million, net of cash acquired of $4.1 million. Biodex is a manufacturer and distributor of medical devices and related replacement parts for physical and nuclear medicine, as well as medical imaging applications located in the United States. The acquisition is included in our Medical segment and will advance the Company’s strategy to further expand into the medical treatment markets globally.
Public Company Costs
We expect to continue as
an SEC-registered and
NYSE-listed company. We expect to hire additional staff and implement new processes and procedures to address public company requirements. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external costs for investor relations, accounting, audit, legal and other functions.
Basis of Presentation
Financial information presented was derived from our historical consolidated financial statements and accounting records, and they reflect the historical financial position, results of operations and cash flows of the business in conformity with U.S. GAAP. The Consolidated Financial Statements include the accounts of the Company and its wholly owned and majority-owned or controlled subsidiaries. For consolidated subsidiaries where our ownership is less than 100%, the portion of the net income or loss allocable to noncontrolling interests is reported as “Income (Loss) attributable to noncontrolling interests” in the Consolidated Statements of Operations. All intercompany accounts and transactions have been eliminated in consolidation. See the notes to the financial statements included in this prospectus for additional information.
Results of Operations
Year ended June 30, 2021 compared to year ended June 30, 2020

(Dollars in millions)	2021	2020	$ Change	% Change
Revenues	$611.6	$478.2	$133.4	27.9%
Cost of revenues	359.8	281.2	78.6	28.0%

Gross profit	251.8	197.0	54.8	27.8%
Selling, general and administrative expenses	211.2	158.1	53.1	33.6%
Research and development	29.4	15.9	13.5	84.9%

Income from operations	11.2	23.0	(11.8)	(51.3)%
Interest expense, net	163.2	149.2	14.0	9.4%
Foreign currency loss (gain), net	13.4	(0.6)	14.0	N/A
Other income, net	(1.1)	(1.0)	(0.1)	10.0%

Loss before benefit from income taxes	(164.3)	(124.6)	(39.7)	31.9%
Benefit from income taxes	(5.9)	(5.5)	(0.4)	7.3%

Net loss	(158.4)	(119.1)	(39.3)	33.0%
Loss attributable to noncontrolling interests	(0.1)	—	(0.1)	N/A

Net loss attributable to stockholders	$(158.3)	$(119.1)	$(39.2)	32.9%

Overview
Revenues for the year ended June 30, 2021 (“FY 2021” or “fiscal 2021”) were $611.6 million, resulting in an increase of $133.4 million, or 27.9%, from the same period in the prior year primarily driven by acquisitions in the Medical segment and organic growth in the Industrial segment. Cost of revenues of $359.8 million also increased 28.0% compared to the same period in the prior year reflecting the increase in revenues, a $3.1 million increase in restructuring costs, and a $3.4 million increase in costs to achieve operational synergies. Gross profit increased by $54.8 million and as a percentage of revenue was consistent period over period for the Company, including a decrease in percentage of revenue in our Medical segment of 8.5%, offset by an increase in percentage of revenue in our Industrial segment of 1.4%. There was a net loss of $158.4 million for the year ended June 30, 2021 compared to a net loss of $119.1 million during the year ended June 30, 2020. The $39.3 million, or 33.0%, increase is the result of the increase in gross profit, offset by higher SG&A expenses of $53.1 million, primarily driven by acquisitions in the Medical segment and a $17.6 million increase in non-operational legal
and professional fees incurred to prepare for being a public company and costs related to restructuring, mergers and acquisitions and costs to achieve synergies. Also contributing to the increase in net loss period over period was increased net interest expense of $14.0 million and the negative impact of foreign currency exchange of $14.0 million offset by a net increase in income tax benefit of $0.4 million. The impact of purchase accounting related to the fair value adjustment of deferred revenue reduced revenue in the year ended June 30, 2021 by $8.0 million. The impact of purchase accounting related to the fair value of inventory increased cost of revenues by $5.2 million for the year ended June 30, 2021.
Revenues
Revenues were $611.6 million for the year ended June 30, 2021, an increase of $133.4 million, or 27.9%, compared with $478.2 million for the year ended June 30, 2020. The majority of the increase was a result of the acquisitions in the Medical segment contributing $91.7 million (of which $48.9 million was generated by SNC, $32.6 million by Biodex, $9.2 million from AWST and $1.0 million from Dosimetrics). The Industrial segment revenues also increased $39.7 million of which $11.4 million was driven by Reactor Safety and Control Systems products and $28.3 million was driven by Radiological Search, Measurement, and Analysis Systems products resulting from increased product orders and release of new products and the positive impact from foreign currency exchange rate fluctuations of $18.4 million. The impact of purchase accounting related to the fair value adjustment of deferred revenue reduced revenue in the year ended June 30, 2021 by $8.0 million.
By segment, revenues for the year ended June 30, 2021 were $155.7 million in the Medical segment and $455.9 million in the Industrial segment. Movements in revenues by segment are detailed in the “Business Segments” section below.
Cost of revenues
Cost of revenues was $359.8 million for the year ended June 30, 2021, an increase of $78.6 million, or 28.0% compared to the year ended June 30, 2020. Cost of revenues as a percentage of revenues was flat year over year. The increase in cost of revenues was primarily due to acquisitions in our Medical segment ($53.6 million combined from SNC, Biodex, AWST, and Dosimetrics), an increase in our Industrial segment cost of revenues of $17.5 million related to the increase in revenues, including the impacts from foreign currency exchange rate fluctuations of $10.9 million, and $6.5 million of restructuring costs and costs to achieve operational synergies. Cost of revenues includes a $5.2 million increase from purchase accounting related to the fair value of inventory for the year ended June 30, 2021.
Selling, general and administrative expenses
Selling, general and administrative (“SG&A”) expenses were $211.2 million for the year ended June 30, 2021, an increase of $53.1 million, or 33.6%, compared to the year ended June 30, 2020. SG&A expenses as a percentage of revenues were 34.5% for the twelve months ended June 30, 2021, a 1.5 percentage point increase compared with 33.1% for the twelve months ended June 30, 2020. The primary drivers behind the increase in SG&A expenses were the impact of acquisitions in the Medical Segment ($34.5 million combined from SNC, Biodex, AWST and Dosimetrics), $17.6 million increase in non-operational legal
and professional fees incurred to prepare for being a public company and costs related to restructuring, mergers and acquisitions and costs to achieve synergies, $6.4 million increase in compensation-related expenses and the impact from foreign currency exchange rate fluctuations of $5.5 million, partially offset by a decrease in amortization of $3.7 million and a decrease in travel and entertainment expenses of $3.7 million.
Research and development
Research and development (“R&D”) expenses were $29.4 million for the year ended June 30, 2021, an increase of $13.5 million, or 84.9%, compared to the year ended June 30, 2020. The increase in R&D expense was primarily due to business combinations ($10.4 million combined from SNC, Biodex, AWST, and Dosimetrics), increased R&D activity of $2.5 million to develop new products in the Industrial segment and the impact from foreign currency exchange rate fluctuations of $0.6 million.
Income from operations
Income from operations for the year ended June 30, 2021 was $11.2 million, a decrease of $11.8 million, or 51.3%, when compared to income from operations of $23.0 million for the year ended June 30, 2020. On a segment basis, income from operations was $6.0 million in the Medical segment, which includes $13.2 million in purchase accounting impacts described in revenues and cost of revenues above, and $81.5 million in Industrial segment. Corporate expenses were $76.3 million for the year ended June 30, 2021. See “Business segments” and “Mirion corporate and other” below for further details.
Interest expense, net
Interest expense, net, was $163.2 million for the year ended June 30, 2021 compared to $149.2 million for the year ended June 30, 2020. The $14.0 million, or 9.4%, change is a non-cash increase
in interest related to the shareholder notes which are described in Note 8 to the consolidated financial statements.
Foreign currency (gain) loss, net
The Company recorded a loss of $13.4 million for the year ended June 30, 2021, compared to a gain of $0.6 million for the year ended June 30, 2020, from foreign currency exchange. The change in net foreign currency losses is due to appreciation in European and Canadian local currencies in relation to the U.S. dollar.
Income taxes
Income tax benefit was $5.9 million for the year ended June 30, 2021 versus a benefit of $5.5 million in for the year ended June 30, 2020. The $0.4 million change is primarily due to the mix of earnings and jurisdictions during each respective period.
Business segments
The following provides detail for business segment results for the years ended June 30, 2021 and June 30, 2020. Segment income from operations includes revenues of the segment less expenses that are directly related to those revenues but excludes certain charges to cost of revenues and selling, general and administrative expenses predominantly related to corporate costs, shared overhead and other costs related to restructuring activities and costs to achieve operational initiatives, which are included in Corporate and Other in the table below. Interest expense, loss on debt extinguishment, foreign currency loss (gain), net, and other expense (income), net, are not allocated to segments.

For reconciliations of segment revenues and operating income to our consolidated results, see Note 15–
Segment Information
 to the consolidated financial statements.
Medical

(Dollars in millions)	June 30, 2021	June 30, 2020	$ Change	% Change
Revenues	$155.7	$62.6	$93.1	148.7%
Income from operations	$6.0	$13.9	$(7.9)	(56.8%)
Income from operations as a % of revenues	3.9%	22.2%
Medical segment revenues were $155.7 million, for the year ended June 30, 2021, which is an increase of $93.1 million, or 148.7%, from the year ended June 30, 2020. Revenues increased primarily due to the impact of acquisitions contributing $91.7 million (of which $48.9 million was generated by SNC, $32.6 million by Biodex, $9.2 million from AWST and $1.0 million from Dosimetrics) and an increase of $1.2 million in our legacy business. Additionally, foreign currency exchange rates positively impacted Medical revenues by approximately $0.2 million. The impact of purchase accounting related to the fair value adjustment of deferred revenue reduced revenue for the year ended June 30, 2021 by $8.0 million.
Income from operations, which
excludes non-operational costs,
for the year ended June 30, 2021 was $6.0 million, a decrease of $7.9 million compared with the year ended June 30, 2020. Income from operations as a percentage of revenues decreased approximately 18.3% primarily due to the lower margins and higher operating expenses of the acquisitions in the year ended June 30, 2021, driven in large part by amortization expense (reducing margins by $3.3 million and increasing operating expenses by $12.3 million). Bad debt expense in our legacy business also increased (partially driven by COVID 19) by $1.3 million. Additionally, income from operations as a percentage of revenues was impacted by the $8.0 million reduction in revenue and $5.2 million increase in cost of revenues resulting from purchase accounting.
Industrial

(Dollars in millions)	June 30, 2021	June 30, 2020	$ Change	% Change
Revenues	$455.9	$415.6	$40.3	9.7%
Income from operations	$81.5	$59.6	$21.9	36.7%
Income from operations as a % of revenues	17.9%	14.3%
Industrial segment revenues were $455.9 million for the year ended June 30, 2021, an increase of $40.3 million, or 9.7% from the year ended June 30, 2020. Revenues increased in both product and service revenues, primarily due to new product offerings in the Radiological Search, Measurement and Analysis Systems product group such as the MBD-2 dosimeter
and Aegis spectrometer. Foreign currency positively impacted revenues by approximately $18.4 million. Additionally, revenues increased due to the impact of the acquisition of Selmic in fiscal 2020, which contributed approximately $3.6 million of additional revenue in fiscal 2021 compared with fiscal 2020.
Income from operations, which
excludes non-operational costs,
was $81.5 million for the year ended June 30, 2021, an increase of $21.9 million compared with the year ended June 30, 2020 driven primarily by higher revenues. Income from operations as a percentage of revenues increased 3.6% primarily due to operating expense savings driven primarily by COVID-19 restrictions
on employee travel and fixed overhead absorption.
Corporate and other
Corporate and other costs include costs associated with our headquarters located in Georgia, as well as centralized global functions including Executive, Finance, Legal and Compliance, Human Resources,

Technology, Strategy, and Marketing and other costs related to company-wide initiatives (e.g., merger and acquisition activities, restructuring and other initiatives). Corporate and other costs were $76.3 million and $50.5 million for the years ended June 30, 2021 and June 30, 2020, respectively. The $25.8 million increase in corporate and other expenses during the year ended June 30, 2021 versus the comparable period was predominantly driven by $14.2 million of legal and professional fees related to the Business Combination and costs to prepare for becoming a public company, an increase in compensation and related costs of $4.2 million, restructuring costs of $5.5 million, an increase in mergers and acquisition, integration and operational efficiency costs of $4.0 million, an increase in professional fees of $2.4 million, and an increase in costs to achieve information technology system integration and efficiency of $1.1 million, partially offset by a decrease in debt issuance costs of $1.6 million, a decrease in travel and entertainment expenses of $1.1 million, and a decrease in facilities costs of $1.0 million. For reconciliations of segment operating income and corporate and other costs to our consolidated results, see Note 15–
Segment Information
 to the consolidated financial statements.
Year ended June 30, 2020 compared to year ended June 30, 2019

(Dollars in millions)	2020	2019	$ Change	% Change
Revenues	$478.2	$440.1	$38.1	8.7%
Cost of revenues	281.2	251.9	29.3	11.6%

Gross profit	197.0	188.2	8.8	4.7%
Selling, general and administrative expenses	158.1	145.4	12.7	8.7%
Research and development	15.9	14.0	1.9	13.6%

Income from operations	23.0	28.8	(5.8)	(20.1)%
Interest expense, net	149.2	143.5	5.7	4.0%
Loss on debt extinguishment	—	12.8	(12.8)	(100.0)%
Foreign currency gain, net	(0.6)	(3.2)	2.6	(81.3)%
Other (income) expense, net	(1.0)	1.9	(2.9)	(152.6)%

Loss before benefit from income taxes	(124.6)	(126.2)	1.6	1.3%
Benefit from income taxes	(5.5)	(4.2)	(1.3)	31.0%

Net loss	(119.1)	(122.0)	2.9	(2.4)%
Income (loss) attributable to noncontrolling interests	—	—	—	N/A

Net loss attributable to stockholders	$(119.1)	$(122.0)	$2.9	(2.4)%

Overview
Revenues for the year ended June 30, 2020 (“FY 2020” or “fiscal 2020”) were $478.2 million, an increase of 8.7% from the year ended June 30, 2019 (“FY 2019” or “fiscal 2019”) primarily driven by acquisitions in FY 2020 in both the Medical and Industrial segment. Cost of revenues increased $29.3 million, or 11.6% primarily reflecting the increase in revenues. Gross profit increased by $8.8 million and as a percentage of revenue for the Company was consistent period over period. There was a net loss of $119.1 million in FY 2020 compared to net loss of $122.0 million in FY 2019. The 2.4% decrease in net loss in FY 2020 is primarily the result of an increase in gross profit, offset by an increase in SG&A of $12.7 million, including $7.6 million of acquisition costs and costs to achieve operational synergies, decreased loss on debt extinguishment of $12.8 million and increase in other income of $2.9 million, increase in interest expense of $5.7 million, and the negative impact of foreign currency exchange of $2.6 million. The impact of purchase accounting related to the fair value of inventory increased our cost of revenues by $1.6 million for FY 2020.
Revenues
Revenues were $478.2 million for FY 2020, an increase of $38.1 million, or 8.7%, compared with $440.1 million for FY 2019. The increase in revenues was primarily due to the impact of FY 2020 acquisitions in both the

Medical and Industrial segments ($31.7 million combined from Capintec, Selmic, Premium Analyse, and AWST) and higher volumes in legacy operations.
By segment, revenues were $62.6 million in the Medical segment and $415.6 million in the Industrial segment. Movements in revenues by segment are discussed in greater detail in the “
Business segment
” discussion below.
Cost of revenues
Cost of revenues was $281.2 million in FY 2020, an increase of $29.3 million, or 11.6% compared to FY 2019. Cost of revenues as a percentage of revenues was 58.8% for FY 2020, a 1.6% increase compared with 57.2% for FY 2019. The increase in cost of revenues was primarily due to the impact of business combinations ($22.9 million combined from Capintec, Selmic, Premium Analyse, and AWST) and unfavorable product sales mix (i.e., higher sales of products with lower margin versus products with higher margin during the period). The impact of purchase accounting related to the fair value of inventory increased our cost of revenues by $1.6 million in FY 2020.
Selling, general and administrative expenses
SG&A expenses were $158.1 in FY 2020, an increase of $12.7 million, or 8.7%, compared to FY 2019. SG&A expenses as a percent of revenues was 33.1% in FY 2020, compared to 33.0% in FY 2019. The primary drivers behind the increase in SG&A expenses were expenses associated with business combinations ($7.1 million combined from Capintec, Selmic, Premium Analyse, and AWST), an increase of $7.6 million in costs to achieve operational synergies and mergers and acquisitions, increase in professional fees of $2.1 million, partially offset by a decrease in amortization expense of $4.3 million.
Research and development
R&D expenses were $15.9 million in FY 2020, an increase of $1.9 million, or 13.6%, compared to FY 2019. The increase in R&D expenses was primarily due to business combinations ($1.3 million combined from Capintec, Selmic, Premium Analyse, and AWST) and increased R&D activity in existing businesses to develop new products ($0.9 million).
Income (loss) from operations
Income from operations in FY 2020 was $23.0 million, a decrease of $5.8 million, or 20.1%, when compared to income from operations of $28.8 million in FY 2019. On a segment basis, income from operations was $13.9 million in the Medical segment and $59.6 million in the Industrial segment in FY 2020 compared to $10.2 million in Medical and $55.0 million in Industrial in FY 2019. Corporate expenses were $50.5 million in FY 2020 compared to $36.4 million in FY 2019. See “Business segments” and “Mirion corporate and other” below for further details.
Interest expense
Interest expense, net was $149.2 million in FY 2020 and $143.5 million in FY 2019. The $5.7 million, or 4.0%, increase in interest expense in FY 2020 was due primarily to increased non-cash interest
of $11.9 million on related-party shareholder notes, partially offset by a decrease in interest expense related to our third-party debt due to lower interest rates on third-party debt. See Note 8–
Borrowings
 in the consolidated financial statements.
Loss on debt extinguishment
There was no loss on debt extinguishment in FY 2020, as compared to the FY 2019 loss on extinguishment of $12.8 million. In FY 2019, we entered into a new credit agreement, resulting in the extinguishment of previous debt. No similar debt extinguishment occurred in FY 2020.

Foreign currency (gain) loss, net
The Company recorded a gain of $0.6 million in FY 2020, compared to a gain of $3.2 million from foreign currency exchange in FY 2019. Foreign currency gain decreased $2.6 million, or 81.3%, primarily due to less favorable exchange rates in FY 2020 between the U.S. dollar and currencies used in our European operations.
Other (income) expenses, net
Other income was $1.0 million in FY 2020, compared to other expense of $1.9 million in FY 2019. The change in other (income) expenses, net from FY 2019 is primarily due to investment income received in FY 2020 compared to losses recorded on the disposal of property, plant, and equipment in FY 2019.
Income taxes
Income tax benefit was $5.5 million in FY 2020 as compared to income tax benefit of $4.2 million in FY 2019, which increased $1.3 million due to the impact of the release of unrecognized tax benefits related to uncertain tax positions offset by increases in valuation allowances and mix of income between U.S. and foreign operations.
Business segments
The following is an analysis of business segment results for FY 2020 as compared with FY 2019. Segment income from operations is defined as revenues less cost of revenues, segment selling, general and administrative expenses, and research and development expenses. Costs not specifically allocated to segment operating include those discussed in further detail in the Corporate and other section below. Interest expense, loss on debt extinguishment, foreign currency gain, and other income/expense are not allocated to segments. For reconciliations of segment revenues and earnings to our consolidated results, see Note 15–
Segment Information
 to the consolidated financial statements included elsewhere in this prospectus.
Medical

(Dollars in millions)	June 30, 2020	June 30, 2019	$ Change	% Change
Revenues	$62.6	$42.9	$19.7	45.9%
Income from operations	$13.9	$10.2	$3.7	36.3%
Income from operations as a % of revenues	22.2%	23.8%
Medical revenues were $62.6 million in FY 2020, an increase of $19.7 million or 45.9% from FY 2019 primarily due to the impact of business combinations ($17.7 million from Capintec and AWST in FY 2020 and $0.9 million from the full fiscal year impact of the NRG Dosimetry Services Group (“NRG”) FY 2019 acquisition).
Income from operations was $13.9 million in FY 2020, representing an increase in earnings of $3.7 million, or 36.3%, from FY 2019 primarily due to the impact of business combinations ($1.3 million from Capintec and AWST), higher gross profit from legacy operations of $1.5 million due to product mix, and lower amortization expense related to legacy operations of $0.7 million. Income from operations as a percentage of revenues declined 1.6% primarily due to the product mix impact of business combinations, as certain products had lower margins than our legacy medical businesses.
Industrial

Dollars in millions)	June 30, 2020	June 30, 2019	$ Change	% Change
Revenues	$415.6	$397.2	$18.4	4.6%
Income from operations	$59.6	$55.0	$4.6	8.4%
Income from operations as a % of revenues	14.3%	13.8%

Industrial revenues were $415.6 million in FY 2020, an increase of $18.4 million, or 4.6% from FY 2019. Revenues increased primarily due to business combinations ($14.0 million from Selmic and Premium Analyse), new product offerings, and government year-end purchases
driving increased revenues from certain customers.
Income from operations, which includes an inventory valuation impact of $1.3 million but excludes non-operational costs,
was $59.6 million in FY 2020, an increase of $4.6 million, or 8.4%, compared with the prior year period, while income from operations as a percentage of revenues increased 0.5%. The $4.6 million increase in income from operations was primarily due to the impact of business combinations ($1.3 million from Selmic and Premium Analyse), lower amortization expense related to legacy operations of $3.4 million and reduced travel expenses of $1.3 million, offset by lower gross profit impact of approximately $1.4 million from legacy operations due to product mix.
Corporate and other
Corporate and other costs include costs associated with our headquarters, as well as centralized global functions including Executive, Finance, Legal and Compliance, Human Resources, Technology, Strategy, and Marketing. Corporate and other costs were $50.5 million and $36.4 million in the 2020 and 2019 periods, respectively. The $14.1 million increase in corporate and other expenses in FY 2020 versus the comparable prior year period was primarily the result of $8.8 million increase in costs to achieve synergies, acquisition, integration and strategic initiatives, an increase of $2.0 in compensation and related costs and $1.8 million increase in professional fees. For reconciliations of segment operating income and corporate and other costs to our consolidated results, see Note 15–
Segment Information
 to the consolidated financial statements.
Quarterly Results of Operations
The following table sets forth selected unaudited quarterly financial data for our last eight completed fiscal quarters. The information for each of these quarters reflects all adjustments that are of a normal, recurring nature and that we consider necessary for a fair presentation of our operating results for such periods. The quarterly results of operations presented should be read in conjunction with our audited consolidated financial statements and notes thereto appearing elsewhere in this document and are not necessarily indicative of our operating results for any future period. Revenues for certain quarters are impacted by the capital spending patterns of government customers, which are influenced by budgetary considerations and driven by timing of fiscal year-ends.

($ in millions)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Revenues	$180.0	$166.2	$150.8	$114.6	$141.2	$109.8	$132.1	$95.1
Adjusted revenues (1)(2)	$183.7	$170.5	$150.8	$114.6	$141.4	$109.8	$132.1	$95.1
Net loss	$(27.4)	$(71.4)	$(19.2)	$(40.4)	$(24.5)	$(36.4)	$(22.5)	$(35.7)
Adjusted net income (loss) (1)(3)	$3.2	$(40.7)	$3.7	$(20.9)	$(5.4)	$(24.7)	$(7.1)	$(26.1)
EBITA (1)(4)	$22.7	$13.8	$16.4	$8.8	$25.9	$17.9	$20.4	$11.1
EBITDA (1)(4)	$29.6	$18.8	$21.0	$13.1	$30.4	$22.1	$24.6	$16.1
Adjusted EBITDA (1)(4)	$50.0	$39.8	$38.3	$24.1	$40.9	$25.0	$32.9	$15.9

(1)
Adjusted revenues, Adjusted net (loss) income, EBITA, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not required by, or presented in accordance with, U.S. GAAP. Adjusted revenues, Adjusted net (loss) income, EBITA, EBITDA, and Adjusted EBITDA are included in this document because they are key metrics used by management to assess our financial performance. We believe that these measures are useful because they provide investors with information regarding our operating performance that is used by our management in its reporting and planning processes. These measures may not be comparable to similarly titled measures and disclosures reported by other companies.

Adjusted revenues are defined as U.S. GAAP revenues adjusted to remove the impact of purchase accounting on the recognition of deferred revenue. We have acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, we recorded adjustments reducing deferred revenue under arrangements predating the business combination to fair value. Therefore, our GAAP revenues after the date of acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value. Therefore, Adjusted revenues reverses the impact of this deferred revenue write-down to provide another view of the revenue run-rate in
a given period and providing meaningful information for comparative results in future periods.
Adjusted net (loss) income is defined as U.S. GAAP net income adjusted for foreign currency gains and losses, amortization of acquired intangible assets, the impact of purchase accounting on the recognition of deferred revenue, certain non-operating expenses
(certain purchase accounting impacts related to revenues and inventory, restructuring and costs to achieve operational synergies, merger and acquisition expenses and IT project implementation expenses), and income tax impacts of these adjustments.
EBITA is defined as income before net interest expenses (including loss on debt extinguishment), income tax (benefit) provision, and amortization. EBITDA is defined as income before net interest expense (including loss on debt extinguishment), income tax (benefit) provision, and depreciation and amortization. EBITA and EBITDA are not terms defined under U.S. GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as measures of liquidity. Additionally, EBITA and EBITDA are not intended to be measures of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
Adjusted EBITDA is defined as EBITDA excluding the items described in the table below. Adjusted EBITDA is used by management as a measure of operating performance. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about our results of operations that management utilizes on an ongoing basis to assess our core operating performance.
EBITA, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. You should not consider our EBITA, EBITDA and Adjusted EBITDA as alternatives to operating income or net income, determined in accordance with U.S. GAAP.

(2)	The following table reconciles Adjusted revenues to the most directly comparable U.S. GAAP financial performance measure, which is revenues:

($ in millions)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Revenues	$180.0	$166.2	$150.8	$114.6	$141.2	$109.8	$132.1	$95.1
Revenue reduction from purchase accounting	3.7	4.3	—	—	0.2	—	—	—

Adjusted revenues	$183.7	$170.5	$150.8	$114.6	$141.4	$109.8	$132.1	$95.1

(3)	The following table reconciles Adjusted net (loss) income to the most directly comparable U.S. GAAP financial performance measure, which is net loss:

($ in millions)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Net loss	$(27.4)	$(71.4)	$(19.2)	$(40.4)	$(24.5)	$(36.4)	$(22.5)	$(35.7)
Revenue reduction from purchase accounting	3.7	4.3	—	—	0.2	—	—	—
Cost of revenues impact from inventory valuation purchase accounting	—	4.7	0.5	—	0.5	0.5	0.4	0.2
Foreign currency loss (gain), net	1.1	(4.0)	8.2	8.1	3.4	(2.0)	4.7	(6.7)
Amortization of acquired intangibles	18.6	18.6	13.5	12.2	12.4	12.7	12.7	12.8
Non-operating expenses	15.6	16.1	8.5	2.9	6.4	4.3	3.2	6.2
Tax impact of adjustments above	(8.4)	(9.0)	(7.8)	(3.7)	(3.8)	(3.8)	(5.6)	(2.9)

Adjusted net income (loss)	$3.2	$(40.7)	$3.7	$(20.9)	$(5.4)	$(24.7)	$(7.1)	$(26.1)

(4)	The following table reconciles EBITA, EBITDA and Adjusted EBITDA to the most directly comparable U.S. GAAP financial performance measure, which is net loss:

($ in millions)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Net loss	$(27.4)	$(71.4)	$(19.2)	$(40.4)	$(24.5)	$(36.4)	$(22.5)	$(35.7)
Interest expense, net	43.7	43.0	38.5	38.0	38.7	39.2	35.9	35.5
Income tax (benefit) provision	(12.1)	23.6	(16.4)	(1.0)	(0.7)	2.4	(5.7)	(1.5)
Amortization	18.5	18.6	13.5	12.2	12.4	12.7	12.7	12.8

EBITA	$22.7	$13.8	$16.4	$8.8	$25.9	$17.9	$20.4	$11.1
Depreciation	6.9	5.0	4.6	4.3	4.5	4.2	4.2	5.0

EBITDA	$29.6	$18.8	$21.0	$13.1	$30.4	$22.1	$24.6	$16.1
Stock compensation expense	—	(0.1)	0.1	—	—	0.1	—	0.1
Debt extinguishment	—	—	—	—	—	—	—	—
Foreign currency loss (gain), net	1.1	(4.0)	8.2	8.1	3.4	(2.0)	4.7	(6.7)
Revenue reduction from purchase accounting	3.7	4.3	—	—	0.2	—	—	—
Cost of revenues impact from inventory valuation purchase accounting	—	4.7	0.5	—	0.5	0.5	0.4	0.2
Non-operating expenses	15.6 *	16.1 *	8.5	2.9	6.4	4.3	3.2	6.2

Adjusted EBITDA	$50.0	$39.8	$38.3	$24.1	$40.9	$25.0	$32.9	$15.9

*
Non-operating expenses
increased in the three-month periods ended March 31, 2021, and June 30, 2021, primarily due to Business Combination and public company transition costs, costs to achieve operational synergies, and restructuring costs.

Liquidity and Capital Resources
Overview of Liquidity
Our primary future cash needs relate to working capital, operating activities, capital spending, strategic investments, and debt service.
Mirion management believes that net cash provided by operating activities, augmented by long-term debt arrangements, will provide adequate liquidity for the next 12 months of independent operations, as well as the resources necessary to invest for growth in existing businesses and manage its capital structure on a short- and long-term basis. Access to capital and availability of financing on acceptable terms in the future will be affected by many factors, including our credit rating, economic conditions, and the overall liquidity of capital markets. There can be no assurance of continued access to capital markets on acceptable terms.
At June 30, 2021, and June 30, 2020, we had $101.1 million and $118.4 million, respectively, in cash and cash equivalents, which include amounts held by entities outside of the United States of approximately $67.3 million and $73.7 million, respectively, primarily in Europe and
Canada. Non-U.S. cash
is generally available for repatriation without legal restrictions, subject to certain taxes, mainly withholding taxes. We are not asserting indefinite reinvestment of cash for certain non-U.S. subsidiaries
due to the outstanding debt obligations in instances where alternative repatriation options other than dividends are not available. The Credit Agreement provides for up to $90.0 million of revolving borrowings.
Long-term debt obligations
There is a discussion in Note 8 of the consolidated financial statements included elsewhere in this prospectus of the long-term debt arrangements issued by Mirion.
Long-term debt obligations
There is a discussion in Note 8 of the consolidated financial statements included elsewhere in this prospectus of the long-term debt arrangements issued by Mirion.
Debt Profile
Third Party Debt Before the Business Combination
In March 2019, Mirion Technologies (HoldingRep), Ltd., a wholly owned subsidiary of the Company, and its subsidiaries entered into a credit agreement with Morgan Stanley Senior Funding Inc., as administrative agent, certain other revolving lenders and a syndicate of institutional lenders (the “2019 Credit Facility”). The 2019 Credit Facility originally provided for financing of a $450.0 million senior secured term loan facility and a €125.0 million senior secured term loan facility, as well as a $90.0 million revolving line of credit. The 2019 Credit Facility was amended to provide an additional $34.0 million, $66.0 million and $225.0 million of senior secured term loans in July 2019, December 2019 and December 2020, respectively.
The 2019 Credit Facility was repaid in full upon the consummation of the Business Combination and replaced with the Credit Facility (as defined below).
Credit Agreement
On the Closing Date, certain subsidiaries of the Company entered into a credit agreement (the “Credit Agreement”) among Mirion Technologies (HoldingSub2), Ltd., a limited liability company incorporated in England and Wales, as Holdings, Mirion Technologies (US Holdings), Inc., as the Parent Borrower, Mirion Technologies (US), Inc., as the Subsidiary Borrower, the lending institutions party thereto, Citibank, N.A., as the Administrative Agent and Collateral Agent and Goldman Sachs Lending Partners, Citigroup Global Markets Inc., Jefferies Finance LLC and JPMorgan Chase Bank, N.A., as the Joint Lead Arrangers and Bookrunners.

The Credit Agreement provides for an $830 million senior secured first lien term loan facility and a $90 million senior secured revolving facility (collectively, the “Credit Facilities”). The Credit Facilities are permitted to be used to effect the Transactions (as defined in the Credit Agreement), refinance the 2019 Credit Facility referred to above and for general corporate purposes. The term loan facility is scheduled to mature on the seventh anniversary of the Closing Date and the revolving facility is scheduled to expire and mature on the fifth anniversary of the Closing Date. The agreement requires the payment of a commitment fee of 0.50% per annum for unused revolving commitments, subject to stepdowns to 0.375% per annum and 0.25% per annum upon the achievement of specified leverage ratios. Any outstanding letters of credit issued under the Credit Agreement reduce the availability under the revolving line of credit.
The Credit Facilities are secured by a first priority lien on the equity interests of the Parent Borrower owned by Holdings and substantially all of the assets (subject to customary exceptions) of the borrowers and the other guarantors thereunder. Interest with respect to the facilities is based on, at the option of the borrowers, (i) a customary base rate formula for borrowings in U.S. dollars or (ii) a floating rate formula based on LIBOR (with customary fallback provisions) for borrowings in U.S. dollars, a floating rate formula based on EURIBOR for borrowings in Euro or a floating rate formula based on SONIA for borrowings in Pounds Sterling, each as described in the Credit Agreement with respect to the applicable type of borrowing.
The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants and events of default. The negative covenants include, among others and in each case subject to certain thresholds and exceptions, limitations on incurrence of liens, limitations on incurrence of indebtedness, limitations on making dividends and other distributions, limitations on engaging in asset sales, limitations on making investments, and a financial covenant that the “First Lien Net Leverage Ratio” (as defined in the Credit Agreement) as of the end of any fiscal quarter is not greater than 7.00 to 1.00 if on the last day of such fiscal quarter certain borrowings outstanding under the revolving credit facility exceed 40% of the total revolving credit commitments at such time. The covenants also contain limitations on the activities of Mirion Technologies (HoldingSub2), Ltd. as the “passive” holding company. If any of the events of default occur and are not cured or waived, any unpaid amounts under the Credit Agreement may be declared immediately due and payable, the revolving credit commitments may be terminated and remedies against the collateral may be exercised.
Cash flows
Year ended June 30, 2021 compared to year ended June 30, 2020

(Dollars in millions)	June 30, 2021	June 30, 2020	$ Change	% Change
Net cash provided by operating activities	$53.6	$39.5	$14.1	35.7%
Net cash used in investing activities	$(313.3)	$(75.6)	$(237.7)	314.4%
Net cash provided by financing activities	$239.0	$118.9	$120.1	101.0%
Non-GAAP:

(Dollars in millions)	June 30, 2021	June 30, 2020
Net cash provided by (used for) operating activities	$53.6	$39.5
Purchases of property, plant, and equipment and badges	(23.2)	(19.9)

Free cash flow (1)	$30.4	$19.6
Cash used for non-operating expenses	30.8	16.4

Adjusted free cash flow (1)	$61.2	$36.0

(1)
Free cash flow and Adjusted free cash flow are supplemental measures of our performance that are not required by, or presented in accordance with, U.S. GAAP. We believe that free cash flow and Adjusted free cash flow are important because they provide management with measurements of cash generated from operations that is available for payment obligations and investment opportunities, such as repaying debt and funding acquisitions.

Free cash flow is defined as U.S. GAAP net cash provided by operating activities adjusted to include the impact of purchases of property, plant, and equipment and purchases of badges. Adjusted free cash flow is defined as free cash flow adjusted to include the impact of cash used to fund non-operating expenses
(as previously defined). We believe that the inclusion of supplementary adjustments to free cash flow applied in presenting Adjusted free cash flow is appropriate to provide additional information to investors about our cash flows that management utilizes on an ongoing basis to assess our ability to generate cash for use in acquisitions and other investing and financing activities.
Free cash flow and Adjusted free cash flow may not be comparable to similarly titled measures used by other companies. You should not consider our Free cash flow or Adjusted free cash flow as alternatives to net cash provided by (used for) operating activities in accordance with U.S. GAAP.
Net Cash Provided by Operating Activities
Net cash provided by operating activities was $53.6 million during the year ended June 30, 2021, a $14.1 million, or 35.7%, increase compared to the year ended June 30, 2020 primarily due to cash inflow resulting from a decrease in net loss adjusted for non-cash items
of approximately $5.9 million and cash inflow of $8.2 million from improved working capital (cash inflows of $5.1 million in accounts payable and $23.9 million from other operating assets and liabilities, offset by cash outflows of $8.0 million in accounts receivable, $3.3 million in inventories, and $9.5 million in accrued expenses and other current liabilities).
Net Cash Used in Investing Activities
Net cash used in investing activities was $313.3 million during the year ended June 30, 2021 compared to net cash used in investing activities of $75.6 million in the year ended June 30, 2020. The $237.7 million, or 314.4%, increase is primarily the result of greater acquisition activity (an increase of $234.4 million) in addition to purchases of property, plant and equipment and badges. Capital expenditures were $23.2 million and $19.9 million in the year ended June 30, 2021 and the year ended June 30, 2020, respectively, related to property, plant, and equipment and badges.
Net Cash Provided by Financing Activities
Net cash provided by financing activities was $239.0 million in the year ended June 30, 2021 compared to $118.9 million of cash provided in the year ended June 30, 2020. During the year ended June 30, 2021, we borrowed a net $218.8 million of notes payable under the 2019 Credit Facility and a net $70.0 million of borrowings from related parties, offset by $35.0 million of repayments of borrowings on the revolver term loan and $14.8 million of repayments of principal ($8.8 million under the 2019 Credit Facility and $6.0 million of the NRG loan). During the year ended June 30, 2020, we borrowed a net $98.8 million of notes payable under the 2019 Credit Facility and $80.0 million of borrowings under the revolver, offset by $13.4 million principal repayments of notes payable, $45.0 million repayments of borrowings on the revolver term loan, $2.0 million of contingent consideration payments, and $0.4 million of distributions to noncontrolling interests.

Year ended June 30, 2020 compared to year ended June 30, 2019

(Dollars in millions)	2020	2019	$ Change	% Change
Net cash provided by operating activities	$39.5	$14.7	$24.8	168.7%
Net cash used in investing activities	$(75.6)	$(25.6)	$(50.0)	195.3%
Net cash provided by financing activities	$118.9	$15.0	$103.9	692.7%
Non-GAAP:

(Dollars in millions)	2020	2019
Net cash provided by operating activities	$39.5	$14.7
Purchases of property, plant, equipment and badges	(19.9)	(16.5)

Free cash flow	$19.6	$(1.8)
Cash used for non-operating expenses	16.4	10.3

Adjusted free cash flow	$36.0	$8.5

Net Cash Provided by Operating Activities
Net cash from operating activities was $39.5 million in FY 2020, a $24.8 million, or 168.7%, increase compared to FY 2019 resulting from a decrease in net loss adjusted for non-cash items
of approximately $3.2 million offset by cash inflow of $28.0 million from improved working capital (cash inflows of $12.1 million from inventories, $0.2 million from accounts payable, $20.4 million from accrued expenses and other current liabilities, and $2.1 million of other operating assets and liabilities, offset by cash outflows of $6.8 million from accounts receivable).
Net Cash Used in Investing Activities
Net cash used in investing activities was $75.6 million in FY 2020 compared to net cash used in investing activities of $25.6 million in FY 2019. The $50.0 million, or 195.3%, increase is primarily the result of greater acquisition activity (an increase of $46.6 million) in addition to purchases of property, plant and equipment and badges. Capital expenditures were $19.9 million and $16.5 million in FY 2020 and FY 2019, respectively, related to property, plant, and equipment.
Net Cash Provided by Financing Activities
Net cash provided by financing activities was $118.9 million in FY 2020 compared to net cash provided by financing activities of $15.0 million in FY 2019. During FY 2020, we borrowed $98.8 million of notes payable (primarily under the 2019 Credit Facility) and $80.0 million of borrowings under the revolver, offset by $13.4 million principal repayments of notes payable, $45.0 million repayments of borrowings on the revolver term loan, $2.0 million of contingent consideration payments, and $0.4 million of distributions to noncontrolling interests. During FY 2019, net cash provided by financing activities was driven primarily by net borrowings due to the refinancing of debt and issuance of notes payable under the 2019 Credit Facility of $28.5 million offset by repayments of $13.0 million for the revolver.
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. Such estimates are based on historical experience and on various other factors that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these judgments and estimates under different assumptions or conditions and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
Business combinations
We account for business acquisitions in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805,
 Business Combinations
. This standard requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed in the transaction and establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard prescribe, among other things, the determination of acquisition date fair value of consideration paid in a business combination (including contingent consideration) and the exclusion of transaction and acquisition-related restructuring costs from acquisition accounting.
The determination of the fair value of assets acquired and liabilities assumed involves assessments of factors such as the expected future cash flows associated with individual assets and liabilities and appropriate discount rates at the closing date of the acquisition.
For non-observable market
values, the Company determines fair value using acceptable valuation principles (e.g., multiple excess earnings, relief from royalty and cost methods).
Goodwill
Goodwill represents the excess of the purchase price paid over the estimated fair value of the net assets acquired and liabilities assumed in the acquisition of a business.
Goodwill has an indefinite useful life, and is not amortized, but instead tested for impairment annually during the fiscal year fourth quarter or more often if events or changes in circumstances indicate that the carrying amount may exceed fair value as set forth in ASC 350,
 Intangibles—Goodwill and Other
. The Company tests for goodwill impairment at the reporting unit level, which is an operating segment or one level below an operating segment. The amount of goodwill acquired in a business combination that is assigned to one or more reporting units as of the acquisition date is the excess of the purchase price of the acquired businesses (or portion thereof) included in the reporting unit, over the fair value assigned to the individual assets acquired or liabilities assumed from a market participant perspective. Goodwill is assigned to the reporting unit(s) expected to benefit from the synergies of the combination even though other assets or liabilities of the acquired entity may not be assigned to that reporting unit.
ASC 350 allows an optional qualitative assessment as part of annual impairment testing, prior to a quantitative assessment test, to determine whether it is more likely than not that the fair value of a reporting unit exceeds its carrying amount. If a qualitative assessment determines an impairment is more likely than not, the Company is required to perform a quantitative impairment test. Otherwise, no further analysis is required. Alternatively, the Company may elect to proceed directly to the quantitative impairment test.
In conducting a qualitative assessment, the Company analyzes actual and projected growth trends for net sales and margin for each reporting unit, as well as historical performance versus plan and the results of prior quantitative tests performed. Additionally, the Company assesses factors that may impact its business, including macroeconomic conditions and the related impact, market-related exposures, plans to market for sale all or a portion of the business, competitive changes, new or discontinued product lines, changes in key personnel, and any potential risks to projected financial results.
If performed, the quantitative test compares the fair value of a reporting unit with its carrying amount. We determine the fair value of each reporting unit by estimating the present value of expected future cash flows, discounted by the applicable discount rate, and peer company multiples. If the carrying value exceeds the fair value, the Company recognizes an impairment loss in the amount equal to the excess, not to exceed the total amount of goodwill allocated to that reporting unit.
Based upon our review and analysis, no impairments were deemed to have occurred during any of the years presented.
Intangible Assets
Intangible assets relate to the value associated with our developed technology, customer relationships, backlog, trade names and non-compete agreements
at the time of acquisition through business combinations. Definite lived intangible assets are amortized over their estimated useful lives, ranging from 1 to 16 years.
Revenue Recognition
Prior to July 1, 2019, the Company recognized revenue based on ASC 605,
 Revenue Recognition
, when there was persuasive evidence of an arrangement, product delivery had occurred or services had been provided, the sales price was fixed or determinable and collectability was reasonably assured. Beginning July 1, 2019, the Company recognizes revenue based on ASC 606,
 Revenue from Contracts with Customers
 as performance obligations are satisfied by transferring control of promised goods or service to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. See
 Recently Adopted Accounting Guidance
 below for a discussion of the change in revenue recognition accounting that became effective on July 1, 2019.
ASC 606
Performance Obligations
The Company identifies a performance obligation for each promise in a contract to transfer a distinct good or service to the customer. As part of its assessment, the Company considers all goods and/or services promised in the contract, regardless of whether they are explicitly stated or implied by customary business practices. The Company’s contracts may contain either a single performance obligation, including the promise to transfer individual goods or services that are not separately distinct within the context of the respective contracts, or multiple performance obligations. For contracts that contain multiple performance obligations, the Company allocates the consideration to which it expects to be entitled to each performance obligation based on relative standalone selling prices and recognizes the related revenue when or as control of each individual performance obligation is transferred to customers. Service revenues (warranty contracts, post contract support, and subscription-based services) are recognized over time as the customers receive and consume benefits of such services simultaneously.
The Company exercises judgment in determining the timing of revenue by analyzing the point in time or the period over which the customer has the ability to direct the use of and obtain substantially all of the remaining benefits of the performance obligation. Typically, over-time revenue recognition is based on the utilization of an input measure used to measure progress, such as costs incurred to date relative to total estimated costs. Changes in total estimated costs are recognized using the cumulative catch-up method
of accounting which recognize the cumulative effect of the changes on current and prior periods in the current period. Accordingly, the effect of the changes on future periods of contract performance is recognized as if the revised estimate had been the original estimate. A significant change in an estimate on one or more contracts could have a material effect on the Company’s consolidated financial position, results from operations, or cash flows. However, there were no significant changes in estimated contract costs for the year ended June 30, 2021.
If a performance obligation does not qualify for over-time revenue recognition, revenue is then recognized at the point-in-time in
which control of the distinct good or service is transferred to the customer, typically based upon the terms of delivery.

Certain of the Company’s products are sold through distributors and third-party sales representatives under standard agreements whereby distributors purchase products from the Company and resell them to customers. These agreements give distributors the right to sell the Company’s products within certain territories and establish minimum order requirements. These arrangements do not provide stock rotation or price protection rights and do not contain extended payment terms. Rights of return are limited to repair or replacement of delivered products that are defective or fail to meet the Company’s published specifications. Provisions for these warranty costs are recognized in the same period that the related revenue is recorded.
The remaining performance obligation for open contracts as of June 30, 2021 include assembly, delivery, installation and training. Payment terms for shipments to end-users are
generally net 30 days. Payment terms for distributor shipments may range from 30 to 90 days. Service arrangements can call for payments in advance of performing the work (e.g., extended warranty and service contracts), upon completion of contract milestones (e.g., custom development manufacturing), or a combination of each.
ASC 605
Prior to July 1, 2019, the Company recognized revenue from sales contracts when there was persuasive evidence of an arrangement, product delivery had occurred or services had been provided, the sales price was fixed or determinable and collectability was reasonably assured. For sales contracts that contain customer-specific acceptance provisions, revenue and the related costs were deferred until the customer had indicated successful completion of site acceptance tests or the Company had otherwise determined that all customer-specific acceptance criteria had been met. Where the Company performed detailed factory acceptance testing on completed products, which, in some instances, was sufficiently extensive and reliable to demonstrate that its products meet the customer-specified objective acceptance criteria set forth in the related sales arrangements. In such instances, the Company recognized revenue based on delivery terms and prior to the receipt of notification of formal acceptance from the customer.
The Company combined a group of contracts as one project if they are closely related and were in substance, part of a single project with an overall project margin. The Company segmented a contract into several projects when they were of different business substance, for example, with different business negotiation, solutions, implementation plans, and margins.
The Company evaluated each deliverable in an arrangement to determine whether they represented separate units of accounting. A deliverable constituted a separate unit of accounting when it had stand-alone value, and for an arrangement that included a general right of return relative to the delivered products or services, when delivery or performance of the undelivered product or service was considered probable and is substantially controlled by the Company. The Company considers a deliverable to have stand-alone value if the product or service is sold separately by the Company or another vendor or could be resold by the customer on a stand-alone basis at an amount that would substantially recover the original purchase price. Further, the revenue arrangements generally do not include a general right of return relative to the delivered products. Where the aforementioned criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for the purposes of allocation of the arrangement consideration and revenue recognition.
When a sales arrangement contains multiple units of accounting, the Company allocates the total arrangement consideration to each separable element of an arrangement based upon the relative selling price of each element. Allocation of the consideration is determined at arrangement inception based on each unit’s relative selling price, which is determined based on a selling price hierarchy. The relative selling price for a deliverable is based on its vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available or estimated selling price if neither VSOE nor TPE is available. The Company then recognizes revenue on each deliverable in accordance with its policies for product and service revenue recognition. The Company is not typically able to determine VSOE or TPE and therefore uses estimated selling prices to allocate revenue between the elements of the arrangement. The Company establishes its best estimate of the selling price considering multiple factors, including, but not limited to, pricing practices in different geographies and through different sales channels, costs and margin objectives, competitive pricing strategies and general market conditions.
The Company limits the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or future performance obligations or subject to customer-specific cancellation rights.
For all arrangements, amounts billed to a customer related to shipping and handling are classified as revenue while all costs incurred by the Company for shipping and handling are classified as cost of revenue. Provisions and allowances for discounts to customers, estimated sales returns, service cancellations, and other adjustments are provided for in the same period that the related revenue is recorded.
Certain of the Company’s products are sold through distributors and third-party sales representatives under standard agreements whereby distributors purchase products from the Company and resell them to customers. These agreements give distributors the right to sell the Company’s products within certain territories and establish minimum order requirements. These arrangements do not provide stock rotation or price protection rights and do not contain extended payment terms. Rights of return are limited to repair or replacement of delivered products that are defective or fail to meet the Company’s published specifications. Provisions for these warranty costs are recognized in the same period that the related revenue is recorded.
Revenue from certain fixed-price contracts that involve customization of equipment to customer specifications is recorded using a percentage-of-completion method
measured on
the cost-to-cost basis.
Contract costs include all direct materials and labor costs, as well as indirect costs related to contract performance. Changes in job performance, job conditions, and estimated profitability result in revisions to costs and revenue and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are first determined. Revenue earned in excess of billings on contracts in progress is classified in the consolidated balance sheet as a current asset and included in costs in excess of billings on uncompleted contracts. Amounts billed in excess of revenue earned are classified as a current liability and included in deferred contract revenue.
Revenue derived from passive dosimetry and analytical services is of a subscription nature, with passive dosimetry and analytical services provided to customers on an agreed-upon recurring monthly, quarterly, or annual basis. Services are provided to the customer through passive dosimeter badges that the Company supplies to customer personnel. Depending on the type of badge utilized, either customers return the used badges to the Company for analysis, or they obtain the analysis directly through a self-service web portal. The Company believes that badge production, badge wearing, badge analysis and report preparation are all integral to the benefit that the Company provides to its customers and, therefore, the service period is defined as the period over which all of these services are provided. Revenue is recognized on a straight-line basis over the service period as the service is continuous, and no other discernible pattern of recognition is evident. Many customers pay for these measuring and monitoring services in advance. The amounts are recorded as deferred contract revenue in the consolidated balance sheets and represent customer deposits invoiced in advance for services to be rendered over the service period, net of a reserve for estimated cancellations.
Pertinent to ASC 606 and 605
The Company sells its products and services mainly to large, private, and governmental organizations in the Americas, Europe, the Middle East, and Asia Pacific regions. The Company performs ongoing evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary. The Company generally does not require its customers to provide collateral or other security to support accounts receivable.

Accounting for Income Taxes
The Company accounts for income taxes and the related accounts under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized. The Company classifies all deferred tax assets and liabilities, and any related valuation allowance, as non-current in
the consolidated balance sheet.
The Company accounts for uncertainty in income taxes using
a two-step approach
to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company classifies the liability for unrecognized tax benefits as current in the balance sheet, to the extent that the Company anticipates payment or receipt of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.
Foreign Currency Translation
Local currency is the functional currency for substantially all of the Company’s foreign operations. Assets and liabilities of foreign operations are translated into U.S. dollars using the exchange rates in effect at the balance sheet reporting date, while income and expenses are translated at the average monthly exchange rates during the period. We record gains and losses from the translation of financial statements in foreign currencies into U.S. dollars in other comprehensive income. The income tax effect of currency translation adjustments related to foreign subsidiaries that are not considered indefinitely reinvested is recorded as a component of deferred taxes with an offset to other comprehensive income. We record gains and losses from changes in exchange rates on transactions denominated in currencies other than each reporting location’s functional currency in the consolidated statements of operations for each period.
Litigation
The Company is subject to various legal proceedings, claims, litigation, investigations, and contingencies arising out of the ordinary course of business. While the ultimate results of such suits or other proceedings against us cannot be predicted with certainty, we believe the resolution of these matters will not have a material effect on our results of operations, financial condition, or cash flows. If we believe the likelihood of an adverse legal outcome is probable and the amount is reasonably estimable, we accrue a liability in accordance with accounting guidance for contingencies. We consult with legal counsel on matters related to litigation and seek input both within and outside the Company.
Quantitative and Qualitative Disclosures about Market Risk
Market risk
The market risk inherent in financial statements represents the potential loss in fair value, earnings or cash flows arising from adverse changes in foreign currency exchange rates, commodity prices or interest rates. We may use derivative financial instruments like interest rate swaps to manage exposure to market risks. We do not use derivative financial instruments for trading purposes.
Foreign currency exchange rate risk
In the normal course of business, we are exposed to changes in foreign currency exchange rates due to its worldwide presence and business profile. Foreign currency exposures relate to transactions denominated in currencies that differ from the function currencies of our subsidiaries.

We derived approximately 49.9% of our revenues during FY 2021 from outside the United States through international operations, some of which were transacted in U.S. dollars. In addition, certain of our domestic operations have sales to foreign customers. Although we are impacted by the exchange rates of several currencies, our largest exposures are generally to the Euro, Canadian dollar, British Pound, and Japanese Yen. In conducting our foreign operations, we also make inter-company sales denominated in different currencies. These activities expose us to the effect of changes in foreign currency exchange rates. Flows of foreign currencies into and out of our operations are generally stable, regularly occurring and are recorded at fair market value in our financial statements.
During the fiscal years ended June 30, 2021, and June 30, 2020, the effect of a hypothetical 10% change in foreign currencies that we have exposure to compared to the U.S. dollar would have impacted our revenues by approximately $41.7 million and $31.6 million, respectively.
During the fiscal years ended June 30, 2021, and June 30, 2020, the effect of a hypothetical 1% change in exchange rates would have impacted accumulated other comprehensive income by approximately $4.5 million and $5.1 million, respectively. This impact does not consider the effects of a stronger or weaker dollar on our ability to compete for export business or the overall economic activity that could exist in such an environment. Changes in foreign exchange rates could impact the price and the demand for our products such as a strengthening dollar causes exports to become more expensive to foreign customers and businesses that must pay for them in other currencies.
Interest rates
We are exposed to changes in interest rates primarily as a result of our long-term debt. We may from time to time use interest rate swap agreements to manage the interest rate characteristics of a portion of our outstanding debt. However, as of June 30, 2021, we did not have any active interest rate swap agreements. In March 2020, we executed an interest rate cap agreement effective September 30, 2020 through March 31, 2022 for a 2% LIBOR interest rate cap on $542 million notional value. There is no value for this agreement as of June 30, 2021. Based on the amounts and mix of our floating rate debt at June 30, 2021, if market interest rates increase an average of 100 basis points, our year-to-date interest
expense would increase by approximately $8.2 million. We determined these amounts by considering the impact of the hypothetical interest rates on our borrowing costs. This analysis does not consider the effects of changes in the level of overall economic activity that could exist in such an environment.

DESCRIPTION OF INDEBTEDNESS
On the Closing Date, certain subsidiaries of the Company entered into a credit agreement (the “Credit Agreement”) among Mirion Technologies (HoldingSub2), Ltd., a limited liability company incorporated in England and Wales (“Holdings”), as Holdings, Mirion Technologies (US Holdings), Inc. (the “Parent Borrower”), as the Parent Borrower, Mirion Technologies (US), Inc., as the Subsidiary Borrower, the lending institutions party thereto, Citibank, N.A., as the Administrative Agent and Collateral Agent and Goldman Sachs Lending Partners, Citigroup Global Markets Inc., Jefferies Finance LLC and JPMorgan Chase Bank, N.A., as the Joint Lead Arrangers and Bookrunners.
The Credit Agreement refinanced and replaced the prior credit agreement entered into as of March 8, 2019 (as amended by that certain Joinder Agreement and Amendment No. 1 dated as of July 8, 2019, that certain Joinder Agreement and Amendment No. 2, dated as of December 16, 2019, and that certain Joinder Agreement and Amendment No. 3, dated as of December 18, 2020), among Mirion Technologies (US), Inc., as US Borrower, Mirion Technologies (Luxembourg) S.A R.L, as Lux Borrower, the lending institutions party thereto as lenders and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.
The Credit Agreement provides for an $830 million senior secured first lien term loan facility and a $90 million senior secured revolving facility (collectively, the “Credit Facilities”). The revolving facility includes borrowing capacity available for the issuance of letters of credit of up to $50 million. Any issuance of letters of credit will reduce the amount available under the revolving facility. The Credit Facilities are permitted to be used to effect the Transactions (as defined in the Credit Agreement), refinance the prior credit facility referred to above and for general corporate purposes. The term loan facility is scheduled to mature on the seventh anniversary of the Closing Date and the revolving facility is scheduled to expire and mature on the fifth anniversary of the Closing Date. Interest with respect to the facilities is based on, at the option of the borrowers, (i) a customary base rate formula for borrowings in US dollars or (ii) a floating rate formula based on LIBOR (with customary fallback provisions) for borrowings in US dollars, a floating rate formula based on EURIBOR for borrowings in Euro or a floating rate formula based on SONIA for borrowings in Pounds Sterling, each as described in the Credit Agreement with respect to the applicable type of borrowing. The margin applicable to loans under the Credit Facilities (other than loans based on a US dollar base rate formula) is 2.75% per annum, subject to certain stepdowns with respect to the revolving facility upon the achievement of specified leverage ratios.
The obligations of the borrowers under the Credit Facility and certain of their (and their subsidiaries’) respective obligations under hedging arrangements and cash management arrangements are unconditionally guaranteed by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned US restricted subsidiary of the Parent Borrower, in each case, other than certain excluded subsidiaries and subject to other customary limitations. The Credit Facilities are secured by a security interest in the equity interests of the Parent Borrower owned by Holdings and by substantially all of the assets of the borrowers and the other guarantors, in each case subject to certain exceptions (including exceptions for certain adverse tax consequences).
The revolving facility includes a “springing” maximum “First Lien Net Leverage Ratio” (as defined in the Credit Agreement) covenant at a level of 7.00:1.00. This “springing” financial covenant will be tested on the last day of each fiscal quarter, commencing with the last day of the second full fiscal quarter after the closing date, but only if on such date the revolving loans (excluding, for the first two fiscal quarters following the initial potential covenant testing date, the amount of revolving loans drawn at closing) are outstanding in an aggregate principal amount exceeding 40% of the total revolving commitments under the revolving facility.
The Credit Facilities also contain a number of negative covenants. Such covenants, among other things, will limit or restrict the ability of each of the borrowers, their restricted subsidiaries, and where applicable, the direct parent holding company of the borrowers, to, among other things:

•	incur additional indebtedness and grant guarantees;

•	incur liens on assets;

•	engage in mergers or consolidations or fundamental changes;

•	sell assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans and advances, including acquisitions;

•	enter into certain agreements that would restrict the ability to grant liens;

•	repay certain junior indebtedness; and

•	in the case of Holdings, engage in activities other than passively holding the equity interests in the Parent Borrower and other customary holding company activities.
The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants and events of default. If any of the events of default occur and are not cured or waived, any unpaid amounts under the Credit Agreement may be declared immediately due and payable, the revolving credit commitments may be terminated and remedies against the collateral may be exercised.

BUSINESS
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Mirion Technologies, Inc. following the Business Combination, other than certain historical information which refers to the business of Mirion prior to the consummation of the Business Combination.
Business Overview
We provides products, services and software that allow our customers to safely leverage the power of ionizing radiation for the greater good of humanity. Our solutions have critical applications in the medical, nuclear energy and defense markets, as well as in laboratories and scientific research, analysis and space exploration. Many of our markets are characterized by the need to meet rigorous regulatory standards, design qualifications and operating requirements. Throughout our history, we have successfully leveraged the strength of our expertise in ionizing radiation to continually drive innovation and expand the commercial applications of our core technology competencies. Through our facilities in 12 countries, we supply our solutions in the Americas, Europe, Africa, the Middle East and Asia Pacific regions.
We have two reportable business segments: Medical and Industrial. Our Medical segment supports applications in medical diagnostics, cancer treatment, practitioner safety and rehabilitation. Our products in these fields are focused on enhancing the effectiveness and safety of life-saving procedures. Our Industrial segment is focused on addressing critical radiation safety, measurement and analysis applications across nuclear energy, defense, laboratories and research and other industrial markets. Our products and solutions include: dosimetry services (environmental radiation monitoring dose of records services), cancer diagnostics and therapy quality assurance, or QA, nuclear medicine, dosimeters (wearable devices that measure exposure to ionizing radiation), contamination and clearance monitors, detection and identification instruments, radiation monitoring systems, electrical penetrations, reactor instrumentation and control equipment and systems, medical and industrial imaging systems and related accessories, software and services, alpha spectroscopy instruments (instruments that quantify and identify alpha-emitting nuclides), alpha/beta counting instruments (instruments for quantification of alpha and beta radiation) and gamma spectroscopy detector systems (instruments for qualification and quantification of gamma emitting nuclides) and software (related software to support our product and solution offerings).
For more than 60 years, we and our predecessor companies have delivered products and services that enable our customer to harness ionizing radiation for applications that benefit the health, safety, vitality and technological progress of humanity. We believe the breadth and proven performance of our solutions support our longstanding strategic customer partnerships across diverse end markets. Our products, software and services have been sold directly and indirectly to a variety of end-use
customers, including, medical service providers, the vast majority of the U.S. nuclear power producers and the addressable global installed base of active nuclear power reactors, many of the leading nuclear reactor design firms, universities, numerous international government and supranational agencies, 19 of the 28 NATO militaries, national laboratories, environmental laboratories, research institutes and industrial companies.
Our broad product and services portfolio of medical, search, measurement, scientific analysis and reactor safety and control systems are supported by our engineering and research and development organization of 381 scientists, engineers and technicians, who represented approximately 14% of our workforce as of June 30, 2021. We possess numerous product qualifications, trade secrets and patents that support our market position and our ability to deliver next generation products and services. In addition, we maintain design, manufacturing and sales capabilities across 12 countries in America, Europe and Asia, enabling us to capitalize on growth opportunities, including the ongoing growth in spending for medical, defense and homeland security and the ongoing growth for nuclear power.
Our financial performance is driven by the replacement of products and the recurring provision of services into our core end markets, as well as the construction of new facilities like nuclear power plants, or NPPs, globally.

Many of our products and services are ordered in advance of the anticipated shipment date and secured in backlog, which provides visibility into future revenue. For the year ended June 30, 2021 we generated revenue of $611.6 million, as compared to $478.2 million for the year ended June 30, 2020, an increase of $133.4 million or 27.9%. Adjusted revenues, excluding the acquisition accounting impact for deferred revenue, was $619.6 million and $478.4 million for the years ended June 30, 2021, and June 30, 2020, respectively, an increase of $141.2 million or 29.5%. For the year ended June 30, 2021, our net loss was $158.4 million and our Adjusted EBITDA was $152.2 million. At June 30, 2021, and June 30, 2020, we had $908.7 million and $724.3 million, respectively, of third-party debt outstanding (excluding deferred financing costs). At June 30, 2021, and June 30, 2020, we had $1,170.5 million and $987.1 million, respectively, of related-party debt outstanding (excluding accrued interest).
Industry Overview
We have two reportable business segments: Medical and Industrial. Our Medical segment is based around our sales, products and services to customers in the medical market. The Industrial segment is primarily based around the nuclear energy, defense, laboratories and scientific research markets as well other industrial markets.
Medical
Our medical market is comprised of rapidly growing product applications in cancer diagnostics and therapeutics, nuclear medicine, dosimetry services and rehabilitation. We offer products, software and services in each of these areas that enhance the effectiveness and safety of life-saving procedures in these areas. According to the World Nuclear Association, or WNA, as of April 2021, there are over 10,000 hospitals worldwide using radioisotopes in medicine, with about 90% of the procedures for diagnostics, and more than 40 million procedures are performed globally every year, 20 million being in the United States and 10 million in Europe. The WNA also estimates that, as of April 2021, the use of radioactive substances, or radiopharmaceuticals, in diagnosis is growing at over 10% per year. In the radiotherapy market, demand is driven by replacement of the underlying linear accelerator, or Linac, installed base. As of 2019 there were approximately 14,000 Linacs deployed worldwide, and it is estimated that this will grow to approximately 16,500 Linacs worldwide by 2024, according to a global consulting firm.
Nuclear medicine is a medical specialty that uses radiopharmaceuticals to diagnose, monitor and treat disease. Our products address the complicated lifecycle of radiopharmaceuticals from radiopharmaceutical production and handling through patient dosing, imaging, diagnosis and therapy with our line of dose calibrators, thyroid uptake systems, shielding systems, management software and supporting accessories.
Radiotherapy (also known as radiation therapy or radiation oncology), uses radiation in the form of
X-rays,
protons and electrons to destroy cancer cells and shrink tumors. We provide both hardware and software products, as well as services to accomplish the critical task of performing independent quality management in the diagnosis and treatment of cancer. Our suite of patient, machine and diagnostic QA solutions are relied on in the field to mitigate errors, reduce inefficiencies, validate technologies and techniques, and elevate the quality of clinical care.
Medical imaging encompasses a number of technologies (MRI, Ultrasound,
X-ray)
that are used to view the human body to diagnose, monitor or treat medical conditions. We provide support for these imaging techniques through our array of
C-Arm
and ultrasound tables, MRI accessories, positioners and radiation protection accessories.
As a result of the proliferation of radiological medical technologies, hospitals, clinics, and small dental and veterinary facilities rely on occupational dosimetry systems and services to ensure the safety of both medical personnel and patients. Our dosimetry services products like Instadose, provide instant dose measurement results when connected to any computer or mobile device via Bluetooth and ensure that radiation safety programs run smoothly and are easy to administrate.

Laboratories and Research
The laboratory and research market includes different types of facilities like environmental radiochemistry laboratories, research laboratories, research reactors and education laboratories. All these facilities analyze nuclear samples or monitor experiments to identify the chemical composition of the material involved or understand the basic structure of matter.
The environmental radiochemistry laboratories, or counting labs, monitor the environment by analyzing samples, measuring their radiation and identifying the source and the nature of contamination, if any. The laboratories can be governmental (e.g., health or environment institutions, safety authorities) or private (e.g., facility bio assay, process labs). We believe there are over 500 environmental laboratories worldwide based on our estimates as of December 2020.
Research centers include national laboratories and research institutions conducting research in the areas of space, underground studies, physics around synchrotrons and accelerators. Radiation measurement systems are used in research for the discovery of elements, to study the formation of matter after the big bang or in the deepest underground laboratories in the world to perform dark matter experiments. They are also used in space, mounted in satellites or robots, landing on planets (Mars Rover) or orbiting around Earth (STEREO), Saturn (Cassini), Venus and Mercury (Messenger), Pluto (New Horizons), Mars
(MSL-Rad),
and Jupiter (JUNO).
Research reactors are used for research and training, materials testing, medicine (like the production of radioisotopes) and industrial functions. According to the WNA, there were 220 operational nuclear research reactors in 53 countries, with 11 more under construction and 16 planned to be built, as of June 2021.
Education laboratories are located in universities and offer programs in nuclear engineering, health physics, radioprotection, nuclear physics or nuclear science and technology. We believe there are more than 600 colleges worldwide, universities and degree-granting institutions that are equipped with nuclear measurement products.
Nuclear
The nuclear end market spans the entire nuclear fuel cycle, including mining, enrichment, fuel manufacturing, nuclear power generation, waste management and fuel reprocessing. Key nuclear installations include mines, fuel fabrication facilities, commercial nuclear power reactors, reprocessing facilities, research facilities, military facilities and ships, weapons facilities and waste storage facilities.
We sell products and services for use in each of these types of installations at any stage of their life (construction, operation, decommissioning and dismantling), with commercial nuclear power reactors representing the majority of our sales into the nuclear end market. This market is segmented between new builds, installed base requesting upgrades/uprates/relicensing, and decommissioning and dismantling.
Driven by increasing demand for electricity and reliable and carbon-free energy, the nuclear power market is forecasted to grow in the near and long term, which presents opportunities for us. These trends are further driven by global decarbonization goals, which are likely to increase the demand for nuclear power.
Despite some challenges in certain regions of the world (e.g., Germany, Sweden, Japan), the new build market is expected to be very dynamic with 55 reactors in construction and 425 planned or proposed as of May 2021 (according to the WNA). The installed base market presents opportunities while nuclear power plants, or NPPs, are being relicensed with extended life time and upgraded. Meanwhile, we believe that more than 50 reactors will be shut down by 2030, growing the demand for radiation equipment used in decommissioning and dismantling of nuclear facilities.
Defense
Our global defense end market is driven by a combination of military, civil defense and event-driven security spending. The proliferation of global security threats has reached an unprecedented level, driven by an unstable geopolitical climate, the emergence and expansion of terrorist organizations, the development of nuclear weapons in non-nuclear
countries and the proliferation of radiological and nuclear technologies. Taken together, these threats have the potential to cause significant human casualties and economic loss. As a result, militaries, civil defense and other security organizations have bolstered investment in the prevention and detection of radiological threats as well as in technologies capable of detecting and monitoring radiation levels in the aftermath of radiological attack.
Militaries throughout the world utilize radiation detection technologies for troop security. Spending on personnel protection and detection of radiological threats is a priority for both NATO and non-NATO
militaries and, as such, has led many countries to provide dosimeters to military personnel on a standard-issue basis. We believe that spending on these technologies will remain a high priority among armed forces globally.
Spending within the global civil defense, or homeland security, market has rapidly expanded in recent years based on increased threats presented by terrorist organizations. As a result, civil defense, first responder and other security organizations are investing in technologies and services designed both to protect civil defense personnel, civilians and domestic infrastructure from radiological threats and to detect and monitor radiation levels following a radiological incident, such as the release of a nuclear or other radiological device.
In addition, homeland security organizations are increasingly focused on enhancing radiological detection capabilities at critical points of entry, such as airports, ports and borders. Large-scale public meeting events have also greatly increased security measures at facilities, including rapid adoption of radiological detection technologies to address the increased threat of radiological attacks, due to their profile as high visibility targets.
Industrial
Other end markets include industrial facilities such as cement kilns, pulp and paper mills and coal/gas fired power boilers that utilize high-temperature industrial processes. These high-temperature processes are critical to plant operation and must be accurately monitored to ensure optimal operating conditions. Imaging equipment capable of withstanding the high temperatures and environmental conditions found in these facilities is employed to monitor and optimize process efficiency. These imaging systems require routine replacement or upgrades.
Other end markets also include original equipment manufacturers, or OEMs for general industrial market or medical applications, using radiation measurement detectors to sort material or precisely locate some radioisotopes.
Our Market Opportunity
We believe that significant opportunities for growth exist within each of our primary end markets.
Medical
Radiological procedure growth.
The use of radiodiagnostic and radiotherapeutic procedures is expanding globally due to aging population demographics, technological advancements and emerging middle classes in developing economies. As the use of radiological procedures increases in the medical industry, so does our associated market opportunity. According to a global consulting firm, we believe the global nuclear medicine market is expected to grow 7% per year from 2020 through 2030, primarily driven by the increase in the prevalence and incidences of cancer worldwide. Likewise, the global radiotherapy market is expected to grow 6% per year from 2020 through 2030, primarily driven by factors including growing awareness about the benefits of radiotherapy for cancer control and eradication, increasing incidence and prevalence of cancer, and technological advancements in the field of radiotherapy. We play in select sub-segments
of the global nuclear medicine and radiotherapy markets. The growth trajectories in these markets represent significant market opportunities for our products that are deployed in hospitals, clinics, and other diagnostic and therapeutic centers around the world.

Dosimetry outsourcing.
In some regions outside the United States, dosimetry services for health care practitioners historically have been provided by government agencies. We believe that more government agencies are outsourcing dosimetry services to private providers due to favorable cost dynamics in some regions. This provides a market opportunity where we can leverage our technical expertise and North American service experience to expand into other regions as we have done through our acquisitions of state-owned dosimetry services businesses in the Netherlands and Germany. According to a global leading consulting firm, we believe our core dosimetry market is expected to grow 3 to 4% per year from 2020 through 2026, primarily driven by volume increase in number of healthcare workers exposed to radiation and standard annual price increases. In addition, through the differentiating factors behind the innovative Instadose product line, we believe that we have the right product ecosystem to maximize this opportunity.
Laboratories and Research
Customer loyalty.
Loyalty is driven by long standing relationships, customer hesitancy to switch suppliers, high switching costs and limited competition globally. We believe we can benefit from price growth in most of our markets. In addition, our business is well protected by consistent replacement cycles on installed base.
Nuclear
Our legacy in the nuclear industry positions us to capitalize on the growth in demand for radiation detection, measurement, analysis and monitoring products and services in each phase of the nuclear life cycle, as outlined in the chart below.

We provide essential products and services to NPPs throughout the entire life cycle of a plant: from construction and operation to decommissioning and decontamination. For example, we provide:

•
Radiation measurement and monitoring solutions, such as detection portals, environmental monitors and dosimetry systems that are typically installed in nuclear facilities during construction and are replaced or upgraded during the entire lifetime of the reactors, in particular upon life extensions. This provides recurring revenue opportunities as customers must replace and upgrade components and services during this timeframe,

•
Reactor instrumentation and control detectors that are typically installed in nuclear facilities during construction and are replaced or upgraded regularly. In addition, there are opportunities to provide more comprehensive upgrades of reactor instrumentation and control detector systems in certain existing reactors to facilitate up-rating,

•
Measurement and expertise services including technical expertise and experienced staff to help customers address their nuclear measurement needs in every step of the measurement process from planning to operation to wind-down,

•	Imaging systems and cameras for all stages of the nuclear lifecycle, from construction through operation, to decommissioning and waste management, and

•	Waste management systems that are used during the lifetime of the reactors and are essential, in particular, in any decontamination and decommissioning project.
We believe the following dynamics support the sustainability of our existing business and will drive new sources of organic growth.
Predictable upgrade, replacement and retirement cycles.
Our radiation detection, measurement, analysis and monitoring products and systems have predictable life spans, typically ranging from four to twenty-five years. Our complex monitoring systems typically require at least one comprehensive upgrade during their useful life to optimize their functionality. In addition, many of our products require replacement parts, components and service due to normal wear during their useful lives.
Aging installed base.
The existing global installed base of nuclear reactors has a median age of 34 years. This aging installed base requires frequent product replacements and upgrades over an operating life cycle that generally ranges from 40 to 80 years. Furthermore, as reactors reach the end of their useful lives, the onset of a multi-year “decommissioning” process represents a further revenue opportunity in the reactor life cycle for our products.
Increased decontamination and decommissioning activity and stricter environmental regulation.
The
total number of NPP shutdowns under decontamination and decommissioning is expected to increase over the next decade, with largest amount of expected plant shutdowns potentially in the U.S. market. In Europe, the UK represents the highest share of expected shutdowns as the operating fleet ages and passes the license extension period.
Large installed base of “orphaned” products and systems.
Most currently operating reactors were commissioned prior to 1990. Operators of many aging NPPs often must consider new suppliers to meet their detection needs as many of the suppliers of legacy radiation detection, measurement, analysis and monitoring systems no longer service the nuclear industry.
Dosimetry outsourcing.
NPPs have historically managed the majority of their dosimetry service requirements internally. However, the cost benefits of outsourcing these services have become increasingly attractive to NPP operators as they focus on improving profitability and enhancing service.
New build opportunity.
We expect the construction of new nuclear reactors worldwide to provide opportunities across our product and service offerings. The nuclear industry is experiencing robust growth in activity related to new reactor builds. As of May 2021, there were 55 reactors under construction and 425 planned or proposed, according to the WNA. This growth is occurring internationally and our global footprint positions us to capitalize on these opportunities. Since the early stages of reactor development generally represent a material share of our revenue opportunity over the life cycle of a reactor, we are positioned to benefit from increased global reactor construction. In addition, as new plants are added to the global nuclear fleet, we believe our recurring revenue opportunity associated with replacements, spares, software, services and system upgrades will continue to increase as we are well-positioned with customers due to our incumbent position.

Defense
Focus on military personnel.
Global militaries must contend with radiological threats and the difficulties of protecting soldiers and monitoring areas of enemy engagement. The combination of our active dosimeters and telemetry technology provides a differentiated solution that addresses the radiation detection needs of modern militaries.
Increased civil defense spending on radiation detection.
Civil defense and homeland security organizations are focused on preventing the illicit transportation of radiological materials across borders. The commercial application of our radiation detection expertise positions us to benefit from government spending on detection technologies.
Enhanced event specific security.
The visibility of high profile events and venues has increased their value as targets of terrorist activity. In response, security spending at events, such as the Olympic Games, has increased, as has the utilization of radiation detection technology, providing an expanding market opportunity for our products.
Our Competitive Strengths
We believe that the following competitive strengths will enable us to maintain our position and capitalize on growth opportunities in our end markets:
Trusted ionizing radiation detection and measurement provider
.
Our end markets, including the medical, defense and nuclear industries, are highly regulated and require compliance with strict product specifications. Our track record enables us to gain market share across our product and service offerings. We and our predecessor companies have served the radiation detection measurement, analysis and monitoring needs of our customers for over 60 years, having developed trusted, recognized brands supported by our tradition of technical excellence, product reliability and customer service. We believe we have a leadership position in 14 of the 17 market segments we serve. In addition, we have leveraged our ionizing detection expertise to develop new applications for our core historical markets and to expand into adjacent markets through acquisitions.
Broad and complementary product and service portfolio.
We are one of the only companies that offers ionizing radiation detection and measurement products and services to satisfy customer requirements throughout the medical and industrial markets. Our comprehensive product line supports virtually all radiation detection and monitoring needs associated with these markets. As a result, we believe that we have consistently gained market share as some of our key customers rationalize their supply chain. Furthermore, our portfolio provides us with a natural opportunity to cross-sell our products and services to our customers. As a result, we have a diversified portfolio across end markets and geographies.
Large installed base driving recurring revenue.
We possess longstanding customer relationships in all of our end markets. For example, we estimate our QA products are used by 95% of cancer treatment centers in the United States and 65% globally. This drives recurring revenue and opportunities for cross sales from our other activities. Our products were also installed at the vast majority of the addressable installed base of active nuclear power reactors globally, which have a median age of about 34 years. This installed base drives recurring revenue through replacement and service cycles associated with our offerings and the typical 40 to 80 year operating life cycle of an NPP. The length and quality of supplier relationships are important customer buying criteria due to high switching costs and the importance of proven product reliability. In addition, we maintain relationships with global military and government organizations that value operating longevity and technological expertise. For example, our products have been sold to 19 of the 28 NATO militaries as well as the U.S. Departments of Energy, State, Defense and Homeland Security. Our customers’ focus on personnel protection drives their recurring expenditures on service, recalibration and product upgrades in our defense end market. In the laboratories and research markets, we have developed relationships with certain customers over the past 50 years, gaining their loyalty based on product performance and customer services. Such relationships provide us with recurrent revenues when our customers upgrade and replace their existing installed base.

Technical complexity creates high barriers to entry.
Across our end markets, we design our products to meet demanding customer specifications, qualifications and regulatory requirements. In many circumstances, we design our products to be compatible with highly complex facilities and operate effectively in harsh environments. Replicating our products is difficult given underlying technical specifications. In addition, customers generally work with their incumbent suppliers to service, maintain and replace equipment over product lifetime resulting in a natural barrier to entry.
Global footprint designed to meet local customer needs.
Our global footprint, augmented by our established network of suppliers and distributors, enables us to be responsive to our customers and provide locally customized solutions. We operate facilities in 12 countries, accommodating the desire of certain of our customers to procure products and services from local providers. Sales to customers outside of the United States and Canada accounted for 56% of total revenue for fiscal year 2020. We believe that our established global infrastructure provides a scalable platform to meet the growing worldwide demand for our products and services.
Proven M&A strategy and track record of integrating acquisitions.
We have been built through successive mergers and acquisitions. Since 2016, we have acquired and integrated ten companies. Through these acquisitions, we have developed tools and experience across deal sourcing, modeling and integrating acquired companies. We have a business ecosystem in place to identify and act upon cost saving opportunities as well as the ability to leverage our scale platform to capture cross-selling opportunities. Historically, we have consistently exceeded our synergy targets and improved profitability of acquired businesses.
Seasoned management team complemented by highly skilled engineers.
We are led by an experienced management team with a mix of private sector and government experience across different industries and functions. Our divisional presidents have an average tenure of over 15 years. Our senior management team is complemented by an engineering and research and development organization of 381 scientists, engineers and technicians as of June 30, 2021. A number of our employees are participants in international and U.S. standards setting organizations related to radiation detection in the nuclear, defense and medical end markets. Through these activities, we help define the setting of standards and preview changes that impact our products, customers and end markets.
Our Strategy
Our objective is to continue enhancing our position as a global provider of radiation detection, measurement, analysis and monitoring products and services for the global medical and industrial end markets. We intend to achieve this through the following strategies:
Exploit under-penetrated market opportunities.
We believe that we can exploit historically under-penetrated segments of our end markets by leveraging our existing positions across our major product categories. For example, we have leveraged our technical expertise to develop and commercialize innovative products to increase sales in the U.S. dosimetry services market and in the radiotherapy quality assurance market, and we have expanded our radiation monitoring solutions offering by leading integrated offers with other key suppliers for some nuclear new build projects in Europe to increase our scope of supply and gain share in the nuclear market.
Expand addressable market.
We believe that substantial opportunities exist for us to expand our addressable market by marketing our products and services to customers in new geographic regions; providing products and services to customers moving to an outsource model; entering markets where the government is privatizing services; introducing new applications for existing technologies and pursuing strategic acquisitions.

•
Geographic expansion
. Although we sold products and services to customers in 120 countries in fiscal 2020, we believe we have additional opportunities in certain international markets. For example, in India, we intend to leverage our relationships with leading reactor design firms to capitalize on the opening of the nuclear end market to U.S. and European firms. Another such market is the European dosimetry services market. Through acquisitions, we have developed our presence in the Netherlands and Germany, and we plan to continue expanding into other European countries. Other markets for expansion include the Middle East, Eastern Europe and the former Soviet Union, where we intend to increase our presence by leveraging relationships with local partners.

•
Customer outsourcing.
We believe we will continue to capitalize on customer outsourcing within the nuclear end market. Within the United States, several NPP operators have recently outsourced their dosimetry services in order to reduce costs. We have been able to benefit from economies of scale as well as advantages in materials procurement and processing technology to provide enhanced dosimetry services to many of these NPPs at a lower cost.

•
Service privatization
. In regions outside the United States, dosimetry services have historically been provided by government agencies. However, privatization of dosimetry services is occurring in some regions, such as Europe. As illustrated by our acquisitions in the Netherlands and Germany, providers seek to reduce costs and benefit from enhanced service offerings. This provides us with an opportunity to leverage our expertise and North American service experience, where we have demonstrated a strong track record of success, to expand market share in other geographies.

•
Expand into new end markets
. We periodically review our adjacent markets and identify opportunities for expansion. For example, we have developed a new personal radiation detector, or PRD, called Accurad to expand our presence in the civil services markets such as the police and fire departments. We have also entered in the nuclear imaging and radiotherapy markets through the acquisitions of Capintec, Biodex and Sun Nuclear in fiscal 2020 and 2021.

•
New applications for existing technologies.
A portion of our development effort is focused on adapting existing technologies to alternative applications. For example, we have adapted the technology used for the medical and nuclear markets to develop the Mirion Battlefield Dosimeter which is currently being deployed by the U.S. Army and the U.S. Navy.

Develop new products and services
.
We believe that significant near-term opportunities exist for us to develop new products and services by capitalizing on our understanding of our customers’ needs and requirements. Cross pollination of technologies between end markets also drives new growth opportunities. For example, we created a new product called evrCAM to meet the needs of the radiation oncology market by leveraging our core technology from decades of experience in radiation tolerant cameras for the nuclear power industry.
Continuously improve our cost structure and productivity
.
As we continue to grow our business, we have implemented a coordinated program of ongoing operating improvements, such as optimizing our manufacturing footprint, rationalizing excess costs and minimizing working capital requirements. We are continuously implementing our business system principles to challenge our practices and improve our performance across all our businesses. For example, we have optimized and simplified our footprint by transferring the activities from our facilities in Hamburg, Germany, in Oulu, Finland and in Horseheads, New York to other Company sites. Our global procurement team also delivers value across the business from sourcing of key materials and services to supply chain design.
Pursue strategic acquisitions
.
We have successfully integrated acquisitions to augment our organic growth. We were formed by the merger of Global Dosimetry Solutions, or GDS, Imaging and Sensing Technologies, or IST, and Synodys in 2005. In 2016, we acquired Canberra Industries, which is our largest acquisition to date. Between October 2018 and December 2020, we acquired eight companies, with the objective of complementing our portfolio, reinforcing our supply chain and expanding into new markets such as nuclear imaging and radiotherapy. Since then, we have effectively integrated these businesses, creating a global platform of ionizing radiation detection and measurement solutions. We continuously monitor potential acquisitions and intend to further complement our organic growth with selective acquisitions that enhance our existing products and services, strengthen our position with existing customers and enable us to expand into new markets.

As of December 2020, we believe our core addressable market represents approximately $4 billion of annual revenue and we have identified eight attractive adjacent markets related to ionizing radiation technology with a total market size of approximately $13 billion that we believe we can expand into. In combination with our estimated $4 billion core addressable market, this represents a total estimated addressable market of $17 billion.
Adjacent markets for expansion were identified based on a set of criteria measuring the attractiveness of the segments (market growth, market profitability, valuation multiples, current market size), their accessibility (executability, possibility to become the leader of the segment, proximity with our core business) and their relation to ionizing radiation technology. Identified adjacent markets with approximate market sizes as of December 2020 (based on our estimates in consultation with a global consulting firm) include:

•
Adjacent markets within radiation therapy include external beam-proton (proton therapy equipment for treatment of tumors; $0.7 billion market size) and external beam-advanced stereotactic (equipment for radiotherapy systems which target the tumor from multiple angles; $0.7 billion market size).

•
Adjacent markets within nuclear medicine include planar scintigraphy (diagnosis equipment to image the distribution of radioactive material within a patient’s body; $0.3 billion market size) and radiopharmaceuticals (market surrounding drugs containing radioactive isotopes for imaging and therapeutics purposes; $5.1 billion market size).

•
Adjacent markets within ionizing radiation sterilization include equipment market (equipment used for sterilization procedures; $0.7 billion market size) and service market (sterilization as a service; $1.4 billion market size).

•
Additional adjacent markets include
non-destructive
testing equipment market (equipment to detect flaws using radiation; $1.2 billion market size),
X-ray
screening security market (airport & civil security; $2.5 billion market size) and adjacent sub-system
supplier markets (equipment for radiation therapy external beam Linacs, nuclear medicine 3D imaging and dental imaging; $0.8—$1.1 billion market size).

Our Segments
Medical
Our Medical segment encompasses five major product categories focused on supporting applications in medical diagnostics, cancer treatment, practitioner safety and rehabilitation. Our products in these fields are focused on enhancing the effectiveness and safety of life-saving procedures.

•
Cancer Diagnostics and Therapeutics QA
: we provide integrated solutions for independent quality management in the diagnosis and treatment of cancer. Our suite of patient, machine, and diagnostic QA solutions are relied on in the field to mitigate errors, reduce inefficiencies, validate technologies/techniques and elevate the quality of clinical care. Our products include arrays for machine and patient QA solutions, software platforms for centralized analysis and data storage, lasers to align Linacs to patient or QA devices, and phantoms (devices to simulate the imaging and radiation dose absorption characteristics of human tissue) for machine and patient QA.

•
Nuclear Medicine and Medical Imaging
: we provide solutions for patient dosing, imaging, diagnosis and radiopharma production and handling as well as specialized medical imaging tables and accessories that support imaging techniques and procedures. Our products include our range of dose calibrators, radiation shielding, phantoms for quality assurance, phantoms, thyroid uptake systems, lung scan ventilation systems, ultrasound tables,
C-Arm
tables and accessories.

•	Medical Imaging : we provide specialized medical imaging tables and accessories that support imaging techniques and procedures, including ultrasound tables, C-Arm tables and accessories.

•	Dosimetry Services : our product offering is an information service, which provides environmental radiation monitoring services, as well as an official dose of record to employers and occupationally exposed employees, enhancing the effectiveness and efficiency of radiation safety programs at practitioner sites. Key product lines include the innovative Instadose dosimetry platform, optically stimulated luminescence, or OSL, dosimeters, and our range of eye, finger, and extremity dosimeters that integrate with our Dose Central data platform.

•
Rehabilitation
: we provide neuromuscular assessment and rehabilitation technology solutions. Our products are used to manage and rehabilitate the physical and performance deficits that cause functional limitations. Our technology safely progresses a patient through the physical rehabilitation progress. Our rehabilitation products are used in patients throughout the continuum of life – from injuries requiring sports medicine and orthopedics to interventions for our aging population such as fall prevention and all ages with neurologic conditions due to strokes, Parkinson’s Disease, spinal cord and traumatic brain injury. Our products include isokinetic testing and rehabilitation systems, balance assessment and rehabilitation, specialized gait training treadmills, body weight support training systems and upper, lower and total body ergometers.

Industrial
Our Industrial segment is focused on addressing critical radiation safety, measurement and analysis applications across defense, nuclear energy, laboratories and research and other industrial markets.
Reactor Safety and Control Systems:
we provide radiation monitoring systems and reactor instrumentation and control systems that ensure the safe operation of nuclear reactors and other nuclear fuel cycle facilities. Product lines include, but are not limited to, a range of areas such as effluent release and operational process monitors, as well as in-core
and
ex-core
detector systems, electrical penetrations, boron meters, and nuclear containment seals. Select product categories include:

•
Radiation Monitoring Systems
: sensors, displays, control electronics and software used for barrier leak control, effluent release monitoring, operational process monitoring and “post event” monitoring in NPPs, nuclear fuel cycle industry, research reactors and laboratories, military reactors and installations.

•	Reactor Instrumentation and Control Equipment and Systems : sensors, cables and electronics designed to monitor radiation and temperature within a reactor core and in surrounding areas.

•	Neutron Flux Measurement Systems : sensors, displays, control electronics and software used to control the core of a reactor in NPPs, research reactors, and military reactors.
Radiological Search, Measurement and Analysis Systems
: we provide solutions to locate, measure and perform
in-depth
scientific analysis of radioactive sources for radiation safety, security, and scientific applications. Product portfolios include but are not limited to our laboratory and scientific analysis systems (gamma/alpha spectroscopy, alpha/beta counting, specialty detectors, spectroscopy software), radiation measurement and health physics instrumentation (contamination and clearance monitors, portable radiation measurement, electronic dosimetry, telemetry, waste measurement) and search and radiological security systems (Military CBRNE, or Chemical, Biological, Radiological, Nuclear and high-yield Explosives, security and search). We also provide a wide range of on-site
managed and professional services to our end market customers. Select product categories include:

•	Dosimeters : active and passive dosimeters which monitor radiation dose rate and cumulative dose, along with readers, calibrators, telemetry, software and other accessories.

•	Contamination and Clearance Monitors : stationary systems designed to detect radioactive contamination of people, waste, tools, laundry, vehicles and cargo.

•	Detection & Identification Devices : hand-held and fixed devices to detect and locate ionizing radiation.

•	Customized Research Detectors : highly customized detectors for scientific research, including nuclear physics research, space and synchrotron applications, and ruggedized detectors.

•
Environmental Monitoring Systems
: sensors, displays, control electronics and software used for environmental monitoring in NPPs, nuclear fuel cycle industry, research reactors and laboratories, military reactors and installations.

•
Radiochemistry
: high precision instruments for detection and analysis of sample radioactivity, identification of radionuclide and quantification of activity used in laboratories, research, education, defense and NPPs.

•
Imaging Systems:
radiation-hardened imaging systems for nuclear fuel handling, control, monitoring and inspection; reactor vessel maintenance; underwater surveillance; tank and vessel inspection; and cameras for remotely operated vehicles.

•	Waste measurement systems : systems to measure the radioactivity content of waste such as gamma neutron counting systems, non-destructive assay systems and neutron counting systems

•
Services
: we offer services to measure and analyze nuclear material more efficiently, calibration services, customer training programs, installation of instruments and software, technical support and repairs for our products, as well as local operational support, technical support, and a wide range of consulting services

Competition
The global markets for our products and services are competitive and continually evolving. Within each of our operating segments, we encounter a variety of competitors, ranging from small independent companies providing niche solutions to larger multi-national corporations providing a broader set of products and services to our targeted end markets. We believe that the principal bases upon which we compete in our target end markets include product quality and reliability, technical capability and product qualification, strength of customer relationships, customer service and price. In particular, customers in the defense and nuclear end markets tend to emphasize product quality and reliability, technical capability and strength of supplier relationships, while customers in the medical end markets, in particular for passive dosimetry products and services, tend to make purchasing decisions based on a combination of brand recognition, price, service and reliability.
We believe the primary competitors in each of our segments are as follows:

•	Medical: Landauer (Fortive), PTW, IBA, Standard Imaging, Comecer and LAP

•	Industrial: Thermo Fisher Scientific, Ortek (Ametek), FLIR (Teledyne), Framatome, Ludlum, Fuji Electric, Caen System, Fluke (Fortive) and Berthold Technologies
Research and Development
Our research and development efforts allow us to introduce new products to the marketplace, fulfill specific customer needs and continue to meet qualification requirements and other evolving regulatory standards. Our Medical and Industrial segments are committed to both technology research and product development to fulfill their strategic objectives and are supported by our engineering and research and development organization consisting of 381 scientists, technicians and engineers, representing approximately 14% of our total workforce, as of June 30, 2021. A number of these individuals participate in international standards setting organizations and committees. We engage in research and development activities at most of our facilities worldwide.
Our research and development expenses were $29.4 million, $15.9 million and $14.0 million for fiscal years 2021, 2020 and 2019. We conduct these efforts through a mix of in-house
research, collaboration with academia, customers and regulatory authorities as well as selected outsourcing through external vendors. The scope and extent of the outsourced portion of research and development activities vary by segment but typically, critical hardware design, software development and project management activities are conducted in-house
while specialized services such as consulting services, algorithm design, thermal analysis, complex modeling and calculations and testing services are provided by third parties.

Sales and Marketing
We sell our products and services through our direct sales organization and indirectly through our global network of independent, third-party sales representatives and distributors. Our internal sales team is organized by operating segment and end market to provide a higher level of service and understanding of our customers’ unique needs. We have 14 sales offices throughout North America, Europe and Asia, and as of June 30, 2021, our sales and marketing personnel consisted of 236 employees, which represents approximately 9% of our total workforce.
We derive a portion of our revenue from sales of our products and services through channel partners, such as independent sales representatives and distributors. In particular, our independent sales representatives are an important source of sales leads for us and augment our internal resources in remote geographies. We sell through distributors in situations in which our customers prefer to purchase from a local business entity or purchase in smaller volume.
Our marketing activities include participation in many tradeshows worldwide across our defense, medical and nuclear end markets. We advertise in technical journals, publish articles in leading industry periodicals and utilize direct mail campaigns.
Except when prevented by exceptional circumstances (for example, the
COVID-19
crisis), we host our Connect Seminar annually, where customers participate in a variety of programs designed to exchange ideas and discuss occupational challenges. The event also brings together key channel partners and vendors to strengthen our sales and marketing network. Attendees gain insight into our product plans and participate in interactive sessions that give them the opportunity to better understand our current suite of products and services as well as provide feedback on our product roadmap.
Our Customers
Our principal customers include hospitals, clinics and urgent care facilities, dental offices, veterinary offices, radiation treatment facilities, OEMs for radiation therapy, laboratories, military organizations, government agencies, industrial companies, power and utility companies, reactor design firms and NPPs. We have long-standing relationships with our customers. For fiscal 2021, no customer accounted for greater than 7% of our consolidated revenue, our top ten customers together accounted for approximately 26% of our consolidated revenue, and our top five customers represented 18% of our consolidated revenue.
Manufacturing and Supply Chain
Given the diversity of our products, we employ numerous manufacturing techniques, including high-volume process manufacturing, discrete manufacturing, cellular manufacturing and hybrid approaches. Our production personnel engage in manufacturing, procurement and logistics activities. Our production activities are located in the United States, Canada, France, Germany, Belgium, Estonia, Finland and the United Kingdom. As of June 30, 2021, our production personnel consisted of 1,127 employees, which represents approximately 42% of our total workforce.
Our manufacturing activities are focused mainly on the production of the core value-add
devices and components of our products, while
non-core
components and
sub-assemblies
are generally outsourced. This strategy enables us to protect important intellectual property and trade secrets while minimizing the time, cost and effort to produce commoditized components. Most of the time, the design, assembly and integration of the components are performed in-house,
allowing our engineers to customize the products according to customer specifications. For highly engineered nuclear products, production volumes are typically low. For other product lines, such as, the DMC 3000 Electronic Dosimeter, the Mirion Battlefield Dosimeter, Accurad PRD and the Instadose dosimeter, production volumes tend to be higher. We apply rigorous quality control processes and calibrate radiation detection devices internally, leading to high quality standards and customization capabilities. Most of our production sites are certified to production quality standards such as those of ISO 9001, the U.S. Nuclear Regulatory Commission (10 C.F.R. 50 Appendix B) and the American Society of Engineers (ASME
NQA-1).
The principal materials used in our manufacturing processes are commodities that are available from a variety of sources. The key metal materials used in our manufacturing processes include precious metals, tungsten, copper, aluminum, magnesium products, steel, stainless steel and various alloys, which are formed into parts such as detectors, sensors, metal housings and frames, and cable assemblies. The key non-metal
materials used in our manufacturing processes include amorphous and crystalline scintillator materials, ceramics, epoxies, silicon and fused silica, polyethylene, polyurethane and injection molded plastic parts and components such as lenses, monitors, sensors, dosimeters, electronic boards, detectors and cables.
Properties
We maintain offices and manufacturing facilities at approximately 38 locations, in 12 countries. Our principal executive offices are located at 1218 Menlo Drive, Atlanta, Georgia, 30318. We are also a lessee under a number of operating leases for certain real properties, including our principal executive offices, and equipment. In addition to our executive offices, our principal properties include two facilities in Lamanon, France and our facility in Meriden, Connecticut. We lease our principal executive offices in Atlanta, Georgia, and our lease expires in 2031. We own our facilities in Lamanon, France and in Meriden, Connecticut. Management believes that the existing manufacturing facilities are adequate for our operations and that the facilities are maintained in good condition. We do not anticipate difficulty in renewing leases as they expire or in finding alternative facilities.
Intellectual Property
The success of our business depends, in part, on our ability to maintain and protect our proprietary technologies, information, processes and know-how.
We rely on a combination of intellectual property rights, including trade secrets, patents, copyrights and trademarks, as well as contractual protections, to protect our proprietary products, methods, documentation and other technology.
As of June 30, 2021, we own approximately 76 issued U.S. utility patents, 95 issued foreign utility patents (including in Canada, the European Union, Russia, China and Japan), four pending U.S. utility non-provisional
patent applications, four pending foreign utility patent applications (including in the European Union and France) and two pending Patent Cooperation Treaty, or PCT, patent applications. These issued patents are expected to expire between 2021 to 2038 and these pending applications, if issued, are expected to expire between 2039 to 2040, in each case without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. We do not expect the expiration of any of the patents that are scheduled to expire in 2021 to have a material impact on its business. These patents include one co-owned
issued U.S. patent and three
co-owned
issued foreign patents. We also hold exclusive and
non-exclusive
licenses related to patents and other intellectual property of third parties. We also own trademark registrations or registration applications in the United States and in certain foreign jurisdictions.
Medical Segment
As of June 30, 2021, we own approximately 37 issued U.S. utility patents, 26 issued foreign utility patents (including in the European Union, China, Japan and Canada), three pending U.S.
non-provisional
utility patent applications and one pending foreign utility patent application in the European Union that include claims directed to products in our medical segment, including our cancer diagnostics and therapeutics QA, occupational dosimetry, medical imaging and nuclear medicine equipment products. These issued patents are expected to expire between 2021 to 2038 and these pending applications, if issued, are expected to expire between 2039 to 2040, in each case without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

Industrial Segment
As of June 30, 2021, we own approximately 40 issued U.S. utility patents, 69 issued foreign utility patents (including in the European Union, Canada, Russia and Japan), one pending U.S.
non-provisional
utility patent application, three pending foreign utility patent applications (including in the European Union and France) and two pending PCT patent applications that include claims directed to products in our industrial segment, including our alpha/beta counting instruments, contamination and clearance monitors, gamma spectroscopy software and detector systems, NDA and waste measurement systems, portable radiation measurement instruments, radiation monitoring systems and reactor instrumentation and controls products. These issued patents are expected to expire between 2021 to 2037 and these pending applications, if issued, are expected to expire between 2032 to 2040, in each case without taking into account any possible patent term adjustment or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. These patents include one co-owned
issued U.S. patent and three
co-owned
issued foreign patents.
In many instances, we rely on trade secret protection and confidentiality agreements to safeguard our interests. Due to the long useful life of certain aspects of our technology, we believe that the patent registration process, which requires public disclosure of patented claims and inventions, could harm our competitive position. We differentiate our products and technologies primarily through our proprietary know-how,
technology or data that are not covered by patents or patent applications, including technical processes, equipment designs, testing and other procedures. Our employees are generally required to assign to us all of the inventions, designs and technologies they develop during the course of employment with us, either through written agreements or by operation of law, depending on the jurisdiction. Where appropriate, we require third parties with whom we deal to enter into agreements with us that address issues of confidentiality and intellectual property. For a discussion of the risks and uncertainties affecting our business related to our protection of intellectual property and other proprietary information, please see “Risk Factors—Legal and Regulatory Risks.”
Environmental Matters
We are subject to a variety of environmental, health and safety and pollution-control laws and regulations in the jurisdictions in which we operate. We use, generate, discharge and dispose of hazardous substances, chemicals and wastes at some of our facilities in connection with our product development, testing and manufacturing activities. In addition, some of our facilities are located on properties with a history of use involving hazardous substances, chemicals and wastes and may be contaminated.
Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA (also known as the Superfund Law) and its state analogues, we may be subject to joint and several liability for environmental investigations and cleanups, including at properties that we currently or previously owned or operated, or at sites at which waste we generated was disposed, even if the contamination was not caused by us or was legal at the time it occurred. Although we have not incurred any material liabilities in connection with contamination, we may be required to make expenditures for environmental remediation in the future with respect to contamination at our or our predecessors’ former or current facilities or at third-party waste disposal sites under these laws. The Resource Conservation and Recovery Act of 1976 as amended by the Hazardous and Solid Waste Amendments of 1984, or RCRA, provides a comprehensive framework for the regulation of hazardous and solid waste which applies to our operations. RCRA prohibits improper hazardous waste disposal and imposes criminal and civil liability for failure to comply with its requirements. The Toxic Substances Control Act of 1976, or, TSCA provides a comprehensive framework for the management by the EPA of over 60,000 commercially produced chemical substances, some of which are used by our operations. The Clean Water Act regulates the discharge of pollutants into certain waters and may require us to apply for and obtain discharge permits, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges. The Occupational Safety and Health Act, or OSHA provides for the establishment of standards governing workplace safety and health requirements, including setting permissible exposure levels for hazardous chemicals. We must follow OSHA standards, including the preparation of material safety data sheets, hazardous response training and process safety management, as well as various record-keeping, disclosure and procedural requirements.
Our operations outside the United States are subject to similar, and sometimes more stringent, laws and regulations. For example, an EU directive relating to the restriction of hazardous substances in electrical and electronic equipment, or RoHS directive, and a directive relating to waste electrical and electronic equipment, or WEEE directive, have been implemented in EU member states. Among other things, the RoHS directive restricts the use of certain hazardous substances in the manufacture of electrical and electronic equipment and the WEEE directive requires producers of electrical goods to be responsible for the collection, recycling, treatment and disposal of these goods. China and South Korea and certain other jurisdictions have laws similar to the RoHS and WEEE directives. In addition, the EU has a regulation regarding the registration, authorization and restriction of chemical substances in industrial products, or REACH. REACH and other regulations requires us or our suppliers to substitute certain chemicals contained in our products with substances the EU considers less dangerous. See “Risk Factors—Legal and Regulatory Risks—We could incur substantial costs as a result of violations of, or liabilities under, environmental laws.”
Regulation
We are subject to a variety of laws and regulations, including but not limited to those of the United States, Canada, the EU, the EU member states and the People’s Republic of China, that impose regulatory systems that govern many aspects of our operations. In addition, these jurisdictions impose trade controls requirements that restrict trade to comply with applicable export controls and economic sanctions laws and requirements, and legal requirements that are intended to curtail bribery and corruption. These laws and regulations apply by virtue of the nature of our industry, end markets and products, as well as the range of potential uses of our products, the origin of the technology incorporated into our products, and the jurisdictions in which we produce and sell our products.
The multi-jurisdictional legal and regulatory environments in which we operate are subject to extensive and changing laws and regulations administered by various national, regional and local governmental agencies both within and outside the United States.
We are a federal government contractor and, as such, we are subject to Executive Order 11246 and other relevant laws and regulations. As part of our compliance obligations, we implement on an annual basis an affirmative action plan and program which, in part, include our good faith efforts to achieve in our workforce full utilization of qualified women and minorities. In addition, we have in place an affirmative action plan with respect to disabled individuals, as well as Vietnam era, disabled or other veterans.
Some of the U.S. laws affecting our operations include, but are not limited to, the Atomic Energy Act, or AEA, the Energy Reorganization Act of 1974, or ERA, as well as the state laws governing radiation control in the states of New York, Georgia, California, Connecticut, Tennessee, New Jersey, Florida and Wisconsin, each as from time to time amended. We are also subject to a variety of U.S. federal and state employment and labor laws and regulations, including the Americans with Disabilities Act, the Federal Fair Labor Standards Act, the Worker Adjustment and Restructuring Notification Act, or WARN Act, which requires employers to give affected employees at least 60 days’ notice of a plant closing or mass layoff, and other regulations related to working conditions, wage-hour pay, overtime pay, employee benefits, anti-discrimination and termination of employment. We are also subject to the employment and labor laws and regulations of the foreign jurisdictions where many of our employees are located. The classified work that we currently perform at one of our U.S. facilities subjects us to the industrial security regulations of the Department of Defense and other federal agencies that are designed to safeguard against unauthorized access by foreigners and others to classified and other sensitive information.
In the United States, the AEA and ERA authorize the NRC, and state authorities where applicable, to regulate the receipt, possession, use and transfer of radioactive materials. The NRC, and state authorities where applicable, sets regulatory standards for worker protection and public exposure to radioactive materials or wastes to which we are required to adhere in our operations that use radioactive materials in research and development, product manufacture, testing and calibration.
Certain of our products require the use of radioactive sources. For certain of our products, these radioactive sources are often obtained by our customers directly from third-party providers, and for others, we directly incorporate these radioactive sources into our products. Certain of our reactor instrumentation and control equipment and systems for NPPs incorporate radioactive materials. In all such cases, licenses for radioactive sources and materials are provided by the appropriate regulatory authority in the relevant jurisdiction and such authorities may be at the state or national level. For example, at our sites in the United States that handle radioactive sources or materials, the appropriate licenses are issued by state-level authorities which are, respectively, the New York State Department of Health, Georgia Department of Natural Resources, California Department of Public Health, Connecticut Department of Energy & Environmental Protection, New Jersey Department of Environmental Protection, Tennessee Department of Environment and Conservation, Florida Department of Health and Wisconsin Department of Health Services. Similarly, licenses for radioactive sources and materials are maintained at each of our international sites where such licenses are required, including in Belgium, China, Canada, Estonia, Finland, Germany, France, Japan and the Netherlands.
While the specific process and criteria for receiving a license differ from jurisdiction to jurisdiction, it generally involves an application process in which we: identify a person or persons who have appropriate training and experience to be a health physics/radiation safety officer; specify the radioactive sources or materials sought to be licensed, their physical form (i.e., sealed or unsealed) and maximum possession limits on the amount of each type of radioactive element or compound sought under the license; specify their intended use (e.g., calibration, testing, quality assurance, manufacturing); and, set forth written policies and procedures to ensure that we have adequate measures in place to ensure health and safety. These policies and procedures typically must be designed to ensure worker, workplace, and public safety, including emergency plans; set forth the proper handling, control and security of radioactive sources or materials on site; detail any disposal or decommissioning considerations; and adequately train personnel at the site in proper access to, and handling of, radioactive sources or materials.
The particular license requirements in a given jurisdiction are normally tailored to the specific radioactive elements or compounds involved, their physical form, and possession limits. Once authorities complete their application review and any required follow-up,
the authority issues the site a license which imposes specific on-going
compliance obligations that typically include requirements for us to pay periodic licensing fees, submit periodic written compliance reports, and agree to periodic site inspections by regulators, which may be announced or unannounced. Once a site has an existing license, the process for expanding or reducing the licensing scope generally is simpler than applying for a new license.
We have numerous licenses in effect at our various facilities in the United States, Canada, Finland, Germany, France, China, Japan, the Netherlands, Belgium and Estonia and the expiration dates of individual licenses differ by their term and effective date. Typical license terms range from two to five years, with authorities in some jurisdictions (e.g., Finland and Bavaria, Germany) issuing licenses that are perpetual subject to our on-going
license compliance. For radioactive materials licenses in the United States, preapproval is generally required from the NRC or Agreement State regulator before a direct or indirect transfer of a license, whether done through a sale or acquisition, restructuring, or other method. While specific regulations vary by jurisdiction, generally a license may be terminated by the regulatory authority immediately upon a finding of a substantial safety violation or other material violation of licensing requirements. For more minor violations, regulatory authorities typically provide the licensee with a written statement of deficiency or notice of violation stating required remediation steps, or requesting the licensee to identify corrective actions, and a demand for proof of remediation; depending on the severity of the violation, a re-inspection
of the site may be performed by the authority to ensure adequate remedial steps have been completed.
In most cases, our various sites (including our predecessors) have held, maintained and (where required) renewed their licenses for a decade or more. In all cases, the licenses we require related to radioactive sources or materials are current and in force and, to the best of our knowledge, we are not aware of any basis to expect that any existing licenses subject to periodic renewals will not be renewed.
As a supplier of equipment and systems to the nuclear power industry, we are subject to regulations promulgated by the NRC that are applicable to vendors. Owners of nuclear power plants in the United States are licensed to build, operate, and maintain those plants by the NRC. Their license and applicable NRC regulations require that they qualify their suppliers and contractors to ensure that the suppliers and contractors comply with NRC regulations. The NRC has a robust inspection regime for commercial nuclear plants, which includes verification that, for example, design, procurement, maintenance, and radiation protection programs comply with NRC safety and quality assurance regulations and requirements. Inspections of nuclear materials licensees are conducted frequently, in areas such as personnel training, radiation protection, and security of nuclear materials. Parts of the NRC’s inspection regime—including portions of 10 C.F.R. Part 21 on reporting of defects and noncompliance and Appendix B of 10 C.F.R. Part 50 related to Quality Assurance—are also directly applicable to contractors, suppliers, and other non-licensees.
The NRC routinely conducts inspections at vendor sites on these matters and others. As a supplier to the nuclear power industry, we must demonstrate to our customers that we comply with NRC regulations related to quality assurance, reporting of defects and safety issues, security and control of personnel access and conduct. Section 170 of the AEA, which is known as the Price-Anderson Act, supports the nuclear services industry by offering broad nuclear liability and insurance coverage and indemnification to commercial NPP operators and their suppliers, as well as Department of Energy, or DOE, contractors, for liabilities arising out of nuclear incidents at power plants licensed by the NRC and at DOE nuclear facilities. The indemnification authority of the NRC and DOE under the Price-Anderson Act was extended through 2025 by the Energy Policy Act of 2005. Our nuclear power plant customers are covered by the nuclear liability insurance and indemnification provisions of the Price-Anderson Act. In addition, other jurisdictions have similar nuclear liability protection and indemnification regimes for nuclear facilities.
We deal with numerous U.S. and
non-U.S.
government agencies and entities, including the U.S. military, the armed forces of many NATO countries, the U.S. Department of Defense, the U.S. Department of State, the U.S. Department of Treasury, the U.S. NRC, the U.S. Department of Energy, the U.S. Department of Homeland Security and the corresponding governmental agencies and entities in the European Union and Canada. When working with these and other government agencies and entities, we must comply with, and are affected by, laws and regulations relating to the formation, administration and performance of contracts. These laws and regulations, among other things require certification and disclosure of all cost or pricing data in connection with various contract negotiations; impose acquisition regulations that define allowable and unallowable costs and otherwise govern our right to reimbursement under various cost-based U.S. government contracts; and restrict the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.
Export Controls
Our products and technologies are subject to export controls under the laws of the United States, Canada, the United Kingdom and the member states of the European Union. Depending on a number of factors, including the specific product or technology, the origin of that product or technology, the destination, the end-user
and the
end-use,
exports of our products and technologies may require export licenses, permits or other authorizations from government export control authorities. Whether we will be able to conclude proposed transactions involving products or technologies that are subject to those export licensing requirements will depend on the relevant government agency’s determination on whether the proposed transaction is consistent with the exporting country’s national security and foreign policy interests.
As examples of export control laws and regulations potentially applicable to our products and technologies, our products, when manufactured in or exported from the United States, are subject to export controls under the U.S. Department of Energy’s Part 810 regulations (10 C.F.R. Part 810) governing transfer of commercial nuclear technology and assistance, the U.S. Commerce Department’s Export Administration Regulations, or EAR, the

U.S. State Department’s International Traffic in Arms Regulations, or ITAR, or the Nuclear Regulatory Commission’s, or NRC, export licensing regulations in 10 C.F.R. Part 110 governing exports of nuclear materials and equipment. Canadian and EU export control regimes have separate, sometimes overlapping requirements, which must also be considered for a proper export compliance system.
We have implemented detailed export control compliance procedures, in the form of our Export Management and Control Program, EMCP, to identify those products, technologies and transactions for which export licenses, permits or other authorizations are required, and to assure that all transactions are handled in accordance with all applicable export control laws and regulations. Among other things, the Mirion EMCP includes (i) third party service provider screening of all parties against the various governments’ lists of prohibited, restricted and sanctioned parties;
(ii) end-use
reviews and certification procedures; (iii) monitoring regulatory announcements; and (iv) periodic reviews of applicable export control regulations in order to assure that the compliance procedures are up to date and properly maintained. See “Risk Factors—Legal and Regulatory Risks—Legal compliance with import and export controls, as well as with sanctions, in the United States and other countries, is complex, and compliance restrictions and expenses could materially and adversely impact our revenue and supply chain.”
Economic Sanctions
Various United States laws and regulations implemented by the U.S. Treasury Department’s Office of Foreign Assets Control, or OFAC, impose economic sanctions on certain countries, business entities and individuals. Those OFAC economic sanctions regulations: (i) impose comprehensive commercial and financial embargoes on transactions directly and indirectly with Cuba, Iran, North Korea, Syria or the Crimean Region, including any entity or person located in those jurisdictions; and (ii) include a very substantial list of persons and entities that have been determined to be closely affiliated with the government of an embargoed country, engaged in or supporting international terrorism, trafficking in narcotics, engaged in activities related to the proliferation of weapons of mass destruction, or otherwise acting in a manner contrary to United States foreign policy interests. United States persons (i.e., United States citizens, permanent residents and companies) are generally prohibited from engaging in any transaction which involves any property or any interest in property in which an embargoed country, a person in an embargoed country or a person on the OFAC list of sanctioned parties has an interest. The prohibitions on engaging in transactions with Cuba and Iran also extend to foreign subsidiaries of United States companies. Moreover, no United States person may approve, ratify, participate in, or otherwise “facilitate” any offshore transaction between a foreign company and any country, entity or person that is sanctioned under the OFAC economic sanctions regulations. The Department of Commerce’s Bureau of Industry and Security, or BIS, keeps an Entity List and other sanctions-related lists that are separate from the OFAC requirements.
Violations of United States export control regulations or the OFAC economic sanctions regulations are punishable by criminal and civil fines, imprisonment, loss of export privileges, debarment from United States Government contracts and, in extreme cases, listing on the OFAC list of sanctioned parties. See “Risk Factors—Legal and Regulatory Risks—Legal compliance with import and export controls, as well as with sanctions, in the United States and other countries, is complex, and compliance restrictions and expenses could materially and adversely impact our revenue and supply chain.”
Anti-Corruption Laws
We are subject to anti-bribery and anti-corruption laws, including the United States Foreign Corrupt Practices Act, or FCPA, the United Kingdom Bribery Act, or UKBA, and anti-corruption laws enacted in various other countries which implement the Organization of Economic Cooperation and Development’s, or OECD’s, Convention on Combating Bribery of Foreign Officials in International Business. Those laws generally prohibit any person or company from making payments to any “foreign official” for the purpose of obtaining or retaining business or obtaining any other unfair or improper advantage.

In particular, the FCPA prohibits any publicly traded company, or issuer, and any domestic concern from paying or giving, or promising or offering to pay or give, any money or any other thing of value directly or indirectly to a foreign official for the purpose of obtaining or retaining any business or obtaining any other unfair advantage. An issuer or domestic concern may be liable for penalties for violation of the FCPA if it make a payment, or provides any other thing of value, to a third party, such as a distributor, sales representative or other third party with knowledge that some or all of that money or thing of value will be paid or given to a foreign official for an improper purpose. In addition, the FCPA imposes upon issuers obligations to maintain complete and accurate books and records of account and to establish internal accounting controls, in order to prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of “off books” accounts that might be used to fund improper payments to foreign officials.
Violations of the FCPA are punishable by criminal and civil fines and imprisonment and disgorgement of revenues derived from improper conduct. Any investigation or proceeding involving allegations of improper payments under the FCPA could have a material adverse effect on our business, financial condition, results of operations, standing with customers, particularly government customers, and/or business reputation. See “Risk Factors—Legal and Regulatory Risks—We must comply with the FCPA and analogous
non-U.S.
anti-bribery statutes including the UKBA. Our or our sales representatives’ or distributors’ failure to comply with such laws could subject us to, among other things, penalties and legal expenses that could harm our reputation and materially and adversely affect our business, financial condition and results of operations.”
Compliance Procedures
To address the compliance challenges presented by the foregoing laws and regulations, we have adopted and implemented compliance policies and detailed compliance procedures. Our commitment to compliance with anti-corruption laws and regulations is memorialized in the Mirion Code of Ethics and Conduct, which sets forth our overall compliance policies and informs all of our employees of their compliance responsibilities. Our export controls and economic sanctions compliance policies are set forth in our Export Management and Compliance Program, or EMCP, and implemented at each of our sites via local procedures. Our compliance programs are reinforced with (i) ethics and compliance training for all employees; (ii) due diligence reviews of all prospective distributors, sales representatives and other third party intermediaries; (iii) detailed anti-corruption compliance contractual covenants in third-party agreements; (iv) detailed recordkeeping procedures; and (v) auditing of third parties’ business practices as needed.
Medical Device Regulation
We are required to register for permits and/or licenses with, obtain approvals from and comply with operating standards of the U.S. Food and Drug Administration, or FDA, the NRC, the U.S. Department of Health and Human Services, or HHS, the European Medicines Agency, or EMA, the U.K. Medicines and Healthcare Products Regulatory Agency, or MHRA, and other foreign agencies, and accrediting bodies depending upon the type of operations we are conducting and the location of product distribution, manufacturing and sale.
Many of our
products--for
instance our nuclear medicine products for cardiology, oncology, endocrinology, diagnostic radiology and radiation therapy; imaging products in the form of positioning devices, ultrasound tables and MRI stretchers; and our energy measurement products, including radiation monitoring and measuring instruments—in the medical end market are classified as medical devices and are subject to restrictions under domestic and foreign laws, rules, regulations, self-regulatory codes, circulars, and orders, including, but not limited to, the U.S. Food, Drug, and Cosmetic Act, or FDCA. We incur a number of costs associated with obtaining and maintaining the approval to market our products. Furthermore, the FDA conducts detailed inspections of and controls over our manufacturing, marketing, distribution, import and export, record keeping and storage and disposal practices, together with various post-marketing requirements.
Specifically, the FDCA requires these products, when sold in the United States, to be safe and effective for their intended uses and to comply with the regulations promulgated and enforced by the FDA. The FDA regulates the design, development, research, preclinical and clinical testing, introduction, manufacture, advertising, labeling, packaging, marketing, distribution, import and export, and record keeping for such products.
Medical devices can be marketed only for the indications for which they are cleared or approved. After a device has received 510(k) clearance (a pathway for the FDA to approve a new medical device for marketing) for a specific intended use, any change or modification that significantly affects its safety or effectiveness, such as a significant change in the design, materials, method of manufacture, or intended use, may require a new 510(k) clearance and payment of an FDA user fee.
Any medical devices we manufacture and distribute are subject to pervasive and continuing regulation by the FDA, state and certain other comparable foreign authorities. As a medical device manufacturer, our manufacturing facilities are subject to inspection on a routine basis by the FDA and other comparable foreign authorities, as well as audits by our notified body in the European Economic Area, or EEA, as described below. We are required to adhere to the Current Good Manufacturing Practices requirements, as set forth in the Quality Systems Regulation, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all phases of the design and manufacturing process.
We must also comply with post-market surveillance regulations, including adverse event reporting requirements, which require that we review and report to the FDA and other comparable foreign authorities any incident in which our products may have caused or contributed to a death or serious injury. Further, we are required to report any incident in which our product has malfunctioned if that malfunction would likely cause or contribute to a death or serious injury if it were to recur.
Labeling, advertising and promotional activities are subject to scrutiny by the FDA and other comparable foreign authorities and, in certain circumstances, by the Federal Trade Commission and other foreign counterparts. Medical devices approved or cleared by the FDA, foreign regulators, or our notified bodies may not be promoted for undocumented, unapproved or uncleared uses, otherwise known as
“off-label”
promotion. The FDA, other U.S. agencies and other comparable foreign authorities actively enforce the laws and regulations prohibiting the promotion of off-label
uses.
The FDA can withdraw marketing authorization for a medical device product if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or complete withdrawal of the product from the market. Because our operations include the manufacture and distribution of nuclear medical products, we are also subject to regulation by the NRC and the departments of health of each state in which we operate, which leaves us with a complex collection of requirements to navigate.
Market access, sales and marketing of medical devices in
non-U.S.
countries are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval for marketing a medical device in a foreign country could be longer or shorter than the time required by the FDA. Furthermore, the requirements are different in each country. For example in the EEA, a medical device must meet the Medical Devices Directive’s, or MDD, Essential Requirements or the Medical Devices Regulation’s, or MDR, General Safety and Performance Requirements, if certified from May 26, 2021. Before placing a medical device on the EEA market, the manufacturer must prepare a declaration of conformity, certifying that the device complies with the MDD/MDR, and must then affix the CE mark. The notified body typically audits and examines the device’s technical documentation, and the quality system for the manufacture, design and final inspection of the relevant device before issuing a CE certificate. Following the issuance of this CE certificate, manufacturers may prepare the declaration of conformity and affix the CE mark to the devices covered by this CE certificate. Similar requirements apply in the UK. For access to the UK market, manufacturers must obtain a UKCA Certificate and affix a UKCA mark to their medical devices. However, the CE mark will be accepted in the UK until July 1, 2023.

The standard by which conformity with applicable standards and directives is measured is dependent upon the type and class of the product, but normally involves a combination of self-assessment by the manufacturer and a third party assessment by a notified body. In the European Union, or EU, the third party assessment may consist of an audit of the manufacturer’s quality system (currently ISO 13485), provisions of the MDD and specific testing of the manufacturer’s device. Further, the MDR came into effect in the European Union on May 26, 2021, which requires us to obtain certification against the MDR to include a CE mark on new products, or make significant changes to existing products.
We are subject to additional regulations in other foreign countries, including, but not limited to, the United Kingdom and the EU to sell our products. We intend that either we or our distributors will receive any necessary approvals or clearance prior to marketing our products in those international markets.
We are subject to various healthcare related laws regulating fraud and abuse, research and development, pricing and sales and marketing practices, and the privacy and security of health information. In particular, the U.S. Federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration (including any kickback or bribe), directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made in whole or in part under a federal healthcare program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Similar laws and regulations apply in many foreign countries.
The Health Insurance Portability and Accountability Act of 1996, or HIPAA, prohibits knowingly and willfully (1) executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors, or (2) falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items, or services. In addition, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, also restricts the use and disclosure of patient identifiable health information, mandates the adoption of standards relating to the privacy and security of patient identifiable health information, and requires the reporting of certain security breaches with respect to such information. Similar to the U.S. Federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the healthcare fraud statute implemented under HIPAA or specific intent to violate it in order to have committed a violation. Similar laws and regulations apply in many foreign countries.
The False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program, knowingly makes, uses, or causes to be made or used, a false record or statement material to a false or fraudulent claim, or knowingly makes a false statement to avoid, decrease, or conceal an obligation to pay money to the U.S. federal government. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act. Similar laws and regulations apply in many foreign countries.
Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers. Analogous U.S. state laws and regulations, such as state anti-kickback and false claims laws, also may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements, and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers. Further, there are state laws that require medical device manufacturers to comply with the voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require manufacturers to file reports relating to pricing and marketing information, which requires tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; state and local laws requiring the registration of sales representatives; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA. Similar laws and regulations apply in many
non-U.S.
countries.
Privacy and Information Security Laws
In the ordinary course of our business, we collect, store, use transmit and otherwise process certain types of data, including personal information, which subjects us to certain privacy and information security laws in the United States and internationally, including, for example and depending on the particular activity, the EU General Data Protection Regulation, or GDPR and the California Consumer Privacy Act of 2018, or CCPA, and other laws, rules and regulations designed to regulate the processing of personal information and for example reduce risks of identity theft. These laws impose obligations with respect to the collection, processing, storage, disposal, use, transfer, retention and disclosure of personal information. In addition, under certain of these laws, we must provide notice to individuals of our policies and practices for sharing personal information with third parties, provide advance notice of any changes to our policies and in some cases give individuals the right to prevent processing of their personal information and disclosure of it to third parties. Further, all 50 states in the United States have laws including obligations to provide notification of unauthorized acquisition of personal information to affected individuals, state officers and others. Some laws may also impose physical and electronic security requirements regarding the safeguarding of personal information. In order to comply with privacy and information security laws, we have confidentiality and information security standards and procedures in place for our business activities. Privacy and information security laws evolve regularly, and complying with these various laws, rules, regulations and standards, and with any new laws or regulations or changes to existing laws, could cause us to incur substantial costs that are likely to increase over time, requiring us to adjust our compliance program on an ongoing basis and presenting compliance challenges, change our business practices in a manner adverse to our business, divert resources from other initiatives and projects, and restrict the way products and services involving data are offered. See “Risk Factors—Legal and Regulatory Risks—Any actual or perceived failure to comply with evolving data privacy and data security laws and regulations in the jurisdictions where we operate, both inside and outside of the United States, could lead to government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could materially and adversely affect our business.”
Backlog and Deferred Contract Revenue
Total backlog represents committed but undelivered contracts and purchase orders at period end. Backlog excludes maintenance-related activity and agreements that do not represent firm purchase orders. Customer agreements that contain cancellation for convenience terms are generally not reflected in backlog until firm purchase orders are received. Backlog is not a complete measure of our future business due to these customer agreements. Backlog can fluctuate significantly due to the timing of large project awards. In addition, annual or multi-year contracts are subject to rescheduling and cancellation by customers due to the long-term nature of the contracts.
Deferred contract revenue represents prepayments from customers, including milestone or installment payments, on projects for which services have commenced, as well as unbilled amounts attributable to services rendered and products constructed associated with customer contracts for which revenue is not able to be recognized.
Information on backlog and deferred contract revenue follows (in millions):

	As of June 30,
	2021	2020
Backlog	$715.8	$601.4
Deferred contract revenue	50.4	39.6

Legal Proceedings
From time to time, we are involved in various routine legal proceedings. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of these proceedings, even if determined adversely, would not have a material adverse effect on our business, financial condition and results of operations.
Human Capital Resources
As of June 30, 2021, we employed 2,554 full-time and part-time employees. Approximately 59% of our employees are in operations and we use talent acquisition and retention practices, including but not limited to: college and university recruiting programs; job fairs; compensation benchmarking; employee engagement; communication through email, social media and other communication platforms; employee development and training programs including mentoring, new product training for our sales and services organizations; Navex global training for our staff and management level employees; and, quarterly check-ins
between employees and their managers as key human capital measures and objectives.

MANAGEMENT
Executive Officers and Directors
Our directors and executive officers and their ages as of the date of this prospectus are set forth below.

Name	Age	Position
Thomas D. Logan	60	Director, Founder and Chief Executive Officer
Brian Schopfer	37	Chief Financial Officer
Michael Freed	45	Chief Operating Officer
Lawrence D. Kingsley	58	Director and Chairman
Jyothsna (Jo) Natauri	44	Director
Christopher Warren	45	Director
Steven W. Etzel (1)(2)	61	Director
Kenneth C. Bockhorst (1)(3)	48	Director
Robert A. Cascella (2)(3)	66	Director
John W. Kuo (2)(3)	58	Director
Jody A. Markopoulos (1)(3)	50	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
Thomas D. Logan
 currently serves, and has served, as Mirion’s founding Chairman and Chief Executive Officer since 2005, and he has served as a member of Miron’s board of directors since 2005. Prior to joining Mirion, Mr. Logan served as Chief Executive Officer for Global Dosimetry Solutions, a radiation dosimetry provider, from 2004. Mr. Logan has more than 30 years of energy industry experience, as well as extensive experience within the contract manufacturing and consumer products industries. Mr. Logan received a M.B.A. and a B.S. from Cornell University. We believe Mr. Logan’s extensive history with Mirion, as well as his business expertise, qualify him to serve on our Board of Directors.
Brian Schopfer
 has served as our Chief Financial Officer and a member of Mirion’s board of directors since 2020. Mr. Schopfer joined Mirion in 2015 and previously served as Mirion’s Executive and Senior Vice President of Business Transformation. In February 2018, Mr. Schopfer left Mirion and joined Omnimax International, a building products company, where he served as Chief Financial Officer until March 2019. Mr. Shopfer rejoined Mirion in March 2019. Prior to joining Mirion, Mr. Schopfer served as Chief Financial Officer for HillPhoneix (part of the Dover Corporation), a commercial refrigeration manufacturer, from 2014 to 2015. Mr. Schopfer also served as the Director of Financial Planning and Analysis for the Dover Corporation, a global manufacturing company, from 2013 to 2014. Mr. Schopfer received a B.S. in Finance and Marketing from the University of Pittsburgh.
Michael Freed
 has served as our Chief Operating Officer since 2017 and a member of Mirion’s board of directors since 2016. He also served as the President of Mirion’s Health Physics division from 2016 to 2017. Prior to joining Mirion, Mr. Freed was employed as a Principal Consultant for Bain and Company, a global management consulting firm, from 2010 to 2016. Mr. Freed served as a Submarine Officer in the United States Navy from 1998 to 2008 where he was certified as a Naval Nuclear Engineer and completed two tours of duty on Los Angeles Class fast attack submarines. He also served as a special assistant to the Chief of Naval Operations in Washington, DC. Mr. Freed received his M.B.A. from the University of Virginia Darden School of Business and a B.A. in Economics from Northwestern University.
Lawrence D. Kingsley
 currently serves as the independent
Non-Executive
Board Chair of IDEXX Laboratories, Inc., a public company, since November 2019 and as an Advisory Director to Berkshire Partners LLC, an

investment company, since May 2016. Mr. Kingsley also currently serves as a Director of Polaris Industries Inc., a public company, since January 2016 and as a Director of Rockwell Automation, Inc., a public company, since April 2013. Prior to joining IDEXX Laboratories, Inc., Mr. Kingsley served as Chairman of Pall Corporation from October 2013 to August 2015 and as President and Chief Executive Officer of Pall Corporation from October 2011 to August 2015 until Danaher Corporation, a public company, acquired Pall Corporation in August 2015. Before his experience at Pall Corporation, Mr. Kingsley served as the Chief Executive Officer and President of IDEX Corporation, a public company specializing in the development, design and manufacture of fluid and metering technologies, health and science technologies and fire, safety and other diversified products, from March 2005 to August 2011 and the Chief Operating Officer of IDEX Corporation from August 2004 to March 2005. Mr. Kingsley previously served as a Director of Pall Corporation from October 2011 to August 2015, Cooper Industries plc (formerly Cooper Industries Ltd.), a public company, from 2007 to 2012 and IDEX Corporation from 2005 to 2011. Mr. Kingsley served in various positions of increasing responsibility at Danaher Corporation, including Corporate Vice President and Group Executive from March 2004 to August 2004, President of Industrial Controls Group from April 2002 to July 2004 and President of Motion Group, Special Purpose Systems from January 2001 to March 2002. Mr. Kingsley also previously held management positions of increasing responsibility at Kollmorgen Corporation and Weidmuller Incorporated. Mr. Kingsley received an undergraduate degree in Industrial Engineering and Management from Clarkson University and an M.B.A. from the College of William and Mary. We believe that Mr. Kingsley’s strong executive leadership and operational skills, in-depth
knowledge of and experience in strategic planning, corporate development, and operations analysis and experience serving on other public company boards provide him with the qualifications and skills to serve on our Board of Directors.
Jyothsna (Jo) Natauri
 is a Partner of Goldman Sachs & Co. LLC and has served as the Global Head of Private Healthcare Investing within Goldman Sachs Asset Management since May 2018. Prior to assuming her current role, Ms. Natauri was an investment banker with Goldman Sachs for 12 years, where she led coverage of large cap companies in healthcare and other industries. She was named managing director in 2008 and partner in 2012. Ms. Natauri has served as a director on the board of Flywire Corporation since November 2020, and also serves on the boards of MyEyeDr, Sita Foundation and Safe Horizon. She previously served on the board of Avantor from November 2018 to May 2021. Ms. Natauri received a B.A. from the University of Virginia in Economics and Biology. We believe that Ms. Natauri’s experience of over 20 years in covering companies and executing transactions provides her with the qualifications and skills to serve on our Board of Directors.
Christopher Warren
 currently serves, and has served, as a partner at Charterhouse Capital Partners LLP since he joined in 2013. Prior to joining Charterhouse, Mr. Warren served as a partner at ECI Partners, a private equity group, from 2003 to 2013. He also served as Associate at BC Partners, an international investment firm, and as Consultant at COBA, a
UK-based
strategy consulting firm. Mr. Warren received a Master of Arts in Philosophy, Politics and Economics from Oxford University and an MBA from INSEAD. We believe that Mr. Warren’s extensive business experience provides him with the qualifications and skills to serve on our Board of Directors.
Steven W. Etzel
 has served as Senior Vice President and Chief Financial Officer of Rockwell Automation, Inc., a company focused on industrial automation and information, from November 2020 to February 2021, and subsequently as Senior Vice President, Finance of Rockwell until his retirement in April 2021. Mr. Etzel joined Rockwell in 1989 and served in various positions, including Vice President and Treasurer from 2007 to 2020 and Vice President, Finance from October 2020 to November 2020. Mr. Etzel received his Bachelor of Science degree in Business Administration from Clarion University of Pennsylvania. We believe Mr. Etzel’s extensive financial and management experience, including financial reporting, internal controls, investor relations, financial planning and analysis, capital markets financing transactions, mergers and acquisitions and risk management provides him with the qualifications and skills to serve on our Board of Directors.
Kenneth C. Bockhorst
 currently serves as the Chairman, President and Chief Executive Officer of Badger Meter, Inc., a global provider of industry leading smart water solutions that optimize operations and enhance sustainability across a wide range of customer applications. Mr. Bockhorst joined Badger Meter in October 2017 as Chief Operating Officer, was promoted to President in April 2018, Chief Executive Officer in 2019 and Chairman of the Board in 2020. Prior to Badger Meter, he served six years at Actuant Corporation, a diversified industrial company (now named Enerpac Tool Group), most recently as Executive Vice President of the Energy segment. Prior to Actuant, he held product management and operational leadership roles at IDEX and Eaton. Mr. Bockhorst received an M.B.A. from the University of Wisconsin - Madison and a B.A. from Marian University in Operations Management, Marketing and Human Resources.
Robert A. Cascella
 currently serves as Strategic Business Development Leader for Royal Philips, a public Dutch healthcare company and has held this position since May 2020. From April 2015 to April 2020, he served as Executive Vice President and Chief Business Leader of Philips’ Diagnosis and Treatment and Precision Diagnosis businesses. He also served on Philip’s Executive Committee from January 2016 to April 2021. Prior to Philips, Mr. Cascella served at Hologic, Inc., a public medical device and diagnostics company, from February 2003 to December 2013 as its president and later CEO. He has also held senior leadership positions at CFG Capital, NeoVision Corporation and Fischer Imaging Corporation. Mr. Cascella has served as the chair of the board of Neuronetics, Inc. since April 2021, on the board of Metabolon, Inc. since September 2020 and on the board of Celestica Inc. since April 2019, where he has also served as chair of the compensation committee since July 2021. He previously served on the board of Tegra Medical and acted as chair of the boards of Dysis Medical and Miranda Medical. Mr. Cascella received a B.A. in accounting from Fairfield University.
John W. Kuo
 is the Chief Legal Officer of Visby Medical, a privately-held molecular diagnostic company, and has held such position since September 2021. Previously, he was the EVP, General Counsel, Chief Compliance Officer and Corporate Secretary of Charles River Laboratories, a NYSE-listed, Fortune 1000 global contract drug research and development company, from May 2020 to September 2020. Before that, Mr. Kuo was the Senior Vice President, General Counsel and Corporate Secretary of Varian Medical Systems, a NYSE-listed, Fortune 1000 global cancer therapy/radiation therapy company, from July 2005 to May 2020. Mr. Kuo received his J.D. from the University of California, Berkeley School of Law and his B.A. in Biology & Society from Cornell University. We believe that Mr. Kuo’s over 15 years of experience as an executive in Fortune 1000 life sciences companies, his familiarity with the radiation therapy industry, his global perspective and international market expansion experience, his deep understanding of regulated industries, his management experience in scaling global functions and his expertise in legal and corporate governance matters provide him with the qualifications and skills to serve on our Board of Directors.
Jody A. Markopoulos
 has served as Chief Operating Officer of Eos Energy Enterprises, Inc., a producer of low-cost
battery storage solutions for the electric utility industry, since March 2021. She founded JA Markopoulos Consulting in February 2020 to assist companies with operations and supply chain matters. Prior to that, Ms. Markopoulos spent 26 years in multiple operating leadership roles at General Electric and Baker Hughes. She served as the Chief Supply Officer at Baker Hughes, a GE company responsible for supply chain operations, from 2017 to 2018, and then as Chief Transition Officer from 2018 to 2020 responsible for executing the orderly transition from GE. At General Electric, she served as Chief Operations Officer at GE Oil & Gas from 2015 to 2017, President and CEO of GE Intelligent Platforms from 2011 to 2014 and as Vice President of Sourcing at GE Energy from 2005 to 2011. Ms. Markopoulos received a B.S. in Interdisciplinary Engineering and Management from Clarkson University. We believe Ms. Markopoulos’s experience as an operating executive qualifies her to serve as a director on our Board of Directors.
Family Relationships
There are no family relationships among any of the individuals who shall serve as directors or executive officers of Mirion following the completion of the Business Combination.
Board of Directors
Our business and affairs are organized under the direction of the Board of Directors. Lawrence D. Kingsley serves as Chairman of the Board of Directors. The primary responsibilities of the Board of Directors is to provide oversight, strategic guidance, counseling and direction to management. The Board of Directors will meet on a regular basis and additionally, as required.
In addition, we are a party to a director nomination agreement with certain entities affiliated with Charterhouse and a director nomination agreement with the Sponsor that provide Charterhouse with the right to nominate one director to our Board and the Sponsor to nominate two directors to our Board, subject to certain fallaway provisions. See “Certain Relationships and Related Party Transactions—Director Nomination Agreements” for more information.
Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.
The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally, as required.
Role of Board in Risk Oversight
Our Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to the Board by the audit committee. The audit committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for our Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.
Board Committees
Our Board has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will has the composition and responsibilities described below Members serve on these committees until their resignation or until otherwise determined by the Board.
Audit Committee
Our Board’s audit committee consists of Steven W. Etzel, Kenneth C. Bockhorst and Jody A. Markopoulos, with Steven W. Etzel serving as the chair of the committee. Our Board has determined that Steven W. Etzel, Kenneth C. Bockhorst and Jody A. Markopoulos are “independent” as defined under applicable NYSE listing standards, including the standards specific to members of an audit committee, and Rule
10A-3
of the Exchange Act, and are financially literate.
Our Board has also determined that Steven W. Etzel qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, our Board considered Steven W. Etzel’s formal education and previous and current experience in financial and accounting roles. Our independent registered public accounting firm and management periodically will meet privately with the audit committee.
The audit committee is responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•	designing and implementing the internal audit function;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Compensation Committee
Our Board’s compensation committee consists of Robert A. Cascella, Steven W. Etzel and John W. Kuo, with Robert A. Cascella serving as the chair of the committee. Robert A. Cascella, Steven W. Etzel and John W. Kuo
are non-employee directors,
as defined in
Rule 16b-3 promulgated
under the Exchange Act. Our Board has determined that Robert A. Cascella, Steven W. Etzel and John W. Kuo are “independent” as defined under applicable NYSE listing standards, including the standards specific to members of a compensation committee.
The compensation committee is responsible for, among other things:

•	determining, or recommending to our Board for determination, the compensation of our executive officers, including the chief executive officer;

•	administering our equity compensation plans;

•	overseeing our overall compensation policies and practices, compensation plans, and benefits programs; and

•	appointing and overseeing any compensation consultants.
We believe that the composition and functioning of the compensation committee meets the requirements for independence under applicable NYSE listing standards.
Nominating and Corporate Governance Committee
Our Board’s nominating and corporate governance committee consists of John W. Kuo, Kenneth C. Bockhorst, Robert A. Cascella and Jody A. Markopoulos, with John W. Kuo serving as the chair of the committee. Our Board has determined that each of these individuals is “independent” as defined under applicable SEC rules and NYSE listing standards.
The nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization and governance of our Board and its committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	overseeing an evaluation of our Board and its committees.
We believe that the composition and functioning of the nominating and corporate governance committee meets the requirements for independence under current NYSE listing standards.

The audit, compensation, and nominating and corporate governance committees each operate under a written charter that satisfies the applicable rules and regulations of NYSE and the SEC.
We have posted the charters of our Board’s audit, compensation and nominating and corporate governance committees, and we intend to post any amendments thereto that may be adopted from time to time, on our website. Information on or that can be accessed through the our website is not part of this prospectus. Our Board may from time to time establish other committees.
Independent Board of Directors
NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Our Board has determined that Kenneth C. Bockhorst, Robert A. Cascella, Steven W. Etzel, John W. Kuo and Jody A. Markopoulos, representing five (5) of our nine (9) directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.
Code of Ethics and Business Conduct
We have adopted a code of ethics and business conduct that will applies to all of our employees, officers, and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our code of ethics and business conduct is available on the investor relations page on our website. Information on or that can be accessed through our website is not part of this prospectus.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our principal executive officer and our two other most highly compensated persons serving as executive officers for the fiscal year ended June 30, 2021. These executive officers are referred to as our “named executive officers.”
This discussion may contain forward-looking statements that are based on the Company’s current plans, considerations, expectations, and determinations regarding future compensation programs.
The Company is an emerging growth company and therefore is subject to reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Summary Compensation Table
The following table presents all of the compensation awarded to, earned by or paid to the named executive officers for the year ended June 30, 2021.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Thomas Logan	2021	639,262	—	19,240,000	—	511,410	72,025	20,462,697
Chairman and Chief Executive Officer

Michael Freed	2021	398,851	—	—	—	199,425	12,167	610,443
Chief Operating Officer

Brian Schopfer	2021	355,227	—	4,208,750	—	177,613	15,964	4,757,554
Chief Financial Officer

(1)	Amounts reflect the base salary in effect for each named executive officer during fiscal 2021. For additional information, see “Base Salaries” and “2021 Bonuses” below.
(2)
Reflects the grant date value of
a one-time grant
of profits interests in the Sponsor, which was approved and granted by the Sponsor in recognition of Messrs. Logan and Schopfer’s efforts in connection with the Business Combination. As discussed below under “Profits Interests,” the Sponsor granted Messrs. Logan and Schopfer the award of profits interests on June 16, 2021 in connection with the signing of the Business Combination Agreement. The profits interests award provides for service and performance-vesting, with the award only vesting upon the achievement of specified share price conditions. The grant date fair value of the profits interests is based upon a valuation model using Monte Carlo simulations in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718.

(3)
Amounts reflect: (i) for Mr. Logan, a $21,312 cash payment in respect of accrued vacation days, a $14,400 automobile allowance, a company contribution of $12,495 to Mr. Logan’s account under the Company’s 401(k) plan, a $5,000 reimbursement for financial planning services, $3,500 to cover the costs of an annual physical examination, $13,135 in stipends paid to Mr. Logan for time spent flying his personal aircraft to business events plus corresponding reimbursement for fuel costs associated with such flights, $1,200 for continued automobile maintenance and $983 in Company-paid long-term care insurance premiums; (ii) for Mr. Freed, a company contribution of $11,454 to Mr. Freed’s account under the Company’s 401(k) plan and $713 in Company-paid long-term care insurance premiums; and (iii) for Mr. Schopfer, company contributions of $10,848 to Mr. Schopfer’s account under the Company’s 401(k) plan, $2,500 to cover the costs of an annual physical examination, a $1,500 reimbursement for financial planning services, $500 to Mr. Schopfer’s Company-sponsored health savings account and $616 in Company-paid long-term care insurance premiums.

Elements of Our Executive Compensation Program
For the year ended June 30, 2021, the compensation for each named executive officer generally consisted of a base salary, performance-based bonus and standard employee benefits. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help attract and retain executive talent which is fundamental to our success. Below is more detailed summary of the current executive compensation program as it relates to our named executive officers.
Base Salaries
The named executive officers receive a base salary to compensate them for services rendered. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Each named executive officer’s initial base salary was provided in his employment agreement, and the base salaries of our executives are reviewed and, if appropriate, adjusted on an annual basis.
The actual base salaries paid to each named executive officer for fiscal year 2021 are set forth above in the Summary Compensation Table in the column entitled “Salary.”
2021 Bonuses
We maintain a cash-based annual bonus program for executives, including the named executive officers, in which such executives are eligible to receive bonuses based on performance goals. Such awards are designed to incentivize the named executive officers with a variable level of compensation that is based on performance measures established by our Remuneration Committee (and, for officers other than Mr. Logan, by Mr. Logan) that are tied to pre-defined business
and personal goals and objectives.
In fiscal year 2021, Messrs. Logan, Freed and Schopfer were eligible to earn annual cash bonuses targeted at 80%, 50% and 50%, respectively, of their base salaries. Each named executive officer was eligible to earn his bonus based on the attainment of business unit and personal goals and objectives, set and approved by Mr. Logan and by the Remuneration Committee (Mr. Logan’s target bonus was set and approved by the Remuneration Committee). In September 2021, the Remuneration Committee determined that each of the named executive officers earned their annual cash bonuses for fiscal year 2021 at target level.
Profits Interests
On June 16, 2021 and in connection with the Business Combination, the Sponsor agreed to issue 3,200,000 membership interests to Thomas Logan and 700,000 membership interests to Brian Schopfer (collectively, the “Profits Interests”), pursuant to which Messrs. Logan and Schopfer will have an indirect interest in the founder shares of the Company held by the Sponsor. The Profits Interests are subject to service and performance vesting conditions, including the occurrence of the Closing, and do not fully vest until all of the applicable conditions are satisfied, including the achievement of specified share price conditions. The grant of the Profits Interests is intended to be a one-time grant
by the Sponsor in recognition of Messrs. Logan and Schopfer’s efforts in connection with the Business Combination. In addition, the Profits Interests are subject to certain forfeiture conditions.
Equity Compensation
None of the named executive officers, nor any other service providers of the Company, currently hold any equity or equity-based incentive awards relating to shares of the Company’s stock.

2021 Omnibus Incentive Plan
We have adopted and obtained stockholder approval of the 2021 Omnibus Incentive Plan (the “Incentive Plan”), and we intend to grant awards under the Incentive Plan in the months following the Closing Date.
We have reserved 19,952,329 shares of our Class A common stock for issuance pursuant to awards under the Incentive Plan. The total number of shares of our Class A common stock available for issuance under the Incentive Plan will be increased on the first day of each fiscal year following the date on which the Incentive Plan was adopted in an amount equal to the least of (i) three percent (3%) of the outstanding shares of Class A common stock on the last day of the immediately preceding fiscal year, (ii) 9,976,164 shares of Class A common stock and (iii) such number of shares of Class A common stock as determined by the Committee (as defined and designated under the Incentive Plan) in its discretion. Any employee, director or consultant of the Company or any of its subsidiaries or affiliates is eligible to receive an award under the Incentive Plan, to the extent that an offer of such award is permitted by applicable law, stock market or exchange rules, and regulations or accounting or tax rules and regulations.
The Incentive Plan provides for the grant of stock options (including incentive stock options and non-qualified stock
options), stock appreciation rights, restricted stock, restricted stock units, performance-based awards, other stock-based awards, or any combination thereof. No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the Incentive Plan. Each award will be set forth in a separate grant notice or agreement and will indicate the type and terms and conditions of the award.
Other Elements of Compensation
Retirement Plans
We maintain a 401(k) retirement savings plan for our employees in the United States, including the named executive officers, who satisfy certain eligibility requirements. The named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees, including matching contributions which at the beginning of fiscal year 2021 were equal to 100% of a participating employee’s contribution up to the first 1% of the employee’s eligible compensation and 50% of the employee’s contribution up to the next 5% of the employee’s eligible compensation. In 2021, we amended our matching contribution under the 401(k) plan such that matching contributions are currently equal to 100% of a participating employee’s contribution up to the first 2% of the employees’ eligible compensation and 50% of the employees’ contribution up to the next 4% of the employee’s eligible compensation.
Employee Benefits and Perquisites
All of our full-time employees in the United States, including the named executive officers, are eligible to participate in health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance and life insurance.
Additionally, each of the named executive officers is entitled to company-paid premiums for long-term care insurance. Pursuant to his employment agreement, Mr. Logan is entitled to reimbursement for certain incurred air travel and automobile expenses, as described further below. In addition to the benefits set forth in his employment agreement, Mr. Logan also receives a $100 per month allowance for automobile maintenance and, in the event that Mr. Logan flies his personal aircraft to or from business-related events, the Company pays Mr. Logan a stipend of $100 per flying hour and reimburses Mr. Logan for the cost of fuel associated with such trips. Messrs. Logan and Freed are each also entitled to reimbursement for the costs of an annual physical examination and financial planning services. Mr. Schopfer is entitled to an annual allowance for costs relating to certain personal financial or tax advisory services and reimbursement for the cost of an annual physical examination, in each case, pursuant to provisions in his employment agreement, as described further below.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our employees, including the named executive officers.
Executive Compensation Arrangements
Executive Employment Agreements
Logan Employment Agreement
On August 15, 2006, the Company entered into an employment agreement with Mr. Logan, which was subsequently amended on December 22, 2008, January 1, 2009, June 16, 2010, January 1, 2011, July 1, 2011 and June 16, 2021 (as amended, the “Logan Employment Agreement”), providing for his employment as Chief Executive Officer of the Company. The Logan Employment Agreement provides that Mr. Logan is entitled to an annual base salary, which at the beginning of fiscal year 2021 was $629,350 (and which was subsequently increased to $642,566 on October 1, 2020) in connection with the Company’s ordinary course annual merit increase process) and eligibility for an annual incentive bonus based on the Company’s achievement of targets and milestones as determined by its board of directors. Mr. Logan is also entitled to reimbursement for the following expenses: (i) air travel for first or business class commercial airline travel to and/or from his home to Orange County, California no more than twice per week, including the reasonable costs of ground transportation and parking associated with such air travel, with such costs not to exceed $350 per round trip (provided that, if Mr. Logan elects to make such trips with his personal aircraft, he will be reimbursed for the costs associated with such travel up to $500 per round trip) and (ii) a $1,200 monthly automobile allowance.
The Logan Employment Agreement also provides that if, in the event that any compensatory payments or benefits to which Mr. Logan is or becomes entitled in connection with a change in ownership or effective control (under Section 280G(b)(2) of the Code) of the Company (the “Transaction Payments”) become subject to the excise tax imposed by Section 4999 of the Code, then the Company will pay to Mr. Logan (i) an additional amount
(the “Gross-Up Payment”)
such that the net amount retained by Mr. Logan, after deduction for (A) any such excise tax on the Transaction Payments, other than any excise tax imposed in respect of the portion of the Profits Interests granted to Mr. Logan and (B) any federal, state or local income or payroll taxes on the Gross-Up Payment
(but before deduction for any federal, state or local income or payroll taxes on the applicable Transaction Payments), is equal to the aggregate value of such Transaction Payments and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment
in Mr. Logan’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment
is made to Mr. Logan.
Pursuant to the Logan Employment Agreement, upon the termination of Mr. Logan’s employment with the Company without Cause or by Mr. Logan for Good Reason, subject to his execution and non-revocation of
a general release of claims against the Company, Mr. Logan will be entitled, in addition to any accrued amounts, to (i) continuation of his annual base salary for twelve (12) months following the date of the termination of Mr. Logan’s employment (the “Logan Severance Period”), (ii) a pro rata portion of Mr. Logan’s annual incentive bonus for the fiscal year in which the termination of his employment occurs, payable at the same time as such payment would otherwise have been made to Mr. Logan had his employment not been terminated, and (iii) continuation of any health benefits provided by the Company to Mr. Logan and his dependents for the Logan Severance Period. The Logan Employment Agreement also provides that in the event of the termination of Mr. Logan’s employment with the Company as a result of his death or permanent disability, Mr. Logan or his estate, as applicable, will be entitled, in addition to any accrued amounts, to a pro-rata annual
incentive bonus and Mr. Logan and/or his dependents will be entitled to continued health benefits for 12 months.
“Cause” is defined in the Logan Employment Agreement generally as Mr. Logan’s (i) commission of or engagement in an act of fraud, embezzlement, sexual harassment, dishonesty or theft in connection with Mr. Logan’s duties for the Company or any of its subsidiaries, (ii) material breach of or default under the Logan

Employment Agreement or
Mr. Logan’s non-disclosure agreement
with the Company or any similar agreement with the Company or any of its subsidiaries (which such breach or default, if reasonably capable of being cured, is not cured within two business days after written notice thereof is received by Mr. Logan, or, if reasonably capable of being cured but not within two business days, if Mr. Logan has not commenced cure in good faith within such two business day period and completed such cure as promptly as reasonably practicable thereafter), (iii) conviction of, or plea of nolo contendere
 with respect to, a felony, or (iv) engagement in an act of gross negligence or willful failure to perform his duties or responsibilities, including the failure to follow in any material respect a direction or written policy of the board of directors of the Company (which such breach or default, if reasonably capable of cure, is not cured within five business days after written notice thereof or, if reasonably capable of cure but not within five business days, if Mr. Logan has not commenced cure in good faith within such five business day period and completed such cure as promptly as reasonably practicable thereafter). “Good Reason” is defined in the Logan Employment Agreement generally as any of the following, without Mr. Logan’s consent: (i) a reduction in Mr. Logan’s base salary, a material reduction or discontinuation of any material incentive compensation or expense reimbursement plan or the taking of any action with the purpose of materially adversely affecting Mr. Logan’s participation in benefits under any fringe benefit provided to Mr. Logan (other than with respect to such actions taken by the Company (other than a reduction in Mr. Logan’s base salary) as part of an overall plan by the Company and made applicable to the same extent to all Company employees), (ii) a diminution in Mr. Logan’s title or position or a significant diminution in Mr. Logan’s authorities, duties or responsibilities with respect to the Company, (iii) the requirement by the Company that Mr. Logan be based in an office which is more than twenty-five (25) miles from the Company’s headquarters at Bishop Ranch 8, 3000 Executive Parkway Suite 518, San Ramon, CA or be required to relocate, or (iv) any failure by the Company to comply with any material provision of the Logan Employment Agreement, any stock option agreement or any other material agreement between Mr. Logan and the Company. If Mr. Logan provides written notice of termination of his employment for Good Reason for any of the circumstances described above, the Company will have the opportunity to cure such circumstances within fifteen (15) days of receipt of such notice. If Mr. Logan does not deliver to the Company a notice of termination of his employment within ninety (90) days after Mr. Logan has knowledge that an event constituting Good Reason has occurred, such event will no longer constitute Good Reason.
In addition, pursuant to a Confidentiality and Intellectual Property Agreement attached as an exhibit to the Logan Employment Agreement, Mr. Logan is subject to a perpetual obligation not to disclose the confidential information of the Company.
Freed Employment Agreement
On July 16, 2016, the Company entered into an employment agreement with Mr. Freed (the “Freed Employment Agreement”). The Freed Employment Agreement provides that Mr. Freed is entitled to an annual base salary, which was $392,666 at the beginning of fiscal year 2021 and which was increased to $400,912 on October 1, 2020 in connection with the Company’s ordinary course annual merit increase process, and eligibility for an annual performance bonus based on personal and corporate performance goals as determined by the Company’s board of directors.
Pursuant to the Freed Employment Agreement, upon the termination of Mr. Freed’s employment with the Company without Cause or by Mr. Freed for Good Reason, subject to his execution and non-revocation of
a general release of claims against the Company, Mr. Freed will be entitled, in addition to any accrued amounts, to (i) continuation of his annual base salary for twelve (12) months following the date of the termination of Mr. Freed’s employment with the Company (such twelve (12)-month period, the “Freed Severance Period”), (ii) a pro rata portion of Mr. Freed’s annual incentive bonus for the fiscal year in which the termination of his employment occurs, payable at the same time as such payment would otherwise have been made to Mr. Freed had his employment not been terminated, and (iii) continued payment by the Company for the Freed Severance Period or, if earlier, until the date on which Mr. Freed commences employment with and becomes eligible for health care benefits from a new employer, of the premiums associated with group health continuation coverage premiums for Mr. Freed and his dependents under COBRA. The Freed Employment Agreement also provides that in the event of the termination of Mr. Freed’s employment with the Company as a result of his death or permanent disability, Mr. Freed or his estate, as applicable, will be entitled, in addition to any accrued amounts, to a pro-rata annual
incentive bonus.
For purposes of the Freed Employment Agreement, “Cause” is defined in a manner that is substantially similar to the definition of such term in the Logan Employment Agreement. Under the Freed Employment Agreement, “Good Reason” is defined generally as any of the following, without Mr. Freed’s consent: (i) a material reduction in Mr. Freed’s base salary, (ii) a material diminution in Mr. Freed’s authorities, duties or responsibilities with respect to the Company, (iii) the requirement by the Company that Mr. Freed be based in an office which increases his commute by more than twenty-five (25) miles in relation to Mr. Freed’s then-principal place of employment, or (iv) any material breach by the Company of any material provision of the Freed Employment Agreement. If Mr. Freed provides written notice of termination of his employment for Good Reason for any of the circumstances described above, the Company will have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice. If Mr. Freed does not deliver to the Company a notice of termination of his employment within thirty (30) days after Mr. Freed has knowledge that an event constituting Good Reason has occurred, such event will no longer constitute Good Reason.
In addition, pursuant to a
Confidentiality, Non-Interference and
Intellectual Property Agreement attached as an exhibit to the Freed Employment Agreement, Mr. Freed is subject to (i) non-competition restrictions
with respect to certain competitors of the Company in certain geographical locations for a period of 12 months following his termination of employment with the Company for any
reason, (ii) non-solicitation restrictions
(with respect to certain employees and customers of the Company) for a period of 12 months following his termination of employment for any reason and (iii) a perpetual obligation not to disclose the confidential information of the Company.
On May 1, 2020, the Company entered into the Third Amended and Restated Employment Agreement with Mr. Schopfer (the “Schopfer Employment Agreement”), which terminated Mr. Schopfer’s original employment agreement with the Company dated March 19, 2019, as amended on May 16, 2019 and January 23, 2020, providing for his employment as Chief Financial Officer of the Company. The Schopfer Employment Agreement provides that Mr. Schopfer is entitled to an annual base salary of $330,000 (and which was later increased to $336,930 on October 1, 2020 and then to $385,000 on January 25, 2021), and eligibility for an annual performance bonus based on personal and corporate performance goals as determined by the Company’s board of directors. Mr. Schopfer is also entitled to an annual allowance of $5,000 to cover costs for any personal financial or tax advisory services retained in connection with any matter arising as a result of Mr. Schopfer holding shares of, or any other investment in, the Company and reimbursement for the cost of an annual physical examination.
Pursuant to the Schopfer Employment Agreement, upon the termination of Mr. Schopfer’s employment with the Company without Cause or by Mr. Schopfer for Good Reason, subject to his execution and non-revocation of
a general release of claims against the Company, Mr. Schopfer will be entitled, in addition to any accrued amounts, to (i) continuation of his annual base salary for twelve (12) months following the date of the termination of Mr. Schopfer’s employment (such twelve (12)-month period, the “Schopfer Severance Period”), (ii) a pro rata portion of Mr. Schopfer’s annual incentive bonus for the fiscal year in which the termination of his employment occurs, payable at the same time as such payment would otherwise have been made to Mr. Schopfer had his employment not been terminated, and (iii) continued payment by the Company, for the Schopfer Severance Period or, if earlier, until the date on which Mr. Schopfer commences employment with and becomes eligible for health care benefits from a new employer, of the premiums associated with group health continuation coverage premiums for Mr. Schopfer and his dependents under COBRA. The Schopfer Employment Agreement also provides that in the event of the termination of Mr. Schopfer’s employment with the Company as a result of his death or permanent disability, Mr. Schopfer or his estate, as applicable, will be entitled, in addition to any accrued amounts, to a pro-rata annual
incentive bonus.

For purposes of the Schopfer Employment Agreement, “Cause” is defined in a manner that is substantially similar to the definition of such term in the Logan Employment Agreement, and “Good Reason” is defined in a manner that is substantially similar to the definition of such term in the Freed Employment Agreement.
In addition, pursuant to a
Confidentiality, Non-Interference and
Intellectual Property Agreement attached as an exhibit to the Schopfer Employment Agreement, Mr. Schopfer is subject to (i) a covenant restricting him from interfering with the business of the Company by soliciting, diverting or enticing away any officer, employee or consultant of the Company or any of its subsidiaries to accept employment with a third party for a period of 12 months following his termination of employment with the Company for any reason, (ii) a covenant restricting him in perpetuity from using the confidential information of the Company to solicit, divert or entice away (A) any actual or prospective customer of the Company or any of its subsidiaries to become a customer of any third party that is engaged in any business or operations that were also engaged in by the Company during Mr. Schopfer’s employment with the Company or (B) any customer or supplier to cease doing business with the Company or any of its subsidiaries and (iii) a perpetual obligation not to disclose the confidential information of the Company.
Exit Bonuses
Each of the named executive officers is a party to a letter with Mirion Technologies (Global) Ltd., pursuant to which they are entitled to cash bonuses (the “Exit Bonuses”) in the event of an “Exit” (as such term is defined below), subject to the applicable named executive officer remaining actively employed with the Company in good standing through the date of such Exit. The amount of each named executive officer’s Exit Bonus is calculated (i) for Messrs. Logan and Freed, as the product of (x) the number of Class A ordinary shares of Mirion that were subscribed for or acquired by Mr. Logan or Mr. Freed, as applicable, at a price per share equal to $9.65 and that Mr. Logan or Mr. Freed, as applicable, holds immediately prior to the consummation of the applicable Exit event, multiplied
 by (y) $8.65 and (ii) for Mr. Schopfer, as the product of (x) the number of Class A ordinary shares of Mirion that were subscribed for or acquired by Mr. Schopfer at a price per share equal to $9.99 and that Mr. Schopfer holds immediately prior to the consummation of the applicable Exit event, multiplied
 by (y) $8.99. For purposes of the Exit Bonuses, “Exit” means the transfer of shares (whether through a single transaction or a series of transactions) as a result of which any person, or persons connected (as defined in Section 252 of the U.K. Companies Act) or acting in concert (as defined in the City Code on Takeovers and Mergers) with such person, holds more than 50% of the Class A and Class B ordinary shares of Mirion. The consummation of the Business Combination constituted an Exit, and the Exit Bonuses vested and became payable in connection therewith.

DIRECTOR COMPENSATION
The following table sets forth a summary of the compensation we paid to Lawrence Kingsley for the year ended June 30, 2021. Other than as set forth in the table, we did not pay any compensation to, make any equity awards or non-equity awards
to, or pay any other compensation to any of the other member of our board of directors during our fiscal year 2021.

Name	Fees Earned or Paid in Cash	Stock Awards ($)		Total ($)
Lawrence D. Kingsley	—	32,466,000	(1)	32,466,000

(1)
Reflects the grant date value of
a one-time grant
of profits interests in the Sponsor, which was approved and granted by the Sponsor in recognition of Mr. Kingsley’s efforts in connection with the Business Combination. As discussed above under “Executive Compensation—Profits Interests,” the Sponsor granted Mr. Kingsley the award of profits interests on June 16, 2021 in connection with the signing of the Business Combination Agreement. The profits interests award provides for service and performance-vesting, with the award only vesting upon the achievement of specified share price conditions. The grant date fair value of the profits interests is based upon a valuation model using Monte Carlo simulations in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718.

We have adopted a
non-employee
director compensation program (the “Director Compensation Program”) that became effective on the Closing Date. Pursuant to the Director Compensation
Program, non-employee directors
will receive the following cash compensation, paid quarterly in arrears, for their service as members of the Board and certain sub-committees
thereof:

Position	Annual Retainer
Board service	$76,500
plus (as applicable):
Audit Committee Chair	$10,000
Compensation Committee Chair	$10,000
Nominating/Governance Committee Chair	$10,000
In addition, the Director Compensation Program also provides that non-employee directors
will receive grants of equity awards under the Incentive Plan. Each year, the Board or Compensation Committee will provide each non-employee director
who will continue to serve on the Board with a grant of restricted stock units (“RSUs”) with an approximate grant date fair market value of $93,500. These annual equity awards vest quarterly and will be fully vested on the first anniversary of the grant date, subject to the non-employee
director’s continued service on the Board through each such vesting date. A non-employee director
who is elected or appointed to the Board at any time other than at the annual stockholder meeting will, at the time of such election or appointment, receive an award of RSUs with a grant date fair market value equal to the product of $93,500 multiplied
by a fraction (i) the numerator of which is equal to the number of days between the date of the director’s initial election or appointment to the Board and the date which is the first anniversary of the date of the most recent annual stockholder meeting occurring before the new non-employee
director is elected or appointed to the Board, and (ii) the denominator of which is 365. Each of Jyothsna (Jo) Natauri and Christopher Warren have agreed to waive compensation under the Director Compensation Program.
The Director Compensation Program also provides that the Company will reimburse non-employee directors
for their ordinary, necessary and
reasonable out-of-pocket
travel expenses to cover
in-person
attendance at and participation in Board meetings, in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
IntermediateCo Charter
In connection with the Business Combination, we formed Mirion IntermediateCo, Inc., a new Delaware corporation, as a direct subsidiary (“IntermediateCo”). IntermediateCo owns, directly or indirectly, all of our operating subsidiaries. As the holder of 100% of the voting securities of IntermediateCo, we have control over all of the affairs and decision making of IntermediateCo. As such, through our officers and directors, we will be responsible for all operational and administrative decisions of IntermediateCo and the day-to-day management
of IntermediateCo. We will fund any dividends to our stockholders by causing IntermediateCo to make distributions to us and the holders of IntermediateCo Class B common stock (including us) on a ratable basis.
Under the IntermediateCo Charter, the holders of IntermediateCo Class B common stock have the right (subject to the terms of our Charter), to require IntermediateCo to redeem all or a portion of their IntermediateCo Class B common stock for, at our election, (1) newly issued shares of our Class A common stock on a one-for-one basis
or (2) a cash payment equal to the product of the number of shares of IntermediateCo Class B common stock subject to redemption and the arithmetic average of the closing stock prices for a share of our Class A common stock for each of three (3) consecutive full trading days ending on and including the last full trading day immediately prior to the date of redemption (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the holder of IntermediateCo Class B common stock has the option to rescind its redemption request within a specified time period. The IntermediateCo Charter requires that we contribute, as applicable, cash or shares of our Class A common stock to IntermediateCo in exchange for an amount of newly-issued shares of IntermediateCo Class A common stock equal to the number of shares of IntermediateCo Class B common stock redeemed from the holders of IntermediateCo Class B common stock. IntermediateCo will then distribute the cash or shares of our Class A common stock to such holder of IntermediateCo Class B common stock to complete the redemption. In the event of a redemption request by a holder of IntermediateCo Class B common stock, we may, at our option, effect a direct exchange of cash or our Class A common stock for IntermediateCo Class B common stock in lieu of such a redemption. Shares of our Class B common stock will be canceled on a one-for-one basis
if we, following a redemption request of a holder of IntermediateCo Class B common stock, redeem or exchange such holder’s IntermediateCo Class B common stock pursuant to the terms of the IntermediateCo Charter.
If at any time we issue a share of our Class A common stock or any other equity security with economic rights, the net proceeds received by us with respect to such share, if any, shall be concurrently contributed to IntermediateCo and IntermediateCo shall issue to us one share of IntermediateCo Class A common stock (or a corresponding other equity security of IntermediateCo), unless such share was issued by us solely to fund the purchase of a share of IntermediateCo Class B common stock from a holder of IntermediateCo Class B common stock (upon an election by us to exchange such IntermediateCo Class B common stock in lieu of redemption following a redemption request by such holder of IntermediateCo Class B common stock), in which case such net proceeds shall instead be transferred to the selling holder of IntermediateCo Class B common stock as consideration for such purchase, and IntermediateCo will not issue an additional share of Class A common stock to us. Similarly, (i) IntermediateCo may not issue any additional shares of its Class A common stock or Class B common stock to us or any of our subsidiaries unless substantially simultaneously therewith we or any of our subsidiaries issue or sell an equal number of shares of our Class A common stock, (ii) IntermediateCo may not issue any additional shares of its Class B common stock to any person other than us or any of our subsidiaries unless substantially simultaneously therewith we issue or sell an equal number of shares of our Class B common stock to such person and (iii) IntermediateCo may not issue any other equity securities to us or any of our subsidiaries unless substantially simultaneously therewith, we or such subsidiary issues or sells, to another person, an equal number of shares of a new class or series of equity securities of us or such subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such equity securities of IntermediateCo. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired by us or any of our subsidiaries,

IntermediateCo will substantially simultaneously therewith redeem, purchase or otherwise acquire an equal number of shares of its common stock held by us or our subsidiaries, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, IntermediateCo will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of its common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the IntermediateCo common stock.
The IntermediateCo Charter provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or to us and our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the holders of paired interests comprised of shares of IntermediateCo Class B common stock and shares of our Class B common stock will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our commercially reasonable efforts to enable and permit the holders of such paired interests to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable efforts to ensure that the holders of such paired interests may participate in each such offer without being required to redeem or exchange IntermediateCo Class B common stock.
The IntermediateCo Charter provides that, except for transfers to us as provided above or to certain permitted transferees, the IntermediateCo Class B common stock may not be sold, transferred or otherwise disposed of.
Subject to certain exceptions, IntermediateCo will indemnify all of its directors and officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with IntermediateCo’s business or affairs or the IntermediateCo Charter or any related document.
Director Nomination Agreements
Upon the Closing, we and the Charterhouse Parties, entered into a director nomination agreement (the “Charterhouse Director Nomination Agreement”) that provides the Charterhouse Parties with a right to representation on our Board. The Charterhouse Director Nomination Agreement grants the Charterhouse Parties the ongoing right (but not the obligation) to appoint or nominate to the Board of Directors one (1) individual (the “Charterhouse Director”), to serve as director of the Company. The Charterhouse Parties have designated Chris Warren as the initial Charterhouse Director. The Charterhouse Director Nomination Agreement will terminate automatically when the Charterhouse Parties, collectively with their respective affiliates, hold less than 5% of our then outstanding common stock, or upon the mutual written agreement of the parties.
Upon the Closing, we and the Sponsor will also enter into a director nomination agreement (the “GS Director Nomination Agreement”) that provides the Sponsor with a right to representation on our Board. The GS Director Nomination Agreement grants the Sponsor the ongoing right (but not the obligation) to appoint or nominate to the Board of Directors two (2) individuals (the “GS Sponsor Directors”), to serve as director of the Company. The GS Sponsor has designated Larry Kingsley and Jo Natauri as the initial GS Sponsor Directors. The GS Director Nomination Agreement will terminate automatically when the Sponsor, GS Employee Participation and GS Employee Participation 2, collectively with their respective affiliates, hold less than 50% of the founder shares held by them at the Closing, or upon the mutual written agreement of the parties.

Amended and Restated Registration Rights Agreement
At the Closing, we entered into the Amended and Restated Registration Rights Agreement (the “RRA”) with the Sponsor, GS Employee Participation, GS Employee Participation 2 (collectively, the “GS Founder Share Members”), GS II PIPE Investors Employee LP, NRD PIPE Investors LP, the Charterhouse Holders and all of the
other pre-Business Combination
shareholders of Mirion ( collectively, with each other person who has executed and delivered a joinder thereto, the “RRA Parties”) pursuant to which the RRA Parties are entitled to registration rights in respect of our Class A common stock held by the RRA Parties, or issuable upon redemption of shares of IntermediateCo Class B common stock or upon exercise of warrants to purchase shares of our Class A common stock held by them, in each case at the closing of the Business Combination (these securities are collectively referred to as the “Registrable Securities”). In addition, the Charterhouse Holders are entitled to registration rights on any outstanding shares of our common stock acquired by them following the Closing to the extent such securities are “restricted securities” or “control securities” within the meaning of Rule 144 under the Securities Act.
The RRA provides that we will use commercially reasonable efforts to file with the SEC this shelf registration statement registering the resale of certain shares of our Class A common stock and certain other equity securities of the Company held by the RRA Parties. Each of (i) the Charterhouse Parties, (ii) the GS Holders or (iii) the holders of at least thirty percent (30%) in interest of the then outstanding registrable securities (each of (i), (ii) or (iii), the “Demanding Holders”) will be entitled to certain demand registration rights in connection with an underwritten offering. The Charterhouse Parties also have an exclusive right for a 90-day period
beginning on the 181st day after the Closing (the “Charterhouse Demand Period”) to exercise a single demand right. The Demanding Holders are, at any time and from time to time on or after the date the Charterhouse Demand Period ends, entitled to demand registrations of all or part of their registrable securities. Such demand registrations are subject to certain offering thresholds, applicable lock-up restrictions
and certain other conditions.
The RRA requires us to register up to 77,212,442 shares of Class A common stock, the Subscription Agreements require us to register up to 70,500,000 shares of Class A common stock and the warrant agreement governing the public warrants and private placement warrants requires us to register 18,749,979 shares of Class A common stock and 8,500,000 shares of Class A common stock underlying the public warrants and private placement warrants, respectively.
Lockup Restrictions
Pursuant to the RRA, after the completion of the Business Combination, holders of any shares of our common stock or paired interests received by such holder as consideration pursuant to the Business Combination Agreement (such holders, the “Target Shareholders, and such common stock or paired interests, the
“Lock-Up Securities”)
will be subject to certain transfer restrictions (the
“Lock-Up Restrictions”).
Pursuant to
the Lock-Up Restrictions,
Target Shareholders may not (a) sell, assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) enter into any hedging, swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (each of clauses (a), (b) and (c), a “Transfer”), until the 180th day after the Closing Date (the
“Lock-Up Period”).
Notwithstanding the foregoing,
the Lock-Up Securities
may be transferred during
the Lock-Up Period:

(i)	by will, other testamentary document or intestacy;

(ii)	as a bona fide gift or gifts, including to charitable organizations or for bona fide estate planning purposes;

(iii)
to any trust for the direct or indirect benefit of the Target Shareholder or the immediate family of the Target Shareholder, or if the Target Shareholder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(iv)
to a partnership, limited liability company or other entity of which such Target Shareholder and the immediate family of such Target Shareholder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)
if the Target Shareholder is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of such Target Shareholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Target Shareholder or affiliates of such Target Shareholder (including, for the avoidance of doubt, where such Target Shareholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of such Target Shareholder;

(vi)	to a nominee or custodian of any person or entity to whom a Transfer would be permissible under clauses (i) through (v) above;

(vii)	in the case of an individual, by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or related court order;

(viii)
with the prior written consent of the Board (subject to the determination of the Board in its sole discretion at any time); provided such consent must be approved by each of the Charterhouse Director (unless waived by the Charterhouse Holders) and the GS Directors (unless waived by the GS Sponsor Member);

(ix)	from an employee or a director of, or a service provider to, us or any of our subsidiaries upon the death, disability or termination of employment or services, in each case, of such person; and

(x)
pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board and made to all holders of shares of the Mirion’s capital stock involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Target
Shareholder’s Lock-Up Securities
shall remain subject to
the Lock-Up Restrictions.

provided that (x) in the case of any Transfer
of Lock-Up Securities
pursuant to clauses (i) through (vi), (1) such Transfer shall not involve a disposition for value;
(2) the Lock-Up Securities
shall remain subject to
the Lock-Up Restrictions
and the transferee shall sign a joinder to the Amended and Restated Registration Rights Agreement before such Transfer is effective; (3) any required public report or filing (including filings under Section 16(a) of the Exchange Act), shall disclose the nature of such Transfer and that the Lock-Up Securities
remain subject to
the Lock-Up Restrictions;
and (4) there shall be no voluntary public disclosure or other announcement of such Transfer; and (y) a Target Shareholder may enter into a trading plan established in accordance with
Rule 10b5-1 under
the Exchange Act during
the Lock-Up Period
so long as no Transfers are effected under such trading plan prior to the expiration of the Lock-Up Period
and no voluntary public disclosure or announcement of such plan is made.
In addition, pursuant to the RRA, during the
Lock-Up
Period and during the Charterhouse Demand Period (together, the “Charterhouse Demand
Lock-Up
Period”), (a) the GS Founder Share Members will not be permitted to transfer any shares of our common stock (other than to their permitted transferees) or request a demand registration and (b) GSAM Holdings LLC and its affiliates may not transfer any PIPE Shares (other than any such shares distributed to permitted transferees, including the GS PIPE Participation LLCs) or request a demand registration (in each case of clauses (a) and (b), whether as part of a shelf registration, an unregistered transaction or otherwise); provided, however, that the Charterhouse Demand
Lock-Up
Period shall be extended for any day during which the Registration Statement is not effective or sales pursuant to the Registration Statement are suspended; provided, further, that the GS PIPE Participation LLCs (or their permitted transferees) shall also not request a demand registration during the Charterhouse Demand
Lock-up
Period.
Founder Shares
In July 2018, the Sponsor purchased an aggregate of 575 founder shares for an aggregate purchase price of $5,000. In April 2020 and June 2020, GSAH conducted stock splits, resulting in the Sponsor holding 20,125,000 founder shares, resulting in an effective purchase price per founder share of approximately $0.0003. The number of founder shares issued in the stock split was determined based on the expectation that the founder shares would represent 20% of the outstanding shares of common stock upon the completion of the initial public offering. Prior to the initial investment in GSAH of $5,000 by the Sponsor, GSAH had no assets, tangible or intangible. Following the partial exercise of the option to purchase additional shares, 1,375,000 founder shares were forfeited by the Sponsor on August 13, 2020, at no cost in order to maintain the number of founder shares equal to 20% of the outstanding shares of common stock, upon the completion of the initial public offering.
Private Placement Warrants
In connection with the completion of GSAH’s initial public offering, the Sponsor purchased an aggregate of 8,500,000 private placement warrants, each exercisable to purchase one share of the GSAH’s Class A common stock for $11.50 per share, at a price of $2.00 per private placement warrant, generating proceeds, before expenses, of $17,000,000. Subject to certain limited exceptions, the private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of GSAH’s initial business combination and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Effective March 30, 2021, the Sponsor agreed not to transfer its private placement warrants.
Related Party Notes
On April 17, 2020, an affiliate of the Sponsor agreed to loan GSAH an aggregate amount of up to $300,000 to be used to pay a portion of the expenses related to the initial public offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing,
unsecured and payable on the earlier of December 31, 2020 and the closing of the initial public offering. On May 28, 2020, GSAH borrowed $300,000 under the Note. On July 2, 2020, the full $300,000 balance of the Note was repaid.
On November 12, 2020, the Sponsor agreed to loan GSAH up to an aggregate of $2,000,000 pursuant to the working capital note (the “Working Capital Note”). Any amounts borrowed under the Working Capital Note are non-interest bearing,
unsecured and are due at the earlier of the date GSAH is required to complete its initial business combination pursuant to its amended and restated certificate of incorporation, as amended from time to time, and the closing of the initial business combination. On March 12, 2021, GSAH borrowed $1,500,000 under the Working Capital Note. On October 20, 2021, the $1,500,000 borrowed under the Working Capital Note was forgiven.
Sponsor Commitment
On March 11, 2019, the Sponsor provided GSAH with a commitment pursuant to which the Sponsor agreed that, if funds are needed by GSAH through June 12, 2020 to pay ordinary course expenses, the Sponsor would provide GSAH with liquidity of up to an aggregate of $2.0 million. The Sponsor will not receive any additional interest in GSAH in exchange for any such contribution and any liquidity provided under the commitment will be in the form of a contribution with respect to the Sponsor’s founder shares. This commitment was not exercised.

Administrative Services Agreement
GSAH entered into an agreement to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities, administrative and support services. Upon the earlier of the completion of the initial business combination and our liquidation, this agreement will terminate and GSAH will cease paying these monthly fees. GSAH ceased paying these monthly fees as of October 20, 2021.
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, GSAH entered into a Subscription Agreement with GSAM Holdings, pursuant to, and on the terms and subject to the conditions of which, GSAM subscribed for 20,000,000 PIPE Shares of the our Class A common stock for an aggregate purchase price equal to $200,000,000, subject to GSAM’s rights to syndicate prior to the Closing. The PIPE Investment was consummated substantially concurrently with Closing. GSAM Holdings syndicated 17,199,900 and 2,300,100 shares of our Class A common stock from its PIPE investment to GSAH II PIPE Investors Employee LP and NRD PIPE Investors LP, respectively. GSAM Holdings also syndicated 500,000 shares of our Class A common stock from its PIPE investment to entities affiliated with Lawrence D. Kingsley, Chairman of the Board, at a price of $10.00 per share.
A&R Sponsor Agreement
In connection with the execution of the Business Combination Agreement, GSAH amended and restated that certain letter agreement, dated June 29, 2020, by and among GSAH, the Sponsor, GSAM Holdings, GS
Employee Participation (collectively, the “Insiders”), pursuant to which, among other things, the Insiders agreed (i) to vote any shares of GSAH’s securities in favor of the Business Combination and other Business Combination proposals, (ii) not to redeem any shares of the Company’s Class A common stock or the Company’s Class B common stock, in connection with the optional stockholder redemption, and (iii) certain transfer restrictions. On October 20, 2021, the GSAH again amended and restated that certain letter agreement, dated June 29, 2020, by and among GSAH, the Sponsor, GSAM Holdings, GS Employee Participation pursuant to which GS Employee Participation 2 became a party to the agreement.
Related Party Payments
Goldman Sachs & Co. LLC (“Goldman Sachs”), an affiliate of GSAH and the Sponsor (Thomas R. Knott, Chief Executive Officer, Chief Financial Officer and Secretary and a director of GSAH, is a Managing Director of Goldman Sachs and Raanan A. Agus, one of GSAH’s directors, is a Participating Managing Director of Goldman Sachs), acted as financial advisor to GSAH in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Business Combination Agreement.
In connection with the Business Combination, an aggregate amount of approximately $33 million in deferred underwriting discount, advisory fees and placement agent fees, was paid to Goldman Sachs & Co. LLC in connection with the Closing of the Business Combination. Goldman Sachs & Co. LLC has provided certain financial advisory and/or underwriting services to GSAH from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a joint bookrunner with respect to the initial public offering. Goldman Sachs also received a committed financing fee of $18,400,000 in connection with the financing of the New Credit Facilities.
In addition, Goldman Sachs (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial
activities and services. From time to time, Goldman Sachs and its affiliates have provided various investment banking and other commercial dealings unrelated to the Business Combination or the PIPE to
Mirion, Charterhouse and their affiliates, and GSAH and its affiliates, and has received customary compensation in connection therewith. In addition, Goldman Sachs and its affiliates may provide investment banking and other commercial services to us and our affiliates and to Charterhouse and its affiliates in the future, for which Goldman Sachs and its affiliates would expect to receive customary compensation. In the ordinary course of its business activities, Goldman Sachs and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Mirion, or its respective affiliates. Goldman Sachs and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Shareholder Notes
UKTopco issued certain shareholder notes, or the Shareholder Notes, to certain of its shareholders and members of Mirion management. All outstanding principal is due on March 31, 2026. The Shareholder Notes accrued payment-in-kind (PIK) interest daily at a rate of 11.5% annually (other than a $70 million tranche that accrued interest at a rate of 6.0% annually until October 1, 2021 and then accrues interest at a rate of 11.5% annually) with such annual amount added to the outstanding principal amount on December 31 of each year in arrears. The Shareholder Notes could be prepaid without penalty at UKTopco’s option and are subordinate in right of payment to any indebtedness of UKTopco subsidiaries to banks or to other financial institutions (either currently existing or to occur in the future). The Shareholder Notes may be redeemed, in whole or in part, at the option of UKTopco by paying to the noteholder the full outstanding principal amount together with accrued but unpaid interest up to but excluding the redemption date. All of the Shareholder Notes were acquired by GSAH at the Closing for a price equal to the full outstanding principal amount together with all accrued but unpaid interest up to but excluding the Closing Date using a portion of the Business Combination consideration. As part of the Closing, GSAH contributed the Shareholder Notes to Mirion Topco and then the Shareholder Notes were extinguished in full.
Management Notes
UKTopco also issued certain notes, or the Management Notes, to Thomas D. Logan, Mirion’s Chairman and Chief Executive Officer. The terms of the Management Notes are substantially similar to the Shareholder Notes, except that the Management Notes accrued payment-in-kind (PIK) interest daily at a rate of 11.5% annually with half of such annual amount added to the outstanding principal amount on December 31 of each year in arrears while the remaining half is payable in cash on December 31 of each year. At June 30, 2021 and 2020, there were $3.7 million and $3.4 million in Management Notes outstanding. All of the Management Notes were acquired by GSAH at the Closing for a price equal to the full outstanding principal amount together with all accrued but unpaid interest up to but excluding the Closing Date using a portion of the Business Combination consideration. As part of the Closing, GSAH contributed the Management Notes to Mirion Topco and then the Management Notes were extinguished in full.
Investment Agreement
and Co-Investment Agreement
In November 2014, Mirion entered into an investment agreement (the “Investment Agreement”), with certain holders of our Management Notes, Shareholder Notes, A Ordinary Shares and B Ordinary Shares, including certain members of the Mirion management team (the “Managers”), certain investors affiliated with the Charterhouse Holders (the “Investors”) and certain of Mirion’s subsidiaries. The Managers and the Investors are collectively referred to as the Ordinary Shareholders. The Investment Agreement provides the Ordinary Shareholders with certain registration rights, including the right to demand that Mirion file a registration statement and certain piggyback rights with respect to including their shares part of a registration statement that Mirion would otherwise file. The Investment Agreement also provides the Investors with certain information rights. The Investment Agreement also provides our Ordinary Shareholders with a right of first refusal with regard to certain issuances of our equity securities, which will not apply to, and will terminate upon, the consummation of the Business Combination. Finally, a majority of the Investors may from time to time appoint to, and remove from, the board of directors three non-executive directors;
however, this board designation right will terminate upon the consummation of the Business Combination.
In June 2016, we entered into an amended and
restated co-investment agreement
(the
“Co-Investment Agreement”),
with the Managers, the Investors, additional investors (the
“Co-Investors”) and
certain of our subsidiaries, including Mirion Technologies (US), Inc., in order to finance the acquisition of Canberra Industries, Inc. and Canberra France. The terms of the Co-Investment Agreement
are substantially similar to those of the Investment Agreement, however, there is no board designation right under the Co-Investment Agreement.
The Investment Agreement and the
Co-Investment
Agreement were terminated as of the Closing.
Director and Executive Officer Compensation
Please see “Executive Compensation” for information regarding the compensation of Mirion’s directors and executive officers.
Employee Agreements
Mirion has entered into employment agreements with Mirion’s executive officers. For more information regarding these agreements, see “Executive Compensation.”
Indemnification Agreements and Directors’ and Officers’ Liability Insurance
Mirion previously entered into indemnification agreements with Mirion’s former directors and certain of Mirion’s former executive officers. Mirion previously obtained an insurance policy that insures certain of Mirion’s former directors and officers against certain liabilities. Upon the consummation of the Business Combination, we expect to enter into new indemnification agreements with each of our directors and certain of our executive officers. We also obtained a new insurance policy that insures each of its directors and certain executive officers against certain liabilities.
Profits Interests
On June 16, 2021 and in connection with the Business Combination, the Sponsor issued 3,200,000 membership interests to Thomas Logan, 700,000 membership interests to Brian Schopfer and 4,200,000 membership interests to Lawrence Kingsley (collectively, the “Profits Interests”). The Profits Interests are intended to be treated as profits interests for U.S. income tax purposes, pursuant to which Messrs. Logan, Schopfer and Kingsley (the “Award Holders”) will have an indirect interest in the founder shares held by the Sponsor. The Profits Interests are subject to service and performance vesting conditions as described in this section, including the occurrence of the Closing, and do not fully vest until all of the applicable conditions are satisfied. In addition, the Profits Interests are subject to certain forfeiture conditions.
Fifty percent (50%) of the Profits Interests granted to each of Messrs. Logan and Schopfer service-vest on each of the second and third anniversaries of the Closing, and fifty percent (50%) of the Profits Interests granted to Mr. Kingsley service-vest on each of the first and second anniversaries of the Closing. All of the Profits Interests immediately service vest upon a change in control of GSAH, Mirion or any of their respective subsidiaries. If Messrs. Logan or Schopfer’s service (i) is terminated without “cause” or (ii) voluntarily ceases for “good reason” or his service terminates due to death or disability, 1/3, 2/3 and 100% respectively of the Profits Interests will become service-vested if the termination occurs before the respective first, second or third anniversaries of the Closing, and if Mr. Kingsley’s service terminates due to death or disability, 1/3 and 100% of the Profits Interests will become service-vested if the termination occurs before the respective first or second anniversary of the Closing. If Messrs. Logan or Schopfer voluntarily ceases to provide services without good reason after the second anniversaries of the Closing. In addition, if a change in control of GSAH, Mirion or any of their respective subsidiaries occurs within six months immediately following such termination of employment, then the all of the outstanding Profits Interests will service-vest as of immediately prior to the change of control. and if Mr. Kingsley voluntarily ceases to provide services after the first anniversary of the Closing, an additional of each such Award Holder’s Profits Interests will service-vest in respect of each full quarter the Award Holder provided services since the most recent service-vesting date.
Twenty-five (25%) and seventy-five (75%) of Profits Interests granted to each of Messrs. Logan and Schopfer become vested with respect to the performance vesting condition on the first trading day after the Closing for which the volume weighted average price of GSAH Class A common stock is $14.00 or $16.00, respectively, for at least 20 of 30 consecutive trading days, if such date occurs on or before the fifth anniversary of the Closing, and seventy-five (75%) and twenty-five (25%) of Profits Interests granted to Mr. Kingsley performance-vest on the first trading day after the Closing for which the volume weighted average price of GSAH Class A common stock is $12.00 or $14.00, respectively, for at least 20 of 30 consecutive trading days, if such date occurs on or before the fifth anniversary of the Closing. In addition, if a change in control of GSAH, Mirion or any of their respective subsidiaries occurs at any time on or prior to the fifth anniversary of the Closing and the per share value received is at least equal to the specified price then the performance vesting conditions of the applicable Profits Interests will be deemed satisfied.
The Profits Interests granted to an Award Holder are forfeited entirely if (i) the Award Holder’s services terminate for cause, (ii) Messrs. Logan or Schopfer voluntarily ceases to provide services without “good reason” prior to the second anniversary of the Closing or Mr. Kingsley voluntarily ceases to provide services prior to the first anniversary of the Closing, (iii) an Award Holder voluntarily ceases to provide services where grounds for a termination for cause exist, (iv) the Business Combination does not close prior to November 30, 2021 (or such later date as mutually agreed by Mirion and GSAH) or (v) an Award Holder materially breaches a restrictive covenant agreement. In addition, 320,000, 70,000 and 420,000 of the Profits Interests issued to each of Messrs. Logan, Schopfer and Kingsley, respectively, are forfeited from the total number of Profits Interests granted to each Award Holder that fully vest (if any) if Mirion fails to implement the compliance work plan and remedy any such failures.
Executive Loans
Mirion has extended loans pursuant to individualized loan agreements, each dated as of June 2, 2020, with each of (i) Thomas Logan, with a principal amount of $528,005.98, (ii) Michael Freed, with a principal amount of $529,021.51 and (iii) Brian Schopfer, with an aggregate principal amount of $474,003.98 (collectively, the “Executive Loans”), each of which were intended to enable the applicable executive to acquire Class A ordinary shares of Mirion (the terms and circumstances of Mr. Schopfer’s Executive Loan are described further below). Each of the Executive Loans carries interest at a rate of 0.58% per annum. The Executive Loans became repayable, together with any accrued but unpaid interest thereon, on the Closing Date. The Executive Loan agreements contemplate repayment by the executives by applying (i) 50% of any after-tax amount
of the applicable executive’s annual cash bonus in respect of any given year and (ii) any cash proceeds received by the executive directly attributable to his transfer of any Class A ordinary shares of Mirion, which such amounts each executive has expressly agreed may be deducted by Mirion to discharge the applicable Executive Loan.

Mr. Schopfer’s Executive Loan agreement provides for two separate tranches of loans. The first tranche amends and restates the terms applicable to a loan that Mirion originally extended to Mr. Schopfer on May 16, 2019, which, as of June 2, 2020, had $173,047.84, comprising principal and accrued but unpaid interest, outstanding thereunder. The second tranche of Mr. Schopfer’s Executive Loan consists of a principal amount of $168,313.50, applied as consideration for Mr. Schopfer’s acquisition of 110,000 shares of Mirion Class A common stock Mirion Topco and $55,681.96 principal amount of loan notes, plus interest.
Mirion also extended a loan to Mr. Schopfer on September 24, 2019 to enable Mr. Schopfer to repay a sign-on bonus
granted to him by a previous employer that became repayable when Mr. Schopfer resigned his employment with such former employer to commence employment with Mirion (the
“Schopfer Sign-On Bonus
Loan”), the terms of which were amended and restated pursuant to an amended loan agreement with Mirion executed on June 2, 2020. On June 2, 2020, $132,642.64 of the
Schopfer Sign-On Bonus
Loan, comprising principal and accrued but unpaid interest, was outstanding. The terms of the
Schopfer Sign-On Bonus
Loan are substantially similar to those of Mr. Schopfer’s Executive Loan, including that the
Schopfer Sign-On Bonus
Loan carries interest at a rate of 0.58% per annum and became repayable on the Closing Date.
Each of the Executive Loans was repaid on October 20, 2021. Rights to receive an aggregate of 9,836 and 27,708 shares of Common Stock were surrendered to satisfy the Executive Loans of (i) Michael Freed having an aggregate principal amount of $98,368 and (ii) Brian Schopfer having an aggregate principal amount of $277,083, respectively.
Exit Bonuses
Please see “Executive Compensation—Exit Bonuses” for information regarding cash bonuses that may have become payable to Mirion’s executive officers upon the Closing.
Related Party Policy
The Board of Directors adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions. A “related party transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. A “related party” means:

•	any director (which term includes any director nominee of the Company) or executive officer of the Company;

•
any immediate family member of any of the foregoing persons, which means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law,
father-in-law,
son-in-law,
daughter-in-law,
brother-in-law,
sister-in-law
or any person sharing the household (other than a tenant or employee);

•	any nominee for director and the immediate family members of such nominee; and

•	a 5% beneficial owner of the Company’s voting securities or any immediate family member of such owner.
We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related party transactions.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to us regarding the beneficial ownership of our common stock as of October 20, 2021, after giving effect to the Closing, by:

•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the Class A common stock;

•	each current executive officer and director of the Company; and

•	all executive officers and directors as a group.
The information below is based on an aggregate of 199,523,292 shares of Class A common stock and 8,560,540 shares of Class B common stock issued and outstanding as of October 20, 2021, after giving effect to the Closing. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if she, he or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them:

Name and Address of Beneficial Owners (1)(2)	Number of Shares of Class A Common stock	Ownership Percentage of Class A Common Stock (%)	Number of Shares of Class B Common stock	Ownership Percentage of Class B Common Stock (%)	Ownership Percentage of Common Stock (%)
5% Holders (Other than Directors and Executive Officers)
GS Sponsor II LLC (3)(4)	24,525,000	11.8%	—	—	11.3%
GSAM Holdings LLC (3)(4)	46,750,000	22.5%	—	—	21.6%
GSAH II PIPE Investors Employee LP (5)	17,199,900	8.6%	—	—	8.3%
Alyeska Investment Group, L.P. (6)	14,567,701	7.3%	—	—	7.0%
Charterhouse Parties (7)	24,746,855	12.4%	—	—	11.9%
Directors and Executive Officers
Thomas D. Logan (8)	—	—	4,140,388	48.4%	2.0%
Lawrence D. Kingsley (9)	500,000	*	—	—	*
Brian Schopfer (10)	—	—	740,845	8.7%	*
Michael Freed	—	—	935,818	10.9%	*
Jyothsna (Jo) Natauri (11)	—	—	—	—	—
Christopher Warren	—	—	—	—	—
Steven W. Etzel	—	—	—	—	—
Kenneth C. Bockhorst	—	—	—	—	—
Robert A. Cascella	—	—	—	—	—
John W. Kuo	—	—	—	—	—
Jody A. Markopoulos	—	—	—	—	—
All directors and executive officers as a group (11 individuals)	500,000	*	5,817,051	68.0%	3.0%

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is Mirion Technologies, Inc., 1218 Menlo Drive, Atlanta, Georgia 30318.
(2)
The shares of our Class B common stock are paired,
one-for-one,
with shares of IntermediateCo Class B common stock. Such paired interests may be redeemed by the holder and, at our option, settled by a one-for-one
exchange for shares of Class A common stock or a cash amount per share based on an average trailing stock price of Company Class A common stock. See “Certain Relationships and Related Party Transactions—IntermediateCo Charter.” The founder shares are subject to certain vesting conditions upon a

Founder Share Vesting Event. Holders of the founder shares are entitled to vote such founder shares and receive dividends and other distributions with respect to such founder shares prior to vesting, but such dividends and other distributions with respect to unvested founder shares will be set aside by the Company and shall only be paid to the holders of the founder shares upon the vesting of such founder shares. The founder shares will be forfeited to the Company for no consideration if they fail to vest on or before October 20, 2026.
(3)
GSAM Holdings LLC is the managing member of GS Sponsor II LLC. GSAM Holdings LLC is a wholly owned subsidiary of The Goldman Sachs Group, Inc. In addition to the shares held by GS Sponsor II LLC, GS Acquisition Holdings II Employee Participation LLC (“Participation LLC”) and GS Acquisition Holdings II Employee Participation 2 LLC (“Participation 2 LLC”), each of which is managed by a subsidiary of GSAM Holdings LLC, directly owns 1,325,000 founder shares and 1,400,000 founder shares, respectively. Each of GSAM Holdings LLC and The Goldman Sachs Group, Inc. may be deemed to beneficially own the shares held by GS Sponsor II LLC, Participation LLC and Participation 2 LLC by virtue of their direct and indirect ownership, as applicable, over GS Sponsor II LLC, Participation LLC and Participation 2 LLC. Each of GSAM Holdings LLC and The Goldman Sachs Group, Inc. disclaims beneficial ownership of any such shares except to the extent of their respective pecuniary interest therein. Further, each of GSAM Holdings LLC and The Goldman Sachs Group, Inc. may be deemed to beneficially own the shares held by the PIPE Participation LLCs (as defined below) but disclaims beneficial ownership of any such shares except to the extent of its pecuniary interest therein.

(4)
Interests shown for GS Sponsor II consist of (i) 16,025,000 founder shares and (ii) 8,500,000 shares of Class A common stock underlying the private placement warrants. Interests shown for GSAM Holdings consist of (i) 18,750,000 founder shares, (ii) 8,500,000 shares of Class A common stock underlying the private placement warrants and (iii) 19,500,000 shares of Class A common stock held by the PIPE Participation LLCs.

(5)
Each of GSAH II PIPE Investors Employee LP and NRD PIPE Investors LP (together the “PIPE Participation LLCs”) is a limited partnership controlled by its general partner and its investment manager, both of which are indirect wholly-owned subsidiaries of The Goldman Sachs Group, Inc. See the disclosure regarding Goldman Sachs under “Certain Relationships and Related Party Transactions—Related Party Payments” for information concerning certain relationships between Goldman Sachs and Mirion. Following the effectiveness of a shelf registration statement, each limited partner of the PIPE Participation LLCs (including Jyothsna (Jo) Natauri, a Mirion director, and certain direct or indirect subsidiaries of The Goldman Sachs Groups, Inc.) will have the right to request that the applicable PIPE Participation LLC use its reasonable efforts to sell a portion of the registrable securities held by it. The business address of each of the GS PIPE Participation LLCs is 200 West Street, New York, New York 10282.

(6)
Each of Alyeska Investment Group, L.P., Alyeska Fund GP, LLC and Anand Parekh share voting and dispositive power with regard to shares of Class A common stock of the Company as of October 20, 2021. The business address for each is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601. Interests shown include 7,500,000 shares of Class A common stock issued to Alyeska and its affiliated entities in connection with the PIPE Investment, 6,067,701 shares of publicly-traded common stock and 1,000,000 shares of Class A common stock underlying public warrants.

(7)
Represents (i) 13,233,013 shares of Class A common stock held by CCP IX LP No. 1; (ii) 11,028,610 shares of Class A common stock held by CCP IX LP No. 2; (iii) 363,920 shares of Class A common stock held by CCP IX
Co-investment
LP; and (iv) 121,312 shares of Class A common stock held by CCP IX
Co-Investment
No. 2 LP (together, “CCP IX”). Charterhouse General Partners (IX) Ltd (“CGP IX”) is the general partner of each of the limited partnerships comprising CCP IX. Charterhouse Capital Partners LLP (“CCP”) acts as the investment adviser to CGP IX. CCP’s advice with respect to investment decisions requires the approval of its Investment Committee comprised of 10 members, including the approval of CCP’s Managing Partner, which is currently Lionel Giacomotto. However, it is CGP IX which ultimately makes all investment decisions. As a result, CGP IX may be deemed to have beneficial ownership of the securities held by the limited partnerships comprising CCP IX. CGP IX is managed by a five member board of directors. Each of the CGP IX board members disclaims beneficial ownership of the securities beneficially owned by each of the limited partnerships comprising CCP IX, except to the extent of their pecuniary interest therein, if any. The address for each of the foregoing persons’ principal business office is 6th Floor, Belgrave House, 76 Buckingham Palace Road, London, SW1W 9TQ.
(8)
Mr. Logan’s shares consist of (i) 1,544,017 shares of Class B common stock held by Mr. Logan; (ii) 865,455 shares of Class B common stock held by the J.P. Morgan Trust Company of Delaware in its capacity as Trustee of the Mary Hancock Logan GST Exempt Trust; (iii) 865,455 shares of Class B common stock held by the J.P. Morgan Trust Company of Delaware in its capacity as Trustee of the Alison Paige Logan GST Exempt Trust; and (iv) 865,461 shares of Class B common stock held by the J.P. Morgan Trust Company of Delaware in its capacity as Trustee of the Thomas Darrell Logan, Jr. GST Exempt Trust. The J.P. Morgan Trust Company of Delaware in its capacity as Trustee of the foregoing trust entities has sole voting and dispositive power over the shares held by such trust entities; Mr. Logan disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Mr. Logan’s shares exclude 3,200,000 shares of Class A common stock in which he has an interest due to his profits interests, which are subject to vesting requirements. See “Certain Relationships and Related Party Transactions—Profits Interests.”

(9)
Mr. Kingsley’s shares include (i) 350,000 shares of Class A common stock held by the Diane Kingsley Revocable Trust and (ii) 150,000 shares held by the Lawrence D. Kingsley 2015 Family Irrevocable Trust. Mr. Kingsley’s shares exclude 4,200,000 shares of Class A common stock in which he has an interest due to his profits interests, which are subject to vesting requirements. See “Certain Relationships and Related Party Transactions—Profits Interests.”

(10)
Mr. Schopfer’s shares exclude 700,000 shares of Class A common stock in which he has an interest due to his profits interests, which are subject to vesting requirements. See “Certain Relationships and Related Party Transactions—Profits Interests.”

(11)
Ms. Natauri’s shares exclude 50,000 shares of Class A common stock held by GSAH II PIPE Investors Employee LP, and Ms. Natauri holds investment power over such shares. Voting decisions are made for the GSAH II Pipe Investors Employee LP by its investment manager, Goldman Sachs & Co. LLC, an affiliate of The Goldman Sachs Group, Inc.

SELLING HOLDERS
This prospectus relates to the offer and resale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of up to 152,157,565 shares of Class A common stock, consisting of (i) 116,347,025 issued and outstanding shares of Class A common stock, (ii) 18,750,000 shares of Class A common stock subject to vesting requirements, (iii) 8,560,540 shares of Class A common stock issuable upon the redemption of 8,560,540 shares of IntermediateCo Class B common stock and (iv) 8,500,000 shares of Class A common stock issuable upon exercise of the private placement warrants.
The Selling Holders acquired the shares of our common stock from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with a private placement concurrent with the IPO and in connection with the Business Combination. Pursuant to the RRA and the Subscription Agreements, we agreed to file a registration statement with the SEC for the purposes of registering for resale the shares of our Class A common stock issued to the Selling Holders pursuant to the Subscription Agreements and Business Combination Agreement. In addition, pursuant to the warrant agreement, we are required to file a registration statement for the shares of Class A common stock underlying the public warrants and private placement warrants.
The Selling Holders may from time to time offer and sell any or all of the shares of Class A common stock, warrants and units set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A common stock, warrants and/or units after the date of this prospectus such that registration rights shall apply to those securities.
The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A common stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership after this offering on 199,523,292 shares of Class A common stock outstanding as of October 20, 2021, after giving effect to the Closing. In calculating percentages of shares of Class A common stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A common stock issuable upon exercise of that particular Selling Holder’s warrants, if any, and did not assume the exercise of any other Selling Holder’s warrants.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Holders have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name of Selling Holder	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
			Number	Percent (%)
GSAH II PIPE Investors Employee LP (1)	17,199,900	17,199,900	—	—
NRD PIPE Investors LP (1)	2,300,100	2,300,100	—	—
Antara Capital Total Return SPAC Master Fund LP (2)	300,000	300,000	—	—
Alyeska Master Fund, L.P. (3)	14,567,701	7,500,000	7,067,701	3.5%
Absolute Partners Master Fund Limited (4)	3,000,000	3,000,000	—	—
Centaurus Capital LP (5)	2,500,000	2,500,000	—	—
Corsair Select, LP (6)	2,582,006	1,125,000	1,457,006	*
Corsair Capital Partners, LP (6)	1,113,753	700,000	413,753	*

Name of Selling Holder	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
			Number	Percent (%)
CVI Investments, Inc. (7)	1,001,840	875,000	126,840	*
Tech Opportunities LLC (8)	1,279,721	600,000	679,721	*
Investment Corporation of Dubai (9)	2,500,000	2,500,000	—	—
Invus Public Equities, L.P. (10)	500,000	500,000	—	—
Kuwait Investment Authority (11)	10,000,000	10,000,000	—	—
BEMAP Master Fund LTD (12)	72,325	72,325	—	—
Bespoke Alpha MAC MIM LP (12)	10,188	10,188	—	—
DS Liquid Div RVA MON LLC (12)	82,744	82,744	—	—
Monashee Managed Account SP (12)	14,465	14,465	—	—
Monashee Pure Alpha SPV I LP (12)	44,226	44,226	—	—
SFL SPV I LLC (12)	12,289	12,289	—	—
Monashee Solitario Fund LP (12)	63,763	63,763	—	—
Myriad Opportunities Master Fund Limited (13)	2,500,000	2,500,000	—	—
MAP 204 Segregated Portfolio, a segregated portfolio of LMA SPC Neuberger Berman Investment Advisers LLC (14)	1,000,000	1,000,000	—	—
PWCM Master Fund Ltd. (15)	149,500	149,500	—	—
Pentwater Equity Opportunities Master Fund Ltd. (15)	69,000	69,000	—	—
LMA SPC for and on behalf of the MAP 98 Segregated Portfolio (15)	22,500	22,500	—	—
Oceana Master Fund Ltd. (15)	91,500	91,500	—	—
Investment Opportunities SPC for the account of Investment Opportunities 3 Segregated Portfolio (15)	150,000	150,000	—	—
Pentwater Unconstrained Master Fund Ltd. (15)	17,500	17,500	—	—
Topia Ventures, LLC (16)	1,000,000	1,000,000	—	—
Saba Capital SPAC Opportunities Ltd. (17)	6,441	6,441	—	—
Saba Capital Master Fund III, LP (17)	31,570	31,570	—	—
Saba Capital Master Fund, Ltd. (17)	102,657	102,657	—	—
Saba Capital Master Fund II, Ltd. (17)	259,332	259,332	—	—
Schonfeld Strategic 460 Fund LLC (18)	700,000	700,000	—	—
Sculptor Master Fund, Ltd (19)	2,639,100	2,639,100	—	—
Sculptor Enhanced Master Fund, Ltd (19)	360,900	360,900	—	—
Senator Global Opportunity Master Fund L.P. (20)	7,125,000	3,000,000	4,125,000	2.1%
Quantum Partners LP (21)	800,000	800,000	—	—
XN Exponent Master Fund LP (22)	700,000	700,000	—	—
Baron Growth Fund (23)	1,500,000	1,500,000	—	—
Baron Focused Growth Fund (24)	1,000,000	1,000,000	—	—
LVIP Baron Growth Opportunities Fund (25)	308,304	308,304	—	—
VY Baron Growth Portfolio (25)	191,696	191,696	—	—
BlackRock, Inc. (26)	6,000,000	6,000,000	—	—

Name of Selling Holder	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
			Number	Percent (%)
Fidelity Advisor Series I: Fidelity Advisor Large Cap Fund (27)	232,270	232,270	—	—
Fidelity Destiny Portfolios: Fidelity Advisor Capital Development Fund (27)	981,748	981,748	—	—
Fidelity Concord Street Trust: Fidelity Large Cap Stock Fund (27)	671,520	671,520	—	—
Fidelity Hastings Street Trust: Fidelity Series Large Cap Stock Fund (27)	3,311,098	3,311,098	—	—
FIAM Target Date Large Cap Stock Commingled Pool By: Fidelity Institutional Asset Management Trust company as Trustee (27)	671,937	671,937	—	—
Strategic Advisers Large Cap Fund—FIAM US Equity Subportfolio By: FIAM LLC as Investment Manager (27)	200,814	200,814	—	—
Fidelity Rutland Square Trust II: Strategic Advisers Fidelity U.S. Total Stock Fund—FIAM US Equity Subportfolio By: FIAM LLC as Sub-Advisor (27)	1,430,613	1,430,613	—	—
Janus Henderson Triton Fund (28)	10,161,340	9,458,407	702,933	*
Nationwide Savings Plan (28)	213,759	198,358	15,401	*
Penn Series Fund, Inc. Small Cap Growth Fund (28)	103,971	103,971	—	—
LIUNA National (Industrial) Pension Fund (28)	58,141	51,962	6,179	*
National Elevator Industry Health Benefit Plan (28)	43,117	38,536	4,581	*
LIUNA Staff and Affiliates Pension Fund (28)	59,994	53,620	6,374	*
Migros Pensionskasse Fonds—Aktien Welt (28)	95,146	95,146	—	—

Name of Selling Holder	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
			Number	Percent (%)
GS Sponsor II LLC (29)(30)	24,525,000	24,525,000	—	—
GS Acquisition Holdings II Employee Participation LLC (29)(30)	1,325,000	1,325,000	—	—
GS Acquisition Holdings II Employee Participation 2 LLC (29)(30)	1,400,000	1,400,000	—	—
CCP IX LP No. 1 (31)	13,233,013	13,233,013	—	—
CCP IX LP No. 2 (31)	11,028,610	11,028,610	—	—
CCP IX Co-Investment LP (31)	363,920	363,920	—	—
CCP IX Co-Investment LP No. 2 (31)	121,312	121,312	—	—
Cavenham Diversifier (32)	229,926	229,926	—	—
Purple Development SAS (33)	17,330	17,330	—	—
BNP Paribas SA (34)	740,121	740,121	—	—
Thomas D. Logan (35)	4,140,388	1,544,017	—	—
Mary Hancock Logan GST Exempt Trust (36)	865,455	865,455	—	—
Alison Paige Logan GST Exempt Trust (36)	865,455	865,455	—	—
Thomas Darrell Logan, Jr. GST Exempt Trust (36)	865,461	865,461	—	—
Lawrence D. Kingsley (37)	500,000	500,000	—	—
Brian Schopfer (38)	740,845	740,845	—	—
Michael Freed (39)	832,376	832,376	—	—
Jyothsna (Jo) Natauri (40)	—	—	—	—
Michael Brumbaugh (41)	935,818	935,818	—	—
Bruno Morel (42)	251,441	251,441	—	—
Jean-Louis Gouronc (43)	43,395	43,395	—	—
Loic Eloy (44)	169,868	169,868	—	—
Thibaut Floquet (45)	148,089	148,089	—	—
Seth Rosen (46)	73,207	73,207	—	—
Susan Kempf (47)	56,717	56,717	—	—
Other Sellers (48)	1,781,189	1,781,189	—	—
TOTAL	166,763,054	152,157,565	14,605,489	7.3%

*	Less than 1%.
(1)
Each of GSAH II PIPE Investors Employee LP and NRD PIPE Investors LP (together, the “PIPE Participation LLCs”) is a limited partnership controlled by its general partner and its investment manager, both of which are indirect wholly-owned subsidiaries of The Goldman Sachs Group, Inc. See the disclosure regarding Goldman Sachs above under the caption “Certain Relationships and Related Party Transactions—Related Party Payments” for information concerning certain relationships between Goldman Sachs and Mirion. Following the effectiveness of this shelf registration statement, each limited partner of the PIPE Participation LLCs (including Jyothsna (Jo) Natauri, a Mirion director, and certain direct or indirect subsidiaries of The Goldman Sachs Groups, Inc.) will have the right to request that the applicable PIPE Participation LLC use its reasonable efforts to sell a portion of the registrable securities held by it. The business address of each of the GS PIPE Participation Funds is 200 West Street, New York, New York 10282.

(2)
Antara Capital LP, a Delaware limited partnership serves as the investment manager (the “Antara Investment Manager”) to certain funds it manages and designees and may be deemed to have voting and dispositive power with respect to the shares of Class A common stock held by the Antara Funds (defined below). Antara Capital Total Return SPAC Fund GP LLC, a Delaware limited liability company, serves as the general partner of Antara Capital Total Return SPAC Onshore Fund LP (the “Onshore Fund”) and Antara Capital Total Return SPAC Master Fund LP (the “Master Fund”). Antara Capital Total Return SPAC Offshore Fund Ltd (the “Offshore Fund” and together with the Fund and the Master Fund, the “Antara Funds”) is an exempted company incorporated under the laws of the Cayman Islands. Himanshu Gulati is the Managing Member of Antara Investment Manager and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Antara Funds. Mr. Gulati disclaims beneficial ownership of the shares held by the Antara Funds except to the extent of any pecuniary interest. The business address of the foregoing persons is 55 Hudson Yards, 47th Floor, Suite C, New York, New York 10001.
(3)
The securities listed above include 6,067,701 shares of publicly-traded Class A common stock, 1,000,000 shares of Class A common stock underlying public warrants and 7,500,000 PIPE Shares. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Aleyska Selling Holder”), has voting and investment control of the shares held by the Aleyska Selling Holder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Alyeska Selling Holder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman,
KY1-1104,
Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(4)
The securities listed above are directly owned by Absolute Partners Master Fund Limited. Blue Pool Capital Limited, which is a wholly owned subsidiary of Blue Pool Management Ltd., is the investment manager of Absolute Partners Master Fund Limited and has voting and dispositive power over securities directly and indirectly held by Absolute Partners Master Fund Limited. Mr. Oliver Weisberg is the sole shareholder of Blue Pool Management Ltd. Mr. Weisberg is also a director of Blue Pool Management Ltd. and Blue Pool Capital Limited. As such, Blue Pool Capital Limited, Blue Pool Management Ltd. and Mr. Weisberg may be deemed to beneficially own the securities held by Absolute Partners Master Fund Limited. Each of Blue Pool Capital Limited, Blue Pool Management Ltd. and Mr. Weisberg disclaims any beneficial ownership with respect to such securities, except to the extent of its respective pecuniary interest therein, if any. The address for Absolute Partners Master Fund Limited is c/o Blue Pool Capital Limited, 25/F Hysan Place, 500 Hennessy Road, Hong Kong.

(5)
Centaurus Holdings, LLC is the General Partner of Centaurus Capital LP, and is controlled by its Manager, John D. Arnold. The address of Centaurus Holdings, LLC is 1717 West Loop South, Suite 1800 Houston, TX 77027.

(6)
Jay Petschek and Steven Major are managing members of the general partner of the selling stockholder and may be deemed to be beneficial owners. The address for Corsair Select, LP is 366 Madison Ave, 12th Floor New York, NY 10017.

(7)
The securities listed above include 126,840 shares of Class A common stock underlying public warrants and 8,750,000 PIPE Shares. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(8)
Shares listed as beneficially owned include 679,721 shares of publicly-traded Class A common stock held by Hudson Bay Master Fund Ltd., an affiliate of Tech Opportunities LLC, and 600,000 PIPE Shares held by Tech Opportunities LLC. Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities.

(9)
Investment Corporation of Dubai is the principal investment arm of the government of Dubai. The business address of Investment Corporation of Dubai is Levels 5&6, Gate Village Building 7, DIFC, Dubai, PO Box 333888 UAE.

(10)	Invus Public Equities, L.P. (“Invus PE”) directly holds 500,000 shares of Class A common stock. Invus Public Equities Advisors, LLC (“Invus PE Advisors”) controls Invus PE, as its general partner and accordingly, may be deemed to beneficially own the shares held by Invus PE. Artal Treasury Limited (“Artal Treasury”) controls Invus PE Advisors, as its managing member and accordingly, may be deemed to beneficially own the shares that Invus PE Advisors may be deemed to beneficially own. Artal International S.C.A. (“Artal International”) through its Geneva branch, is the sole stockholder of Artal Treasury and may be deemed to beneficially own the shares that Artal Treasury may be deemed to beneficially own. Artal International Management S.A. (“Artal International Management”), as the managing partner of Artal International, controls Artal International and accordingly, may be deemed to beneficially own the shares that Artal International may be deemed to beneficially own. Artal Group S.A. (“Artal Group”), as the sole stockholder of Artal International Management, controls Artal International Management and accordingly, may be deemed to beneficially own the shares that Artal International Management may be deemed to beneficially own. Westend S.A. (“Westend”), as the parent company of Artal Group, controls Artal Group and accordingly, may be deemed to beneficially own the shares that Artal Group may be deemed to beneficially own. Stichting Administratiekantoor Westend (the “Stichting”), as majority shareholder of Westend, controls Westend and accordingly, may be deemed to beneficially own the shares that Westend may be deemed to beneficially own. As of the date of this prospectus, Mr. Amaury Wittouck, as the sole member of the board of the Stichting, controls the Stichting and accordingly, may be deemed to beneficially own the shares that the Stichting may be deemed to beneficially own. The principal business address of Invus PE is 750 Lexington Ave, 30th Floor, New York, NY 10022.
(11)
Kuwait Investment Authority, a Kuwaiti public authority established under Kuwaiti Law No. 47/1982 for the purpose of managing, in the name and for the account of the Government of the State of Kuwait, the investments of the State of Kuwait, and having its registered office at Block No. 3, Ministries Complex, P.O Box 64, 13001 Safat, Kuwait City, Kuwait.

(12)
Each of DS Liquid Div RVA MON LLC (“DS”), BEMAP Master Fund Ltd. (“BEMAP”), Monashee Solitario Fund LP (“Solitario”), Monashee Pure Alpha SVP I LLP (“Pure Alpha”), SFL SPV I LLC (“SFL”), Monashee Managed Account SP (“MMASP”) and Bespoke Alpha MAC MIM LP (“Bespoke”) is managed by Monashee Investment Management, LLC (“Monashee Management”). Jeff Muller is CCO of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of such shares held by DS, BEMAP, Solitario, Pure Alpha, SFL, MMASP and Bespoke. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of DS, BEMAP, Solitario, Pure Alpha, SFL, MMASP, Bespoke, Monashee Management and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(13)
Myriad Asset Management (Cayman) Limited, Myriad Asset Management US LP, Myriad Asset Management Limited and Myriad Asset Management LLC (collectively, “MAM”) have voting and dispositive power with respect to the shares offered herein held by the Myriad Opportunities Master Fund Limited in their respective capacities as investment co-manager,
sub-manager
and general partner of the investment manager. Mr. Carl Huttenlocher, through his ownership and control of MAM, may be deemed to be the beneficial owners of the shares of Class A common stock. The address of MAM is PO Box 309 Ugland House, Grand Cayman, Cayman Islands,
KY1-1104.
For correspondence, please use Suite
1705-08,
St. George’s Building 2 Ice House Street, Central, Hong Kong.

(14)
Neuberger Berman Group LLC (“NBG”) and certain of its affiliates, including Neuberger Berman Investment Advisers LLC, as sub-adviser
of the Selling Stockholder, have voting power and investment power over the securities. NBG and its affiliates do not, however, have any economic interest in the securities. The address of Neuberger Berman Group LLC is 1290 Avenue of the Americas, New York, New York 10104.

(15)
Pentwater Capital Management LP, a Delaware limited partnership registered as an investment adviser with the SEC (“Pentwater Capital”), Investment Opportunities 3 SPC, a segregated portfolio company formed in the Cayman Islands (“MALT”), LMA SPC on behalf of MAP 98 Segregated Portfolio, a segregated portfolio company formed in the Cayman Islands (“MAP”), PWCM Master Fund Ltd., an exempted company formed in the Cayman Islands (“PWCM Master”), Oceana Master Fund, Ltd., an exempted company formed in the Cayman Islands (“Oceana”), Pentwater Equity Opportunities Master Fund, Ltd., an exempted company formed in the Cayman Islands (“Pentwater Equity”), and Pentwater Unconstrained Master Fund Ltd., an exempted company formed in the Cayman Islands (“PWUM” and together with MALT, MAP, PWCM Master, Oceana, Pentwater Equity the “Pentwater Funds”). Pentwater Capital is the

investment adviser of each of the Pentwater Funds. Pentwater Capital is the investment manager for the Pentwater Funds. Halbower Holdings Inc. is the general partner of Pentwater Capital, and Matthew Halbower is the chief executive officer and sole director of Halbower Holdings Inc. The business address of the Reporting Persons is 1001 10th Avenue South, Suite 216, Naples, FL 34102.
(16)
Consists of 1,000,000 shares of common stock held by Topia Ventures, LLC. Topia Ventures Management, LLC is the managing member of Topia Ventures, LLC. Mr. David Broser is the managing member of Topia Ventures Management, LLC. The address for Topia Ventures, LLC is c/o Topia Ventures Management, LLC, 104 W. 40th Street, 19th Floor, New York, NY 10018.

(17)
Boaz Weinstein is the managing member of the general partner of the investment manager of Saba Capital Master Fund, Ltd., Saba Capital Master Fund II, Ltd., Saba Capital Master Fund III, LP and Saba Capital SPAC Opportunities Ltd. (the “Saba Funds”) and accordingly may be deemed to have voting and dispositive power with respect to shares held by the Saba Funds. Mr. Weinstein disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended. The business address of the Saba Funds is c/o Saba Capital Management, LP, 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(18)
Schonfeld Strategic Advisors LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Schonfeld Strategic 460 Fund LLC as a general partner or investment manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or Schonfeld Strategic 460 Fund LLC that they are themselves beneficial owners of these securities for purposes of Exchange Act or any other purpose. The address of Schonfeld Strategic 460 Fund LLC is 460 Park Ave, Floor 19, New York, NY 10022.

(19)
Sculptor Master Fund, Ltd. (“SCMF”), a Cayman Islands company, is the beneficial owner of 2,639,100 shares of Class A Common Stock. Sculptor Enhanced Master Fund, Ltd. (“SCEN”), a Cayman Islands company, is the beneficial owner of 360,900 shares of Class A common stock. Sculptor Capital LP (“Sculptor”), a Delaware limited partnership, is the investment adviser to SCMF and SCEN, and thus may be deemed a beneficial owner of the shares in the accounts managed by Sculptor. Sculptor Capital Holding Corporation, a Delaware corporation (“SCHC”), serves as the sole general partner of Sculptor. As such, SCHC may be deemed to control Sculptor and, therefore, may be deemed a beneficial owner of the shares in the accounts managed by Sculptor. Sculptor Capital Management, Inc. (“SCU”), a Delaware corporation, is the sole shareholder of SCHC, and may be deemed a beneficial owner of the shares in the accounts managed by Sculptor. The business address of SCMF, SCEN, Sculptor, SCHC, and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019.

(20)
Senator Investment Group LP (“Senator”) is investment manager of the selling security holder and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling security holder. Mr. Silverman disclaims beneficial ownership of the shares held by the selling security holder. The address of Senator Global Opportunity Master Fund LP is 510 Madison Avenue, 28th Floor New York, NY 10022.

(21)
The securities are held for the account of Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum Partners”). Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to Quantum Partners. As such, SFM LLC has been granted investment discretion over portfolio investments, including the securities, held for the account of Quantum Partners. George Soros serves as Chairman of SFM LLC and has sole discretion to replace FPR Manager LLC, the manager of SFM LLC. The address for Quantum Partners is c/o Soros Fund Management LLC, 250 West 55th Street, New York, NY 10019.

(22)
XN LP serves as investment manager to XN Exponent Master Fund LP (the “Fund”) and has discretionary authority to make investment decisions and determine how to vote any securities held by the Fund. The general partner of XN LP is XN Management GP LLC, which is indirectly controlled by Gaurav Kapadia. The principal business address of the entities referenced herein is 412 West 15th Street, 13th Floor, New York, NY 10011.

(23)
Mr. Ronald Baron has voting and/or investment control over the shares held by Baron Growth Fund and, accordingly, may be deemed to have beneficial ownership of the securities. Mr. Baron disclaims beneficial ownership of the shares held by Baron Growth Fund. The address for Baron Growth Fund is 767 Fifth Avenue, 49th Fl, New York, NY 10153.
(24)
Mr. Ronald Baron has voting and/or investment control over the securities held by Baron Focused Growth Fund and, accordingly, may be deemed to have beneficial ownership of the securities. Mr. Baron disclaims beneficial ownership of the securities held by Baron Focused Growth Fund. The address for Baron Growth Fund is 767 Fifth Avenue, 49th Fl, New York, NY 10153.

(25)
BAMCO, Inc., as the
sub-advisor
to each of LVIP Baron Growth Opportunities Fund and VY Baron Growth Portfolio, has voting and investment control over the shares held by LVIP Baron Growth Opportunities Fund and VY Baron Growth Portfolio. As the principal of BAMCO, Inc., Mr. Baron may additionally be deemed to have beneficial ownership of the shares held by LVIP Baron Growth Opportunities Fund and VY Baron Growth Portfolio. Mr. Baron disclaims beneficial ownership of all such shares. The address for BAMCO, Inc. is 767 Fifth Avenue, 49th Fl, New York, NY 10153.

(26)
The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Fund, Inc., BlackRock Global Funds—Global Allocation Fund, BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc., BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc., BlackRock Global Allocation Collective Fund, BlackRock Capital Allocation Trust, and BlackRock Investment Management (Australia) Limited as responsible entity of the BlackRock Global Allocation Fund (AUST). BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(27)	These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

The address for Fidelity Concord Street Trust: Fidelity Large Cap Stock Fund is Mag & Co. c/o Brown Brothers Harriman & Co. Attn: Corporate Actions /Vault 140 Broadway New York, NY 10005.

(28)
Such shares may be deemed to be beneficially owned by Janus Capital Management LLC (“Janus”), as investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for the Fund and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of the Fund. Under the terms of its management contract with the Fund, Janus has overall responsibility for directing the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations. Each Fund has one or more portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the shares of Class A common stock offered hereby. The address for Janus is 151 Detroit Street, Denver, CO 80206. The portfolio managers for this Fund are: Jonathan Coleman and Scott Stutzman.
(29)
GSAM Holdings LLC is the managing member of GS Sponsor II LLC. GSAM Holdings LLC is a wholly owned subsidiary of The Goldman Sachs Group, Inc. In addition to the shares held by GS Sponsor II LLC, GS Acquisition Holdings II Employee Participation LLC (“Participation LLC”) and GS Acquisition Holdings II Employee Participation 2 LLC (“Participation 2 LLC”), each of which is managed by a subsidiary of GSAM Holdings LLC, directly owns 1,325,000 founder shares and 1,400,000 founder shares, respectively. Each of GSAM Holdings LLC and The Goldman Sachs Group, Inc. may be deemed to beneficially own the shares held by GS Sponsor II LLC, Participation LLC and Participation 2 LLC by virtue of their direct and indirect ownership, as applicable, over GS Sponsor II LLC, Participation LLC and Participation 2 LLC. Each of GSAM Holdings LLC and The Goldman Sachs Group, Inc. disclaims beneficial ownership of any such shares except to the extent of their respective pecuniary interest therein. Further, The Goldman Sachs Group, Inc. may be deemed to beneficially own the shares held by the PIPE Participation LLCs (as defined below) but disclaims beneficial ownership of any such shares except to the extent of its pecuniary interest therein

(30)
Interests shown for GS Sponsor II consist of (i) 16,025,000 founder shares and (ii) 8,500,000 shares of Class A common stock underlying the private placement warrants. Interests shown for GSAM Holdings consist of (i) 18,750,000 founder shares and (ii) 8,500,000 shares of Class A common stock underlying the private placement warrants.

(31)
Represents 13,233,013 shares of Class A common stock held by CCP IX LP No. 1; (ii) 11,028,610 shares of Class A common stock held by CCP IX LP No. 2; 363,920 shares of Class A common stock held by CCP IX
Co-investment
LP; and (iv) 121,312 shares of Class A common stock held by CCP IX
Co-Investment
No. 2 LP (together, “CCP IX”). Charterhouse General Partners (IX) Ltd (“CGP IX”) is the general partner of each of the limited partnerships comprising CCP IX. Charterhouse Capital Partners LLP (“CCP”) acts as the investment adviser to CGP IX. CCP’s advice with respect to investment decisions requires the approval of its Investment Committee comprised of 10 members, including the approval of CCP’s Managing Partner, which is currently Lionel Giacomotto. However, it is CGP IX which ultimately makes all investment decisions. As a result, CGP IX may be deemed to have beneficial ownership of the securities held by the limited partnerships comprising CCP IX. CGP IX is managed by a five member board of directors. Each of the CGP IX board members disclaims beneficial ownership of the securities beneficially owned by each of the limited partnerships comprising CCP IX, except to the extent of their pecuniary interest therein, if any. The address for each of the foregoing persons’ principal business office is 6th Floor, Belgrave House, 76 Buckingham Palace Road, London, SW1W 9TQ.

(32)
Mr. Frédéric Sanchez is President of Purple Development SAS (“Purple Development”) and may be deemed as beneficial owner of 99.19% of Purple Development. The address of Purple Development is 3 rue Drouot, 75009 Paris, France.

(33)
CAVENHAM DIVERSIFIER is controlled by its 100% shareholder, CAVAMONT INVESTMENTS LIMITED, with registered office at Governors Square, Unit 4-202, 23 Lime Tree Bay Avenue, West Bay Road, Grand Cayman KY1-1105, Cayman Islands.

(34)	The principal business address for BNP Paribas S.A. (EPA:BNP) is 16 Boulevard des Italiens, 75009 Paris, France.
(35)
Shares listed as beneficially owned consist of (i) 1,544,017 shares of Class B common stock held by Mr. Logan; (ii) 865,455 shares of Class B common stock held by the J.P. Morgan Trust Company of Delaware in its capacity as Trustee of the Mary Hancock Logan GST Exempt Trust; (iii) 865,455 shares of Class B common stock held by the J.P. Morgan Trust Company of Delaware in its capacity as Trustee of the Alison Paige Logan GST Exempt Trust; and (iv) 865,461 shares of Class B common stock held by the J.P. Morgan Trust Company of Delaware in its capacity as Trustee of the Thomas Darrell Logan, Jr. GST Exempt Trust. The J.P. Morgan Trust Company of Delaware in its capacity as Trustee of the foregoing trust entities has sole voting and dispositive power over the shares held by such trust entities (the “J.P. Morgan Trust Shares”). Shares listed as beneficially owned exclude up to 3,200,000 shares of Class A common stock held by the Sponsor in which Mr. Logan has an interest due to his profits interests, which are subject to vesting requirements. The shares offered hereby consist of up to 1,544,017 shares of Class A common stock exchangeable for 1,544,017 shares of IntermediateCo Class B common stock held by Mr. Logan and exclude the J.P. Morgan Trust Shares. Mr. Logan is the Chief Executive Officer and a Director of the Company.
(36)
The selling stockholder is a trust. Ryan Christensen acting on behalf of J.P. Morgan Trust Company of Delaware as Trustee of the Trust. The address is J.P. Morgan Trust Company of Delaware Attn: Ryan Christensen 500 Stanton Christiana Road Newark, DE 19713.

(37)
Shares listed as beneficially owned consist of (i) 350,000 shares of Class A common stock held by the Diane Kingsley Revocable Trust and (ii) 150,000 shares held by the Lawrence D. Kingsley 2015 Family Irrevocable Trust. Mr. Kingsley’s shares exclude 4,200,000 shares of Class A common stock held by the Sponsor in which he has an interest due to his profits interests, which are subject to vesting requirements. Mr. Kingsley is Chairman of the Board of Mirion.

(38)
Shares offered hereby consist of up to 740,845 shares of Class A common stock exchangeable for 740,845 shares of IntermediateCo Class B common stock held by Mr. Schopfer. Mr. Schopfer’s shares exclude 700,000 shares of Class A common stock held by the Sponsor in which he has an interest due to his profits interests, which are subject to vesting requirements. Mr. Schopfer is the Chief Financial Officer of Mirion.

(39)
Shares offered hereby consist of up to 935,818 shares of Class A common stock exchangeable for 935,818 shares of IntermediateCo Class B common stock held by Mr. Freed. Mr. Freed is an executive officer of the Company.

(40)
Shares listed as beneficially owned exclude 50,000 shares of Class A common stock held by GSAH II PIPE Investors Employee LP, and Ms. Natauri holds investment power over such shares. Voting decisions are made for the Selling Holder by its investment manager, Goldman Sachs & Co. LLC, an affiliate of The Goldman Sachs Group, Inc.

(41)	Shares offered hereby consist of 832,376 shares of Class A common held by Mr. Brumbaugh. Mr. Brumbaugh is employed by the Company
(42)	Shares offered hereby consist of 251,441 shares of Class A common held by Mr. Morel. Mr. Morel is employed by the Company
(43)	Shares offered hereby consist of 43,395 shares of Class A common held by Mr. Gouronc. Mr. Gouronc is employed by the Company
(44)	Shares offered hereby consist of 169,868 shares of Class A common held by Mr. Eloy. Mr. Eloy is employed by the Company.
(45)	Shares offered hereby consist of 148,089 shares of Class A common held by Mr. Floquet. Mr. Floquet is employed by the Company.
(46)	Shares offered hereby consist of up to 73,207 shares of Class A common stock exchangeable for 73,207 shares of IntermediateCo Class B common stock held by Mr. Rosen.
(47)
Shares offered hereby consist of up to 56,207 shares of Class A common stock exchangeable for 56,207 shares of IntermediateCo Class B common stock held by Ms. Kempf. Ms. Kempf was employed by the Company during the last three years.

(48)	Shares offered hereby consist of up to 1,781,189 shares of Class A common stock issuable upon redemption of 1,781,189 shares of IntermediateCo Class B common stock held by eight selling stockholders.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of our Charter and Bylaws. We advise you to read our Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities.
General
Our authorized capital stock consists of 700,000,000 shares of capital stock, par value $0.0001 per share, of which:

•	500,000,000 shares are designated as Class A common stock;

•	100,000,000 shares are designated as Class B common stock; and

•	100,000,000 shares are designated as preferred stock.
Our Board will be authorized, without stockholder approval, except as required by the listing standards of the NYSE, to issue additional shares of capital stock.
As of October 20, 2021 we had approximately 199,523,292 shares of Class A common stock outstanding and approximately 8,560,540 shares of Class B common stock outstanding. There are also 27,249,979 warrants consisting of 18,750,000 public warrants and 8,500,000 private placement warrants issued and outstanding.
Common Stock
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.
Class B Common Stock
Holders of shares of our Class B common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. If at any time the ratio at which shares of IntermediateCo Class B common stock are redeemable or exchangeable for shares of our Class A common stock changes from one-for-one as
described under “Certain Relationships and Related Party Transactions—IntermediateCo Charter,” the number of votes to which our Class B common stockholders are entitled will be adjusted accordingly. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.
Except for transfers to us pursuant to the IntermediateCo Charter or to certain permitted transferees set forth in our Charter, the shares of our Class B common stock and corresponding shares of IntermediateCo Class B common stock may not be sold, transferred or otherwise disposed of.

Holders of shares of our Class B common stock are not entitled to economic interests in us or to receive dividends or to receive a distribution upon our liquidation or winding up. However, if IntermediateCo makes distributions to us other than solely with respect to our Class A common stock, the holders of IntermediateCo Class B common stock will be entitled to receive distributions pro rata in accordance with the percentages of their respective shares of IntermediateCo Class B common stock. See “Certain Relationships and Related Party Transactions—IntermediateCo Charter.”
Voting Rights
Except as otherwise required in our Charter or by applicable law, the holders of our common stock will vote together as a single class on all matters on which stockholders generally are entitled to vote.
The holders of the outstanding shares of our Class A common stock shall be entitled to vote separately upon any amendment to our Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of our Class A common stock in a manner that is materially and disproportionately adverse as compared to any alteration or change to our Class B common stock.
The holders of the outstanding shares of our Class B common stock shall be entitled to vote separately upon any amendment to our Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of our Class B common stock in a manner that is materially and disproportionately adverse as compared to any alteration or change to our Class A common stock, subject to certain exceptions set forth in our Charter.
Redemption and Exchange
Under the IntermediateCo Charter, the holders of IntermediateCo Class B common stock will have the right, from and after the completion of the Business Combination (subject to the terms of the IntermediateCo Charter), to require IntermediateCo to redeem all or a portion of their shares of IntermediateCo Class B common stock for, at our election, (1) newly issued shares of our Class A common stock on a one-for-one basis
or (2) a cash payment equal to the arithmetic average of the closing stock prices for a share of our Class A common stock for each of three (3) consecutive full trading days ending on and including the last full trading day immediately prior to the date of redemption (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the IntermediateCo Charter. Additionally, in the event of a redemption request by a holder of IntermediateCo Class B common stock, we may, at our election, effect a direct exchange of cash or our Class A common stock for IntermediateCo Class B common stock in lieu of such a redemption. Shares of our Class B common stock will be canceled on a one-for-one basis
if we, following a redemption request of a holder of IntermediateCo Class B common stock, redeem or exchange IntermediateCo Class B common stock of such holder of IntermediateCo Class B common stock pursuant to the terms of the IntermediateCo Charter. See “Certain Relationships and Related Party Transactions—IntermediateCo Charter.”
Valid Issuance
As of October 21, 2021, all shares of our common stock that are outstanding are fully paid and non-assessable. Our
common stock is not subject to calls or assessments by us. The rights, powers and privileges of our common stock is subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Preferred Stock
Pursuant to our Charter, our Board has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Our Board may designate the rights, preferences, privileges and restrictions of our preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. As of October 20, 2021, there are no shares of our preferred stock outstanding.
The issuance of our preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or delaying, deterring, or preventing a change in control. Such issuance could have the effect of decreasing the market price of our common stock. There are currently no plans to issue any shares of our preferred stock.
Warrants
Public Warrants
As of October 20, 2021, we had issued and outstanding public warrants to purchase 18,749,979 shares of our Class A common stock.
Each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing of the Business Combination, except as described below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Redemption of warrants when the price per share of Class
 A common stock equals or exceeds $18.00
. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the last reported sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day
period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem warrants even if the holders are otherwise unable to exercise their warrants.
We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of Class
 A common stock equals or exceeds $10.00.
Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•
at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period
after written notice of redemption is given.

The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
Pursuant to the warrant agreement, references above to Class A common stock shall include a security other than Class A common stock into which the Class A common stock has been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the tables below will not be adjusted solely as a result of us not being the surviving entity following our initial business combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “
—Anti-dilution Adjustments
” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by
 a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year,
as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 shares of Class A common stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.

Any public warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants if they exercise their public warrants in connection with such redemption (“fair market value” for such public warrants held by our officers or directors being defined as the last reported sale price of the public warrants on such redemption date).
This redemption feature is structured to allow for all of the outstanding warrants (other than the private placement warrants) to be redeemed when the Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares of Class A common stock. If we choose to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when shares of Class A common stock were trading at a price higher than the exercise price of $11.50 per share.
No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement, the warrants may be exercised for such security.
Redemption Procedures and Cashless Exercise.
If we call the warrants for redemption as described above under “—Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00,” our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis” (such option, the “Cashless Exercise Option”). In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.365. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this Cashless Exercise Option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this Cashless Exercise Option feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this Cashless Exercise Option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had management taken advantage of this Cashless Exercise Option, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of
shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or
similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to all or substantially all holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of Class A common stock a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (I) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of our Class A common stock if we do not complete our initial business combination within 24 months from the closing of this offering or (II) with respect to any other provision relating to stockholders’ rights or pre-initial business
combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Class A common stock by the Company if a proposed initial business combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule
12b-2
under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule
13d-3
under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a description of the terms and conditions applicable to the warrants. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 50% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, at least 50% of the then outstanding private placement warrants.
The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Private Placement Warrants
As of October 20, 2021, we had issued and outstanding private placement warrants to purchase 8,500,000 shares of our Class A common stock.
The private placement warrants are identical to the warrants sold as part of the units in this offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by us; (2) they (including the Class A common stock issuable upon exercise of these warrants) may not be transferred, assigned or sold by the Sponsor until 30 days after the Closing of the Business Combination (except (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of the Sponsor or any employee or partner of any such affiliate, or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of our liquidation prior to our completion of our initial business combination; (g) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement, as amended, upon dissolution of the Sponsor; or (h) in the event of our completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of our public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other applicable restrictions contained in the letter agreement.); (3) they may be exercised by the holders on a cashless basis as described below; and (4) the holders thereof (including with respect to the shares of common stock issuable upon exercise of these warrants) are entitled to registration rights. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information.
Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as shares of our Class A common stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of the NYSE is that the calculation in this latter case treats as outstanding shares of our Class A common stock issuable upon redemption or exchange of outstanding shares of IntermediateCo Class B common stock not held by us). These additional shares of our Class A common stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Transfer Restrictions
Holders of our securities receiving shares of our common stock pursuant to the Business Combination will be subject to certain transfer restrictions set forth in the RRA. See “Certain Relationships and Related Party Transactions—Amended and Restated Registration Rights Agreement.”
Exclusive Forum
Our Charter provides that the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us or any current or former director, officer or other employee of us arising out of or pursuant to any provision of the DGCL, our Charter or our Bylaws; (4) any action to interpret, apply, enforce, or determine the validity of our Charter or our Bylaws, (5) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware and (6) any other action asserting a claim that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. However, this exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, or the Exchange Act or any claim for which the federal district courts of the United States have exclusive jurisdiction.
In addition, our Charter provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, this exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any claim for which the federal district courts of the United States have exclusive jurisdiction.
Any person or entity purchasing or otherwise acquiring any interest in our capital stock shall be deemed to have notice of and consented to these provisions and will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Although our Board believes these provisions benefit us by providing increased consistency in the application of Delaware law or federal law for the specified types of actions and proceedings, these provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Limitations on Liability and Indemnification of Officers and Directors
Our Charter provides that we will indemnify our directors to the fullest extent authorized or permitted by applicable law. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under our Bylaws, we are required to indemnify each of our directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of us or was serving at our request as a director, officer, employee or agent for another entity. We must indemnify our officers and directors against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. Our Charter also requires us to advance expenses incurred by a director or officer in connection with such action, suit or proceeding to the maximum extent permitted under Delaware law. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Corporate Opportunities
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Charter will, to the extent permitted by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to a member of our Board who is not an employee, or any partner, member, director, stockholder, employee or agent of such member. Notwithstanding the foregoing, our Charter does not renounce any interest in a business opportunity that is expressly offered to a director solely in his or her capacity as one of our directors.
Anti-takeover Effects of Our Charter and Our Bylaws
Our Charter and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board. Our Board believes that the benefits of increased protection of the potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.
Issuance of Undesignated Preferred Stock
As discussed above in the section titled “
—
Preferred Stock,” our Board will have the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.
Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting
Our Charter provides that our stockholders may not act by written consent This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our common stock would not be able to amend our Charter or our Bylaws or remove directors without holding a meeting of stockholders called in accordance with our Bylaws.
In addition, our Charter provides that special meetings of the stockholders may be called only by the chairman of our Board of, the chief executive officer or our Board acting pursuant to a resolution adopted by a majority of our Board. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee thereof. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control us.
Election and Removal of Directors
Our Charter and our Bylaws contain provisions that establish specific procedures for appointing and removing members of our Board. Under our Charter and our Bylaws, vacancies and newly created directorships on our Board may be filled only by a majority of the directors then serving on our Board. We are also subject to certain director nomination agreements that require us to nominate certain directors for election to our Board. See “Certain Relationships and Related Party Transactions—Director Nomination Agreements.”
No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Charter provides otherwise. Our Charter does not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our Board as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board to influence our Board’s decision regarding a takeover.
Amendment of Our Charter and Our Bylaws
The affirmative vote of holders of not less than 66 2/3% of the total voting power of all our outstanding securities generally entitled to vote in the election of directors, voting together as a single class will be required to amend, alter, change or repeal specified provisions of our Charter, including those relating to the terms of our common stock, actions by written consent of stockholders, calling of special meetings of stockholders, election and removal of directors, certain indemnification and corporate opportunity matters, and the required vote to amend our Charter and our Bylaws. Our Bylaws may only be amended by our Board or the affirmative vote of holders of not less than 66 2/3% of the total voting power of all of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class. This requirement of a super-majority vote to approve amendments to our Charter and our Bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.
Delaware Anti-Takeover Statute
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of
the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. Our Board expects the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance.
The provisions of Delaware law and the provisions of our Charter and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of our Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests
Listing
Our Class A common stock and warrants are listed on the NYSE under the symbols “MIR” and “MIRW,” respectively.
Transfer Agent
The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to an aggregate of 35,810,519 shares of our Class A common stock, consisting of (i) 18,749,979 shares of Class A common stock issuable upon the exercise of the public warrants, (ii) 8,500,000 shares of Class A common stock issuable upon the exercise of the private placement warrants and (iii) 8,560,540 shares of Class A common stock issuable upon the redemption of 8,560,540 shares of IntermediateCo Class B common stock.
We are also registering the offer and sale from time to time by the Selling Holders, or their permitted transferees, of up to 152,157,565 shares of Class A common stock, consisting of (i) up to 116,347,025 shares of issued and outstanding shares of Class A common stock, (ii) 18,750,000 shares of Class A common stock subject to vesting requirements, (iii) 8,500,000 shares of Class A common stock issuable upon the exercise of the private placement warrants and (iv) 8,560,540 shares of Class A common stock issuable upon the redemption of 8,560,540 shares of IntermediateCo Class B common stock.
We are required to pay all fees and expenses incident to the registration of the shares of our common stock to be offered and sold pursuant to this prospectus. The Selling Holders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock.
We will not receive any of the proceeds from the sale of the securities by the Selling Holders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders. The shares of common stock beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Holder as a gift, pledge, partnership distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their shares of common stock by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in underwriter transactions;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction or any other national securities exchange on which our securities are listed or traded;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•
through trading plans entered into by a Selling Holder pursuant to
Rule 10b5-1
under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	by pledge to secured debts and other obligations;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Holders and any broker-dealers who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of warrants may exercise its warrants in accordance with the warrant agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the warrant agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of material United States federal income tax consequences of the ownership and disposition of our Class A common stock. This discussion applies only to shares of Class A common stock that are held as capital assets for U.S. federal income tax purposes and is applicable only to persons who are receiving our Class A common stock in this offering.
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the application of the alternative minimum tax and the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	our sponsor, founders, officers or directors;

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	S corporations;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent (5%) or more (by vote or value) of our common stock;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to our Class A common stock;

•
accrual-method taxpayers who are required under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements;

•	persons holding the Class A common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	persons who acquire our Class A common stock as compensation; and

•	tax-exempt entities.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds our Class A common stock, the U.S. federal income tax treatment of a partner in such partnership or equityholder in such pass-through entity generally will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and equityholders in other pass-through entities considering the acquisition of our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the ownership and disposition of our Class A common stock by such partnership or pass-through entity.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or
non-U.S.
taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND
NON-U.S.
INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.
U.S. Holders
This section applies to you if you are a “U.S. holder.” As used herein, the term “U.S. holder” means a beneficial owner of our Class A common stock who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Taxation of Distributions
If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requirements relating to the requisite holding period are satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. holder generally will constitute “qualified dividends” that currently are subject to tax at preferential long-term capital gains rates.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock
Upon a sale or other taxable disposition of our Class A common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock exceeds one year. Long-term capital gains recognized by non-corporate
U.S. holders currently are eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A common stock transferred in such disposition.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Class A common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
All U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.
Non-U.S.
Holders
This section applies to you if you are a
“Non-U.S.
holder.” As used herein, the term
“Non-U.S.
holder” means a beneficial owner of our Class A common stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;
but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our Class A common stock.
Taxation of Distributions
In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) made to a
Non-U.S.
holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the
Non-U.S.
holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such
Non-U.S.
holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E).
Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the
Non-U.S.
holder’s adjusted tax basis in its Class A common stock and, to the extent such distribution exceeds the
Non-U.S.
holder’s adjusted tax basis, as gain realized from the sale or other disposition of our Class A common stock, which will be treated as described below under
“Non-U.S.
Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.
This withholding tax generally does not apply to dividends paid to a
Non-U.S.
holder who provides a Form
W-8ECI
certifying that the dividends are effectively connected with the
Non-U.S.
holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S.

federal income tax as if the
Non-U.S.
holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate
Non-U.S.
holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock
A
Non-U.S.
holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock, unless:

•
the gain is effectively connected with the conduct by the
Non-U.S.
holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the
Non-U.S.
holder);

•	such Non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the
Non-U.S.
holder held our Class A common stock and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the
Non-U.S.
holder has owned, directly or constructively, more than five percent (5%) of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such
Non-U.S.
holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
Non-U.S.
holder were a U.S. resident. Any gains described in the first bullet point above of a corporate
Non-U.S.
holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a
Non-U.S.
holder, such
Non-U.S.
holder will be subject to U.S. tax on such
Non-U.S.
holder’s net capital gain for such year (which will include any gain realized in connection with the redemption and may be reduced by certain U.S. source capital losses) at a tax rate of thirty percent (30%).
If the third bullet point above applies to a
Non-U.S.
holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Class A common stock. A
Non-U.S.
holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a
Non-U.S.
holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

All
Non-U.S.
holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.
FATCA Withholding Taxes
Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of thirty percent (30%) in certain circumstances on dividends in respect of our Class A common stock which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain
non-U.S.
entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Class A common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Class A common stock held by an investor that is a non-financial
non-U.S.
entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of thirty percent (30%), unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

LEGAL MATTERS
The validity of any securities offered by this prospectus will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California.
EXPERTS
The financial statements of Mirion Technologies (TopCo), Ltd. and subsidiaries as of June 30, 2021 and 2020, and for each of the three years in the period ended June 30, 2021, included in this prospectus and the related financial statement schedules included elsewhere in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this prospectus (which report expresses an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph referring to significant transactions with related parties). Such financial statements and financial statement schedules have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of Sun Nuclear Corporation as of December 18, 2020 and for the period from January 1, 2020 to December 18, 2020, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of GS Acquisition Holdings Corp II as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 and for the period from May 31, 2018 (date of inception) to December 31, 2018 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to GSAH’s restatement of its financial statements as described in Note 2 and the disclosures related to warrant liabilities in Notes 2, 3, 4 and 7 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered accounting firm, given on the authority of said firm as experts in auditing and accounting.
CHANGE IN AUDITOR
On October 20, 2021, our Board dismissed PricewaterhouseCoopers LLP (“PwC”), GSAH’s independent registered public accounting firm prior to the Business Combination, as our independent registered public accounting firm, to be effective upon the completion of quarterly review and audit procedures.
The audit report of PwC on GSAH, our legal predecessor, balance sheets as of December 31, 2020 and 2019, and the related statements of operations, of changes in stockholders’ equity and of cash flows for each of the two years in the period ended December 31, 2020 and for the period from May 31, 2018 (date of inception) to December 31, 2018, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainties, audit scope or accounting principles.
During the period from May 31, 2018 (date of inception) to December 31, 2020 and the subsequent interim periods through October 20, 2021, there were no disagreements between GSAH and PwC on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its reports on GSAH’s financial statements for such period.
During the period from May 31, 2018 (date of inception) to December 31, 2020 and the subsequent interim periods through October 20, 2021, there were no reportable events, as defined in Item 304(a)(1)(v) of Securities and Exchange Commission Regulation
S-K
(“Regulation
S-K”),
except for (a) GSAH restated its 2020 financial

statements to correct errors as discussed in Note 2 to the financial statements and (b) GSAH concluded that a material weakness exists around the interpretation and accounting for certain complex features of the Class A common stock and Warrants issued by GSAH.
W
e have provided PwC with a copy of the foregoing disclosures and have requested that PwC furnish us with a letter addressed to the SEC stating whether PwC agrees with the statements set forth above. A copy of PwC’s letter, dated October 27, 2021, is filed as Exhibit 16.1 to this registration statemen
t.
On October 20, 2021, the Audit Committee of the Board approved the engagement of Deloitte and Touche LLP (“Deloitte”) as our independent registered public accounting firm, subject to Deloitte’s completion of its standard client acceptance procedures, to be effective upon the dismissal of PwC, as described above. Deloitte served as independent registered public accounting firm of Mirion prior to the Business Combination. During the years ended December 31, 2020 and 2019 and subsequent interim period through October 20, 2021, we did not consult with Deloitte with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at www.sec.gov.
Our website address is www.mirion.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form
10-K;
our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form
10-Q;
our Current Reports on Form
8-K;
Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of GS Acquisition Holdings Corp II
Opinion on the Financial Statements
We have audited the accompanying balance sheets of GS Acquisition Holdings Corp II (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations, of changes in stockholders’ equity and of cash flows for each of the two years in the period ended December 31, 2020 and for the period from May 31, 2018 (date of inception) to December 31, 2018, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 and for the period from May 31, 2018 (date of inception) to December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.
Restatement of Previously Issued Financial Statements
As discussed in Note 2 to the financial statements, the Company has restated its 2020 financial statements to correct errors.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 31, 2021, except for the effects of the restatement discussed in Note 2 and the disclosures related to warrant liabilities in Notes 2, 3, 4 and 7 to the financial statements, as to which the date is May 17, 2021
We have served as the Company’s auditor since 2020.

GS Acquisition Holdings Corp II
BALANCE SHEETS

	December 31, 2020 (As Restated)	December 31, 2019
ASSETS
Current assets:
Cash	$383,246	$5,000
Prepaid expenses	599,170	—

Total current assets	982,416	5,000

Deferred tax asset	265,954	—
Cash and cash equivalents held in Trust Account	750,063,158	—
Accrued dividends receivable held in Trust Account	3,883	—

Total assets	$751,315,411	$5,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$965,370	$636
Accrued offering costs	375,000	—
Income tax payable	57	—
Warrant liability	71,676,615	—

Total current liabilities	73,017,042	636
Deferred underwriting discount	26,250,000	—

Total liabilities	99,267,042	636

Commitments and contingencies
Class A common stock subject to possible redemption; 75,000,000 and -0- shares at redemption value at December 31, 2020 and December 31, 2019, respectively	750,000,000	—
Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding at December 31, 2020 and December 31, 2019, respectively	—	—
Class A common stock, $0.0001 par value, 500,000,000 shares authorized at December 31, 2020 and December 31, 2019, respectively	—	—
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 18,750,000 and 20,125,000 issued and outstanding at December 31, 2020 and December 31, 2019, respectively	1,874	2,012
Additional paid-in capital	—	2,988
Accumulated deficit	(97,953,505)	(636)

Total stockholders’ equity/(deficit)	(97,951,631)	4,364

Total liabilities and stockholders’ equity	$751,315,411	$5,000

See accompanying notes to financial statements

GS Acquisition Holdings Corp II
STATEMENTS OF OPERATIONS

			For the period from May 31, 2018 (date of inception) to December 31, 2018
	For the Year Ended December 31,
	2020 (As Restated)	2019
Dividend income	$67,041	$—	$—
General and administrative expenses	(2,449,094)	(341)	(295)
Change in fair value of warrant liability	(43,139,251)	—	—

Loss before income taxes	(45,521,304)	(341)	(295)
Income tax benefit/(expense)	265,897	—	—

Net loss	$(45,255,407)	$(341)	$(295)

Weighted average number of shares outstanding of Class A common stock	37,397,260	—	—

Basic and diluted net loss per share, Class A	$(0.79)	$—	$—

Weighted average number of shares outstanding of Class B common stock	19,597,603	20,125,000	20,125,000

Basic and diluted net loss per share, Class B	$(0.79)	$(0.00)	$(0.00)

See accompanying notes to financial statements

GS Acquisition Holdings Corp II
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the period from May 31, 2018 (date of inception) to December 31, 2018	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholder’s Equity/(Deficit)
	Shares	Amount	Shares	Amount
Sale of common shares to GS Sponsor II LLC at $0.0002 per share	—	$—	20,125,000	$2,012	$2,988	$—	$5,000
Net loss	—	—	—	—	—	(295)	(295)

Balance, December 31, 2018		$—	20,125,000	$2,012	$2,988	$(295)	$4,705
Net loss	—	—	—	—	—	(341)	(341)

Balance, December 31, 2019	—	$—	20,125,000	$2,012	$2,988	$(636)	$4,364
Excess of cash received over fair value of private placement warrants	—	—	—	—	8,049,674	—	8,049,674
Forfeiture of Founder Shares pursuant to partial exercise of underwriters’over-allotment option	—	—	(1,375,000)	(138)	138	—	—
Accretion for Class A common stock to redemption amount	—	—	—	—	(8,052,800)	(52,697,462)	(60,750,262)
Net loss	—	—	—	—	—	(45,255,407)	(45,255,407)

Balance, December 31, 2020 (As Restated)	—	$—	18,750,000	$1,874	$—	$(97,953,505)	$(97,951,631)

See accompanying notes to financial statements

GS Acquisition Holdings Corp II
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2020 (As Restated)	2019	2018
Cash flows from operating activities:
Net loss	$(45,255,407)	$(341)	$(295)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	43,139,251	—	—
Issuance costs related to warrant liability	1,075,021	—	—
Change in operating assets and liabilities:
Increase in dividend receivable	(3,883)	—	—
Increase in prepaid expenses	(599,170)	—	—
Increase in deferred tax assets	(265,954)	—	—
Increase in accounts payable	964,734	341	295
Increase in income tax payable	57	—	—

Net cash used for operating activities	(945,351)	—	—

Cash flows from financing activities:
Proceeds from sale of Class B common stock to GS Sponsor II LLC	—	—	5,000
Proceeds from sale of Class A common stock to public	750,000,000	—	—
Proceeds from sale of Private Placement Warrants	17,000,000	—	—
Payment of underwriting discounts	(15,000,000)	—	—
Payment of offering costs	(613,245)	—	—
Proceeds from promissory note	300,000	—	—
Repayment of promissory note	(300,000)	—	—

Net cash provided by financing activities	751,386,755	—	5,000

Increase in cash and restricted cash	750,441,404	—	5,000
Cash and restricted cash and cash equivalents at beginning of year	5,000	5,000	—

Cash and restricted cash and cash equivalents at end of year	$750,446,404	$5,000	$5,000

Supplemental disclosure of non-cash financing activities
Accrued offering costs	$375,000	$—	$—
Deferred underwriting discount	$26,250,000	$—	$—
See accompanying notes to financial statements

GS ACQUISITION HOLDINGS CORP II
NOTES TO FINANCIAL STATEMENTS
Note 1—Description of Organization and Business Operations
Organization and General
GS Acquisition Holdings Corp II (the “Company”) was incorporated as a Delaware corporation on May 31, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
All activity for the period from May 31, 2018 (“Inception”) through December 31, 2020 relates to the Company’s formation and its initial public offering (the “Public Offering”) described below and identifying and evaluating prospective acquisition targets for an Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest or dividend income on cash and cash equivalents from the proceeds derived from the Public Offering (as defined below in Note 4) and the Private Placement (as defined below in Note 5). The Company has selected December 31st as its fiscal year end.
Sponsor and Financing
The Company’s sponsor is GS Sponsor II LLC, a Delaware limited liability company (the “Sponsor”).
The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on June 29, 2020. On June 30, 2020, the underwriters partially exercised their option to purchase additional Units (as defined below in Note 4). The Company’s Public Offering of 75,000,000 Units, including 5,000,000 Units pursuant to the underwriters’ partial exercise of such option, closed on July 2, 2020 (as described in Note 4). Upon the closing of the Public Offering and the Private Placement, $750,000,000 was placed in a U.S. based trust account (the “Trust Account”). The Company intends to finance its Initial Business Combination with the net proceeds from the Public Offering (as defined below in Note 4) and the sale of the Private Placement Warrants (as defined below in Note 5).
The Trust Account
The proceeds held in the Trust Account are invested in a money market fund registered under the Investment Company Act of 1940 as amended (the “Investment Company Act”) and meeting certain conditions under Rule
2a-7.
Except with respect to dividends earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering and the Private Placement will not be released from the Trust Account until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with the Initial Business Combination or to redeem 100% of its public shares if it does not complete the Initial Business Combination within 24 months from the closing of the Public Offering or (B) with respect to any other provision relating to stockholders’ rights or pre-Initial
Business Combination activity; and (iii) the redemption of all of the Company’s public shares if the Company has not completed the Initial Business Combination within 24 months from the closing of the Public Offering, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

The balance in the Trust Account as of December 31, 2020 was $750,067,041, including $3,883 of accrued dividends.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering and the Private Placement are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount). There is no assurance that the Company will be able to successfully effect an Initial Business Combination.
The Company, after signing a definitive agreement for an Initial Business Combination, will provide its public stockholders with the opportunity to redeem all or a portion of their shares upon the completion of the Initial Business Combination, either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets, after payment of deferred underwriting commissions, to be less than $5,000,001 following such redemptions. In such case, the Company would not proceed with the redemption of its public shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.
If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”
Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor, Employee Participation LLC (as defined below in Note 5) and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below in Note 5) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public Offering, or during any extended time that the Company has to consummate an Initial Business Combination beyond 24 months as a result of a stockholder vote to amend its amended and restated certificate of incorporation. However, if the Sponsor, Employee Participation LLC or any of the Company’s directors or officers hold any shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to re deem their pub
lic shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.
Note 2—Restatement of Previously Issued Financial Statements
In April 2021 the Company re-evaluated its accounting for its Public Warrants (as defined below in Note 4) and Private Placement Warrants (as defined below in Note 5) issued in connection with the Company’s initial public offering (collectively, the “Warrants”) and determined that they should be treated as derivative liabilities pursuant to ASC 815 (“ASC 815”), “Derivative and Hedging”, rather than as components of stockholders’ equity as the Company previously treated the Warrants.
The restated classification and reported values of the Warrants as accounted for under ASC 815 are included in the financial statements herein. In the process of re-evaluating its financial statements the Company also restated its financial statements to classify all Class A common stock as temporary equity and to record accretion on the shares of Class A common stock. The Company had previously classified 3,133,926 shares of its Class A common stock as permanent equity. Since the Company classified the Public Warrants as derivative liabilities, offering costs totaling $1,075,021 that were previously allocated to the reported amount of the Public Warrants are now reflected as an expense in the statement of operations.
Impact of the Restatement
The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Non-Reliance Periods is presented below.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
BALANCE SHEET
Warrant liability	$—	$71,676,615	$71,676,615
Total liabilities	27,590,427	71,676,615	99,267,042
Class A common stock subject to possible redemption	718,724,982	31,275,018	750,000,000
Class A common stock - $0.0001 par value	313	(313)	—
Additional paid-in capital	6,039,586	(6,039,586)	—
Accumulated deficit	(1,041,771)	(96,911,734)	(97,953,505)
Total stockholders’ equity/(deficit)	5,000,002	(102,951,633)	(97,951,631)

	For the Year-Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
STATEMENT OF OPERATIONS
General and administrative expenses	$(1,374,073)	$(1,075,021)	$(2,449,094)
Change in fair value of warrant liability	—	(43,139,251)	(43,139,251)
Net loss	(1,041,135)	(44,214,272)	(45,255,407)
Basic and diluted net loss per share, Class A	$(0.02)	$(0.77)	$(0.79)
Basic and diluted net loss per share, Class B	$(0.02)	$(0.77)	$(0.79)

	For the Year-Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
STATEMENT OF CASH FLOWS
Net loss	$(1,041,135)	$(44,214,272)	$(45,255,407)
Change in fair value of warrant liability	—	43,139,251	43,139,251
Issuance costs related to warrant liability	—	1,075,021	1,075,021

	As of July 2, 2020
	As Previously Reported	Restatement Adjustment	As Restated
BALANCE SHEET
Warrant liability	$—	$28,537,364	$28,537,364
Total liabilities	26,965,589	28,537,364	55,502,953
Class A common stock subject to possible redemption	719,775,570	30,224,430	750,000,000
Class A common stock - $0.0001 par value	302	(302)	—
Additional paid-in capital	5,044,723	(5,044,723)	—
Accumulated deficit	(47,035)	(53,716,769)	(53,763,804)
Total stockholders’ equity/(deficit)	5,000,002	(58,761,794)	(53,761,792)

	As of September 30, 2020 (UNAUDITED)
	As Previously Reported	Restatement Adjustment	As Restated
BALANCE SHEET
Warrant liability	$—	$59,344,241	$59,344,241
Total liabilities	27,002,221	59,344,241	86,346,462
Class A common stock subject to possible redemption	719,471,496	30,528,504	750,000,000
Class A common stock - $0.0001 par value	306	(306)	—
Additional paid-in capital	5,293,078	(5,293,078)	—
Accumulated deficit	(295,255)	(84,579,361)	(84,874,616)
Total stockholders’ equity/(deficit)	5,000,003	(89,872,745)	(84,872,742)

	Nine months ended September 30, 2020 (UNAUDITED)
	As Previously Reported	Restatement Adjustment	As Restated
STATEMENT OF OPERATIONS
General and administrative expenses	$(428,397)	$(1,075,021)	$(1,503,418)
Change in fair value of warrant liability	—	(30,806,877)	(30,806,877)
Net loss	(294,620)	(31,881,898)	(32,176,518)
Basic and diluted net loss per share, Class A	$(0.01)	$(0.71)	$(0.72)
Basic and diluted net loss per share, Class B	$(0.01)	$(0.71)	$(0.72)

	Nine months ended September 30, 2020 (UNAUDITED)
	As Previously Reported	Restatement Adjustment	As Restated
STATEMENT OF CASH FLOWS
Net loss	$(294,620)	$(31,881,898)	$(32,176,518)
Change in fair value of warrant liability	—	30,806,877	30,806,877
Issuance costs related to warrant liability	—	1,075,021	1,075,021

Note 3—Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the accounting and disclosure rules and regulations of the SEC.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Net Loss Per Common Share
Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The Company applies the two-class
method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from EPS as the redemption value approximates fair value.
At December 31, 2020, the Company had outstanding warrants to purchase of up to 27,250,000 shares of Class A common stock. The weighted average of these shares was excluded from the calculation of diluted net loss per share of common stock since the exercise of the Warrants is contingent upon the occurrence of future events. As of December 31, 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net loss per share of common stock is the same as basic net loss per share of common stock for the period.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of ninety (90) days or less. As of December 31, 2020, the Company held deposits of $383,246 at custodian account and $750,063,158 in Goldman Sachs Financial Square Treasury Instruments Fund, a money market fund managed by an affiliate of the Sponsor. Money market funds are characterized as Level I investments within the fair value hierarchy under ASC 820 (as defined below). The cash held in the money market account is considered restricted. Dividend income from money market funds is recognized on an accrual basis.
Redeemable Shares of Class A Common Stock
As discussed in Note 1, all of the 75,000,000 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature. In accordance with the Accounting Standards Codification
480-10-S99-3A
“Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company had previously classified 3,133,926 shares of Class A common stock as permanent equity. As part of the restatement of the Company’s financial statements, the Company has classified all of the shares of Class A common stock as redeemable. Immediately upon the closing of the Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares of Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.
As of December 31, 2020, the shares of Class A common stock reflected on the balance sheet are reconciled in the following table:

As of December 31, 2020
Gross proceeds	$750,000,000
Less:
Proceeds allocated to public warrants	$(19,587,038)
Class A shares issuance costs	$(41,163,224)
Plus:
Accretion of carrying value to redemption value	$60,750,262

Class A common stock subject to possible redemption	$750,000,000

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Accounting Standards Codification 820 (“ASC 820”), “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to their short term nature.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available, and accordingly the actual results could differ significantly from those estimates.
Offering Costs
The Company complies with the requirements of the Accounting Standards Codification
340-10-S99-1
and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” The Company incurred offering costs in connection with its Public Offering of $988,245. These costs, together with the upfront underwriter discount and deferred underwriter discount, of $41,250,000 were allocated to the shares of Class A common stock and Public Warrants upon the closing of the Public Offering (as defined in Note 4). See Note 2 for further information about accounting for offering costs.

Warrant Liability
The Company accounts for the Warrants in accordance with the guidance contained in ASC 815 under which the Warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the Warrants are exercised or expire, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants was initially measured using a Monte Carlo simulation. The Public Warrants have subsequently been measured based on the listed market price. The fair value of the Private Warrants has been estimated using a Black-Scholes-Merton model since the initial measurement date. (see Note 7)
Income Taxes
The Company is taxed as a corporation for U.S. federal income tax purposes. As a corporation, for tax purposes, the Company is subject to U.S. federal and various state and local income taxes on its earnings.
Prior to July 2020, the Company was included with The Goldman Sachs Group Inc. and subsidiaries (the “Group Inc.”) in the consolidated corporate federal income tax return as well as consolidated/ combined state and local tax returns. The Company computed its tax liability on a modified separate company basis and will settle such liability with the Group Inc. pursuant to a tax sharing arrangement.
To the extent the Company generates tax benefits from losses during such time that it is consolidated with the Group Inc., the amounts will be reimbursed by the Group Inc. pursuant to the tax sharing arrangement. The Company’s state and local tax liabilities are allocated to reflect its share of the consolidated/combined state and local income tax liability.
Following changes in ownership starting July 2020, the Company deconsolidated from the Group Inc. for tax purposes and the tax sharing arrangement with the Group Inc. was terminated. Beginning July 2020, the Company will file separate corporate federal and state and local income tax returns. To the extent the Company generates tax losses after it ceases being consolidated with the Group Inc., tax benefits from losses will be accrued if it is more likely than not the losses may be carried forward and utilized against future expected profits.
Income taxes are provided for using the assets and liabilities method under which deferred tax assets and liabilities are recognized for temporary differences between the financial reporting and tax bases of assets and liabilities.
Deferred Income Taxes
The Company follows the asset and liability method of accounting for income taxes under Accounting Standards Codification 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
Unrecognized Tax Benefits
The Company recognizes tax positions in the financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for interest expense and penalties related to income tax matters as of December 31, 2020, 2019 and 2018. The Company is subject to income tax examinations by major taxing authorities since Inception.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 4—Public Offering
Upon the closing of the Public Offering, the Company sold 75,000,000 units at an offering price of $10.00 per unit (the “Units”) including 5,000,000 Units as a result of the underwriters’ partial exercise of their option to purchase additional Units. The Sponsor purchased an aggregate of 8,500,000 Private Placement Warrants (as defined below) at a price of $2.00 per Private Placement Warrant in a private placement that closed simultaneously with the closing of the Public Offering.
Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fourth
of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Public Warrant” and, collectively, the “Public Warrants”). One Public Warrant entitles the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. No fractional shares will be issued upon exercise of the Public Warrants and only whole Public Warrants will trade. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Initial Business Combination and 12 months from the closing of the Public Offering and will expire at 5:00 p.m., New York City time, five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last reported sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders. Additionally, commencing 90 days after the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to a table included in the warrant agreement, based on the redemption date and the fair market value of Class A common stock, if and only if the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders.
The Company paid an underwriting commission of 2.0% of the gross proceeds of the Public Offering, (or $15,000,000), to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Underwriting Discount”) of 3.5% of the gross proceeds of the Public Offering (or $26,250,000) payable upon the Company’s completion of the Initial Business Combination. The Deferred Underwriting Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Initial Business Combination. The Deferred Underwriting Discount has been recorded as a deferred liability on the balance sheet at December 31, 2020 as management has deemed the consummation of an Initial Business Combination to be probable.
The Public Warrants issued as part of the Units are accounted for as liabilities as they contain terms and features that do not qualify for equity classification under ASC 815. The fair value of the Public Warrants at issuance date was a liability of $19,587,038. At December 31, 2020, the fair value was $48,000,000. The change in fair value of $28,412,962 is reflected in change in fair value of warrant liability in the statement of operations.
All of the 75,000,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A common stock was issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of Class A common stock classified as temporary equity is based on allocated proceeds in accordance with Accounting Standards Codification 470-20 “Debt with Conversion and Other Options”.
Note 5—Related Party Transactions
Founder Shares
In July 2018, the Sponsor purchased 575 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $5,000. On April 17, 2020, the Company conducted a 1:5000 stock split, resulting in the Sponsor holding 2,875,000 Founder Shares. Subsequently, on June 11, 2020, the Company conducted a 1:7 stock split, resulting in the Sponsor holding 20,125,000 Founder Shares, as well as increased the authorized shares of Class B common stock to 50,000,000. The financial statements reflect the changes of these splits retroactively for all periods presented. On June 29, 2020, the Sponsor transferred 1,325,000 of its Founder Shares to GS Acquisition Holdings II Employee Participation LLC (“Employee Participation LLC”), an affiliate of the Sponsor. The 20,125,000 Founder Shares included an aggregate of up to 2,625,000 shares that were subject to forfeiture if the underwriters’ option to purchase additional shares was not exercised in full by the underwriters to maintain the number of Founder Shares equal to 20% of the outstanding shares upon completion of the Public Offering. Following the partial exercise of the option to purchase additional shares, 1,375,000 Founder Shares were forfeited on August 13, 2020, at no cost in order to maintain the number of Founder Shares equal to 20% of the outstanding shares of common stock, upon the completion of the Public Offering. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering, except that: prior to the Initial Business Combination only holders of the Founder Shares have the right to vote on the election of the Company’s directors and holders of a majority of the outstanding shares of Class B common stock may remove members of the Company’s board of directors for any reason; the Founder Shares automatically convert into shares of Class A common stock at the time of the Initial Business Combination, or earlier at the option of the holder, on a one-for-one
basis, subject to adjustment pursuant to certain anti-dilution rights; and are subject to certain transfer restrictions, as described in more detail below, and the holders of the Founder Shares, as described in more detail below, have agreed to certain restrictions and will have certain registration rights with respect thereto.
The Company’s initial stockholders, officers and directors have agreed not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the Initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the Initial Business Combination, and (iii) the date following the completion of the Initial Business Combination on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.
The Sponsor has purchased an aggregate of 8,500,000 private placement warrants at a price of $2.00 per whole warrant ($17,000,000 in the aggregate) in a private placement (the “Private Placement”) that closed concurrently with the closing of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment in certain circumstances, including upon the occurrence of certain reorganization events. A portion of proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Public Offering deposited in the Trust Account such that at the closing of the Public Offering, $750,000,000 was held in the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable
and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.
Registration Rights
The holders of Founder Shares and Private Placement Warrants are, and holders of warrants that may be issued upon conversion of working capital loans, if any, will be, entitled to registration rights to require the Company to register the resale of any of its securities held by them (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement dated June 29, 2020. These holders are also entitled to certain piggyback registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Related Party Sponsor Note
On April 17, 2020, an affiliate of the Sponsor agreed to loan the Company an aggregate amount of up to $300,000 to be used to pay a portion of the expenses related to the Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest
bearing, unsecured and payable on the earlier of December 31, 2020 and the closing of the Public Offering. On May 28, 2020 the Company borrowed $300,000 under the Note. On July 2, 2020, the full $300,000 balance of the Note was repaid.
On November 12, 2020, the Sponsor agreed to loan the Company up to an aggregate of $2,000,000 pursuant to the working capital note (the “Working Capital Note”). Any amounts borrowed under the Working Capital Note are non-interest
bearing, unsecured and are due at the earlier of the date the Company is required to complete its Initial Business Combination pursuant to its amended and restated certificate of incorporation, as amended from time to time, and the closing of the Initial Business Combination. As of December 31, 2020, the Company has not drawn funds under the Working Capital Note.
Administrative Support Agreement
The Company has entered into an agreement to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon the earlier of the completion of the Initial Business Combination and the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2020, the Company incurred expenses of $60,000 under this agreement.
Note 6—Stockholders’ Equity
Common Stock
The authorized common stock of the Company includes up to 500,000,000 shares of Class A common stock and 50,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may

(depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock; provided that only holders of the Class B common stock have the right to vote on the election of the Company’s directors prior to the Initial Business Combination. At December 31, 2020, there were 75,000,000 shares of Class A common stock issued and outstanding, of which 75,000,000 shares were subject to possible redemption and are classified outside of permanent equity at the balance sheet, and 18,750,000 shares of Class B common stock issued and outstanding. In connection with issuance of shares of Class A common stock, the Company issued 18,750,000 Public Warrants. The Company has determined that the Public Warrants are accounted for separately from shares of Class A common stock.
Preferred Stock
The Company is authorized to issue 5,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.
Note 7—Fair Value Measurements
The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price).
The fair value hierarchy under ASC 820 prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
Basis for Fair Value Measurement

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:	Quoted prices in markets that are not active or financial instruments for which significant inputs to models are observable (including but not limited to quoted prices for similar securities, interest rates, foreign exchange rates, volatility and credit risk), either directly or indirectly;

Level 3:	Prices or valuations that require significant unobservable inputs (including the Management’s assumptions in determining fair value measurement).
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 by level within the fair value hierarchy:

Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money market fund held in Trust Account	$750,063,158	$750,063,158	$—	$—

Liabilities:
Warrant Liability—Public Warrants	$48,000,000	$48,000,000	$—	$—

Warrant Liability—Private Placement Warrants	$23,676,615	$—	$—	$23,676,615

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement as of September 30, 2020 as a result of the separate listing and trading of the Public Warrants as of August 20, 2020.
The fair value of the Public Warrants was initially measured using a Monte Carlo simulation. The Public Warrants have subsequently been measured based on the listed market price. The fair value of the Private Warrants has been estimated using a Black-Scholes-Merton model since initial measurement date. For the period from the closing of the Public Offering through December 31, 2020, the Company recognized a charge in the statement of operations resulting from an increase in the fair value of warrant liabilities of approximately $43.1 million presented as change in fair value of derivative warrant liability.
The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in a Black-Scholes-Merton model and Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its Class A common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer companies’ Class A common stock that matches the expected remaining life of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the Warrants. The expected life of the Warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs:

	As of July 2, 2020		As of December 31, 2020
	Public Warrants	Private Warrants	Private Warrants
Stock price	$10.54	$10.54	$10.90
Strike Price	$11.50	$11.50	$11.50
Term (in years)	6	6	5.75
Volitility	10 - 20%	10 - 18%	28.30%
Risk-free rate	0.40%	0.40%	0.47%
Dividend yield	0.00%	0.00%	0.00%
The change in the fair value of the Warrants measured with Level 3 inputs for the period from July 2, 2020 (Initial Measurement) through December 31, 2020 is summarized as follows:

Issuance of Public and Private Warrants with Level 3 measurements	$28,537,364
Change in fair value of warrant liability measured with Level 3 inputs	14,726,289
Transfer of Public Warrants to Level 1 measurements	(19,587,038)

Warrants liability at December 31, 2020 measured utilizing Level 3 inputs	$23,676,615

Note 8—Subsequent Events
On March 12, 2021, the Company borrowed $1,500,000 under the Working Capital Note. Effective March 30, 2021, the Sponsor agreed not to transfer its Private Placement Warrants.

GS Acquisition Holdings Corp II
UNAUDITED CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$799,624	$383,246
Prepaid expenses	447,500	599,170

Total current assets	1,247,124	982,416

Deferred tax asset	779,578	265,954
Cash and cash equivalent held in Trust Account	750,085,956	750,063,158
Accrued dividends receivable held in Trust Account	3,758	3,883

Total assets	$752,116,416	$751,315,411

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,360,258	$965,370
Accrued offering costs	—	375,000
Income tax payable	57	57
Working capital note (see Note 4)	2,000,000	—
Warrant liability	62,444,049	71,676,615

Total current liabilities	72,804,364	73,017,042
Deferred underwriting discount	26,250,000	26,250,000

Total liabilities	99,054,364	99,267,042

Commitments and contingencies
Class A common stock subject to possible redemption; 75,000,000 shares at June 30, 2021 and December 31, 2020, respectively	750,000,000	750,000,000
Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding at June 30, 2021 and December 31, 2020 respectively	—	—
Class A common shares, $0.0001 par value, 500,000,000 shares authorized at June 30, 2021 and December 31, 2020, respectively	—	—
Class B common shares, $0.0001 par value, 50,000,000 shares authorized, 18,750,000 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	1,874	1,874
Additional paid-in capital	—	—
Accumulated deficit	(96,939,822)	(97,953,505)

Total stockholders’ equity/(deficit)	(96,937,948)	(97,951,631)

Total liabilities and stockholders’ equity	$752,116,416	$751,315,411

See accompanying notes to financial statements

GS Acquisition Holdings Corp II
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Dividend income	$11,399	$—	$22,672	$—
General and administrative expenses	(8,087,655)	(58,661)	(8,755,122)	(58,661)
Change in fair value of warrant liability	(968,221)	—	9,232,566	—

Income (loss) before income taxes	(9,044,477)	(58,661)	500,116	(58,661)
Income tax benefit (expense)	375,811	12,262	513,567	12,262

Net income (loss)	$(8,668,666)	$(46,399)	$1,013,683	$(46,399)

Weighted average number of shares outstanding of Class A common stock	75,000,000	—	75,000,000	—

Basic and diluted net income (loss) per share, Class A	$(0.09)	$—	$0.01	$—

Weighted average number of shares outstanding of Class B common stock	18,750,000	20,125,000	18,750,000	20,125,000

Basic and diluted net income (loss) per share, Class B	$(0.09)	$0.00	$0.01	$0.00

See accompanying notes to financial statements

GS Acquisition Holdings Corp II
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the three and six months ended June 30, 2021
	Class A Common Shares		Class B Common Shares		Additional Paid-in Capital
	Shares	Amount	Shares	Amount		Accumulated Deficit	Stockholders’ Equity
Balance, December 31, 2020	—	$—	18,750,000	$1,874	$—	$(97,953,505)	$(97,951,631)
Net income	—	—	—	—	—	9,682,349	9,682,349

Balance, March 31, 2021	—	—	18,750,000	$1,874	$—	$(88,271,156)	$(88,269,282)
Net loss	—	—	—	—	—	(8,668,666)	(8,668,666)

Balance, June 30, 2021	—	$—	18,750,000	$1,874	$—	$(96,939,822)	$(96,937,948)

	For the three and six months ended June 30, 2020
	Class A Common Shares		Class B Common Shares		Additional Paid-in Capital
	Shares	Amount	Shares	Amount		Accumulated Deficit	Stockholders’ Equity
Balance, December 31, 2019	—	$—	20,125,000	$2,012	$2,988	$(636)	$4,364
Net loss	—	—	—	—	—	—	—

Balance, March 31, 2020	—	$—	20,125,000	$2,012	$2,988	$(636)	$4,364
Net loss	—	—	—	—	—	(46,399)	(46,399)

Balance, June 30, 2020	—	$—	20,125,000	$2,012	$2,988	$(47,035)	$(42,035)

See accompanying notes to financial statements

GS Acquisition Holdings Corp II
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$1,013,683	$(46,399)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liability	(9,232,566)	—
Change in operating assets and liabilities:
Decrease in dividend receivable	125	—
Decrease in prepaid expenses	151,670	—
Increase in deferred tax assets	(513,624)	—
Increase in accounts payable	7,394,888	46,399
Increase in income tax payable	—	—

Net cash used for operating activities	(1,185,824)	—

Cash flows from financing activities:
Payment of offering costs	(375,000)	(225,739)
Proceeds from related party sponsor note	—	300,000
Proceeds from working capital note	2,000,000	—

Net cash provided by financing activities	1,625,000	74,261

Increase in cash and restricted cash	439,176	74,261
Cash and restricted cash and cash equivalents at beginning of period	750,446,404	5,000

Cash and restricted cash and cash equivalents at end of period	$750,885,580	$79,261

Supplemental disclosure of non-cash financing activities
Accrued offering costs	$—	$692,952
See accompanying notes to financial statements

NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
Note 1—Description of Organization and Business Operations
Organization and General
GS Acquisition Holdings Corp II (the “Company”) was incorporated as a Delaware corporation on May 31, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
All activity for the period from May 31, 2018 (inception) through June 30, 2021 relates to the Company’s formation and its initial public offering (the “Public Offering”) described below and identifying and evaluating prospective acquisition targets for an Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest or dividend income on cash and cash equivalents from the proceeds derived from the Public Offering and the Private Placement (as defined below in Note 3). The Company has selected December 31st as its fiscal year end.
Proposed Initial Business Combination
On June 17, 2021, the Company announced that it entered into a Business Combination Agreement (the “Business Combination Agreement”), dated as of June 17, 2021, by and among the Company, Mirion Technologies (TopCo), Ltd., a Jersey private company limited by shares (“Mirion”), CCP IX LP No. 1, CCP IX LP No. 2, CCP IX
Co-Investment
LP and CCP IX
Co-Investment
No. 2 LP (collectively, the “Charterhouse Parties”), each acting by their general partner, Charterhouse General Partners (IX) Limited, for the limited purpose set forth therein, each of the other persons set forth therein (together with the Charterhouse Parties, the “Supporting Mirion Holders”) and the other holders of existing shares of Mirion who become a party thereto by executing a joinder agreement (each, a “Joining Seller” and, collectively, the “Joining Sellers” and, together with each Supporting Mirion Holder, each, a “Seller” and, collectively, the “Sellers”).
Pursuant to the terms of the Business Combination Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination”) pursuant to which Mirion will combine with a subsidiary of the Company as described below.
The proposed Business Combination is expected to be consummated after the required approval by the stockholders of the Company and the satisfaction of certain other conditions summarized below.
The Business Combination Agreement
Transaction Consideration
Subject to the terms of the Business Combination Agreement and adjustments set forth therein, the consideration to be paid in connection with the Business Combination is $1,700,000,000 (the “Total Consideration”) and will be paid in a combination of equity and cash consideration. The cash consideration will be an amount equal to $1,310,000,000; provided, that if the Minimum Cash Condition (as defined below) is not met, and Mirion and the Charterhouse Parties elect to waive the Minimum Cash Condition, then the Cash Consideration will be equal to $1,310,000,000 less the amount by which $1,310,000,000 exceeds the Available Closing Cash (as defined below). In exchange for the A Ordinary Shares of $0.01 each in the capital of Mirion, the B Ordinary Shares of $0.01 each in the capital of Mirion and certain loan notes due 2026 issued by Mirion

Technologies (HoldingSub1), Ltd, each Seller may elect to receive cash or equity consideration or a combination thereof, which equity consideration shall be in the form of either shares of the Company’s Class A common stock or shares of the Company’s Class B common stock combined with shares of Class B common stock of a subsidiary that will be majority owned by the Company. The Available Closing Cash will be an amount equal to (i) the amount of funds contained in the Company’s trust account (after reduction for the aggregate amount of payments required to be made in connection with any valid stockholder redemptions), plus (ii) the aggregate amount of cash that has been funded to and remains with the Company pursuant to the Subscription Agreements (as defined below) as of immediately prior to the closing of the Business Combination (the “Closing”), plus (iii) the amounts delivered pursuant to the Debt Financing (as defined in the Business Combination Agreement), plus (iv) the cash and cash equivalents of Mirion and its subsidiaries on a consolidated basis as of the date of the Closing (the “Closing Date”), plus (v) the proceeds, if any, from the sale by the Company to GSAM Holdings LLC of shares of the Company’s Class A common stock, pursuant to the Backstop Agreement (as defined below), less (vi) the total amount required to be paid to fully satisfy all obligations related to Mirion’s credit agreement as of the Closing Date, less (vii) certain transaction expenses, less (viii) $50,000,000 (collectively, the “Available Closing Cash”).
Covenants
The Business Combination Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Business Combination and efforts to satisfy conditions to consummation of the Business Combination. The Business Combination Agreement contains additional covenants of the parties, including, among others: (i) covenants providing that the parties use reasonable best efforts and take certain actions to obtain all necessary regulatory approvals; (ii) covenants providing that the parties cooperate with respect to the registration statement, prospectus and proxy statement to be filed in connection with the Business Combination; (iii) covenants providing that the parties shall take further actions as may be necessary, proper or advisable to consummate and make effective the Business Combination; (iv) a covenant of the Company to convene a meeting of the Company’s stockholders and to solicit proxies from its stockholders in favor of the approval of the Business Combination and other related stockholder proposals; and (v) covenants providing that the parties will not solicit, initiate, engage in or continue discussions with respect to any other business combination.
Conditions to the Consummation of the Transactions
Consummation of the transactions contemplated by the Business Combination Agreement (the “Transactions”) is subject to certain closing conditions, including approval by the Company’s stockholders, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the approval of certain governmental authorities. The Business Combination Agreement also contains other conditions, including, among others: (i) the Company having at least an aggregate of $1,310,000,000 in cash available at Closing (the “Minimum Cash Condition”); (ii) the registration statement becoming effective in accordance with the Securities Act; (iii) customary bringdown conditions; (iv) no material adverse effect having occurred; and (v) to the extent requested by the Company, Mirion having issued a notice of suspension or termination of business with certain partners.
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 90,000,000 shares of the Company’s Class A common stock for an aggregate purchase price equal to $900,000,000 (the “PIPE Investment” and, such shares, the “PIPE Shares”), a portion of which is expected to be funded by GSAM Holdings LLC (see Note 4). The PIPE Investment will be consummated substantially concurrently with the Closing.

The Subscription Agreements for the PIPE Investors (other than GSAM Holdings LLC, whose registration rights are governed by the Amended and Restated Registration Rights Agreement) provide for certain registration rights. In particular, the Company is required to, as soon as practicable but no later than 30 calendar days following the Closing Date, file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of such PIPE Shares.
Sponsor and Financing
The Company’s sponsor is GS Sponsor II LLC, a Delaware limited liability company (the “Sponsor”).
The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on June 29, 2020. On June 30, 2020, the underwriters partially exercised their option to purchase additional Units (as defined below in Note 3). The Company’s Public Offering of 75,000,000 Units, including 5,000,000 Units pursuant to the underwriters’ partial exercise of such option, closed on July 2, 2020 (as described in Note 3). Upon the closing of the Public Offering and the Private Placement, $750,000,000 was placed in a U.S. based trust account (the “Trust Account”) (discussed below). The Company intends to finance its Initial Business Combination using the net proceeds from the Public Offering and the sale of the Private Placement Warrants (as defined below in Note 3) and from additional issuances of, if any, the Company’s common stock and debt, or a combination of cash, common stock and debt.
The Trust Account
The proceeds held in the Trust Account are invested in a money market fund registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and meeting certain conditions under Rule
2a-7.
Except with respect to dividends earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering and the Private Placement will not be released from the Trust Account until the earliest of: (i) the completion of the Initial Business Combination; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with the Initial Business Combination or to redeem 100% of its public shares if it does not complete the Initial Business Combination within 24 months from the closing of the Public Offering or (B) with respect to any other provision relating to stockholders’ rights or pre-Initial
Business Combination activity; and (iii) the redemption of all of the Company’s public shares if the Company has not completed the Initial Business Combination within 24 months from the closing of the Public Offering, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.
The balance in the Trust Account as of June 30, 2021 was $750,089,714, including $3,758 of accrued dividends.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering and the Private Placement are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount). There is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will provide its public stockholders with the opportunity to redeem all or a portion of their shares upon the completion of the Initial Business Combination, either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets, after payment of deferred underwriting commissions, to be less than $5,000,001 following such redemptions. In such case, the Company would not proceed with the redemption of its public shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.
If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”
Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor, Employee Participation LLC (as defined below in Note 4) and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below in Note 4) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public Offering or during any extended time that the Company has to consummate an Initial Business Combination beyond 24 months as a result of a stockholder vote to amend its amended and restated certificate of incorporation. However, if the Sponsor, Employee Participation LLC or any of the Company’s directors or officers hold any shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, under the circumstances, and, subject to the limitations, described herein.

Note 2—Summary of Significant Accounting Policies
Basis of Presentation
The Company’s unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the SEC for interim financial information and the instructions to Form
10-Q.
Certain disclosures included in the annual financial statements have been condensed or omitted from these financial statements as they are not required for interim financial statements under U.S. GAAP and the rules of the SEC. These unaudited condensed financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. These adjustments are of a normal, recurring nature. Interim period operating results may not be indicative of the operating results for a full year.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s restated Annual Report on Form
10-K/A
for the year ended December 31, 2020.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of ninety (90) days or less. As of June 30, 2021, the Company held deposits of $799,624 in a custodian account and $750,085,956 in Goldman Sachs Financial Square Treasury Instruments Fund, a money market fund managed by an affiliate of the Sponsor. Money market funds are characterized as Level I investments within the fair value hierarchy under ASC 820 (as defined below). The cash held in the money market account is considered restricted. Dividend income from money market funds is recognized on an accrual basis.
Redeemable Shares of Class A Common Stock
As discussed in Note 1, all of the 75,000,000 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature. In accordance with the Accounting Standards Codification
480-10-S99-3A
- “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classifies all shares of Class A common stock as redeemable.

Net Income Per Common Share
Net income per share of common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period. The Company applies the two-class
method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value exceeds fair value.
As of June 30, 2021, the Company had outstanding warrants to purchase up to 27,250,000 shares of Class A common stock. The weighted average of these shares was excluded from the calculation of diluted net income per share of common stock since the exercise of the warrants is contingent upon the occurrence of future events. As of June 30, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net income per share of common stock is the same as basic net income per share of common stock for the period.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Accounting Standards Codification 820 (“ASC 820”), “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to their short term nature.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.
Warrant Liability
The Company accounts for the warrants in accordance with the guidance contained in Accounting Standards Codification 815 (“ASC 815”), “Derivatives and Hedging”, under which the warrants do not meet the criteria for equity treatment and must be recorded as derivative liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until the warrants are exercised or expire, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Private Placement Warrants (as defined in Note 4) has been estimated using a Black- Scholes-Merton model and the fair value of the Public Warrants (as defined in Note 3) issued in connection with the Public Offering has been measured based on the listed market price of such Public Warrants (see Note 6).
Income Taxes
The Company is taxed as a corporation for U.S. federal income tax purposes. As a corporation, for tax purposes, the Company is subject to U.S. federal and various state and local income taxes on its earnings. Prior to

July 2020, the Company was included with The Goldman Sachs Group Inc. and subsidiaries (the “Group Inc.”) in the consolidated corporate federal income tax return as well as consolidated/combined state and local tax returns. The Company computed its tax liability on a modified separate company basis and will settle such liability with the Group Inc. pursuant to a tax sharing arrangement.
To the extent the Company generates tax benefits from losses during such time that it is consolidated with the Group Inc., the amounts will be reimbursed by the Group Inc., pursuant to the tax sharing arrangement. The Company’s state and local tax liabilities are allocated to reflect its share of the consolidated/combined state and local income tax liability.
Following changes in ownership starting July 2020, the Company deconsolidated from the Group Inc. for tax purposes and the tax sharing arrangement with the Group Inc. was terminated. As of July 2020, the Company filed separate corporate federal and state and local income tax returns. To the extent the Company generates tax losses after it ceases being consolidated with the Group Inc., tax benefits from losses will be accrued if it is more likely than not the losses may be carried forward and utilized against future expected profits.
Income taxes are provided for using the assets and liabilities method under which deferred tax assets and liabilities are recognized for temporary differences between the financial reporting and tax bases of assets and liabilities.
Deferred Income Taxes
The Company follows the asset and liability method of accounting for income taxes under Accounting Standards Codification 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
Unrecognized Tax Benefits
The Company recognizes tax positions in the financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements. There were no unrecognized tax benefits as of June 30, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for interest expense and penalties related to income tax matters as of June 30, 2021 and December 31, 2020. The Company is subject to income tax examinations by major taxing authorities since inception.
Profit Interests
Membership interests issued by the Sponsor as profits interests (see Note 4) represent compensation to certain individuals for services the Company receives from these individuals through closing of the Business Combination. Although the Company is not a direct party to the profits interests, it attributes compensation expense equal to the change in the fair value of these arrangements. There was no impact of compensation expense attribution for the three months or six months ended June 2021 or June 2020.

Subscription Agreements
The Subscription Agreements (see Note 1) involve only physical settlement in a fixed number, it qualifies for equity classification under Accounting Standards Codification 815 (“ASC 815”), “Derivatives and Hedging”, and, therefore, is not periodically remeasured to fair value.
Backstop Agreement
The Backstop Agreement (see Note 1) involves a conditional obligation that the Company must settle by issuing a variable number of its shares, where the monetary value is predominantly based on variations in something other than the fair value of the Company’s shares, it is initially and subsequently measured at fair value under ASC 480.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3—Public Offering
Upon the closing of the Public Offering, the Company sold 75,000,000 units at an offering price of $10.00 per unit (the “Units”) including 5,000,000 Units as a result of the underwriters’ partial exercise of their option to purchase additional Units. The Sponsor purchased an aggregate of 8,500,000 Private Placement Warrants (as defined below) at a price of $2.00 per Private Placement Warrant in a private placement that closed simultaneously with the closing of the Public Offering.
Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fourth of one redeemable warrant, with each whole warrant exercisable for one share of Class A common stock (each, a “Public Warrant” and, collectively, the “Public Warrants”). One Public Warrant entitles the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment. No fractional shares will be issued upon exercise of the Public Warrants and only whole Public Warrants will trade. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Initial Business Combination and 12 months from the closing of the Public Offering and will expire at 5:00 p.m., New York City time, five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last reported sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders. Additionally, commencing 90 days after the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock to be determined by reference to a table included in the warrant agreement, based on the redemption date and the fair market value of Class A common stock, if and only if the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders.
The Company paid an underwriting commission of 2.0% of the gross proceeds of the Public Offering (or $15,000,000) to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Underwriting Discount”) of 3.5% of the gross proceeds of the Public Offering (or $26,250,000) payable upon the Company’s completion of the Initial Business Combination. The Deferred Underwriting Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Initial Business Combination. The Deferred Underwriting Discount has been recorded as a deferred liability on the balance sheet as of June 30, 2021 as management has deemed the consummation of an Initial Business Combination to be probable.
The Public Warrants issued as part of the Units are accounted for as liabilities as they contain terms and features that do not qualify for equity classification under ASC 815. The fair value of the Public Warrants at December 31, 2020 was a liability of $48,000,000. At June 30, 2021, the fair value was $41,250,000. The change in fair value of $6,750,000 is reflected in change in fair value of warrant liability.
All of the 75,000,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A common stock was issued with other freestanding instruments (i.e., Public Warrants), the initial carrying value of Class A common stock classified as temporary equity is based on allocated proceeds in accordance with Accounting Standards Codification
470-20,
“Debt with Conversion and Other Options”.
Note 4—Related Party Transactions
Founder Shares
In July 2018, the Sponsor purchased 575 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $5,000. On April 17, 2020, the Company conducted a 1:5000 stock split, resulting in the Sponsor holding 2,875,000 Founder Shares. Subsequently, on June 11, 2020, the Company conducted a 1:7 stock split, resulting in the Sponsor holding 20,125,000 Founder Shares, as well as increased the authorized shares of Class B common stock to 50,000,000. The unaudited condensed financial statements reflect the changes of these splits retroactively for all periods presented. On June 29, 2020, the Sponsor transferred 1,325,000 of its Founder Shares to GS Acquisition Holdings II Employee Participation LLC (“Employee Participation LLC”), an affiliate of the Sponsor. The 20,125,000 Founder Shares included an aggregate of up to 2,625,000 shares that were subject to forfeiture if the underwriters’ option to purchase additional shares was not exercised in full by the underwriters to maintain the number of Founder Shares equal to 20% of the outstanding shares upon completion of the Public Offering. Following the partial exercise of the option to purchase additional shares, 1,375,000 Founder Shares were forfeited on August 13, 2020, at no cost in order to maintain the number of Founder Shares of 18,750,000 equal to 20% of the outstanding shares of common stock, upon the completion of the Public Offering. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering, except that: prior to the Initial Business Combination only holders of the Founder Shares have the right to vote on the election of the Company’s directors and holders of a majority of the outstanding shares of Class B common stock may remove members of the Company’s board of directors for any reason; the Founder Shares automatically convert into shares of Class A common stock at the time of the Initial Business Combination, or earlier at the option of the holder, on a one-for-one
basis, subject to adjustment pursuant to certain anti-dilution rights; and are subject to certain transfer restrictions, as described in more detail below, and the holders of the Founder Shares, as described in more detail below, have agreed to certain restrictions and will have certain registration rights with respect thereto.
The Company’s initial stockholders, officers and directors have agreed not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (i) one year after the completion of the Initial Business Combination, (ii) the last sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any
20
trading days within any
30
-trading day period commencing at least
150
days after the Initial Business Combination, and (iii) the date following the completion of the Initial Business Combination on which the Company completes a liquidation,

merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.
The Sponsor has purchased an aggregate of 8,500,000 private placement warrants at a price of $2.00 per whole warrant ($17,000,000 in the aggregate) in a private placement (the “Private Placement”) that closed concurrently with the closing of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment in certain circumstances, including upon the occurrence of certain reorganization events. A portion of proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Public Offering deposited in the Trust Account such that at the closing of the Public Offering, $750,000,000 was held in the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. Effective March 30, 2021, the Sponsor agreed not to transfer its Private Placement Warrants.
The Private Placement Warrants are accounted for as liabilities as they contain terms and features that do not qualify for equity classification under ASC 815. The fair value of the Private Placement Warrants at December 31, 2020 was a liability of $23,676,615. At June 30, 2021, the fair value was $21,194,049. The change in fair value of $2,482,566 is reflected in change in fair value of warrant liability.
The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.
The Sponsor issued an aggregate of 140,000 membership interests in the Sponsor as profits interests to the Company’s independent directors on August 13, 2020. The holders of these profits interests will have an indirect interest in certain founder shares held by the Sponsor. The profits interests are subject to service and performance vesting conditions, and do not fully vest until all of the applicable conditions are satisfied.
In connection with the Business Combination Agreement, the Sponsor issued 8,100,000 membership interests in the Sponsor as profits interests to certain individuals affiliated with or expected to be affiliated with Mirion after the Business Combination. The holders of the profits interests will have an indirect interest in the Founder Shares held by the Sponsor. The profits interests are subject to service and performance vesting conditions, including the occurrence of the Closing, and do not fully vest until all of the applicable conditions are satisfied. In addition, the profits interests are subject to certain forfeiture conditions.
Registration Rights
The holders of Founder Shares and Private Placement Warrants are, and holders of warrants that may be issued upon conversion of working capital loans, if any, will be, entitled to registration rights to require the Company to register the resale of any of its securities held by them (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement dated June 29, 2020. These holders are also entitled to certain piggyback registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements. In connection with the Initial Business Combination, the existing Registration Rights Agreement will be amended and restated.
At the Closing, the Company will enter into the Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”) with the Sponsor, GS Acquisition Holdings II Employee Participation LLC (“GS Employee Participation”), GSAM Holdings LLC and the Sellers (collectively, with each other person who has executed and delivered a joinder thereto, the “RRA Parties”), pursuant to which the RRA Parties will be entitled to registration rights in respect of certain shares of the Company’s Class A common stock and certain other equity securities of the Company that are held by the RRA Parties from time to time.

In addition, the RRA Parties have certain “piggy-back” registration rights. The Amended and Restated Registration Rights Agreement includes customary indemnification and confidentiality provisions. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Amended and Restated Registration Rights Agreement.
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, the Company entered into a Subscription Agreement with GSAM Holdings LLC, pursuant to, and on the terms and subject to the conditions of which, GSAM Holdings LLC subscribed for 20,000,000 PIPE Shares of the Company’s Class A common stock for an aggregate purchase price equal to $200,000,000, subject to GSAM Holdings LLC’s rights to syndicate prior to the Closing. The PIPE Investment will be consummated substantially concurrently with Closing.
Amended & Restated Sponsor Agreement
In connection with the execution of the Business Combination Agreement, the Company amended and restated that letter agreement, dated June 29, 2020, by and among the Company, the Sponsor, GSAM Holdings LLC, GS Employee Participation (collectively, the “Insiders”), pursuant to which, among other things, the Insiders agreed (i) to vote any shares of the Company’s securities in favor of the Business Combination and other Business Combination proposals, (ii) not to redeem any shares of the Company’s Class A common stock or the Company’s Class B common stock, in connection with the optional stockholder redemption, and (iii) to certain transfer restrictions.
Backstop Agreement
In connection with the execution of the Business Combination Agreement, GSAM Holdings LLC and the Company have entered into a backstop agreement (the “Backstop Agreement”) pursuant to which GSAM Holdings LLC has committed to purchase from the Company up to 12,500,000 shares of the Company’s Class A common stock at a price per share equal to $10.00 immediately prior to (and contingent upon) the Closing, solely to the extent necessary to fund any valid redemptions by the Company’s stockholders that results in the amount by which $1,310,000,000 exceeds the Available Closing Cash being greater than zero dollars, contingent upon the terms and subject to the conditions set forth in the Backstop Agreement.
Related Party Sponsor Note
On April 17, 2020, an affiliate of the Sponsor agreed to loan the Company an aggregate amount of up to $300,000 to be used to pay a portion of the expenses related to the Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest
bearing, unsecured and payable on the earlier of December 31, 2020 and the closing of the Public Offering. On May 28, 2020 the Company borrowed $300,000 under the Note. On July 2, 2020, the full $300,000 balance of the Note was repaid to an affiliate of the Sponsor.
On November 12, 2020, the Sponsor agreed to loan the Company up to an aggregate of $2,000,000 pursuant to the working capital note (the “Working Capital Note”). Any amounts borrowed under the Working Capital Note are non-interest bearing, unsecured and are due at the earlier of the date the Company is required to complete its Initial Business Combination pursuant to its amended and restated certificate of incorporation, as amended from time to time, and the closing of the Initial Business Combination. As of June 30, 2021, the Company borrowed $2,000,000 under the Working Capital Note.
Administrative Support Agreement
The Company has entered into an agreement to pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon the earlier of the completion of the Initial Business Combination and the Company’s liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2021, the Company incurred expenses of $30,000 and $60,000, respectively, under this agreement.

Underwriting Commission
The Company paid an underwriting commission of 2.0% of the gross proceeds of the Public Offering (or $15,000,000) to the underwriters at the closing of the Public Offering, of which $11,250,000 was paid to an affiliate of the Sponsor. The Deferred Underwriting Discount will become payable to the underwriters, solely in the event the Company completes the Initial Business Combination. The Company recorded the Deferred Underwriting Discount of $26,250,000 as a deferred liability on the balance sheet as of June 30, 2021, of which $19,687,500 is payable to an affiliate of the Sponsor.
Note 5—Stockholders’ Equity
Common Stock
The authorized common stock of the Company includes up to 500,000,000 shares of Class A common stock and 50,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock; provided that only holders of the Class B common stock have the right to vote on the election of the Company’s directors prior to the Initial Business Combination. At June 30, 2021, there were 75,000,000 shares of Class A common stock issued and outstanding, of which 75,000,000 shares were subject to possible redemption and are classified outside of permanent equity at the balance sheet, and 18,750,000 shares of Class B common stock issued and outstanding. In connection with issuance of shares of Class A common stock, the Company issued 18,750,000 Public Warrants. The Company has determined that the Public Warrants are accounted for separately from shares of Class A common stock.
Preferred Stock
The Company is authorized to issue 5,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021, there were no shares of preferred stock issued or outstanding.
Note 6—Fair Value Measurements
The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price).
The fair value hierarchy under ASC 820 prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
Basis for Fair Value Measurement

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:	Quoted prices in markets that are not active or financial instruments for which significant inputs to models are observable (including but not limited to quoted prices for similar securities, interest rates, foreign exchange rates, volatility and credit risk), either directly or indirectly;
Level 3:	Prices or valuations that require significant unobservable inputs (including the Management’s assumptions in determining fair value measurement).

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 by level within the fair value hierarchy:

	June 30, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money market funds held in Trust Account	$750,085,956	$750,085,956	$—	$—

Liabilities:
Warrant Liability – Public Warrants	$41,250,000	$41,250,000	$—	$—

Warrant Liability – Private Placement Warrants	$21,194,049	$—	$—	$21,194,049

Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money market funds held in Trust Account	$750,063,158	$750,063,158	$—	$—

Liabilities:
Warrant Liability – Public Warrants	$48,000,000	$48,000,000	$—	$—

Warrant Liability – Private Placement Warrants	$23,676,615	$—	$—	$23,676,615

As of June 30, 2021, the fair value of Public Warrants issued in connection with the Public Offering have been measured based on the listed market price of such Public Warrants, a Level 1 measurement. For the six month period ended June 30, 2021, the Company recognized an unrealized gain/(loss) in the statement of operations resulting from a decrease in the fair value of the warrant liability of $9,232,566 which is presented as change in fair value of warrant liability. As of June 30, 2020, the Public Warrants were not yet issued.
The estimated fair value of the Private Placement Warrants was determined using a
Black-Scholes-Merton
model with Level 3 inputs. Inherent in a Black-Scholes-Merton model are assumptions related to expected life (term), expected stock price, volatility, risk-free
interest rate and dividend yield. The Company estimates the volatility of its Class A common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer companies’ Class A common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs:

	As of June 30, 2021	As of December 31, 2020
Stock price	$10.40	$10.90
Strike Price	$11.50	$11.50
Term (in years)	5.50	5.75
Volatility	28.00%	28.30%
Risk-free interest rate	0.96%	0.47%
Dividend yield	0.00%	0.00%
Fair value	$2.49	$2.79
The change in the fair value of the warrants measured with Level 3 inputs for the six months ended June 30, 2021 is summarized as follows:

Value of warrant liability measured with Level 3 inputs at December 31, 2020	$23,676,615
Change in fair value of warrant liability measured with Level 3 inputs	(2,482,566)
Transfer in/out	—

Value of warrant liability measured with Level 3 inputs at June 30, 2021	$21,194,049

Note 7—Subsequent Events
Management has performed an evaluation of subsequent events through the date of issuance of the financial statements, noting no other items which require adjustment or disclosure other than those disclosed below.
On August 12, 2021, the Sponsor and the Company entered into a letter agreement (the “Letter Agreement”) pursuant to which the Sponsor agreed that if the Business Combination does not close on or before July 2, 2022, or if before such date the Business Combination Agreement is terminated, it will pay any costs and expenses incurred by the Company (the “Additional Expenses”) in excess of any expenses that are paid (i) with the Company’s working capital or (ii) with funds borrowed by the Company under the Working Capital Note; provided that the maximum amount of Additional Expenses payable by the Sponsor shall not exceed $15,000,000. Any amounts paid by the Sponsor under the Letter Agreement are non-interest bearing and unsecured. As of August 13, 2021, the Sponsor has not paid any amounts under the Letter Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Mirion Technologies (TopCo), Ltd.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Mirion Technologies (TopCo), Ltd. and its subsidiaries (the “Company”) as of June 30, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2021 and the related notes and the financial statement schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
As discussed in Note 8 to the consolidated financial statements, the Company has entered into significant transactions with related parties. Accordingly, the consolidated financial statements may not be indicative of the financial conditions or results of operations that would have been achieved had the Company operated without such related party affiliations. Our opinion is not modified with respect to this matter.
/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
September 3, 2021
We have served as the Company’s auditor since 2015.

Mirion Technologies (TopCo), Ltd.
Consolidated Balance Sheets
(In millions, except share data)

	June 30, 2021	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$101.1	$118.4
Restricted cash	0.8	1.1
Accounts receivable, net of allowance for doubtful accounts	133.3	97.3
Costs in excess of billings on uncompleted contracts	57.2	59.5
Inventories	113.2	90.2
Deferred cost of revenue	0.3	6.5
Prepaid expenses and other currents assets	28.0	16.7

Total current assets	433.9	389.7
Property, plant, and equipment, net	88.8	75.2
Goodwill	681.5	522.6
Intangible assets, net	326.3	248.3
Restricted cash	0.5	0.5
Other assets	16.2	7.5

Total assets	$1,547.2	$1,243.8

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$47.1	$38.7
Deferred contract revenue	50.4	39.6
Notes payable to third-parties, current	6.4	41.1
Accrued expenses and other current liabilities	84.3	64.1

Total current liabilities	188.2	183.5
Notes payable to related parties, non-current	1,170.5	987.1
Notes payable to third-parties, non-current	885.7	669.8
Interest accrued on notes payable to related parties	64.8	56.4
Deferred income taxes and other liabilities	77.5	63.5

Total liabilities	2,386.7	1,960.3
Commitments and contingencies (Note 9)
Stockholders’ deficit:
A Ordinary shares, $0.01 nominal value, 3,000,000 shares authorized, 1,483,795 issued and outstanding at both June 30, 2021 and June 30, 2020	—	—
B Ordinary shares, $0.01 nominal value, 7,000,000 shares authorized, 5,353,970 issued and outstanding at both June 30, 2021 and June 30, 2020	0.1	0.1
Additional paid-in capital	9.5	9.5
Receivable from Employees for purchase of Common Stock	(2.4)	(2.7)
Accumulated deficit	(888.0)	(729.7)
Accumulated other comprehensive income	39.2	4.1

Mirion Technologies (TopCo), Ltd. stockholders’ deficit	(841.6)	(718.7)
Noncontrolling interests	2.1	2.2

Total stockholders’ deficit	(839.5)	(716.5)

Total liabilities and stockholders’ deficit	$1,547.2	$1,243.8

The accompanying notes are an integral part of these consolidated financial statements.

F-3
8

Mirion Technologies (TopCo), Ltd.
Consolidated Statements of Operations
(In millions, except per share data)

	Years Ended
	June 30,
	2021	2020	2019
Revenues:
Product	$459.3	$353.0	$325.7
Service	152.3	125.2	114.4

Total revenues	611.6	478.2	440.1
Cost of revenues:
Product	284.1	216.8	190.7
Service	75.7	64.4	61.2

Total cost of revenues	359.8	281.2	251.9

Gross profit	251.8	197.0	188.2
Operating expenses:
Selling, general and administrative	211.2	158.1	145.4
Research and development	29.4	15.9	14.0

Total operating expenses	240.6	174.0	159.4

Income from operations	11.2	23.0	28.8
Other expense (income):
Third party interest expense	41.0	41.5	47.7
Related party interest expense	122.2	107.7	95.8
Loss on debt extinguishment	—	—	12.8
Foreign currency loss (gain), net	13.4	(0.6)	(3.2)
Other (income) expense, net	(1.1)	(1.0)	1.9

Loss before benefit from income taxes	(164.3)	(124.6)	(126.2)
Benefit from income taxes	(5.9)	(5.5)	(4.2)

Net loss	(158.4)	(119.1)	(122.0)
Loss attributable to noncontrolling interests	(0.1)	—	—

Net loss attributable to Mirion Technologies (TopCo), Ltd. stockholders	$(158.3)	$(119.1)	$(122.0)

Net loss per common share attributable to Mirion Technologies (TopCo) Ltd. stockholders —basic and diluted	$(24.18)	$(18.45)	$(19.36)

Weighted average common shares outstanding – basic and diluted	6.549	6.453	6.300

The accompanying notes are an integral part of these consolidated financial statements.

F-
39

Mirion Technologies (TopCo), Ltd.
Consolidated Statements of Comprehensive Loss
(In millions)

	Years Ended June 30,
	2021	2020	2019
Net loss	$(158.4)	$(119.1)	$(122.0)
Other comprehensive loss, net of tax:
Foreign currency translation, net of tax	34.2	(9.3)	(15.1)
Unrecognized actuarial gain (loss) and prior service benefit, net of tax	0.9	—	(1.5)

Other comprehensive income (loss), net of tax	35.1	(9.3)	(16.6)

Comprehensive loss	(123.3)	(128.4)	(138.6)
Less: Comprehensive loss attributable to noncontrolling interest	(0.1)	—	—

Comprehensive loss attributable to Mirion Technologies (TopCo), Ltd. stockholders	$(123.2)	$(128.4)	$(138.6)

The accompanying notes are an integral part of these consolidated financial statements.

F-
40

Mirion Technologies (TopCo), Ltd.
Consolidated Statements of Stockholders’ Deficit
(In millions, except share amounts)

	A Ordinary Shares	A Ordinary Amount	B Ordinary Shares	B Ordinary Amount	Additional Paid-In Capital	Receivable from Employees for purchase of Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Stockholders’ Deficit
Balance July 1, 2018	1,483,795	$—	5,353,970	$0.1	$7.3	$(0.2)	$(488.6)	$30.0	$2.6	$(448.8)
Contribution from noncontrolling interests	—	—	—	—	—	—	—	—	0.1	0.1
Distribution to noncontrolling interests	—	—	—	—	—	—	—	—	(0.1)	(0.1)
Share-based compensation expense	—	—	—	—	0.1	—	—	—	—	0.1
Receivable from Employees	—	—	—	—	1.9	(2.3)	—	—	—	(0.4)
Net loss	—	—	—	—	—	—	(122.0)	—	—	(122.0)
Other comprehensive loss	—	—	—	—	—	—	—	(16.6)	—	(16.6)

Balance June 30, 2019	1,483,795	—	5,353,970	0.1	9.3	(2.5)	(610.6)	13.4	2.6	(587.7)
Distribution to noncontrolling interests	—	—	—	—	—	—	—	—	(0.4)	(0.4)
Share-based compensation expense	—	—	—	—	0.2	—	—	—	—	0.2
Receivable from Employees	—	—	—	—	—	(0.2)	—	—	—	(0.2)
Net loss	—	—	—	—	—	—	(119.1)	—	—	(119.1)
Other comprehensive loss	—	—	—	—	—	—	—	(9.3)	—	(9.3)

Balance June 30, 2020	1,483,795	—	5,353,970	0.1	9.5	(2.7)	(729.7)	4.1	2.2	(716.5)
Receivable from Employees	—	—	—	—	—	0.3	—	—	—	0.3
Net loss	—	—	—	—	—	—	(158.3)	—	(0.1)	(158.4)
Other comprehensive income	—	—	—	—	—	—	—	35.1	—	35.1

Balance June 30, 2021	1,483,795	$—	5,353,970	$0.1	$9.5	$(2.4)	$(888.0)	$39.2	$2.1	$(839.5)

The accompanying notes are an integral part of these consolidated financial statements.

Mirion Technologies (TopCo), Ltd.
Consolidated Statements of Cash Flows
(In millions)

	2021	Years Ended June 30, 2020	2019
OPERATING ACTIVITIES:
Net loss	$(158.4)	$(119.1)	$(122.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Accrual of in-kind interest on notes payable to related parties	121.2	107.7	95.6
Depreciation and amortization expense	83.6	68.4	69.5
Share-based compensation expense	—	0.2	0.1
Loss on debt extinguishment	—	—	12.8
Amortization of debt issuance costs	3.2	2.6	3.6
Provision for doubtful accounts	2.1	0.6	0.5
Inventory obsolescence write down	0.7	1.9	—
Change in deferred income taxes	(16.6)	(15.5)	(16.1)
(Gain) loss on disposal of property, plant and equipment	(0.1)	0.4	1.2
Loss (gain) on foreign currency transactions	13.4	(1.7)	2.7
Other	1.4	(0.9)	(0.1)
Changes in operating assets and liabilities:
Accounts receivable	(4.2)	3.8	10.6
Costs in excess of billings on uncompleted contracts	(3.8)	(2.9)	(8.1)
Inventories	1.0	4.3	(7.8)
Deferred cost of revenue	6.6	(3.5)	(0.2)
Prepaid expenses and other current assets	(10.1)	(1.6)	1.4
Accounts payable	2.6	(2.5)	(2.7)
Accrued expenses and other current liabilities	(2.2)	7.3	(13.1)
Deferred contract revenue	5.2	(1.7)	(8.4)
Other assets	0.5	0.2	0.5
Other liabilities	7.5	(8.5)	(5.3)

Net cash provided by operating activities	53.6	39.5	14.7

INVESTING ACTIVITIES:
Acquisitions of businesses, net of cash and cash equivalents acquired	(290.1)	(55.7)	(9.1)
Purchases of property, plant, and equipment and badges	(23.2)	(19.9)	(16.5)

Net cash used in investing activities	(313.3)	(75.6)	(25.6)

FINANCING ACTIVITIES:
Borrowings from notes payable to third-parties, net of discount and issuance costs	218.8	98.8	596.8
Principal repayments	(14.8)	(13.4)	(560.2)
Deferred finance costs	—	—	(8.1)
Borrowings from notes payable – related parties	70.0	—	—
Borrowing on revolving term loan	—	80.0	—
Payment on revolving term loan	(35.0)	(45.0)	(13.0)
Payment of contingent considerations	—	(2.0)	—
Contribution from noncontrolling interests	—	—	0.1
Distributions to noncontrolling interests	—	(0.4)	(0.1)
Dividends to noncontrolling interests	—	—	—
Other financing	—	0.9	(0.5)

Net cash provided by financing activities	239.0	118.9	15.0

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3.1	(0.4)	(2.4)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(17.6)	82.4	1.7
Cash, cash equivalents, and restricted cash at beginning of year	120.0	37.6	35.9

Cash, cash equivalents, and restricted cash at end of year	$102.4	$120.0	$37.6

The accompanying notes are an integral part of these consolidated financial statements.

Mirion Technologies (TopCo), Ltd.
Notes to Consolidated Financial Statements
1. Nature of Business and Summary of Significant Accounting Policies
Nature of Business
Mirion Technologies (TopCo), Ltd. (“Mirion TopCo” or “the Company” or “us”) is a global provider of radiation detection, measurement, analysis, and monitoring products and services to the medical, nuclear, and defense end markets. We provide products and services through our two operating and reportable segments; (i) Medical, and (ii) Industrial. The medical segment provides radiation oncology quality assurance, delivering patient safety solutions for diagnostic imaging and radiation therapy centers around the world, dosimetry solutions for monitoring the total amount of radiation medical staff members are exposed to over time, radiation therapy quality assurance solutions for calibrating and verifying imaging and treatment accuracy, and radionuclide therapy products for nuclear medicine applications such as shielding, product handling, medical imaging furniture, and rehabilitation products. The industrial segment provides robust, field ready personal radiation detection and identification equipment for defense applications and radiation detection and analysis tools for power plants, labs, and research applications. Nuclear power plant product offerings are used for the full nuclear power plant lifecycle including core detectors and essential measurement devices for new build, maintenance, decontamination and decommission equipment for monitoring and control during fuel dismantling and remote environmental monitoring.
The Company is headquartered in Atlanta, Georgia and has operations in the United States, Canada, the United Kingdom, France, Germany, Finland, China, Belgium, Netherlands, Estonia, and Japan.
Basis of Presentation and Principles of Consolidation
The accompanying Consolidated Financial Statements and Notes to Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). The Consolidated Financial Statements include the accounts of the Company and its wholly owned and majority-owned or controlled subsidiaries. For consolidated subsidiaries where our ownership is less than 100%, the portion of the net income or loss allocable to noncontrolling interests is reported as “Income (Loss) attributable to noncontrolling interests” in the Consolidated Statements of Operations. All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
Management estimates and judgments are an integral part of financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). We believe that the critical accounting policies listed below address the more significant estimates required of Management when preparing our consolidated financial statements in accordance with GAAP. We consider an accounting estimate critical if changes in the estimate may have a material impact on our financial condition or results of operations. We believe that the accounting estimates employed are appropriate and resulting balances are reasonable; however, actual results could differ from the original estimates, requiring adjustment to these balances in future periods. The accounting policies that reflect our more significant estimates, judgments and assumptions and which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include but are not limited to: goodwill and intangible assets; standalone selling prices for revenue arrangements with multiple elements and estimated progress toward completion for certain revenue contracts; uncertain tax positions and tax valuation allowances.

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Cash and Cash Equivalents
The Company considers all cash on deposit and money market accounts purchased with original maturities of three months or less to be cash and cash equivalents. Cash equivalents primarily consist of amounts held in interest-bearing money market accounts that are readily convertible to cash.
The Company maintains cash in bank deposit accounts that, at times, may exceed the insured limits of the local country, which may lead to a concentration of credit risk. Substantially all of the Company’s cash and cash equivalent balances were deposited with financial institutions which management has determined to be high credit quality institutions. The Company has not experienced any losses in such accounts.
Restricted Cash
The Company maintains restricted cash and cash equivalent accounts with various financial institutions to support performance bonds with irrevocable letters of credit for contractual obligations to certain customers. As of June 30, 2021, and June 30, 2020, combined current and non-current
restricted cash on the consolidated balance sheets was $1.3 million, and $1.6 million, respectively.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, the age of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay. The allowance for doubtful accounts was $6.1 million and $1.9 million as of June 30, 2021 and June 30, 2020, respectively.
Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is computed using actual costs or standard costs that approximate actual cost, determined on a first-in,
first-out
basis. A portion of the inventory relates to evaluation units located at customer locations to facilitate customer tests prior to purchasing. Inventories also include completed products and in-process
customer projects for which the related revenue has been deferred pending delivery, completion of services or determination that all customer-specific acceptance criteria have been met. Inventory in excess of expected future demand or obsolete inventory is written down to its estimated realizable value based on future demand forecasts and historical demand trends.
Deferred Cost of Revenue
Deferred cost of revenue consists of the direct costs associated with production for identified projects for which the revenue has been deferred in accordance with the Company’s revenue recognition policies. Deferred costs are recognized as cost of revenues in the same period that the related revenues are recognized.
Property, Plant, and Equipment
Property, plant, and equipment are carried at cost, net of accumulated depreciation and amortization. Property, plant and equipment acquired through the acquisition of a business are recorded at their estimated fair value at the date of acquisition.
Depreciation is computed when an asset is placed into service using the straight-line method over the estimated useful life of the asset. The Company capitalizes costs incurred in the acquisition and development of software for internal use, including the costs of software, materials, consultants, and payroll-related costs of employees

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incurred in developing
internal-use
computer software. Development costs related to
internal-use
software are amortized using the straight-line method over the shorter of the software license or the estimated useful life of the software. Leasehold improvements are amortized using the straight-line method over the shorter of the related lease term or the estimated useful life of the improvements. Repair and maintenance costs are expensed as incurred.
Estimated useful lives are periodically reviewed and, when appropriate, changes to estimates are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted, and an impairment assessment may be performed on the recoverability of the carrying amounts. Refer to Note 5 for disclosure of estimated useful lives.
When property, plant equipment is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet. Any difference between the net asset value and the proceeds on sale are charged or credited to income.
Other Current Assets
Other current assets are primarily comprised of various prepaid assets, short-term marketable securities, and income tax receivables.
Business Combinations
We account for business acquisitions in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. This standard requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed in the transaction and establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard prescribe, among other things, the determination of acquisition date fair value of consideration paid in a business combination (including contingent consideration) and the exclusion of transaction and acquisition-related restructuring costs from acquisition accounting.
The determination of the fair value of assets acquired and liabilities assumed involves assessments of factors such as the expected future cash flows associated with individual assets and liabilities and appropriate discount rates at the closing date of the acquisition. For non-observable
market values, the Company determines fair value using acceptable valuation principles (e.g., multiple excess earnings, relief from royalty and cost methods).
Results of operations for acquired companies are included in our consolidated results of operations from the date of acquisition.
Goodwill
Goodwill represents the excess of the purchase price paid over the estimated fair value of the net assets acquired and liabilities assumed in the acquisition of a business.
Goodwill has an indefinite useful life, and is not amortized, but instead tested for impairment annually during the fiscal year fourth quarter or more often if events or changes in circumstances indicate that the carrying amount may exceed fair value as set forth in ASC 350, “Intangibles — Goodwill and Other.” The Company tests for goodwill impairment at the reporting unit level, which is an operating segment or one level below an operating segment. The amount of goodwill acquired in a business combination that is assigned to one or more reporting units as of the acquisition date is the excess of the purchase price of the acquired businesses (or portion thereof) included in the reporting unit, over the fair value assigned to the individual assets acquired or liabilities assumed from a market participant perspective. Goodwill is assigned to the reporting unit(s) expected to benefit from the synergies of the combination even though other assets or liabilities of the acquired entity may not be assigned to that reporting unit.

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ASC 350 allows an optional qualitative assessment as part of annual impairment testing, prior to a quantitative assessment test, to determine whether it is more likely than not that the fair value of a reporting unit exceeds its carrying amount. If a qualitative assessment determines an impairment is more likely than not, the Company is required to perform a quantitative impairment test. Otherwise, no further analysis is required. Alternatively, the Company may elect to proceed directly to the quantitative impairment test.
In conducting a qualitative assessment, the Company analyzes actual and projected growth trends for net sales and margin for each reporting unit, as well as historical performance versus plan and the results of prior quantitative tests performed. Additionally, the Company assesses factors that may impact its business, including macroeconomic conditions and the related impact, market-related exposures, plans to market for sale all or a portion of the business, competitive changes, new or discontinued product lines, changes in key personnel, and any potential risks to projected financial results.
If performed, the quantitative test compares the fair value of a reporting unit with its carrying amount. We determine the fair value of each reporting unit by estimating the present value of expected future cash flows, discounted by the applicable discount rate, and peer company multiples. If the carrying value exceeds the fair value, the Company recognizes an impairment loss in the amount equal to the excess, not to exceed the total amount of goodwill allocated to that reporting unit.
Based upon our review and analysis, no impairments were deemed to have occurred during any of the years presented. Refer to Note 7 for further detail.
Intangible Assets
Intangible assets relate to the value associated with our developed technology, customer relationships, backlog, and trade names at the time of acquisition through business combinations.
The Company determined the fair value of intangible assets acquired through an income approach, using the excess earnings method for customer relationships and backlog. Under the excess earnings method, an intangible asset’s fair value is equal to the present value of the incremental after-tax
cash flows attributable solely to the intangible asset over its remaining useful life. The relief from royalty method was used to determine the fair value of developed technology and tradename. The valuation models were based on estimates of future operating projections of the acquired business and rights to sell products as well as judgments on the discount rates used and other variables. We determined the forecasts based on a number of factors, including our best estimate of near-term net sales expectations and long-term projections, which include review of internal and independent market analyses. The discount rate used was representative of the weighted average cost of capital.
The customer relationships definite lived intangible assets are amortized using the double declining balance method with estimated useful lives ranging from 6 to 17 years, while all other definite lived intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from 1 to 7 years. The Company regularly evaluates the amortization period assigned to each intangible asset to ensure that there have not been any events or circumstances that warrant revised estimates of useful lives.
Impairment of Long-Lived Assets
The Company reviews long-lived assets and definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation of recoverability is required, the estimated undiscounted future cash flows associated with the asset group are compared to the asset group’s carrying amount to determine if a write-down is required. If the undiscounted cash flows are less than the carrying amount, an impairment loss is recorded to the extent that the carrying amount exceeds the fair value. No impairment was recorded during fiscal years ended June 30, 2021, June 30, 2020, and June 30, 2019.

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Facility and Equipment Decommissioning Liabilities
The Company has asset retirement obligations (“ARO”) consisting primarily of equipment and facility decommissioning costs. The estimated fair value of these ARO liabilities is recognized in the period in which the liability is generated and a corresponding increase to the carrying valueof the related asset is recorded and depreciated over the useful life of the asset. The Company’s estimates of its ultimate AROs could change because of changes in regulations, the extent of environmental remediation required, the means of reclamation, cost estimates, exit or disposal activities or time period estimates.
ARO liabilities totaled $3.7 and $4.0 million at June 30, 2021, and June 30, 2020, respectively, and were included in deferred income taxes and other liabilities on the consolidated balance sheets. Accretion expense related to these liabilities was not material for the fiscal years ended June 30, 2021, June 30, 2020, and June 30, 2019, respectively.
Product Warranty
The Company offers warrants against material defects for most of its products for a specified time period, usually twelve to twenty-four months from delivery or acceptance. When the related revenues are recognized, the Company provides for the estimated future costs of warranty obligations in cost of revenues. The accrued warranty costs represent the Company’s best estimate at the time of sale of the total costs that will be incurred to repair or replace product parts that fail while still under warranty.
The amount of the accrued estimated warranty cost obligations for established products is based on historical experience as to product failures adjusted for current information on repair costs. For new products, estimates include the historical experience of similar products, as well as a reasonable allowance for warranty expenses associated with the new products. On a quarterly basis, the Company reviews the accrued warranty costs and updates the historical warranty cost trends, if required.
Revenue Recognition
Prior to July 1, 2019, the Company recognized revenue based on ASC 605, when there was persuasive evidence of an arrangement, product delivery had occurred or services had been provided, the sales price was fixed or determinable and collectability was reasonably assured. Beginning on July 1, 2019, the Company recognizes revenue based on ASC 606 as performance obligations are satisfied by transferring control of promised goods or service to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. See
Recently Adopted Accounting Guidance
below for a discussion of the change in revenue recognition accounting that became effective on July 1, 2019.
ASC 606
The Company recognizes revenue from arrangements that include performance obligations to design, engineer, manufacture, deliver, and install products. The Company identifies a performance obligation for each promise in a contract to transfer a distinct good or service to the customer. As part of its assessment, the Company considers all goods and/or services promised in the contract, regardless of whether they are explicitly stated or implied by customary business practices. The Company’s contracts may contain either a single performance obligation, including the promise to transfer individual goods or services that are not separately distinct within the context of the respective contracts, or multiple performance obligations. For contracts that contain multiple performance obligations, the Company allocates the consideration to which it expects to be entitled to each performance obligation based on relative standalone selling prices and recognizes the related revenue when or as control of each individual performance obligation is transferred to customers. The Company does not assess whether promised goods or services are performance obligations if they are immaterial in the context of the contract with the customer. The Company combines multiple contracts entered into at or around the same time with a customer

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if the contracts are negotiated as a package with a single commercial objective, the consideration paid under the contracts depends on the price or performance of the other contract, or if the goods or services promised in the contracts are a single performance obligation. Service revenues (service-type warranty, post contract support, installation, and subscription-based services) are recognized over time as the customers receive and consume benefits of such services simultaneously. Assurance-type warranties guarantee that a product complies with agreed-upon specifications and accordingly are not separate performance obligations. A provision for these warranties is recognized in the period during which the associated revenue is recognized. In most cases, installation services represent a separate performance obligation. The customer simultaneously receives and consumes the benefits as the installation services are performed, as other entities could complete the installation at any point during the installation process. When the product and installation service are determined to be a combined performance obligation, revenue is recognized over time as the installation is performed and included in product revenue in the consolidated statement of operations.
Variable consideration such as rebates, sales discounts and sales returns are estimated and treated as a reduction of revenue in the same period the related revenue is recognized. These are estimated based on contractual terms, historical practices, and current trends, and are adjusted as new information becomes available. Revenues exclude any taxes that the Company collects from customers and remits to tax authorities. Amounts billed to customer for shipping and handling are included in revenue, while the related shipping and handling costs are reflected in cost of products in the period in which revenue is recognized. The Company has elected a practical expedient under ASC 606 that allows for shipping and handling activities that occur after the customer has obtained control of a good to be accounted for as a fulfillment cost. The Company does not adjust the promised amount of consideration for the effects of a significant financing component, if, at contract inception, the Company expects the period between the time when the Company transfers a promised good or service to the customer and the time when the customer pays for that good or service will be one year or less.
The Company exercises judgment in determining the timing of revenue by analyzing the point in time or the period over which the customer has the ability to direct the use of and obtain substantially all of the remaining benefits of the performance obligation. Typically, over-time revenue recognition is based on the utilization of an input measure used to measure progress, such as costs incurred to date relative to total estimated costs. Changes in total estimated costs are recognized using the cumulative catch-up
method of accounting which recognize the cumulative effect of the changes on current and prior periods in the current period. Accordingly, the effect of the changes on future periods of contract performance is recognized as if the revised estimate had been the original estimate. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are first determined. A significant change in an estimate on one or more contract could have a material effect on the Company’s consolidated financial position, results from operations, or cash flows. However, there were no significant changes in estimated contract costs for the year ended June 30, 2021 and June 30, 2020.
If a performance obligation does not qualify for over-time revenue recognition, revenue is then recognized at the point-in-time
in which control of the distinct good or service is transferred to the customer, typically based upon the terms of delivery.
Certain of the Company’s products are sold through distributors and third-party sales representatives under standard agreements whereby distributors purchase products from the Company and resell them to customers. These agreements give distributors the right to sell the Company’s products within certain territories and establish minimum order requirements. These arrangements do not provide stock rotation or price protection rights and do not contain extended payment terms. Rights of return are limited to repair or replacement of delivered products that are defective or fail to meet the Company’s published specifications. Provisions for these warranty costs are recognized in the same period that the related revenue is recorded similar to other assurance-type warranties.
Revenue derived from passive dosimetry and analytical services is of a subscription nature and is provided to customers on an agreed-upon recurring monthly, quarterly or annual basis. Services are provided to the customer

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via passive dosimeter badges that the Company supplies to customer personnel. Depending on the type of badge utilized, either customers return the used badges to the Company for analysis, or they obtain the analysis directly via a self-service web portal. The Company believes that badge production, badge wearing, badge analysis and report preparation are not individually distinct and therefore a single performance obligation recognized over time. Revenue is recognized ratably over the service period as the service is continuous, and no other discernible pattern of recognition is evident. Many customers pay for these measuring and monitoring services in advance. The amounts are recorded as deferred contract revenue in the consolidated balance sheets and represent customer deposits invoiced in advance for services to be rendered over the service period, net of a reserve for estimated cancellations.
Payment terms for shipments to
end-users
are generally net 30 days. Payment terms for distributor shipments may range from 30 to 90 days. Service arrangements commonly call for payments in advance of performing the work (e.g., extended warranty and service contracts), upon completion of contract milestones (e.g., custom development manufacturing), or a combination of each.
The Company’s costs to obtain contracts are typically comprised of sales commissions. A majority of these costs relate to revenue that is recognized over a period that is less than one year and as such, the Company has elected a practical expedient under ASC 606 to expense these costs as incurred.
Remaining Performance Obligations
The remaining performance obligations for all open contract as of June 30, 2021 include assembly, delivery, installation, and trainings. The aggregate amount of the transaction price allocated to the remaining performance obligations for all open customer contract as of June 30, 2021 was approximately $715.8 million. The Company expects to recognize approximately 44%, 16% and 15% of the remaining performance obligations as of June 30, 2021 as revenue during the fiscal years 2022, 2023 and 2024, respectively.
Disaggregation of Revenues
A disaggregation of the Company’s revenues by segment, geographic region, timing of revenue recognition and product category is provided in Note 15.
ASC 605
Prior to July 1, 2019, the Company recognized revenue from sales contracts when there was persuasive evidence of an arrangement, product delivery had occurred or services had been provided, the sales price was fixed or determinable and collectability was reasonably assured. For sales contracts that contain customer-specific acceptance provisions, revenue and the related costs were deferred until the customer had indicated successful completion of site acceptance tests or the Company had otherwise determined that all customer-specific acceptance criteria had been met. Where the Company performed detailed factory acceptance testing on completed products, which, in some instances, was sufficiently extensive and reliable to demonstrate that its products meet the customer-specified objective acceptance criteria set forth in the related sales arrangements. In such instances, the Company recognized revenue based on delivery terms and prior to the receipt of notification of formal acceptance from the customer.
The Company combined a group of contracts as one project if they are closely related and were in substance, part of a single project with an overall project margin. The Company segmented a contract into several projects when they were of different business substance, for example, with different business negotiation, solutions, implementation plans, and margins.
The Company evaluated each deliverable in an arrangement to determine whether they represented separate units of accounting. A deliverable constituted a separate unit of accounting when it had stand-alone value, and for an

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arrangement that included a general right of return relative to the delivered products or services, when delivery or performance of the undelivered product or service was considered probable and is substantially controlled by the Company. The Company considers a deliverable to have stand-alone value if the product or service is sold separately by the Company or another vendor or could be resold by the customer on a stand-alone basis at an amount that would substantially recover the original purchase price. Further, the revenue arrangements generally do not include a general right of return relative to the delivered products. Where the aforementioned criteria for a separate unit of accounting are not met, the deliverable is combined with the undelivered element(s) and treated as a single unit of accounting for the purposes of allocation of the arrangement consideration and revenue recognition.
When a sales arrangement contains multiple units of accounting, the Company allocates the total arrangement consideration to each separable element of an arrangement based upon the relative selling price of each element. Allocation of the consideration is determined at arrangement inception based on each unit’s relative selling price, which is determined based on a selling price hierarchy. The relative selling price for a deliverable is based on its vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or estimated selling price if neither VSOE nor TPE is available. The Company then recognizes revenue on each deliverable in accordance with its policies for product and service revenue recognition. The Company is not typically able to determine VSOE or TPE and therefore uses estimated selling prices to allocate revenue between the elements of the arrangement. The Company establishes its best estimate of the selling price considering multiple factors, including, but not limited to, pricing practices in different geographies and through different sales channels, costs and margin objectives, competitive pricing strategies and general market conditions.
The Company limits the amount of revenue recognition for delivered elements to the amount that is not contingent on the future delivery of products or services or future performance obligations or subject to customer-specific cancellation rights.
For all arrangements, amounts billed to a customer related to shipping and handling are classified as revenue while all costs incurred by the Company for shipping and handling are classified as cost of revenue. Provisions and allowances for discounts to customers, estimated sales returns, service cancellations, and other adjustments are provided for in the same period that the related revenue is recorded.
Certain of the Company’s products are sold through distributors and third-party sales representatives under standard agreements whereby distributors purchase products from the Company and resell them to customers. These agreements give distributors the right to sell the Company’s products within certain territories and establish minimum order requirements. These arrangements do not provide stock rotation or price protection rights and do not contain extended payment terms. Rights of return are limited to repair or replacement of delivered products that are defective or fail to meet the Company’s published specifications. Provisions for these warranty costs are recognized in the same period that the related revenue is recorded.
Revenue from certain fixed-price contracts that involve customization of equipment to customer specifications is recorded using a percentage-of-completion
method measured on the
cost-to-cost
basis. Contract costs include all direct materials and labor costs, as well as indirect costs related to contract performance. Changes in job performance, job conditions, and estimated profitability result in revisions to costs and revenue and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are first determined. Revenue earned in excess of billings on contracts in progress is classified in the consolidated balance sheet as a current asset and included in costs in excess of billings on uncompleted contracts. Amounts billed in excess of revenue earned are classified as a current liability and included in deferred contract revenue.
Revenue derived from passive dosimetry and analytical services is of a subscription nature and is provided to customers on an agreed-upon recurring monthly, quarterly or annual basis. Services are provided to the customer via passive dosimeter badges that the Company supplies to customer personnel. Depending on the type of badge

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utilized, either customers return the used badges to the Company for analysis, or they obtain the analysis directly via a self-service web portal. The Company believes that badge production, badge wearing, badge analysis and report preparation are all integral to the benefit that the Company provides to its customers and, therefore, the service period is defined as the period over which all of these services are provided. Revenue is recognized on a straight-line basis over the service period as the service is continuous, and no other discernible pattern of recognition is evident. Many customers pay for these measuring and monitoring services in advance. The amounts are recorded as deferred contract revenue in the consolidated balance sheets and represent customer deposits invoiced in advance for services to be rendered over the service period, net of a reserve for estimated cancellations.
Pertinent to ASC 606 and 605
The Company sells its products and services mainly to large, private and governmental organizations in the Americas, Europe, the Middle East and Asia Pacific regions. The Company performs ongoing evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary. The Company generally does not require its customers to provide collateral or other security to support accounts receivable.
No customer represented more than 10% of consolidated revenue for the fiscal years ended June 30, 2021, June 30, 2020, and June 30, 2019.
Contract Balances
Revenue earned in excess of billings on contracts in progress (contract assets) are classified in the consolidated balance sheet as a current asset and included in costs in excess of billings on uncompleted contracts. Amounts billed in excess of revenue earned (contract liabilities) are included in deferred contract revenue. For more information, see Note 3.
Selling, General, and Administrative
The Company’s selling, general and administrative expenses consist of direct and indirect costs related to sales and corporate personnel, facilities, professional services, amortization of intangible assets, share-based compensation, and other operating activities.
Advertising Costs
Advertising costs, which the Company expenses when incurred, were approximately $0.9 million, $0.9 million, and $0.8 million for the years ended June 30, 2021, June 30, 2020, and June 30, 2019, respectively.
Research and Development
Research and development expenses include costs of developing new products and processes, as well as non-project
specific design and engineering costs. Research and development costs are expensed as incurred. Development costs related to software incorporated in the Company’s products are not material.
Derivative Activities
The Company uses certain derivative financial instruments to help manage its risk or exposure to changes in interest rates in relation to variable rate debt and foreign currency exchange rate fluctuations. The Company records these derivatives at fair value in the balance sheet as either an asset or a liability and any changes in fair value are recognized in earnings as incurred.
Prior to July 1, 2017, the Company entered into an interest rate swap cap agreement, which had an initial notional value of $135.0 million, a cap of 2.0% and expired September 2019. In addition, in fiscal 2018, the Company executed an interest rate swap agreement that has a fixed notional value of $205.0 million and expired in March 2020. There was no notional amount at June 30, 2020.

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The Company recorded an aggregate net income (loss) of $0.8 million, and ($0.8) million in interest expense in the consolidated statements of operations for the fiscal year ended June 30, 2020 and 2019, respectively, related to these interest rate agreements. No exp ens
e related to these interest rate agreements was recognized in the fiscal year ended June 30, 2021.
Share-Based Compensation Awards
The Company accounts for share-based compensation related to restricted stock awards granted to certain employees by recognizing the grant date fair value of the awards over the requisite service period, which is equal to the vesting period. The Company has an option to buy back the unvested awards upon termination of employment at the lesser of the original issuance price paid by employees or the fair value of the shares on the buy-back
date. The Company estimates the value of the restricted stock awards by using the Black-Scholes option valuation model, which requires the use of certain subjective assumptions. Significant assumptions include management’s estimates of the estimated stock price volatility, the expected life of the awards and related employee forfeiture rates. For more information, see Note 13.
Accounting for Income Taxes
The Company accounts for income taxes and the related accounts under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized. The Company classifies all deferred tax assets and liabilities, and any related valuation allowance, as non-current
in the consolidated balance sheet.
The Company accounts for uncertainty in income taxes using a two-step
approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company classifies the liability for unrecognized tax benefits as current in the balance sheet, to the extent that the Company anticipates payment or receipt of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.
Defined Benefit Pension Plans and Other Employee Benefits
The Company has defined benefit pension plans that cover certain of its employees in France, Japan, and Germany. The Company also has a postretirement plan that provides for the reimbursement of a portion of medical and life insurance premiums for certain retirees and eligible dependents in the United States. Plan liabilities are revalued annually based on assumptions relating to the discount rates used to measure future obligations and expenses, salary-scale inflation rates, mortality and other assumptions. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation; however, actual results may differ from the Company’s estimates.
Fair Value Measurements
The Company applies fair value accounting to all financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The fair value of the Company’s cash and cash equivalents, restricted cash, accounts receivable, and other current assets and liabilities approximates their carrying amounts due to the relatively short maturity of these items. The fair value of third-party notes payable approximates the carrying value because the interest rates are variable and reflect market rates.

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Fair Value of Financial Instruments
The Company categorizes assets and liabilities recorded at fair value in the consolidated balance sheets based upon the level of judgment associated with inputs used to measure their fair value. It is not practicable due to cost and effort for the Company to estimate the fair value of notes issued to related parties primarily due to the nature of their terms relative to the entity’s capital structure.
Assets and liabilities carried at fair value are valued and disclosed in one of the following three levels of the valuation hierarchy:
Level
 1
 – Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
Level
 2
 –
Inputs are quoted prices in active markets for similar assets or liabilities or inputs that can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level
 3
 –
Inputs are unobservable and require significant management judgment or estimation.
The following table summarizes the financial assets and liabilities of the Company that are measured at fair value on a recurring basis (in millions):

	Fair Value Measurements at June 30, 2021
	Level 1	Level 2	Level 3
Assets
Cash, cash equivalents, and restricted cash (Note 11)	$102.4	$—	$—
Discretionary retirement plan (Note 12)	3.4	0.8	—
Liabilities
Discretionary retirement plan (Note 12)	3.4	0.8	—

	Fair Value Measurements at June 30, 2020
	Level 1	Level 2	Level 3
Assets
Cash, cash equivalents, and restricted cash (Note 11)	$120.0	$—	$—
Discretionary retirement plan (Note 12)	2.4	1.1	—
Liabilities
Discretionary retirement plan (Note 12)	2.4	1.1	—
Foreign Currency Translation
Local currency is the functional currency for substantially all of the Company’s foreign operations. Assets and liabilities of foreign operations are translated into U.S. dollars using the exchange rates in effect at the balance sheet reporting date, while income and expenses are translated at the average monthly exchange rates during the period. We record gains and losses from the translation of financial statements in foreign currencies into U.S. dollars in other comprehensive income. The income tax effect of currency translation adjustments related to foreign subsidiaries that are not considered indefinitely reinvested is recorded as a component of deferred taxes with an offset to other comprehensive income. We record gains and losses from changes in exchange rates on transactions denominated in currencies other than each reporting location’s functional currency in the consolidated statements of operations for each period.
Concentrations of Risk
Financial instruments that are potentially subject to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash in bank deposit accounts that, at times, may exceed the insured limits of the local country. The Company has not experienced any losses in such accounts.
The Company sells its products and services mainly to large, private and governmental organizations in the Americas, Europe, the Middle East and Asia Pacific regions. The Company performs ongoing evaluations of its

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customers’ financial condition and limits the amount of credit extended when deemed necessary. The Company generally does not require its customers to provide collateral or other security to support accounts receivable. As of June 30, 2021, and June 30, 2020, no customer accounted for more than 10% of the accounts receivable balance.
Loss Per Share
Net loss per share of common stock is computed using the
two-class
method required for multiple classes of common stock and participating securities based upon their respective rights to receive dividends as if all income for the period has been distributed. The rights, including the liquidation, dividend rights, sharing of losses, and voting rights of the Ordinary Class A and Class B common stock are identical. As the rights of both classes of shares are identical, the undistributed earnings are allocated on a proportionate basis and the resulting net loss per share attributed to common stockholders is therefore the same for Ordinary Class A and Class B common stock on an individual or combined basis.
The Company’s participating securities include the Company’s nonvested Ordinary Class A shares, as the holders are entitled to non-forfeitable
dividend rights in the event a dividend is paid on common stock. The holders of nonvested Ordinary Class A shares do not have a contractual obligation to share in losses.
Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding, adjusted for the outstanding nonvested shares. Diluted loss per share is computed by giving effect to all potentially dilutive securities outstanding for the period using the treasury stock method or the if-converted
method based on the nature of such securities. For periods in which the Company reports net losses, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders, because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.
Recent Accounting Pronouncements
Accounting Guidance Issued But Not Yet Adopted
In March 2020, the FASB issued ASU
2020-04
“
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting”.
ASU
2020-04
provides temporary optional expedients and exceptions for applying GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from the LIBOR and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. For all entities, ASU
2020-04
can be adopted after its issuance date through December 31, 2022. The Company is currently evaluating the impact of this ASU.
In August 2018, the FASB issued ASU
2018-15,
Intangibles – Goodwill and Other – Internal Use Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract
, which amend the accounting for implementation, setup and other upfront costs for entities that are a customer in a hosting arrangement that is a service contract. ASU
2018-15
was effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, including emerging growth companies, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period for which financial statements have not been issued. Reporting entities can choose to adopt the new guidance prospectively to eligible costs incurred on or after the date the guidance is first applied or retrospectively. Application of the amendments can be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company will implement the provisions of ASU
2018-15
for annual periods beginning July 1, 2021. The Company does not expect this will have a material impact on the consolidated financial statements and related disclosures.

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In June 2016, the FASB issued ASU
2016-13,
Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, which replaced the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For trade and other receivables, loans, and other financial instruments, we will be required to use a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses which reflects losses that are probable. Credit losses relating to available-for-sale
debt securities will also be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. The effective date of ASU
2016-13
varies depending on the type of entity. Public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding eligible smaller reporting companies (SRCs) as defined by the SEC, should adopt the amendments in ASU
2016-13
for fiscal years beginning after December 15, 2019. For all other entities, the amendments in ASU
2016-13
are effective for fiscal years beginning after December 15, 2022. Early adoption will continue to be permitted. Application of the amendments is through a cumulative-effect adjustment to retained earnings as of the effective date. The company will implement provisions of ASU
2016-13
for annual periods beginning July 1, 2021. We do not expect adoption of this standard to have a material impact on our consolidated financial statements.
In February 2016, the FASB issued ASU
2016-02,
Leases (Topic 842)
, which is a new accounting and reporting guidance for leasing arrangements. The new standard requires organizations that lease assets to recognize assets and liabilities on the balance sheet related to the rights and obligations created by those leases with terms of more than 12 months, regardless of whether they are classified as financing or operating leases. Consistent with current guidance, the recognition, measurement, and presentation of expenses and cash flows arising from a lease primarily will depend on its classification as a finance or operating lease. The guidance also requires new disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. For public companies, the new standard was effective for annual and interim periods in fiscal years beginning after December 15, 2018. On June 3, 2020, the FASB issued guidance (ASU
2020-05)
that deferred the effective date of the leases standards (ASC 842) for non-public
business entities that had not yet issued financial statements adopting the standards. For these entities, including emerging growth companies, ASU
2016-02
is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application continues to be allowed.
The Company will adopt the provisions of ASU
2016-02
for annual periods beginning July 1, 2021 and will recognize a lease liability measured as the present value of remaining lease payments as well as a right of use asset measured as the amount of the lease liability adjusted for certain assets and liabilities such as deferred lease obligations related to operating leases previously recognized in the balance sheet. The Company will elect the modified retrospective transition method and under such method no recast of prior-period financial statements will be presented. The Company will elect the transition package of practical expedients, which among other things, allows for the carryforward of historical lease classifications, and we will make an accounting policy election to not apply the recognition requirements to leases with a term of less than twelve months. The Company will also elect to account for lease and non-lease
components as a combined single lease component.
The Company estimates an increase in lease-related assets and liabilities, ranging between $50.0 million and $60.0 million, in the consolidated balance sheets when it adopts ASC
2016-02
and its amendments effective July 1, 2021. The Company estimates that the cumulative effect adjustment to retained earnings upon adoption will not be material. The Company does not believe the standard will materially affect consolidated net income and does not believe it will have a material impact on liquidity.
The Company’s existing leases consist primarily of offices, equipment, and vehicles and the related future commitments under lease obligations are summarized in Note 9.

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Recently Adopted Accounting Guidance
In May 2014, the FASB issued ASU
2014-19,
Revenue from Contract with Customers (ASC 606)
. On July 1, 2019, the Company adopted ASC 606 using modified retrospective method for all contracts. Revenue for periods prior to July 1, 2019 has not been adjusted and continues to be reported under ASC Topic 605,
Revenue Recognition (ASC 605)
. The impact of adoption of
ASC 606
was not material to the Company’s consolidated financial statements other than the newly required disclosures and therefore the periods reported under
ASC 606
and
ASC 605
are considered comparable in all material respects.
In January 2016, the FASB issued ASU
2016-01,
Financial Instruments (Subtopic
825-10):
Recognition and Measurement of Financial Assets and Financials Liabilities
, which amended certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Most prominent among the amendments is the requirement for changes in the fair value of our equity investments, with certain exceptions, to be recognized through net income rather than OCI. The application of the amendments resulted in a cumulative-effect adjustment to our consolidated balance sheets as of the effective date. The Company adopted this guidance as of July 1, 2019 and it did not have a material impact on our consolidated financial statements.
In October 2016, the FASB issued ASU
2016-16,
Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory (ASU
2016-16)
, which changes the timing of when certain intercompany transactions are recognized within the provision for income taxes. The Company adopted this guidance, on a modified retrospective basis, as of July 1, 2019 and it did not have a material impact on our consolidated financial statements.
In November 2016, the FASB issued ASU
2016-18,
Statement of Cash Flows (Topic 230): Restricted Cash
, which requires amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. The Company adopted this guidance as of July 1, 2019 using a retrospective transition method to each period presented. For more information, see Note 11.
In March 2017, the FASB issued ASU
2017-07,
Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost
. ASU
2017-07
changes how employers that sponsor defined benefit pension and/or other postretirement benefit plans present the cost of the benefits in the income statement. The Company adopted this guidance as of July 1, 2019 prospectively and it did not have a material impact on our consolidated financial statements.
In August 2016, the FASB issued ASU
2016-15,
Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which clarifies how entities should classify certain cash receipts and cash payments in the statement of cash flows and amends certain disclosure requirements. The Company adopted this guidance as of July 1, 2019 prospectively and it did not have a material impact on our consolidated financial statements.
In February 2018, the FASB issued ASU
2018-02
(ASC Topic 220), Income Statement—Reporting Comprehensive Income: Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This ASU was issued following the enactment of the US TCJA of 2017 and permits entities to elect a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act. For all entities, ASU
2018-02
is effective for annual and interim reporting periods beginning after December 15, 2018. The Company adopted this guidance as of July 1, 2019 and has elected not to reclassify the income tax effects of the TCJA from OCI to retained earnings.
In December 2019, as part of its initiative to reduce complexity in the accounting standards, the Financial Accounting Standards Board issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU
2019-12”),
which eliminates certain exceptions related to the approach for intra-period tax

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allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU
2019-12
also clarifies and simplifies other aspects of the accounting for income taxes. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company early adopted ASU
2019-12
on July 1, 2019 prospectively, and this adoption had no material impact on the Company’s financial position or results of operations.
In August 2018, the FASB issued ASU
2018-13,
Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU
2018-13”)
. ASU
2018-13
eliminates, adds and modifies certain disclosure requirements for fair value measurements as part of the FASB’s disclosure framework project. For all entities, ASU
2018-13
is effective for annual and interim reporting periods beginning after December 15, 2019. Certain amendments must be applied prospectively while others are to be applied on a retrospective basis to all periods presented. The Company adopted this guidance as of July 1, 2020, and it did not have a material impact on the consolidated financial statements or related disclosures.
2. Acquisitions
The Company continually evaluates potential acquisitions that strategically fit with the Company’s existing portfolio and as a result, the Company completed a number of acquisitions during the years ended June 30, 2021, June 30, 2020, and June 30, 2019.
All acquisitions are accounted for under the acquisition method of accounting, with the related assets acquired and liabilities assumed recorded at fair value. The Company makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Company obtains the information used for the purchase price allocation during due diligence and through other sources. In the months after closing, as the Company obtains additional information about the acquired assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price. The fair values of acquired intangibles are determined based on estimates and assumptions that are deemed reasonable by the Company. Significant assumptions include the discount rates and certain assumptions that form the basis of the forecasted results of the acquired business including revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and growth rates. These assumptions are forward looking and could be affected by future economic and market conditions. The Company engages third-party valuation specialists who review the Company’s critical assumptions and calculations of the fair value of acquired intangible assets in connection with material acquisitions. Only facts and circumstances that existed as of the acquisition date are considered for subsequent adjustment. The Company will make appropriate adjustments to the purchase price allocation prior to completion of the measurement period, as required.
The purchases of these acquired businesses resulted in the recognition of goodwill in the Company’s Consolidated Financial Statements, which is calculated as the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from the other assets acquired that could not be individually identified and separately recognized. The goodwill is not amortized and is not deductible for income tax purposes. This goodwill recorded includes the following:

•	The expected synergies and other benefits that we believe will result from combining the operations of the acquired business with the operations of Mirion;

•	Any intangible assets that did not qualify for separate recognition, as well as future, yet unidentified projects and products;

•	The value of the existing business as an assembled collection of net assets versus if the Company had acquired all of the net assets separately.

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The following briefly describes the Company’s acquisition activity for the three years ended June 30, 2021.

Year Ended June 30,	Company Name	Description of the Business	Description of the Acquisition
2021	Sun Nuclear	Sun Nuclear Corporation (“SNC” or “Sun Nuclear”) is a provider in radiation oncology quality assurance, delivering patient safety solutions for diagnostic imaging and radiation therapy centers around the world.	On December 18, 2020, the Company acquired 100% of the equity interest for approximately $258.1 million of purchase consideration, net of cash acquired.

2021	Dosimetrics	Dosimetrics is a provider in the development and production of OSL personal radiation dosimeters and dosimetry solutions, including readers, erasers, software, accessories, and automation systems.	On December 1, 2020, the Company acquired 100% of the equity interest for approximately $3.0 million of purchase consideration, net of cash acquired.

2021	Biodex	Biodex is a manufacturer and distributor of medical devices and related replacement parts for physical and nuclear medicine, as well as medical imaging applications located in the United States.	On September 1, 2020, the Company acquired 100% of the equity interest for approximately $26.9 million of purchase consideration, net of cash acquired.

2020	AWST	AWST is a provider of calibration and measurement technologies for radiation medicine applications.	On March 31, 2020, the Company acquired 100% of the equity interest for approximately €24.5 million (or $26.9 million) of purchase consideration.

2020	Selmic	Selmic is an electronic component manufacturer of sensors, modules, and devices serving in automotive, transportation, medical, security, defense, and telecom industries.	On October 31, 2019, the Company acquired 100% of the equity interest for approximately €9.1 million (or $10.2 million) of purchase consideration.

2020	Premium Analyse	Premium Analyse is a provider in the radioactive gas detection market and measurement of tritium.	On July 19, 2019, the Company acquired 100% of the equity interest for approximately €7.9 million ($8.9 million) of purchase consideration.

2020	Capintec	Capintec is a provider of calibration and measurement technologies for nuclear medicine applications. Capintec provides solutions for applications in nuclear medicine, nuclear cardiology, oncology, endocrinology, diagnostic radiology, and radiation therapy.	On July 9, 2019, the Company acquired 100% of the equity interest for approximately $14.5 million of purchase consideration.

2019	NRG Dosimetry Services Group	NRG Dosimetry Services Group is a provider of dosimetry services in the Netherlands.	On October 31, 2018, the Company acquired 100% of the equity interest for approximately €7.8 million (or $9.1 million) of purchase consideration.

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The following table presents the preliminary purchase price allocation estimates of the fair value of the assets acquired and liabilities assumed for the material Biodex and SNC acquisitions during the year ended June 30, 2021 (in millions):

	Biodex	SNC
Date of acquisition	September 1, 2020	December 18, 2020
Segment	Medical	Medical
Goodwill	$11.1	$130.2
Customer relationships (1)	2.3	59.5
Tradenames (2)	1.4	12.0
Non-Compete Agreements (3)	0.3	7.5
Developed Technology (4)	2.6	46.5

Amortizable intangible assets	$6.6	$125.5
Cash	4.1	18.8
Accounts receivable	4.0	24.0
Inventory	6.4	13.9
Property, Plant and Equipment	1.0	5.9
Other current and non-current assets	0.6	8.0
Current liabilities	(2.6)	(9.3)
Deferred contract revenue	(0.2)	(6.5)
Other long-term liabilities	—	(33.6)

Net tangible assets acquired	$13.3	$21.2

Purchase consideration (5)	31.0	276.9
Less: cash acquired	(4.1)	(18.8)

Purchase consideration, net of cash acquired	$26.9	$258.1
Acquiree revenue post acquisition through the period ended June 30, 2021	$32.6	$48.9
Acquiree income (loss) from operations post acquisition through the period ended June 30, 2021	$0.7	$(5.5)

(1)	The useful life for customer relationships ranges from 10 to 11 years.
(2)	The useful life for tradenames is 7 years.
(3)	The useful life for non-compete agreements ranges from 2 to 3 years.
(4)	The useful life for developed technology ranges from 7 to 10 years.
(5)	Biodex purchase consideration consisted of cash. SNC purchase consideration consisted of $261.9 million cash and $15.0 million of deferred consideration paid in February 2021.
In connection with the acquisition of Sun Nuclear, the Company incurred approximately $1.2 million of transaction expenses for the year ended June 30, 2021.

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The following summarizes the fair value of assets acquired and liabilities assumed for the acquisitions during the year ended June 30, 2020 (in millions):

	Company Name
	Capintec	Premium Analyse	Selmic	AWST
Date of acquisition	July 9, 2019	July 19, 2019	October 31, 2019	March 31, 2020
Segment	Medical	Industrial	Industrial	Medical
Goodwill	$6.0	$4.3	$2.7	$4.1
Customer relationships (1)	2.4	2.1	2.2	20.9
Developed technology (2)	2.5	1.7	—	—
Tradename (3)	0.1	0.1	0.2	—
Backlog (4)	0.3	—	0.1	—

Amortizable intangible assets	$5.3	$3.9	$2.5	$20.9
Cash	0.6	1.2	0.4	—
Accounts receivable	2.0	0.5	1.0	—
Inventory	2.7	1.4	4.2	0.6
Property and equipment	0.8	0.2	2.1	3.8
Other assets	0.6	0.1	—	0.3

Total tangible assets acquired	$6.7	$3.4	$7.7	$4.7
Accounts payable	(1.0)	(0.2)	(1.0)	—
Accrued expenses and other current liabilities	(1.1)	(0.1)	(0.5)	(0.4)
Pension obligations	—	(0.1)	—	—
Deferred tax liability	(0.5)	(1.1)	(0.7)	—
Deferred contract revenue	—	—	—	(0.6)
Financing obligations	—	—	—	(1.8)
Other liabilities	(0.3)	—	(0.1)	—

Total liabilities assumed	$(2.9)	$(1.5)	$(2.3)	$(2.8)

Net tangible assets acquired	$3.8	$1.9	$5.4	$1.9

Purchase consideration	15.1	10.1	10.6	26.9
Less: cash acquired	(0.6)	(1.2)	(0.4)	—

Purchase consideration, net of cash acquired	$14.5	$8.9	$10.2	$26.9
Acquiree revenue post acquisition for twelve months ended June 30, 2020	$15.2	$3.0	$11.0	$2.5
Acquiree income (loss) from operations post acquisition for twelve months ended June 30, 2020	$0.7	$—	$(0.1)	$(0.4)

(1)	The useful life for customer relationships ranges from 7 to 17 years.
(2)	The useful life for developed technology is 7 years.
(3)	The useful life for tradenames is 5 years.
(4)	The useful life for backlog is 1 year.
Transaction costs related to the above acquisitions were not material for the year ended June 30, 2020.

Unaudited Pro Forma Financial Information
The following unaudited pro forma financial information presents the Company’s results of operations for the year ended June 30, 2021 and 2020 to illustrate the estimated effects of the acquisitions of Biodex and SNC as if they had occurred on July 1, 2019. The pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the Company’s operating results that may have actually occurred had the acquisitions of Biodex and SNC been completed on July 1, 2019. The unaudited pro forma financial information does not reflect the expected realization of any anticipated cost savings, operating efficiencies, or other synergies that may have been associated with the acquisitions.

(amounts in millions)	Year ended June 30,
	2021	2020
Total revenues	$670.9	$598.7
Net loss	(168.5)	(151.9)
Net loss attributable to Mirion Technologies (TopCo), Ltd stockholders	(168.4)	(151.9)
The unaudited pro forma financial information reflects pro forma adjustments to present the combined pro forma results of the operations as if the acquisitions had occurred on July 1, 2019 to give effect to certain events the Company believes to be directly attributable to the acquisitions. These pro forma adjustments primarily include:

•	A net increase in cost of revenues, depreciation and amortization expense that would have been recognized due to acquired inventory, property, plant and equipment and intangible assets;

•	An increase to interest expense to reflect the additional borrowings of the Company in conjunction with the acquisition;

•
A reduction in expenses for the year ended June 30, 2021 and a corresponding increase in the year ended June 30, 2020, for acquisition-related transaction costs directly attributable to the acquisition;

•	A reduction in revenues due to the elimination of deferred contract revenue assigned no value at the acquisition date;

•
An increase in income tax expense using the U.S. statutory rate of 25% to reflect a change in tax status had the SNC and Biodex results of operations been included in the Company’s consolidated tax return.

•	The related income tax effects of the adjustments noted above.
For the years ended June 30, 2021, and June 30, 2020, pro forma adjustments directly attributable to the acquisitions include (i) the purchase accounting effect of inventories acquired of $5.2 million, (ii) transaction costs of $4.8 million and (iii) the reduction in revenues of $14.8 million due to the elimination of deferred contract revenue assigned no value at the acquisition date.
3. Contracts in Progress
Costs and billings on uncompleted construction-type contracts consist of the following (in millions):

	June 30, 2021	June 30, 2020
Costs incurred on contracts (from inception to completion)	$185.8	$152.5
Estimated earnings	133.2	108.9

Contracts in progress	319.0	261.4
Less: billings to date	(261.9)	(209.8)
Less: write-offs	(2.7)	—

	$54.4	$51.6

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Included in the accompanying balance sheets under the following captions:

	June 30, 2021	June 30, 2020
Costs and estimated earnings in excess of billings on uncompleted contracts – current	$57.2	$59.5
Costs and estimated earnings in excess of billings on uncompleted contracts – noncurrent (1)	8.1	—
Billings in excess of costs and estimated earnings on uncompleted contracts – current (2)	(8.0)	(8.0)
Billings in excess of costs and estimated earnings on uncompleted contracts – noncurrent (3)	(2.9)	—

	$54.4	$51.5

(1)	Included in other assets within the consolidated balance sheets.
(2)	Included in deferred contract revenue – current within the consolidated balance sheets.
(3)	Included in other liabilities within the consolidated balance sheets.
Substantially all of the contract liabilities balance as of June 30, 2020 was recognized as revenue during the year ended June 30, 2021.
4. Inventories
The components of inventories consist of the following (in millions):

	June 30, 2021	June 30, 2020
Raw materials	$50.9	$40.6
Work in progress	26.8	16.1
Finished goods	35.5	33.5

	$113.2	$90.2

5. Property, Plant, and Equipment, Net
Property and equipment, net consist of the following (in millions):

	Depreciable Lives	June 30, 2021	June 30, 2020
Land, buildings, and leasehold improvements	3-39 years	$44.4	$43.9
Machinery and equipment	5-15 years	49.6	38.9
Badges	3-5 years	38.9	29.4
Furniture, fixtures, computer equipment and other	3-10 years	33.6	27.6
Construction in progress	—	13.6	7.3

		180.1	147.1
Less: accumulated depreciation and amortization		(91.3)	(71.9)

		$88.8	$75.2

Total depreciation expense included in cost of revenue was $14.0 million, $12.7 million, and $11.1 million for the fiscal years ended June 30, 2021, June 30, 2020, and June 30, 2019, respectively. Total depreciation expense included in operating expenses was $6.8 million, $5.2 million, and $5.4 million for the fiscal years ended June 30, 2021, June 30, 2020, and June 30, 2019, respectively. Construction in progress includes capitalized internal use software costs totaling $3.5 million and $1.2 million as of June 30, 2021, and June 30, 2020, respectively.

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6. Accrued Expenses and Other Current Liabilities, and Deferred Income Taxes and Other Long-Term Liabilities
Accrued expenses and other current liabilities consist of the following (in millions):

	June 30, 2021	June 30, 2020
Compensation and related benefit costs	$38.9	$30.3
Customer deposits	8.1	3.1
Accrued commissions	1.1	3.7
Accrued warranty costs	6.3	5.5
Non-income taxes payable	5.0	4.9
Pension and other post-retirement obligations	0.5	0.3
Income taxes payable	3.1	9.2
Restructuring	3.1	—
Accrued professional fees related to becoming a public company	8.3	—
Other accrued expenses	9.9	7.1

	$84.3	$64.1

Deferred income taxes and other long-term liabilities consist of the following (in millions):

	June 30, 2021	June 30, 2020
Deferred income taxes	$40.1	$33.1
Pension and other post-retirement obligations, non-current	12.5	12.4
Other long-term liabilities	24.9	18.0

	$77.5	$63.5

7. Goodwill and Intangible Assets
Goodwill
Goodwill is calculated as the excess of consideration transferred over the net assets recognized for acquired businesses and represents future economic benefits arising from the other assets acquired that could not be individually identified and separately recognized. The Company assesses goodwill for impairment at the reporting unit level annually on the first day of the fourth quarter and upon the occurrence of a triggering event or change in circumstance that would more likely than not reduce the fair value of a reporting unit below its carrying amount.
Goodwill is assigned to reporting units at the date the goodwill is initially recorded and is reallocated as necessary based on the composition of reporting units over time. During the fourth quarter of the fiscal year ended June 30, 2021, the Company completed its annual goodwill impairment test and elected to perform a qualitative assessment. The Company performed a quantitative goodwill impairment test at the reporting unit level during the year ended June 30, 2020. As a result of the impairment tests, no goodwill impairment was recognized for the years ended June 30, 2021, June 30, 2020, and June 30, 2019.

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The following table shows changes in the carrying amount of goodwill by reportable segment for the years ended June 30, 2021 and 2020 (in millions):

	Medical	Industrial	Consolidated
Balance—June 30, 2019	$96.7	$414.9	$511.6
Acquisition of Capintec	6.0	—	6.0
Acquisition of Premium Analyse	—	4.3	4.3
Acquisition of Selmic	—	2.7	2.7
Acquisition of AWST	4.1	—	4.1
Translation adjustment	—	(6.1)	(6.1)

Balance—June 30, 2020	$106.8	$415.8	$522.6
Acquisition of Sun Nuclear	130.2	—	130.2
Acquisition of Biodex	11.1	—	11.1
Acquisition of Dosimetrics	1.6	—	1.6
Translation adjustment	(0.2)	16.2	16.0

Balance—June 30, 2021	$249.5	$432.0	$681.5

We do not expect goodwill to be deductible for income tax purposes.
Intangible Assets
Intangible assets consist of our developed technology, customer relationships, backlog, trade names, and non-compete
agreements at the time of acquisition through business combinations. The customer relationships definite lived intangible assets are amortized using the double declining balance method with estimated useful lives ranging from 6 to 17 years, while all other definite lived intangible assets are amortized on a straight-line basis over their estimated useful lives, most ranging from 1 to 10 years.
Many of our intangible assets are
not
deductible for income tax purposes. A summary of intangible assets and related accumulated amortization (in millions) is below:

		June 30, 2021
	Original Average Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer relationships	6 -17	$420.4	$(205.6)	$214.8
Developed technology	3 -16	184.5	(104.7)	79.8
Trade names	5 -9	47.4	(29.5)	17.9
Backlog and other	1 -9	40.6	(26.8)	13.8

Total		$692.9	$(366.6)	$326.3

		June 30, 2020
	Original Average Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer relationships	6-15	$358.5	$(170.5)	$188.0
Developed technology	3-16	130.0	(81.0)	49.0
Trade names	5-9	32.9	(22.4)	10.5
Backlog and other	1-9	22.8	(22.0)	0.8

Total		$544.2	$(295.9)	$248.3

Aggregate amortization expense for intangible assets included in cost of revenue was $20.9 million, $17.9 million, and $18.4 million for the fiscal years ended June 30, 2021, 2020 and 2019 respectively. Aggregate

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amortization expense for intangible assets included in operating expenses was $41.9 million, $32.7 million, and $34.5 million for the fiscal years ended June 30, 2021, 2020, and 2019, respectively. Future annual amortization expense at current exchange rates is as follows (in millions):

Fiscal year ending June 30:
2022	$63.8
2023	47.5
2024	39.7
2025	35.6
2026 and thereafter	139.7

Total	$326.3

8. Borrowings
Third-party notes payable consist of the following (in millions):

	June 30, 2021	June 30, 2020
2019 Credit Facility – first lien term loan	$906.4	$682.1
NRG Loan	—	5.8
Canadian Financial Institution	1.2	1.2
JLG Note Payable	0.3	0.2
Other	0.8	—
Draw on revolving line of credit	—	35.0

Total third-party borrowings	908.7	724.3
Less: notes payable to third-parties, current	(6.4)	(41.1)
Less: deferred financing costs	(16.6)	(13.4)

Notes payable to third-parties, non-current	$885.7	$669.8

As of June 30, 2021, and June 30, 2020, the fair market value of the Company’s 2019 Credit Facility – first lien term loan was $906.4 million and $662.5 million, respectively. The fair market value for the credit facility were estimated using primarily level 2 inputs, including borrowing rates available to the Company at the respective period ends. The fair market value for the Company’s remaining third-party debt approximates the respective carrying amounts as of June 30, 2021 and June 30, 2020.
2019 Credit Facility
In March 2019, Mirion Technologies (HoldingRep), Ltd., a wholly owned subsidiary of the Company, and subsidiaries entered into a credit agreement with an intermediary and a syndicate of institutional lenders (“2019 Credit Facility”). The 2019 Credit Facility provided for financing of a $450.0 million senior secured term loan facility and a €125 million term loan facility, as well as a $90.0 million revolving line of credit. The 2019 Credit Facility was amended to provide an additional $225.0 million, $34.0 million and $66.0 million in gross proceeds from the USD term loan in December 2020, July 2019, and December 2019, respectively.
USD term loan
– The term loan has a seven-year term (expiring March 2026), bears interest at the greater of Adjusted London Interbank Offered Rate (“LIBOR”) or 0%, plus 4.00% and has quarterly principal repayments of 0.25% of the original principal balance. The interest rate was 4.15% and 5.07% at June 30, 2021 and 2020, respectively. The Company repaid $7.2 million and $5.5 million for the fiscal year ended June 30, 2021 and 2020, respectively, yielding an outstanding balance of approximately $761.3 million and $543.5 million as of June 30, 2021 and 2020, respectively.

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Euro term loan
- The Euro portion of the term loan has a seven-year term (expiring March 2026), bears interest at the greater of European union interbank market (“Euribor”) or 0%, plus 4.25% and has quarterly principal repayments of 0.25% of the original principal balance. As of June 30, 2021, and June 30, 2020, the interest rate was 4.25%. The Company repaid $1.5 million and $1.4 million for the fiscal year ended June 30, 2021 and 2020, respectively, yielding an outstanding balance of approximately €122.2 million (approximately $145.1 million) and €123.4 million (approximately $138.6 million) as of June 30, 2021 and June 30, 2020, respectively.
Revolving Line of Credit
- The revolving line of credit arrangement has a five-year term and bears interest at the greater of LIBOR or 0%, plus 4.00%. The agreement requires the payment of a commitment fee of 0.50% per annum for unused commitments. The revolving line of credit matures in March 2024, at which time all outstanding revolving facility loans and accrued and unpaid interest are due. Any outstanding letters of credit reduce the availability of the revolving line of credit. The outstanding balance under the arrangement was $0 and $35.0 million as of June 30, 2021, and June 30, 2020, respectively. Additionally, the Company has standby letters of credit issued under its Credit Facility that reduce the availability under the revolver of $8.7 million and $9.0 million at June 30, 2021, and June 30, 2020, respectively, the amount available on the revolver was approximately $81.3 million and $46.0 million, for the same periods, respectively.
Deferred Financing Costs
In connection with the issuance of the 2019 Credit Facility, we incurred debt issuance costs of $16.3 million on date of issuance, and an additional $6.2 million and $1.2 million of costs for incremental proceeds in fiscal years 2021 and 2020, respectively. In conjunction with the issuance of 2019 Credit Facility, we concluded there was an extinguishment of a previous debt. We wrote off the remaining unamortized original issue discounts (OID) and debt issuance costs of $12.8 million in March 2019. In accordance with accounting for debt issuance costs, we recognize and present deferred finance costs associated with non-revolving
debt and financing obligations as a reduction from the face amount of related indebtedness in our consolidated balance sheet.
In connection with the issuance of the 2019 Credit Facility revolving line of credit, we incurred debt issuance costs of $0.9 million. We wrote off the remaining unamortized debt issuance costs of $0.2 million of a previous revolving credit agreement in March 2019. We recognize and present debt issuance costs associated with revolving debt arrangements as an asset and include the deferred finance costs within other assets on our consolidated balance sheet. We amortize all debt issuance costs over the life of the related indebtedness.
During fiscal years 2021, 2020, and 2019, we incurred approximately $3.2 million, $2.6 million, and $2.8 million, respectively, of amortization expense of the deferred finance costs, in addition to the write off of $12.8 million included in Loss on debt extinguishment in fiscal year end 2019.
Both Credit Facilities are secured by a first priority lien on substantially all of Mirion HoldingRep and subsidiaries’ assets in the United States, certain assets of guarantor subsidiaries in Germany, United Kingdom, Canada, France, Belgium and Luxembourg and
two-thirds
of assets in
non-guarantors
and other countries. Loan fees recorded as debt discounts are amortized using the effective interest method. The Credit Facility contains customary restrictive covenants, as well as financial covenants that require Mirion HoldingRep and subsidiaries to maintain a certain total level of debt-to-income
ratio and interest coverage ratio, each as defined in the Credit Facility, as well as non-financial
affirmative and negative covenants. The negative covenants, subject to certain exceptions, generally limit the ability of Mirion HoldingRep and subsidiaries to incur additional debt, create liens, make fundamental changes, make certain investments, pay dividends, purchase or retire equity interests, or prepay or retire certain debt. Mirion HoldingRep and subsidiaries were in compliance with all debt covenants at both June 30, 2021, and June 30, 2020.
NRG Loan -
In conjunction with the acquisition of NRG (see Note 2), the Company entered into a loan agreement for €7.2 million ($7.4 million) at the date of the acquisition. This agreement expires in December 2023. The loan bears interest which is Euribor of 3 months, plus 2.0%, and mandatory costs if any. This loan was paid off in the fiscal year ended June 30, 2021.

Canadian Financial Institution
-
In May 2019, the Company entered into a credit agreement for C$1.7M ($1.3 million) with a Canadian financial institution that matures in April 2039. The note bears annual interest at 4.15%. The credit agreement is secured by the facility acquired using the funds obtained.
JLG Note Payable
-
In May 2019, the Company entered into a note payable for $0.2 million with an individual that has left the organization, which is due upon a change in control of Mirion Technologies (Global), Ltd, a wholly owned subsidiary of the Company. The note bears annual interest at 6.00%.
Overdraft Facilities
The Company has overdraft facilities with certain German and French financial institutions. As of June 30, 2021, and June 30, 2020, no amounts were outstanding under these arrangements.
Performance Bonds and Other Credit Facilities
The Company has entered into various line of credit arrangements with local banks in France and Germany. These arrangements provide for the issuance of documentary and standby letters of credit of up to €67.3 million ($79.9 million) and €47.3 million ($53.1 million) as of June 30, 2021 and 2020, respectively, subject to certain local restrictions. As of June 30, 2021, and 2020, €24.7 million ($29.3 million) and €21.2 million ($23.7 million), respectively, of the lines had been utilized to guarantee documentary and standby letters of credit, with interest rates ranging from 0.5% to 2.00%. In addition, the Company posts performance bonds with irrevocable letters of credit to support certain contractual obligations to customers for equipment delivery. These letters of credit are supported by restricted cash accounts, which totaled $1.0 million and $1.7 million as of June 30, 2021 and June 30, 2020, respectively.
At June 30, 2021, contractual principal payments of total third-party borrowings are as follows (in millions):

Fiscal year ending June 30:
2022	$10.0
2023	9.0
2024	9.0
2025	8.9
2026	870.7
Thereafter	1.1

Gross Payments	908.7
Unamortized debt issuance costs	(16.6)

Total third-party borrowings, net of debt issuance costs	$892.1

Notes payable to related parties consists of the following (in millions):

	June 30, 2021	June 30, 2020
Shareholder Notes	$1,166.8	$983.7
Management Notes	3.7	3.4

Notes payable to related parties	$1,170.5	$987.1

The estimated fair value of the Company’s related party debt was approximately $1,170.5 million and $987.1 million as of June 30, 2021 and June 30, 2020, respectively. The fair value of this instrument approximates book value due to the reasonable possibility of redemption prior to the term date.

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Shareholder and Management Notes
– Mirion Technologies (HoldingSub1), Ltd., is authorized to issue $900 million (plus accrued paid in-kind
interest) of notes to shareholders (“Shareholder Notes”) and up to $5.0 million (plus paid in-kind
cash and interest) of notes to certain members of management (“Management Notes”). The notes rank pari passu between each other and other unsecured obligations of the Company. The notes can be prepaid without penalty at the Company’s option and are subordinate in right of payment to any indebtedness of the Company to banks or to other financial institutions (either currently existing or to occur in the future). Certain of the Shareholder and Management Notes have been admitted to trading and are on the official listing of The International Stock Exchange (TISE).
During fiscal 2021 and 2020, an additional $181.5 million and $99.6 million in Shareholder Notes were admitted to trading and are on the official listing of TISE, respectively. At June 30, 2021 and 2020, there were $1,158.4 million and $976.9 million in Shareholder Notes issued and outstanding, respectively, as listed on TISE. Of the amount available for trading, $683.9 million relates to principal balance and $474.5 million relates to accrued interest as of June 30, 2021. There was no trading activity related to Shareholder and Management Notes during fiscal 2021, and at June 30, 2021, and June 30, 2020 there were $3.6 million and $3.4 million in Management Notes issued and outstanding, respectively, as listed on TISE.
The notes bear simple annual interest at 11.5% except for $
70.0
million of Shareholder Notes added in fiscal year 2021 that bear simple annual interest rate of 6.0% until October 1, 2021 when the interest rate will convert to simple annual interest of 11.5%. For the Shareholder Notes, the interest is added to the principal outstanding on December 31 of each year until 2025 and is referred to as Shareholder Funding Bonds on TISE. For the Management Notes, half of the interest is added to the principal outstanding on December 31 of each year until 2025 and is referred to as Management Funding Bonds on TISE, while the remaining half is payable in cash annually. The listing on the Exchange for Shareholder and Management Funding Bonds is an optional election and certain shareholders have elected to opt-out
of listing their Shareholder Funding Bonds. All other shareholders and management have elected to list their funding bonds on the Exchange. The notes are due when the Company completes a public offering, a winding-up,
a sale, or on March 30, 2026, whichever occurs first. The redemption price is equal to the outstanding principal plus all accrued and unpaid interest then outstanding.
At June 30, 2021, and June 30, 2020, interest of $64.6 million and $56.3 million was accrued on the Shareholder Notes principal outstanding, respectively, and $0.2 million and $0.1 million was accrued on the Management Notes principal outstanding, respectively. As of December 31, 2020, and December 31, 2019, accrued interest of $113.6 million and $101.3 million, respectively, was added to the principal of the Shareholder Notes; and $0.2 million and $0.2 million, respectively, was added to the principal of the Management Notes.
9. Commitments and Contingencies
Leases
In the normal course of business, the Company enters into contractual arrangements with third parties for non-cancellable
operating lease agreements for its offices, equipment and vehicles. Future minimum lease payments for these operating leases as of June 30, 2021, are as follows (in millions):

Fiscal year ending June 30:
2022	$11.3
2023	10.3
2024	8.4
2025	6.7
2026	4.4
2027 and thereafter	18.0

Total	$59.1

Total rent expense for the fiscal years ended June 30, 2021, June 30, 2020, and June 30, 2019, was $9.9 million, $5.8 million, and $4.6 million, respectively.

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Unconditional Purchase Obligations
The Company has entered into certain long-term unconditional purchase obligations with suppliers. These agreements are non-cancellable
and specify terms, including fixed or minimum quantities to be purchased, fixed or variable price provisions, and the approximate timing of payment. As of June 30, 2021, unconditional purchase obligations were $10.3 million and all due within one year.
Litigation
The Company is subject to various legal proceedings, claims, litigation, investigations and contingencies arising out of the ordinary course of business. While the ultimate results of such suits or other proceedings against us cannot be predicted with certainty, we believe the resolution of these matters will not have a material effect on our results of operations, financial condition, or cash flows. If we believe the likelihood of an adverse legal outcome is probable and the amount is reasonably estimable, we accrue a liability in accordance with accounting guidance for contingencies. We consult with legal counsel on matters related to litigation and seek input both within and outside the Company.
10. Income Taxes
The domestic and foreign components of (loss) before provision for income taxes and the provision for income taxes were as follows (in millions):

	Years Ended June 30,
	2021	2020	2019
United Kingdom	$(125.3)	$(118.2)	$(96.3)
United States	(53.8)	(24.5)	(42.0)
Other foreign	14.8	18.1	12.1

Net loss before benefit from income taxes	$(164.3)	$(124.6)	$(126.2)

Income tax provision (benefit):
Current:
United Kingdom	0.3	0.6	1.1
United States	2.4	(6.2)	1.9
Other foreign	9.4	16.1	9.6

Total current provision	$12.1	$10.5	$12.6

Deferred:
United Kingdom	—	(0.4)	(0.3)
United States	(15.5)	1.3	(7.2)
Other foreign	(2.5)	(16.9)	(9.3)

Total deferred benefit	(18.0)	(16.0)	(16.8)

Total benefit from income taxes	$(5.9)	$(5.5)	$(4.2)

The provision (benefit) for income taxes differs from the amount computed by applying the U.K. statutory income tax rate to loss before provision for income taxes as follows:

	Years Ended June 30,
	2021	2020	2019
Income tax at U.K. statutory rate	19%	19%	19%
Subpart F & GILTI	(1%)	(2%)	(4%)
Foreign taxes, including U.S.	(1%)	1%	3%
Transaction costs	(1%)	—	—
Change in valuation allowance	4%	(8%)	1%
Unrecognized tax benefits	(1%)	11%	—
Nondeductible interest expense	(14%)	(17%)	(14%)
Other	(1%)	—	(2%)

Total effective income tax rate	4%	4%	3%

During the fourth quarter of fiscal year ended June 30, 2021, the Finance Act 2021 (the Act) was enacted in the United Kingdom. The Act increases the corporate income tax rate from 19% to 25% effective April 1, 2023. The income tax impact of remeasurement on the Company’s existing deferred tax balances was immaterial as a result of the valuation allowance maintained against the Company’s U.K. net deferred tax assets.
On March 27, 2020, President Trump signed into U.S. federal law the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which provides emergency assistance and health care for individuals, families, and businesses affected by the
COVID-19
pandemic. Namely, the Adjusted Taxable Income (“ATI”) limit calculation for Section 163(j) interest limitation purposes was increased from 30% to 50%. This temporary change in tax law is in effect for tax years beginning during 2019 and 2020, and reduced U.S. taxable income by $3.4 million and $2.2 million for the years ended June 30, 2021, and June 30, 2020, respectively, with no impact to the effective tax rate. The other relief provisions will not have a material impact on the Company’s consolidated financial statements.
On June 29, 2020, the California governor signed Assembly Bill 85 (“AB 85”) into law. AB 85 limits the use of business incentive tax credits and suspends the use of California net operating losses for 2020, 2021, and 2022 for companies with taxable income of $1 million or more. The Company has assessed the impact of AB 85 and determined there is no impact to the effective tax rate.
Mirion has recorded a deferred tax liability of $0.9 million and 0.7 million related to undistributed earnings of certain foreign subsidiaries as of fiscal year 2021 and fiscal year 2020, respectively. Taxes of approximately $26.7 million have not been provided on approximately $220 million of certain earnings and profits of U.S. controlled foreign corporations and approximately $71.4 million of undistributed US GAAP retained earnings of other non-US
foreign subsidiaries held outside the US group which are permanently reinvested.

The components of the Company’s net deferred tax assets and liabilities consist of the following (in millions):

	Years Ended June 30,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$29.2	$29.2
Federal and state credit carryforwards	14.3	16.4
Property, plant and equipment	0.6	2.6
Deferred and other revenue differences	4.0	—
Interest carryforwards	11.2	4.9
Other reserves and accrued expenses	15.0	9.0
Other assets	3.7	4.7

Total deferred tax assets	78.0	66.8
Less: valuation allowance	(29.1)	(29.0)

Net deferred tax assets	$48.9	$37.8

	Years Ended June 30,
	2021	2020
Deferred tax liabilities:
Purchased technologies and other intangibles	$(75.0)	$(58.2)
Deferred and other revenue differences	(8.1)	(0.8)
Property, plant and equipment	(3.9)	(3.0)
Other liabilities	(1.8)	(4.1)

Total deferred tax liabilities	(88.8)	(66.1)

Net deferred tax liabilities	$(39.9)	$(28.3)

Management regularly evaluates the recoverability of deferred tax assets and recognizes the tax benefit only if reassessment demonstrates that they are more likely than not realizable. At such time, if it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be adjusted. In assessing the need for a valuation allowance, Management considers all available evidence, both positive and negative, including reversals of existing temporary differences; historical levels of income; expectations and risks associated with estimates of future taxable income; and any ongoing tax planning strategies. At June 30, 2021, the Company evaluated the realizability of the deferred tax assets and concluded that a valuation allowance of $29.1 million mostly relating to U.S. foreign tax credit carryovers and
non-U.S.
net operating losses and restricted interest carryforwards should continue to be recorded. At June 30, 2020 the valuation allowance was $29.0 million mostly relating to U.S. federal and state net operating losses and foreign tax credit carryovers. The Company increased the valuation allowance by $0.1 million and $10.3 million for the periods ended June 30, 2021, and June 30, 2020, respectively.

	Years Ended June 30,
	2021	2020
Valuation allowance balance – beginning of fiscal year	$29.0	$18.7
Increases resulting from business combinations	0.5	0.3
Other increases	8.6	10.0
Other decreases	(9.0)	—

Valuation allowance balance – end of fiscal year	$29.1	$29.0

A majority of the other decreases is attributable to a change in the realizability of U.S. deferred tax assets upon the acquisition of Sun Nuclear.

As of June 30, 2021, the Company had U.S. federal, U.S. state, and
non-U.S.
net operating loss carryforwards of $52.6 million, $61.8 million, and $54.5 million, respectively. A majority of the U.S. federal net operating losses will expire in fiscal year 2037 through fiscal year 2038. A majority of the U.S. state net operating losses will continue to expire in fiscal year 2022 through fiscal year 2041. Materially, the foreign net operating losses have an indefinite carryover period. As of June 30, 2021, the Company had U.S. and foreign tax credit carryforwards of $15.2 million and $0.4 million, respectively, available to offset future U.S. federal and foreign income taxes payable. U.S. and foreign tax credit carryforwards will expire in fiscal year 2022 through fiscal year 2040.
In the event the Company should experience an ownership change, utilization of certain of its non-U.S. net operating loss carryforwards and tax credits could be limited. In addition, the Company’s ability to utilize U.S. federal and state net operating loss and tax credit carryforwards may be subject to further substantial restrictions under Section 382 of the Internal Revenue Code and similar state tax laws.
As of June 30, 2021, the Company had $5.0 million of unrecognized tax benefits related to uncertain tax positions, $3.4 million of which would affect its effective tax rate if recognized. Management does not believe the unrecognized tax benefits as of June 30, 2021, will materially change in the next 12 months. As of June 30, 2020, the Company had $0.8 million of unrecognized tax benefits related to uncertain tax positions, $0.7 million of which would affect its effective tax rate if recognized. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	Years Ended June, 30
	2021	2020
Balance, beginning of year	$0.8	$13.9
Current year additions to positions	2.6	—
Additions from business combinations	1.7	—
Lapse of applicable statute of limitations	(0.1)	(13.1)
Foreign currency translation adjustments	—	—

Balance, end of year	$5.0	$0.8

The Company has recorded $2.1 million and $0.8 million of unrecognized tax benefits as noncurrent income taxes payable as of June 30, 2021, and June 30, 2020, respectively, and $2.9 million of unrecognized tax benefits as a reduction of net deferred tax assets included in other liabilities in the accompanying consolidated balance sheets at June 30, 2021.
The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. Accrued interest and penalties as of June 30, 2021 and June 30, 2020, were approximately $0.6 million and $0.3 million, respectively. The ultimate amount and timing of any future cash settlements cannot be predicted with reasonable certainty.
The Company conducts business globally and, as a result, one or more of its subsidiaries files income tax returns in the U.K. jurisdiction, U.S. federal and various state and other foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world, including such major jurisdictions as the United Kingdom, France, Germany, Canada, and the United States. With the exception of a few insignificant jurisdictions, the Company is no longer subject to U.S. federal or
non-U.S.
income tax examinations for years prior to fiscal 2014. The Company is no longer subject to U.S. state and local income tax examinations for years prior to fiscal 2004.

In many cases, the Company’s uncertain tax positions are related to tax years that remain subject to examination by tax authorities. The following describes open tax years by major tax jurisdictions as of June 30, 2021:

Years Open
Jurisdiction:
Canada	2014 –2021
France	2018 –2021
Germany	2015 –2021
United Kingdom	2018 – 2021
United States—Federal	2015 – 2021
United States—State	2004 – 2021
11. Supplemental Disclosures to Consolidated Statements of Cash Flows
Supplemental cash flow information and schedules of noncash investing and financing activities (in millions):

	Years Ended
	June 30,
	2021	2020	2019
Cash Paid For:
Cash paid for interest	$37.4	$39.2	$39.2
Cash paid for income taxes	19.3	10.6	11.3
Non-Cash Investing and Financing Activities:
Property, plant, and equipment purchases in accounts payable	3.2	2.0	2.7
Acquisition purchases in accrued expense and other liabilities	2.1	2.8	—
Accounts payable converted to note payable to third parties	—	—	0.2
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balances sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flow.

	Years Ended June 30,
	2021	2020	2019
Cash and cash equivalents	$101.1	$118.4	$35.8
Restricted cash—current	0.8	1.1	1.4
Restricted cash—noncurrent	0.5	0.5	0.4

Total cash, cash equivalents, and restricted cash shown in the statements of cash flow	$102.4	$120.0	$37.6

Amounts included in restricted cash represent funds with various financial institutions to support performance bonds with irrevocable letters of credit for contractual obligations to certain customers.
12. Employee Benefit Plans
Defined Benefit Pension Plans
The Company maintains contributory and noncontributory defined benefit plans for certain employees in France, Japan and Germany. Plan benefits are generally based on each employee’s years of service and final salary. The unfunded benefit obligation recognized in the consolidated balance sheets related to these plans was $12.3 million and $11.9 million at June 30, 2021, and June 30, 2020, respectively. Benefits expense related to these plans was $1.2 million, $1.2 million, and $1.1 million for the years ended June 30, 2021, 2020 and 2019,

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respectively. The amount recognized in accumulated other comprehensive loss related to these plans was $2.2 million, $2.8 million and $3.0 million at June 30, 2021, 2020 and 2019, respectively. The estimated future benefit payments over the next ten years are $5.7 million. The estimated gains and losses, net, that will be amortized from accumulated other comprehensive income into benefits expense over the next fiscal year are not significant.
Other Postretirement Benefit Plans
The Company maintains a postretirement benefit plan for certain eligible employees in the United States. Under the provisions of the plan, certain retired employees will secure their own health insurance coverage, and the Company will reimburse the retired employee an amount specified in the plan. The unfunded benefit obligation recognized in the consolidated balance sheets related to this plan was $0.7 million at both June 30, 2021, and June 30, 2020. Benefits expense related to these plans was negligible for the fiscal years ended June 30, 2020, 2019 and 2018. The Company also offers a discretionary retirement plan to certain eligible employees whereby they may defer a portion of their compensation until retirement.
Defined Contribution Plans
The Company maintains 401(k) savings plans and other voluntary defined contribution retirement plans for other eligible employees. Under each plan, eligible employees may make voluntary contributions, while the Company makes contributions as defined by each plan agreement. Employee contributions in each plan are fully vested and Company contributions vest based on years of service in accordance with the provisions of each plan agreement. Total benefits expense for all defined contribution retirement plans was $3.7 million, $3.1 million, and $1.7 million for the fiscal years ended June 30, 2021, 2020 and 2019, respectively.
13. Share-Based Compensation
The Company’s board of directors issued ordinary A shares of Mirion TopCo common stock for the fair value at the time of issuance. In total, the Company has issued 1,483,795 shares as of June 30, 2021. The shares were issued subject to certain vesting conditions, restrictions on transfer and repurchase rights (further collectively referred to as “Shares”) by Mirion TopCo, other employees of the Company or by investors in Mirion TopCo. Under the service vesting conditions, the Shares, vest over four years, with one-quarter
vesting after one year of service, and the remainder vesting in equal installments over the subsequent thirty-six
months.
Vesting of all Shares is subject to acceleration in the event of certain change of control transactions. The Shares have voting rights and participate in dividends and distributions, if declared; however, the holders of the Shares forfeit their voting rights upon termination of employment regardless of vesting status.
The unvested Shares are subject to repurchase at a price equal to the lesser of (i) the fair value at the issuance date or (ii) the fair value of the Shares as determined on the repurchase date. The Company has determined that this repurchase right is a forfeiture provision and accounted for the Shares issued to management as a share-based compensation arrangement, with a requisite service period of 4 years. The fair value of the Shares was estimated using the Black-Scholes option-pricing model, with the following assumptions:

	Years Ended June 30,
	2020	2019
Dividend yield	0.0%	0.0%
Risk-free interest rate 1	0.2%	2.7%
Expected volatility 2	55.7%	25.1%
Expected term (in years) 3	3	2
Fair value	$0.37	$0.16

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74

1	The risk-free rate is based on the US Treasury yields in effect at the time of grant corresponding with the expected term.
2	Expected volatility is based on historical volatilities from a group of comparable entities for a time period similar to that of the expected term and the expected term.
3	Expected term is based on probability and expected timing of market events.
No Shares were issued during the fiscal year ended June 30, 2021. During the years ended June 30, 2021, and June 30, 2020, no options existed or were granted.
A summary of restricted stock activity within the Company’s equity plans and changes for the years ended June 30, 2021, and June 30, 2020, is as follows:

	Shares (in millions)	Weighted Average Grant- Date Fair Value	Total Fair Value (in millions)
Restricted Stock Awards
Nonvested at July 1, 2019	0.4	$0.39	$0.2
Granted	0.2	0.37	0.1
Vested	(0.1)	0.27	—
Repurchased	(0.1)	0.57	(0.1)

Nonvested at June 30, 2020	0.4	$0.41	$0.1
Granted	—	—	—
Vested	(0.2)	0.35	(0.1)
Repurchased	—	—	—

Nonvested at June 30, 2021	0.2	$0.27	$—
The Company repurchased from and reissued 144,219 Shares to members of the management team during fiscal year ended June 30, 2020. Any forfeited Shares of restricted common stock were treated as a cancellation with remaining unrecognized expense for the unvested awards recognized on the date of cancellation. The Company did not reverse previously recognized compensation expenses as a result of these cancellations. No Shares were repurchased or reissued during the fiscal year ended June 30, 2021.
Total share-based compensation expense in our consolidated statement of operations and comprehensive loss for fiscal years 2021, 2020 and 2019 was $0.0 million, $0.2 million, and $0.1 million, respectively. The total value of the Shares is amortized as compensation expense ratably over the vesting period of each individual tranche, beginning at the grant date. As of June 30, 2021, there was no unrecognized compensation expense related to the Shares that is expected to be recognized over the remaining service period.
14. Related-Party Transactions
Charterhouse Capital Partners LLP (“CCP”)
The Company has entered into agreements with its primary investor, CCP, which obligate the Company to pay quarterly management fees of $0.1 million per year. In return, CCP provides various investment banking services relating to financing arrangements, mergers and acquisitions and other services. During the fiscal years ended June 30, 2021, June 30, 2020, and June 30, 2019, the Company paid CCP an aggregate of $0.1 million, $0.3 million, and $0.2 million, respectively, for professional fees and expense reimbursements.
Receivable from Employees for Purchase of Common Stock
In conjunction with the Share-Based Compensation, as discussed in Note 13, the Company has made loans to certain members of the management team, to acquire the Shares at fair value, which are paid back to the

F-
75

Company over the requisite service period. As of June 30, 2021, and June 30, 2020, the outstanding balance approximated $2.4 million and $2.7 million, respectively, and are classified within stockholders’ equity on the Company’s consolidated balance sheet as they represent a receivable in payment of shares. Payments made by the related employees will be recorded as an increase to stockholders’ equity.
See Note 8 for notes payable to related parties.
15. Segment Information
The Company manages its operations through two operating and reportable segments: Medical and Industrial. These segments align the Company’s products and service offerings with customer use in medical and industrial markets and are consistent with how the Company’s Chief Executive Officer, its Chief Operating Decision Maker (“CODM”), reviews and evaluates the Company’s operations. The CODM allocates resources and evaluates the financial performance of each operating segment. The Company’s segments are strategic businesses that are managed separately because each one develops, manufactures and markets distinct products and services. Prior period information herein has been conformed to the current reportable segment structure.
Description of Segments
The Medical segment provides radiation oncology quality assurance, delivering patient safety solutions for diagnostic imaging and radiation therapy centers around the world, dosimetry solutions for monitoring the total amount of radiation medical staff members are exposed to over time, radiation therapy quality assurance solutions for calibrating and verifying imaging and treatment accuracy, and radionuclide therapy products for nuclear medicine applications such as shielding, product handling, medical imaging furniture, and rehabilitation products.
The Industrial segment provides robust, field ready personal radiation detection and identification equipment for defense applications and radiation detection and analysis tools for power plants, labs, and research applications. Nuclear power plant product offerings are used for the full nuclear power plant lifecycle including core detectors and essential measurement devices for new build, maintenance, decontamination and decommission equipment for monitoring and control during fuel dismantling and remote environmental monitoring.

F-
76

The following table summarizes select operating results for each reportable segment. The CODM evaluates operating results and allocates capital resources among segments, in part, based on segment income from operations, which includes revenues of the segment less expenses that are directly related to those revenues, including purchase accounting impacts to revenue and cost of revenues, but excluding certain charges to cost of revenues and selling, general and administrative expenses predominantly related to corporate costs, shared overhead and other non-operational
costs related to restructuring activities and costs to achieve operational initiatives, which are included in Corporate and Other in the table below. Interest expense, loss on debt extinguishment, foreign currency loss (gain), net, and other expense (income), net, are not allocated to segments.

	For Years Ended
(In millions)	June 30, 2021	June 30, 2020	June 30, 2019
Revenue
Medical	$155.7	$62.6	$42.9
Industrial	455.9	415.6	397.2

Consolidated revenue	$611.6	$478.2	$440.1
Segment Income from Operations
Medical	$6.0	$13.9	$10.2
Industrial	81.5	59.6	55.0

Total Segment Income from Operations	87.5	73.5	65.2
Corporate and other	(76.3)	(50.5)	(36.4)

Consolidated Income from Operations	$11.2	$23.0	$28.8
Capital Expenditures
Medical	$14.2	$10.1	$8.0
Industrial	12.2	11.4	10.4

Total operating and reportable segments	26.4	21.5	18.4
Corporate and other	—	0.4	0.8

Total Capital Expenditures	$26.4	$21.9	$19.2
Depreciation and Amortization
Medical	$33.3	$15.8	$15.4
Industrial	49.7	52.2	53.7

Total operating and reportable segments	83.0	68.0	69.1
Corporate and other	0.6	0.4	0.4

Total Depreciation and Amortization	$83.6	$68.4	$69.5
The Company’s assets by reportable segment were not included, as this information is not reviewed by, nor otherwise provided to, the chief operating decision maker to make operating decisions or allocate resources.

The following details revenue and property, plant, and equipment by geographic region. Revenues generated from external customers are attributed to geographic regions through sales from site locations.

	Revenues for Year Ended
(In millions)	June 30, 2021	June 30, 2020	June 30, 2019
North America
Medical	$138.6	$57.5	$41.0
Industrial	199.4	193.3	188.3

Total North America	338.0	250.8	229.3
Europe
Medical	17.1	5.2	1.9
Industrial	241.5	206.2	194.9

Total Europe	258.6	211.4	196.8
Asia Pacific
Medical	—	—	—
Industrial	15.0	16.0	14.0

Total Asia Pacific	15.0	16.0	14.0

Total	$611.6	$478.2	$440.1

Revenues generated in the United States were $306.3 million, $215.5 million, and $198.3 million for the years ended June 30, 2021, 2020, and 2019, respectively, while revenues in France were $158.8 million, $134.5 million, and $128.0 million, respectively. No other country generated a material amount of revenue individually.
The following details revenue by timing of recognition:

	Revenues for Year Ended
(In millions)	June 30, 2021	June 30, 2020	June 30, 2019
Point in time	$456.6	$337.3	$331.1
Over time	155.0	140.9	109.0

Total revenues	$611.6	$478.2	$440.1

The following details revenue by product category:

	Revenues for Year Ended
(In millions)	June 30, 2021	June 30, 2020	June 30, 2019
Medical segment:
Medical	$155.7	$62.9	$42.9
Industrial segment:
Reactor Safety and Control Systems	146.8	135.4	133.3
Radiological Search, Measurement, and Analysis Systems	309.1	280.2	263.9

Total revenues	$611.6	$478.2	$440.1

F-7
8

The following details property, plant, and equipment by geography:

	Property, Plant, and Equipment, net
(In millions)	As of June 30, 2021	As of June 30, 2020
North America	$47.5	$36.5
Europe	41.1	38.6
Asia Pacific	0.2	0.1

Total	$88.8	$75.2

16. Loss Per Share
A reconciliation of the numerator and denominator used in the calculation of basic and diluted loss per common share is as follows:

	Year Ended June 30,
In millions, except per share amounts	2021	2020	2019
Net loss attributable to Mirion Technologies (TopCo), Ltd. stockholders	$(158.3)	$(119.1)	$(122.0)
Weighted average common shares outstanding – basic and diluted	6.549	6.453	6.300

Loss per share attributable to Mirion Technologies (TopCo), Ltd. stockholders – basic and diluted	$(24.18)	$ (18.45)	$ (19.36)

Anti-dilutive employee share-based awards, excluded	0.3	0.4	0.5
Potentially dilutive unvested stock awards using the treasury stock method or the if-converted
method, as applicable, are included when calculating diluted net income earnings (loss) per share attributable to Mirion Technologies (TopCo), Ltd. when their effect is dilutive. Because the Company incurred a net loss for the fiscal years ending June 30, 2021, June 30, 2020, and June 30, 2019, respectively, none of the potentially dilutive common shares were included in the diluted share calculations for those periods as they would have been anti-dilutive.
17. Restructuring
The Company incurs costs associated with restructuring initiatives intended to improve operating performance, profitability, and working capital levels. Actions associated with these initiatives may include improving productivity, workforce reductions, and the consolidation of facilities.
As of June 30, 2021, the Company has identified restructuring actions which will result in additional charges of approximately $9.4 million, primarily in fiscal years 2022 and 2023.
The Company’s restructuring expenses for the year ended June 30, 2021, is comprised of the following:

	For the year ended June 30, 2021
(in millions)	Cost of revenue	Selling, general and administrative	Total
Severance and employee costs	$2.4	$1.6	$4.0
Other (1)	0.7	0.8	1.5

Total	$3.1	$2.4	$5.5

(1)	Includes facilities, inventory write-downs, outside services, and IT costs.

F-7
9

The Company does not allocate restructuring charges to segment income; instead, these costs are included in Corporate & other. Restructuring activity and expenses for the years ended June 30, 2020, and June 30, 2019, were not material.
The following table summarizes the changes in the Company’s accrued restructuring balance, which are included in Accrued expenses and other current liabilities in the accompanying balance sheet (in millions).

Balance at June 30, 2020	$—
Restructuring charges	5.5
Payments	(2.4)
Adjustments	—

Balance at June 30, 2021	$3.1

18. Parent Company Financial Information
Mirion Technologies (TopCo), Ltd. has no material assets or standalone operations other than its ownership in its consolidated subsidiaries. There are restrictions under credit agreements governing the 2019 Credit Facility, described in Note 8, on the Company’s ability to obtain funds from any of its subsidiaries through dividends. Accordingly, the following condensed financial information is presented on a “Parent-only” basis in which Mirion Technologies (TopCo), Ltd.’s investments in its consolidated subsidiaries are presented under the equity method of accounting.
MIRION TECHNOLOGIES (TOPCO), LTD.
(PARENT COMPANY ONLY)
CONDENSED BALANCE SHEET
(in millions)

	Years Ended June 30,
	2021	2020
Assets:
Other assets	$0.3	$0.1

Total Assets	$0.3	$0.1

Liabilities and Stockholders’ Equity:
Investment in subsidiary	$839.8	$716.5
Deferred income taxes and other liabilities	0.1	0.1

Total Liabilities	$839.9	$716.6
Total Stockholders’ Equity	(839.6)	(716.5)

Total Liabilities and Stockholders’ Equity	$0.3	$0.1

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80

MIRION TECHNOLOGIES (TOPCO), LTD.
(PARENT COMPANY ONLY)
CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS INCOME
(in millions)

	Years Ended June 30,
	2021	2020	2019
Equity in net loss of subsidiaries	$(158.3)	$(119.1)	$(122.0)

Net loss	(158.3)	(119.1)	(122.0)
Foreign currency translation, net of tax	34.2	(9.3)	(15.1)
Unrecognized actuarial gain (loss) and prior service benefit, net of tax	0.9	—	(1.5)

Other comprehensive loss (income), net of tax	35.1	(9.3)	(16.6)

Comprehensive loss	$(123.2)	$(128.4)	$(138.6)

Loss per share—basic and diluted	$(24.18)	$(18.45)	$(19.36)

Weighted average number of shares outstanding—basic and diluted	6.549	6.453	6.300

A statement of cash flows has not been presented as Mirion Technologies (TopCo). Ltd. parent company did not have any cash as of, or at any point in time during the years ended June 30, 2021, 2020 or 2019.
Note to Condensed Financial Statements of Registrant (Parent Company Only)
Basis of Presentation
These condensed parent company-only financial statements have been prepared in accordance with Rule
12-04,
Schedule I of Regulation
S-X,
as the restricted net assets of the subsidiaries of Mirion TopCo. (as defined in Rule
4-08(e)(3)
of Regulation
S-X)
exceed the specified threshold amount of the consolidated net assets of the Company. Because we have a consolidated accumulated deficit, the 25% threshold described in Rule
4-08
does not apply and any restrictions of net assets at our subsidiaries trigger the requirement to present parent company-only financial information. The ability of Mirion Topco’s operating subsidiaries to pay dividends may be restricted due to the terms of the subsidiaries’ outstanding term loan and revolving credit facility borrowings as described in Note 9 to the audited consolidated financial statements.
These condensed parent company-only financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method. These condensed parent company-only financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus.
19. Business Combination Agreement and Financing
Business Combination
Mirion entered into a Business Combination Agreement, dated as of June 17, 2021 (as amended on September
2
, 2021, and as it may be further amended from time to time) with GS Acquisition Holdings Corp II (“GSAH”) a special purpose acquisition company. Mirion will combine with a subsidiary of GSAH upon closing of the transaction which is expected to occur in the third or fourth quarter of calendar 2021.
Commitment Letter
In connection with the transaction, Mirion Technologies (HoldingSub2) Ltd., a subsidiary of Mirion TopCo, entered into a commitment letter (the “Commitment Letter”) with Goldman Sachs Lending Partners LLC (“GS

Lending”) and Citigroup Global Markets Inc. (“Citi”) pursuant to which GS Lending and Citi have committed to provide to Mirion Technologies, Inc., as the subsidiary borrower, and a parent entity of the Mirion TopCo business to be formed, a $830 million senior secured term loan B facility (the “Term Loan”) and a $90 million revolving facility (the “Revolving Facility”). The Term Loan will mature seven years after the closing date and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the initial principal amount of the Term Loan. The Revolving Facility will mature five years after the Closing Date.
Profits Interests
In conjunction with the business combination agreement with GSAH, certain members of Mirion TopCo management received profits interests in the sponsor of GSAH, subject to vesting conditions that include the closing of the business combination. Until the business combination has closed, these profits interests have no financial statement impact on Mirion TopCo.
20. Subsequent Events
Subsequent events have been evaluated through September 3, 2021.
On August 12, 2021, the GSAH and the Company entered into a letter agreement (the “Letter Agreement”) pursuant to which GSAH agreed that if the Business Combination does not close on or before July 2, 2022, or if before such date the Business Combination Agreement is terminated, it will pay any costs and expenses incurred by the Company (the “Additional Expenses”) in excess of any expenses that are paid (i) with the Company’s working capital or (ii) with funds borrowed by the Company under the Working Capital Note; provided that the maximum amount of Additional Expenses payable by the GSAH shall not exceed $15.0 million. Any amounts paid by the GSAH under the Letter Agreement are non-interest bearing and unsecured.
Schedule II
Valuation and Qualifying Accounts
(In millions)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions (a)	Other (b)	Balance at End of Period
Year Ended June 30, 2021
Allowance for doubtful accounts	$1.9	$2.5	$(0.7)	$2.4	$6.1
Product warranty	5.5	2.8	(2.2)	0.2	6.3
Year Ended June 30, 2020
Allowance for doubtful accounts	$1.7	$0.9	$(0.7)	$—	$1.9
Product warranty	4.2	2.9	(1.6)	—	5.5
Year Ended June 30, 2019
Allowance for doubtful accounts	$1.9	$0.2	$(0.4)	$—	$1.7
Product warranty	5.4	1.5	(2.6)	(0.1)	4.2

(a)	Charges to the accounts included in this column are for the purposes for which the reserves were created
(b)	Amounts included in this column relate to foreign currency translation and valuation adjustments from business combinations

INDEPENDENT AUDITORS’ REPORT
To the stockholders and the Board of Directors of Mirion Technologies, Inc.
We have audited the accompanying consolidated financial statements of Sun Nuclear Corporation and its subsidiaries (the “Company”), which comprise the balance sheet as of December 18, 2020, and the related statements of Operations and Comprehensive Income, Change in Stockholders’ Equity, and Cash Flows for the period from January 1, 2020 to December 18, 2020, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sun Nuclear Corporation as of December 18, 2020, and the results of its operations and its cash flows for the period from January 1, 2020 to December 18, 2020 in accordance with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
April 30, 2021

Sun Nuclear Corporation and Subsidiaries
Consolidated Statement of Operations and Comprehensive Income
(Dollars in thousands, except share data)

Period from January 1, 2020 through December 18, 2020
Net revenue:
Products	$75,706
Services	22,434

Total net revenue	98,140

Cost of revenue:
Cost of products	21,871
Cost of services	11,028

Total cost of revenue	32,899

Gross profit	65,241

Operating expenses:
Research and development	14,676
Selling, general and administrative	33,863

Total operating expenses	48,539

Income from operations	16,702
Interest expense	57
Foreign current transaction gain	(668)
Other expenses	243

Net income	$17,070

Other comprehensive income:
Foreign currency translation adjustment	94

Total other comprehensive income	94

Total comprehensive income	$17,164

The accompanying notes are an integral part of these consolidated financial statements.

Sun Nuclear Corporation and Subsidiaries
Consolidated Balance Sheet
(Dollars in thousands, except share data)

As of December 18, 2020
ASSETS
Current assets:
Cash and cash equivalents	$24,292
Accounts receivable, net of allowance for doubtful accounts of $2,892	23,856
Inventory	8,820
Prepaid expenses and other current assets	2,267

Total current assets	59,235

Property and equipment, net of accumulated depreciation of $12,692	16,333
Accounts receivable, non-current	1,547
Equity Investments	2,423
Goodwill	2,317
Intangible assets, net of accumulated amortization of $2,300	369
Other non-current assets	943

Total non-current assets	23,932

Total assets	$83,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,967
Accrued compensation	8,522
Deferred revenue, current	20,354
Accrued expenses and other current liabilities	4,792

Total current liabilities	35,635

Non-current liabilities:
Deferred revenue, excluding current portion	995
Notes payable	6,556

Total non-current liabilities	7,551

Commitments and contingencies (Note 14)
Stockholders’ equity
Common stock, $0 par value; 1,100,000 shares authorized, 465,634 shares issued and 220,032 shares outstanding	436
Treasury stock at cost, 245,602 shares	(4,561)
Additional paid-in capital	2,485
Accumulated other comprehensive income	99
Retained earnings	41,522

Total stockholders’ equity	39,981

Total liabilities and stockholders’ equity	$83,167

The accompanying notes are an integral part of these consolidated financial statements.

Sun Nuclear Corporation and Subsidiaries
Consolidated Statement of Changes in Stockholders’ Equity
(Dollars in thousands, except share data)

Period from January 1, 2020 through December 18, 2020

	Common Stock		Treasury Stock
	Number of Shares	Common Stock	Number of Shares	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance as of December 31, 2019	220,032	$436	245,602	$(4,561)	$2,485	$48,191	$5	$46,556
Net Income						17,070		17,070
Other comprehensive income							94	94
Dividends paid						(22,018)		(22,018)
Asset distribution to shareholders related to SunRADON LLC						(1,721)		(1,721)

Balance as of December 18, 2020	220,032	$436	245,602	$(4,561)	$2,485	$41,522	$99	$39,981

The accompanying notes are an integral part of these consolidated financial statements.

Sun Nuclear Corporation and Subsidiaries
Consolidated Statement of Cash Flows
(Dollars in thousands, except share data)

Period from January 1, 2020 through December 18, 2020
Cash flow from operating activities
Net income	$17,070
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,574
Amortization	361
Provision for allowance for doubtful accounts	852
Loss on asset dispositions	95
Changes in operating assets and liabilities:
Accounts receivable	3,670
Inventory	272
Prepaid expenses and other current assets	(523)
Other non-current assets	(528)
Accounts payable	(536)
Accrued expenses	1,446
Accrued compensation	944
Deferred revenue	(1,706)
Other	257

Net cash provided by operating activities	23,248

Cash flows from investing activities
Expenditures for property and equipment	(1,660)

Net cash used in investing activities	(1,660)

Cash flows from financing activities
Dividends paid	(22,018)
Proceeds from debt	6,407
Cash distributions to shareholders related to SunRADON LLC	(876)
Payment of debt	(81)

Net cash used in financing activities	(16,568)

Effect of currency exchange rate changes on cash and cash equivalents	35

Net increase in cash and cash equivalents	5,055
Cash and cash equivalents, beginning of period	19,237

Cash and cash equivalents, end of period	$24,292

Supplemental non-cash investing and financing activities:
Non-cash distribution to shareholders related to SunRADON LLC	845
The accompanying notes are an integral part of these consolidated financial statements.

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements
Note 1: DESCRIPTION OF BUSINESS
Sun Nuclear Corporation (“SNC” or the “Company”) is a global leader in radiation oncology quality assurance (“QA”), delivering patient safety solutions for diagnostic imaging and radiation therapy centers around the world. Headquartered in Melbourne, FL, the Company manufactures and provides radiation measurement and quality assurance medical instrumentation and services. On December 18, 2020, the Company was acquired by Mirion Technologies, Inc.
SNC International, Inc., one of the Company’s wholly-owned subsidiaries, is an Interest Charge Domestic International Sales Corporation
(“IC-DISC”)
and serves as a vehicle for tax savings on U.S. exports. The Company’s wholly-owned subsidiaries also include Gammex, Inc. and Gammex RMI GmbH, with operations based out of Wisconsin and Germany, respectively. Gammex, Inc. designs and manufactures accessories and testing devices for the diagnostic imaging and radiation therapy markets. The equipment is used on linear accelerators, Computerized Tomography (“CT”) and Magnetic Resonance Imaging (“MRI”) scanners,
X-ray,
mammography and fluoroscopy machines and is distributed worldwide. Gammex RMI GmbH provides for sales and distribution of the Company’s products and services.
SunRADON LLC (“SunRadon” or the “SunRadon Business”) was created as a wholly-owned subsidiary of the Company during 2019. The subsidiary is based in Melbourne, Florida and focuses on serving professionals, homeowners, and businesses worldwide, with the goal of improving indoor air quality, by focusing on Radon levels. On August 31, 2020, the Company distributed 100% of its interest in SunRadon to the Company’s existing shareholders.
Note 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The consolidated financial statements, which are prepared in conformity with generally accepted accounting principles in the United States (“GAAP”), include our wholly owned and controlled subsidiaries and affiliates. All significant intercompany transactions and balances have been eliminated in consolidation.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and all subsidiaries in which the Company has a controlling financial interest. The balance sheets of SNC International, Inc., Gammex, Inc. and Gammex RMI GmbH as of December 18, 2020 and the results of operations for the period from January 1, 2020 through December 18, 2020 are included in the consolidated financial statements, which have been prepared in accordance with ASC 810,
Consolidation
.
The Company has assessed certain affiliates, SNC North, LLC, 425 Pineda Court, LLC, 330 Pineda Court, LLC and 7600 Discovery Drive, LLC (the “Affiliates”), and determined that the Affiliates represent a variable interest entity (“VIE”) in accordance with ASC 810,
Consolidation
, of which the Company is the primary beneficiary. Therefore, the Affiliates have been included in the consolidated financial statements as of December 18, 2020 and for the period from January 1, 2020 through December 18, 2020. See Note 11 Variable Interest Entities for further details.
Distribution of SunRadon
In accordance with ASC
805-50,
Business Combinations - Related Issues
, the distribution of SunRadon has been accounted for as a transaction among entities under common control since the Company’s shareholders controlled the Company and SunRadon prior to and after the distribution.

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

Since the distribution of SunRadon constituted a transfer of net assets under common control, the Company did not record any gain or loss on the transaction. SunRadon was deconsolidated from the Company’s financial statements and was no longer a wholly owned subsidiary of the Company as of December 18, 2020. However, operating results of SunRadon for the period from January 1, 2020 through its distribution on August 31, 2020 were included in the Company’s consolidated statement of operations and comprehensive income, including net revenue of $2.6 million and net income of $0.5 million.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates and judgments made by management in preparing these financial statements include but not limited to revenue recognition, collectability of accounts receivable, inventory valuations, expected future cash flows used to evaluate the recoverability of long-lived assets and the useful lives of depreciable assets.
Various assumptions and other factors underlie the determination of these significant estimates. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and known facts and circumstances, including the current economic environment. The global impact of the
COVID-19
pandemic may also affect the accounting estimates, which may materially change from period to period due to changing market factors. The Company regularly evaluates these significant factors and makes adjustments where facts and circumstances dictate.
Revenue Recognition
The Company’s revenues are derived primarily from the sale of diagnostic imaging and radiation therapy hardware and software products and services, which include post-contract customer support (“PCS”), installation services, training and extended warranty and maintenance services.
The Company accounts for a contract with a customer when the parties to the contract have approved the contract and are committed to perform, the rights of the parties are identified, the contract has commercial substance, the payment terms are identified and collectability of the contract consideration is probable. Customers include end-customers
and distributors through agreements whereby distributors purchase products on behalf of the end-customer.
The majority of the Company’s revenue arrangements consist of multiple performance obligations including hardware, software, and services. For bundled arrangements, the Company accounts for individual products and services separately if they are distinct and separately identifiable from other performance obligations in the bundled package. The total contract consideration is allocated between separate products and services in a bundle based on their individual stand-alone selling price (“SSP”).
The Company’s revenues are measured based on the consideration specified in the contract with each customer, net of any discounts and taxes collected from customers that are remitted to government authorities. The Company’s products are generally sold with limited rights of return, and the Company typically does not provide credits, rebates, or incentives, which may be required to be accounted for as variable consideration when estimating the amount of revenue to be recognized.
Payment terms and conditions vary by contract type, although the terms are generally commensurate with a significant milestone, such as contract signing, shipment, delivery, acceptance or service commencement. In

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined its contracts do not include a significant financing component. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing the Company’s products and services, rather than to receive financing from the Company’s customers, such as invoicing at the beginning of a contract term with revenue recognized ratably over the contract period for a service contract. The Company applies the practical expedient to not adjust for a significant financing component if the difference between when the payment is received and revenue to be recognized is expected, at contract inception, to be less than one year or less.
From time to time, the Company’s contracts are modified to account for additional performance obligations. The Company’s contract modifications are generally accounted for prospectively.
The following is a description of the revenue recognition for the principal activities from which the Company generates revenues.
Hardware Products and Installation
Hardware products may include software that the hardware is dependent on and highly interrelated with and cannot operate without. The Company typically has a standard base configuration for its hardware products, but there are typically multiple options and configuration choices. Revenues from the sale of hardware are recognized at a point in time when the Company transfers control to the customer, which occurs upon shipment.
The customer may purchase installation services related to the hardware. Hardware product installation includes mounting and connecting to the customer’s radiation oncology and alignment equipment, calibrating and validating configuration. In addition, a number of testing protocols are completed to confirm the equipment is performing to the contracted specifications. The Company recognizes revenues for hardware installation when control and benefit transfer to the customer, which occurs over time as the installation service is completed. Hardware installation is included in service revenues when identified as a separate performance obligation.
Software Products and Installation
Software products relate primarily to the Company’s SunCHECK software platform that integrates, automates, and standardizes radiation therapy quality management for both the hardware (SunCHECK Machine) and patients (SunCHECK Patient). Software installation includes downloading the software to the customer’s servers or new servers purchased from the Company, configuration of the software with the customer’s machines, custom beam modeling if applicable, device calibration support and verification of connectivity. The Company recognizes revenues for on-premise
software and software installation when control and benefit transfer to the customer, which occurs over time as the software and installation service is performed.
Service
Service revenues include revenues from initial and extended software maintenance and support agreements, extended hardware warranty agreements, hardware installation, training, and repairs. Revenues from hardware and software support agreements represent a stand-ready performance obligation satisfied over time ratably over the term of the agreement as the customer benefits from the service throughout the service period. Installation and training revenues are recognized in the period the installation and training are performed.
Warranties
The Company’s sale of hardware includes a standard assurance-type warranty. The Company uses the cost accrual method to account for assurance-type warranties. The Company’s sale of software products includes a

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

standard
one-year
warranty that provides services in addition to an assurance-type warranty such as bug fixes, customer support, and when and if available software upgrades. These service-type warranty features are recorded as a separate performance obligation and recognized ratably over the one-year
warranty period.
Contract Balances
The timing of revenue recognition, billings and cash collections result in trade receivables, unbilled receivables and deferred revenues on the consolidated balance sheet. If revenue recognition occurs prior to billing, an unbilled receivable is recorded which may represent a contract asset. Contract liabilities include billings in excess of revenues recognized, such as those resulting from customer advances and deposits and deferred revenue on service contracts. Service contracts are usually billed at the beginning of the contract period or at annual intervals during the contract which typically results in deferred revenue which represents a contract liability. The contract assets and liabilities are reported on a contract-by-contract
basis at the end of the reporting period.
Costs Incurred to Obtain Contracts
The Company capitalizes and amortizes the incremental costs of obtaining a contract, primarily related to sales commissions, if the Company expects the benefit of those costs to be longer than one year. The Company applies a practical expedient to expense costs as incurred for costs to obtain a contract when the amortization period would have been one year or less. The capitalized sales commissions are amortized over the contract term. The pattern of amortization is commensurate with the pattern of transfer of control of the performance obligations to the customer.
As of December 18, 2020, the balance of capitalized costs to obtain a contract was $1.4 million. The Company has classified the capitalized costs to obtain a contract as a component of prepaid expenses and other current assets and other assets with respect to the current and non-current
portions of capitalized costs, respectively, on the consolidated balance sheet. The Company did not have any impairment losses on contract assets for the period presented. Amortization expenses related to these costs total $0.3 million for the period from January 1, 2020 through December 18, 2020. Such costs are included as a component of Selling, general and administrative expenses on the consolidated statement of operations and comprehensive income.
Shipping and handling costs for product shipments to customers are included in Cost of products. When control of the goods transfers prior to the completion of our obligation to ship the products to our customers, we have elected the practical expedient to account for the shipping services as a fulfillment cost. Shipping and handling costs for inventory purchases are capitalized in inventory and expensed in Cost of products.
Cash and Cash Equivalents
For purposes of the consolidated balance sheet and statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.
Accounts Receivable, net
Accounts receivable is uncollateralized customer obligations due under normal trade terms typically requiring payment within 30 to 90 days from the invoice date. No interest is typically charged on unpaid accounts receivable with invoice dates over the payment term. Accounts receivable are stated at amortized cost. Credit is extended based on evaluation of the customer’s financial condition, and generally, collateral is not required.
The carrying amounts of accounts receivable are reduced by an allowance for doubtful accounts. The allowance for doubtful accounts is based on a combination of historical data, cash payment trends, specific customer issues,

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

write-off
trends, general economic conditions, and other factors. These factors are continuously monitored by management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, the Company records a specific allowance for doubtful accounts against amounts due in order to reduce the net recognized receivable to the amount it reasonably believes will be collected.
Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to accounts receivable.
Inventory
Inventory consists of spare parts for repairing equipment, which has been sold to customers, materials used in manufacturing, work-in-process
and finished goods. Inventories are stated at the lower of cost or market and market is determined based on net realizable value. Inventories are valued using the first-in,
first-out
method. The Company periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value and incurs a charge to operations for known and anticipated inventory obsolescence.
Prepaid Expenses
Certain payments to vendors reflect costs applicable to future accounting periods and are recorded as prepaid expenses. These amounts are recognized as expenses in the period in which the Company receives those benefits.
Property and Equipment, net
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense for financial reporting purposes is computed on an accelerated and straight-line basis over the estimated useful lives of the assets. Estimated useful lives for various asset classes range from 3 to 39 years. Land is not subject to depreciation. Normal maintenance and repairs are expensed as incurred, and renovations and major improvements are capitalized.
Investments
The Company follows ASC Topic 321
Investments - Equity Securities (“ASC 321”)
, which requires all applicable investments in equity securities with readily determinable fair values to be valued at such. For those that do not have readily determinable fair values and over which the Company does not have significant influence, a measurement alternative can be elected to measure such investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any. The Company performs a qualitative assessment of whether the investment is impaired at each reporting date. If a qualitative assessment indicates that the investment is impaired, the Company estimates the investment’s fair value in accordance with the principles of ASC Topic 820
Fair Value Measurements and Disclosures (“ASC 820”)
. If the fair value is less than the investment’s carrying value, the entity recognizes an impairment loss in net income equal to the difference between the carrying value and fair value of the investment.
Goodwill and Intangible Assets
Goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities and noncontrolling interests and is stated at cost. Intangible assets, which consist of patents, trademarks and licenses, are stated at cost and are amortized using the straight-line method over five years.

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

Impairment of Goodwill and Other Long-Lived Assets
Management assesses goodwill for impairment at least annually at the end of the reporting period or more frequently as “triggering” events occur that indicate that it is more likely than not that an impairment exists. The company is permitted to first assess qualitative factors to determine whether the quantitative goodwill impairment test is necessary. If the qualitative assessment results in a determination that the fair value of a reporting unit is more likely than not less than its carrying amount, the company performs a quantitative goodwill impairment test. However, if the assessment leads to a determination that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then no further assessments are required. A quantitative assessment for the determination of impairment is made by comparing the carrying amount of the reporting unit with its fair value, which is generally calculated using a combination of market, comparable transaction and discounted cash flow approaches. We completed the required annual testing of goodwill for impairment and determined there was no impairment for the period from January 1, 2020 through December 18, 2020.
Impairment losses are recorded on long-lived assets, including finite-lived intangible assets, used in operations when indicators of impairment are present and the quoted market price, if available or the estimated fair value of those assets are less than the assets’ carrying value and are not recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their fair values. Impairment losses are charged to the consolidated statements of income and comprehensive income for the difference between the fair value and carrying value of the asset. The Company did not recognize any impairment charges for long-lived assets for the period from January 1, 2020 through December 18, 2020.
Warranty Reserve
The Company warrants most of its products for a specific period of time, usually 12 or 24 months from installation, against material defects. In addition, the Company often includes additional support services and extended warranties and recognizes these services as a separate performance obligation along with its standard warranty cost accrual. The accrued warranty costs represent the best estimate at the time of sale of the total costs that the Company will incur to repair or replace product parts that fail while still under warranty. The amount of the accrued estimated warranty costs obligation for established products is primarily based on historical experience as to product failures adjusted for current information on repair costs. For new products, estimates include the historical experience of similar products, as well as reasonable allowance for warranty expenses associated with new products.
Fair Value of Financial Instruments
ASC
825-10,
Disclosure about Fair Value of Financial Instruments, requires disclosure of an estimate of fair value of certain financial instruments. The Company’s significant financial instruments are cash, accounts receivable, inventory, investments, other short-term assets and liabilities and non-current
accounts receivable. For these financial instruments except investments, carrying values approximate fair value. For investments, management has elected to use the measurement alternative in ASC 321.
Concentration of Credit Risk
The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (FDIC). All deposit accounts are insured up to $250,000 by the FDIC in aggregate per financial

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

institution. The amount of credit exposure in excess of federally insured limits as of December 18, 2020 was $17.1 million. Amounts held by the Company or its subsidiaries in foreign financial institutions are not insured by the FDIC. The amount of credit exposure for accounts held in foreign financial institutions as of December 18, 2020 was $1.7 million.
As of December 18, 2020 and for the period from January 1, 2020 through December 18, 2020, no single customer represented 10% or more of the Company’s accounts receivable or revenue. For the period from January 1, 2020 through December 18, 2020, two vendors collectively accounted for 29% of the purchase of raw materials, supplies and tooling.
Advertising
The Company expenses advertising costs as they are incurred. Advertising expenses for the period from January 1, 2020 through December 18, 2020 were $0.2 million, which are included as a component of Selling, general and administrative expenses on the consolidated statement of operations and comprehensive income.
Software Development Costs
The costs incurred for the development of computer software to be sold, leased, or otherwise marketed are capitalized in accordance with ASC
985-20,
Costs of Software to be Sold, Leased or Marketed
, when technological feasibility has been established. Technological feasibility generally occurs when all planning, design, coding, and testing activities are completed that are necessary to establish that the product can be produced to meet its design specifications, including functions, features, and technical performance requirements. The establishment of technological feasibility is an ongoing assessment of judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in technology. Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the products are capitalized, including direct labor and related expenses for software development for new products and enhancements to existing software products. Maintenance and training costs are expensed as incurred.
Amortization of capitalized software development costs begins when the product is available for general release. Amortization expense should be the greater of the amount calculated using the ratio of current gross revenue over the total current/anticipated gross revenues of the software or the straight-line method over the estimated useful lives of the software, which is typically three years. Unamortized capitalized software development costs determined to be in excess of the net realizable value of the product are expensed immediately.
Capitalized software costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in software technologies at least annually or more frequently when events or circumstances make it more likely than not that impairment may have occurred. In the event of impairment, unamortized capitalized software costs are compared to the net realizable value of the related product and the carrying value of the related assets are written down to the net realizable value to the extent the unamortized capitalized costs exceed such value. The net realizable value is the estimated future gross revenues from the related product reduced by the estimated future costs of completing and disposing of such product, including the costs of providing related maintenance and customer support.
For the period from January 1, 2020 through December 18, 2020, qualifying software costs that were capitalized totaled $0.6 million and amortization expenses associated with capitalized software costs totaled $0.2 million, which were included in Cost of product on the consolidated statement of operations and comprehensive income.

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

Research and Development Costs
Costs related to the research, design and development of hardware products are expensed as incurred. These costs include direct compensation and benefits for research and development personnel, costs for material used in research and development activities, professional services and allocated portions of facilities and other corporate costs.
Income Tax Status
The Company, with the consent of its shareholders, elected under the Internal Revenue Code to be an S corporation. The shareholders of an S corporation, in lieu of corporate income taxes are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal or state income taxes has been included in the consolidated financial statements.
Tax positions are recognized only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount that is greater than 50% likely of being realized on examination. For tax positions not meeting the more likely than not test, no tax position is recorded. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.
Foreign Currency
Financial position and reported results of operations of the Company’s
non-U.S.
dollar functional international subsidiary – Gammex RMI GmbH – are measured using Euros (the local currency) as the functional currency. Assets and liabilities of these operations are translated at the exchange rate in effect at the end of the reporting period. The translation adjustments related to assets and liabilities that arise from the use of differing exchange rates from period to period are included in Accumulated other comprehensive income in Stockholders’ equity section of the consolidated balance sheet. Accounts on the consolidated statement of operations and comprehensive income are translated at average rates of exchange prevailing during the reporting period. Gains and losses resulting from foreign currency monetary transactions are reported in Foreign currency transaction gain on the consolidated statement of operations and comprehensive income.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued Accounting Standards Update
2016-02
Leases
, and subsequently issued additional ASUs amending this ASU which amends various aspects of existing guidance for leases. This guidance requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The effective date of the new standard for private companies has been extended to fiscal years beginning after December 15, 2021, with early adoption permitted. The Company will adopt this guidance in 2022 but has not determined which transition method will be utilized. The Company is still assessing the potential impact of this pronouncement to its consolidated financial statements.
In June 2016, the FASB issued Accounting Standards Update
2016-13,
Financial Instruments—Credit Losses. This ASU introduced a new accounting model, the Current Expected Credit Losses model (CECL), which requires earlier recognition of credit losses and additional disclosures related to credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for loans and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. This model replaces the multiple existing impairment

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

models in current GAAP, which generally require that a loss be incurred before it is recognized. The new standard will also apply to financial assets arising from revenue transactions such as contract assets and accounts receivables and is effective for private companies for fiscal years beginning after December 15, 2022 with early adoption permitted. The Company is currently evaluating the impact of the guidance on its consolidated financial statements.
In August 2018, the FASB issued ASU
2018-15,
Intangibles - Goodwill and Other -
Internal-Use
Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use
software guidance to determine which implementation costs to defer and recognize as an asset. The ASU is effective for annual periods beginning after December 15, 2020, and interim periods in annual periods beginning after December 15, 2021. The guidance allows a prospective or retrospective application approach. Early adoption is permitted. The Company will adopt this guidance in 2021 but has not determined which transition method will be utilized. While the Company continues to assess all effects of the adoption, it currently believes the guidance will result in more capitalization of software costs as the Company continues to develop its Software as a Service (“SaaS”) platform.
Note 3: REVENUE
Contract Balances
The timing of revenue recognition, billings and cash collections result in trade receivables, unbilled receivables and deferred revenues on the consolidated balance sheet. If revenue recognition occurs prior to billing, an unbilled receivable is recorded which may represent a contract asset. Contract liabilities include billings in excess of revenues recognized, such as those resulting from customer advances and deposits and deferred revenue on service contracts. Contract liabilities are classified as current or noncurrent based on the periods over which remaining performance obligations are expected to be transferred to customers. Noncurrent contract liabilities are included within deferred revenue, excluding current portion on the consolidated balance sheet. Contract assets and liabilities are presented on a net basis in the consolidated balance sheet if they arise from different performance obligations in the same contract. The Company did not recognize a contract asset separate from contract liabilities as of December 18, 2020. Contract liability balances as of December 18, 2020 are as follows (in thousands):

Deferred revenues - current	$20,354
Deferred revenues - non-current	995

Total deferred revenues	$21,349

During the period from January 1, 2020 through December 18, 2020, the Company recognized revenues of $20.4 million, which was included in the deferred revenues balance as of December 31, 2019.
Remaining Performance Obligations
Remaining performance obligations represent deferred revenue from open contracts for which performance has already started and the transaction price from executed non-cancelable
contracts for which performance has not yet started. The remaining performance obligations primarily relate to hardware and software maintenance, warranty and support agreements, installation and training services,

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

The following table represents the Company’s remaining performance obligations as of December 18, 2020, and the estimated revenue expected to be recognized in the future related to these remaining performance obligations (in thousands):

	Fiscal years of revenue recognition
	2021 (1)	2022	2023	Thereafter
Remaining performance obligations	$19,688	$3,736	$2,319	$3,330

(1)	Fiscal year 2021 includes the revenue recognition of $0.6 million from the remaining performance obligations from December 19, 2020 through December 31, 2020.
Disaggregation of Revenue
The Company disaggregates its revenues from contracts by United States versus International, as the Company believes this best depicts how the nature, amount, timing and uncertainty of revenues and cash flows are affected by economic factors.
The following table summarizes the Company’s total revenues by United States and International for the period from January 1, 2020 through December 18, 2020 (in thousands):

Period from January 1, 2020 through December 18, 2020
United States	$56,921
International	41,219

Total Revenues	$98,140

Note 4: ACCOUNTS RECEIVABLE
The following table summarizes the Company’s accounts receivable as of December 18, 2020 (in thousands):

Accounts receivable, gross	$28,295
Allowance for doubtful accounts	(2,892)

Accounts receivable, net	25,403

Short-term	23,856

Long-term (1)	$1,547

(1)	Included in Accounts receivable, noncurrent on the consolidated balance sheet.
The allowance for doubtful accounts is based on a number of factors, including an evaluation of customer credit worthiness, the age of the outstanding receivable, economic trends and historical experience. Provisions for doubtful accounts are recorded in selling, general and administrative expenses in the accompanying consolidated statements of income and comprehensive income.
Note 5: INVENTORY
Inventory consists of the following as of December 18, 2020 (in thousands):

Parts and materials	$5,344
Work-in-process	686
Finished goods	2,790

Total inventory	$8,820

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

Note 6: PROPERTY AND EQUIPMENT, NET
Property and equipment consists of the following as of December 18, 2020 (in thousands):

	Estimated Useful Lives (In Years)	December 18, 2020
Non-depreciable assets:
Land	N/A	$1,785
Depreciable assets:
Machinery and equipment	3-15	9,738
Furniture and fixtures	5	2,804
Building	39	13,714
Capitalized software	3	948
Vehicles	5	36
Less accumulated depreciation and amortization		(12,692)

Total property and equipment, net		$16,333

Depreciation and amortization expense related to property and equipment, net for the period from January 1, 2020 through December 18, 2020 was $1.6 million.
Note 7: GOODWILL AND INTANGIBLE ASSETS
There were no changes to the carrying value of goodwill for the period from January 1, 2020 through December 18, 2020, and no impairment charges have been recorded in prior periods.
Intangible assets consist of the following as of December 18, 2020 (in thousands):

	Licenses and license rights	Patents and trademarks	Total
Intangible asset	$2,616	$53	$2,669
Less accumulated amortization	(2,247)	(53)	(2,300)

Total intangible asset, net	$369	$—	$369

Amortization expense for the period from January 1, 2020 through December 18, 2020 was $0.4 million.
Estimated amortization expense for each of the next five years, is as follows (in thousands):

Year ending December 31,
2021	$281
2022	31
2023	31
2024	26
2025	—

Total estimated amortization	$369

Note 8: INVESTMENTS
On August 31, 2017, the Company converted a promissory note from Oncora Medical, Inc. (“Oncora”), an unrelated third-party, in the amount of $0.5 million plus the related accrued interest of $0.03 million to 125,543

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

shares of preferred stock of Oncora. The Company purchased an additional 44,143 shares of the preferred stock of Oncora on September 6, 2017 for $0.5 million. During 2018, the Company purchased an additional 44,130 shares of preferred stock of Oncora on June 27, 2018 for $0.5 million. During 2019, the Company made two additional payments to Oncora Medical, Inc. in the amounts of $0.1 million on February 27, 2019 and $0.4 million on April 16, 2019. These payments were made under a Simple Agreement for Future Equity (SAFE) which offers the rights to certain shares of the Capital Stock at a discounted rate of 80%. Sun Nuclear Corp. received $0.4 million on September 9, 2019 from Oncora Medical, Inc. cancelling the SAFE payments. As of December 18, 2020, the Company’s ownership represents 9% of Oncora’s stock, calculated on a fully diluted basis.
The Company has elected to account for the investment using the measurement alternative in ASC 321 and monitors the investment for impairment and any observable price changes, including recent purchases or sales of Oncora’s preferred stock. Management determined there was no impairment for the period from January 1, 2020 through December 18, 2020.
Note 9: ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consists of the following as of December 18, 2020 (in thousands):

Accrued sales taxes payable	$1,553
Warranty reserve	452
Royalty payable	150
Professional services	114
Other accrued expenses	2,523

Total	$4,792

Note 10: PAYCHECK PROTECTION PROGRAM LOANS
On May 3, 2020, the Company applied to Wells Fargo Bank, National Association (the “Lender”) under the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”) for a loan of $5.3 million for Sun Nuclear Corporation (the “Sun Nuclear PPP Loan”). On May 15, 2020, the Company applied for an additional PPP loan of $1.2 million for Gammex, Inc. (the “Gammex PPP Loan”). Under the CARES Act and PPP, a borrower may apply for and be granted forgiveness for all or a part of its PPP loan, including accrued interest. The amount of loan proceeds eligible for forgiveness is based on a formula that takes into account a number of factors, including the amount of loan proceeds used by the borrower during the twenty-four-week period after the loan origination for certain purposes including payroll costs, rent payments on certain leases, and certain qualified utility payments.
On November 18, 2020, the Company submitted an application for forgiveness of the Sun Nuclear PPP Loan to the SBA for the entire amount of principal and interest due on the loan. As of December 18, 2020, the application for the Sun Nuclear PPP Loan is still pending approval from the SBA and the Company plans to start the forgiveness application process for the Gammex PPP Loan. In the event of a loan forgiveness, the beneficiary will be the prior owners of the Company. Therefore, as of December 18, 2020, the Company had $5.2 million and $1.2 million outstanding under the Sun Nuclear PPP Loan and Gammex PPP Loan, respectively, which are included in Notes payable on the consolidated balance sheet.

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

Note 11: VARIABLE INTEREST ENTITIES
Accounting guidance requires that a variable interest entity, according to the provisions of ASC Topic 810,
Consolidation
, must be consolidated by the primary beneficiary. The primary beneficiary is the party that has both the power to direct activities of a VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. We perform ongoing qualitative analysis to determine if we are the primary beneficiary of a VIE.
In 2015, the Company entered into four building lease agreements with the Affiliates that are owned by shareholders of the Company. The non-cancellable
leases allow us to use manufacturing warehouse and office space for a term of up to 40 years. Under the lease agreements, the Company absorbs all variability created by the buildings through maintenance terms and provides capital for all expenditures related to material leasehold improvements, and prior approval from the Affiliates is not needed for such improvements. The Company determined that these common control lease arrangements represent VIEs under ASC 810. Accordingly, the Company is the primary beneficiary of the Affiliates and consolidates the Affiliates.
As of December 18, 2020 and for the period from January 1, 2020 through December 18, 2020, intercompany balances and activities between the Company and the Affiliates have been eliminated. The following assets and liabilities have been recorded in the consolidated balance sheet because the company is the primary beneficiary of the VIEs (in thousands):

As of December 18, 2020
Cash and cash equivalents	$254
Property and equipment, net	5,460

Total assets	5,714

Accrued expenses and other current liabilities	$109
Notes payable	146

Total liabilities	255

Net assets	$5,459

The assets of the Affiliates may only be used to settle obligations of the Affiliates and may not be used for other consolidated entities. The liabilities of the Affiliates are non-recourse
to the general credit of the Company’s other consolidated entities.
Note 12: ROYALTY AGREEMENTS
The Company is obligated for royalty payments to unrelated companies for exclusive use of certain patents owned by the unrelated entities. Payments under these agreements are based upon the net sales of all products to which these patents relate. Royalties are paid quarterly and are due 30 days after the end of the quarter. Royalties due as of December 18, 2020 were $0.2 million, which is recorded in royalty payable. Royalty expenses, which are included in Cost of products on the consolidated statement of operations and comprehensive income, were $0.4 million for the period from January 1, 2020 through December 18, 2020.
Note 13: BENEFIT PLANS
Beginning on January 1, 2008, the parent company added a 401(k) feature with safe harbor matching contributions to its already existing profit-sharing plan (the “Plan”). Employees who are at least 21 years of age

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

with at least one year of service are eligible for the Plan. The Company recorded an accrued liability of $0.1 million as a safe harbor matching contribution as of December 18, 2020.
Contributions to the profit-sharing plan are at the discretion of the Board of Directors. The Company made no profit-sharing contributions to the Plan for the period from January 1, 2020 through December 18, 2020.
The subsidiary company, Gammex, Inc., maintains a profit-sharing plan covering substantially all employees. The Plan provides for additional discretionary contributions by the Company and voluntary contributions by the participants, through salary reduction, up to specified limits. For the period from January 1, 2020 through December 18, 2020, Gammex did not make any matching or discretionary contributions.
Note 14: COMMITMENTS AND CONTINGENCIES
Litigation
The Company is subject to various legal proceedings, claims, litigation, investigations and contingencies arising out of the ordinary course of business. If the potential loss from any claim, asserted or unasserted, or legal proceeding is considered probable and the amount can be reasonably estimated or a range of loss can be determined, the Company accrues a liability in accordance with accounting guidance for contingencies. These accruals represent management’s best estimate of probable loss. Disclosure is also provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. We consult with legal counsel on matters related to litigation and seek input both within and outside the Company. The Company believes the outcome of pending legal proceedings, individually and in the aggregate, will not have a material impact on the Company’s consolidated financial statements.
Product Warranty
The Company calculates an estimate for the warranty liability based on historical trend information. The following table reflects the changes in the Company’s accrued product warranty (in thousands):

Period from January 1, 2020 through December 18, 2020
Accrued product warranty, at beginning of period	$396
Accruals for warranties issued during the year	156
Settlement of warranty claims	(100)

Accrued product warranty, at end of period	$452

The accrued product warranty is included in Accrued expenses and other current liabilities on the consolidated balance sheet.

Sun Nuclear Corporation and Subsidiaries
Notes to the Consolidated Financial Statements

Note 15: SUBSEQUENT EVENTS
The Company evaluated subsequent events for recognition or disclosure through April 30, 2021, the date the consolidated financial statements were available to be issued. There was no subsequent event that would require disclosure to or adjustment to the financial statements.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered hereby.

SEC registration fee	$188,166.55
Legal fees and expenses	150,000
Accounting fees and expenses	35,000
Miscellaneous	50,000

Total	$423,166.55
We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.
Item 14. Indemnification of Directors and Officers.
Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Charter provides for this limitation of liability.
Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further, that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.
Our Charter provides that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.
We have entered into indemnification agreements with each of our directors and executive officers and certain other officers. Such agreements provide, among other things, our officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted by law, including to the extent they serve at our request as directors, officers, employees or other agents of any other affiliated entity, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our Charter, our Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the indemnifications agreements.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
We maintain and expects to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Item 15. Recent Sales of Unregistered Securities.
During the three years preceding the filing of this registration statement, we have granted or issued the following securities which were not registered under the Securities Act.
On July 1, 2020, GSAH issued 8,500,000 private placement warrants to the Sponsor concurrently with the closing of GSAH’s initial public offering.
At the Closing on October 20, 2021, we consummated the PIPE Investment and issued 90,000,000 shares of Class A common stock for aggregate gross proceeds of $900,000,000. Also at the Closing, we issued 8,560,540 shares of Class B common stock, and IntermediateCo issued 51,363,240 shares of IntermediateCo Class B common stock. Goldman Sachs & Co. LLC, as placement agent for the PIPE Investment, received customary fees in connection therewith equal to approximately $14.0 million.
The foregoing securities have not been registered under the Securities Act, and were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.
Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Exhibit Title

2.1	Business Combination Agreement, dated as of June 17, 2021, by and among GS Acquisition Holdings Corp II, Mirion Technologies (TopCo), Ltd., CCP IX LP No. 1, CCP IX LP No. 2, CCP IX Co-Investment LP and CCP IX Co-Investment No. 2 LP, each acting by their general partner, Charterhouse General Partners (IX) Limited and the other parties thereto (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2021).

2.2	Amendment No. 1 to Business Combination Agreement, dated as of September 2, 2021, by and among GS Acquisition Holdings Corp II, Mirion Technologies (TopCo), Ltd. and CCP IX LP No. 1, CCP IX LP No. 2, CCP IX Co-Investment LP and CCP IX Co-Investment No. 2 LP, each acting by their general partner, Charterhouse General Partners (IX) Limited, on behalf of the Sellers (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2021).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

4.3	Warrant Agreement, dated June 29, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 2, 2020).

5.1*	Opinion of Davis Polk & Wardwell LLP.

10.1	Credit Agreement, dated as of October 20, 2021, by and between Mirion Technologies (HoldingSub2), Ltd., a limited liability company incorporated in England and Wales, as Holdings, Mirion Technologies (US Holdings), Inc., as the Parent Borrower, Mirion Technologies (US), Inc., as the Subsidiary Borrower, the lending institutions party thereto and Citibank, N.A., as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

10.2	Second Amended and Restated Sponsor Agreement, dated as of October 20, 2021, by and among GS Acquisition Holdings Corp II, GS Sponsor II LLC, GSAM Holdings LLC, GS Acquisition Holdings II Employee Participation LLC and GS Acquisition Holdings II Employee Participation 2 LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

Exhibit Number	Exhibit Title

10.3	Amended and Restated Registration Rights Agreement, dated October 20, 2021, by and among Mirion Technologies, Inc., GS Sponsor II LLC, GS Acquisition Holdings II Employee Participation LLC, GS Acquisition Holdings II Employee Participation 2 LLC, GS II PIPE Investors Employee LP, NRD PIPE Investors LP, the Charterhouse Parties and the Sellers (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

10.4	Director Nomination Agreement, dated October 20, 2021, by and between the Company and the Charterhouse Parties (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

10.5	Director Nomination Agreement, dated October 20, 2021, by and between the Company and the GS Sponsor II, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

10.6	Mirion Technologies, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

10.7^	Mirion Technologies, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

10.8^	Mirion Technologies, Inc. Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on October 25, 2021.

10.9	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

10.10	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2021).

10.11	Lease Agreement between GPI T&U Inland, LP and Mirion Technologies (MGPI), Inc., dated as of October 4, 2019 (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-4 filed with the SEC on June 30, 2021).

10.12	First Amendment to Lease Agreement between GPI T&U Inland, LP and Mirion Technologies (MGPI), Inc., dated as of March 12, 2020 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 11, 2021).

10.13	Second Amendment to Lease Agreement between GPI T&U Inland, LP and Mirion Technologies (MGPI), Inc., dated as of June 11, 2020 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-4 filed with the SEC on June 30, 2021).

10.14^	Amended and Restated Employment Agreement between Thomas D. Logan and Mirion Technologies, Inc., entered into on August 13, 2021 (incorporated by reference to Exhibit 10.13 to the Company Registration Statement on Form S-4 filed with the SEC on September 3, 2021).

10.15^	Confidentiality and Intellectual Property Agreement between Thomas D. Logan and Mirion Technologies, Inc., entered into August 13, 2021 (incorporated by reference to Exhibit 10.14 to the Company Registration Statement on Form S-4 filed with the SEC on September 3, 2021).

10.16^	Third Amended and Restated Employment Agreement between Brian Schopfer and Mirion Technologies, Inc., dated as of May 1, 2020 (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 11, 2021).

10.17^	Confidentiality, Non-Interference and Intellectual Property Agreement between Brian Schopfer and Mirion Technologies, Inc., entered into March 15, 2019 (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-4 filed with the SEC on September 3, 2021).

Exhibit Number	Exhibit Title

10.18^	Employment Agreement between Michael Freed and Mirion Technologies, Inc. dated as of July 16, 2016 (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 11, 2021).

10.19^	Confidentiality, Non-Interference and Intellectual Property Agreement between Michael Freed and Mirion Technologies, Inc., entered into July 16, 2016 (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-4 filed with the SEC on September 3, 2021).

10.20^	Profits Interest Award Agreement between Brian Schopfer and GS Sponsor II LLC, dated June 16, 2021 (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 11, 2021).

10.21^	Profits Interest Award Agreement between Thomas Logan and GS Sponsor II LLC, dated June 16, 2021 (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 11, 2021).

10.22^	Profits Interest Award Agreement between Lawrence Kingsley and GS Sponsor II LLC, dated June 16, 2021 (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 11, 2021).

10.23^	Amendment to Profits Interest Award Agreement between Lawrence Kingsley and GS Sponsor II LLC, dated August 9, 2021 (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-4 filed with the SEC on August 11, 2021).

14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

16.1*	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission, dated October 27, 2021.

21.1	List of subsidiaries of Mirion Technologies, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021).

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm to Mirion Technologies (TopCo), Ltd.

23.3*	Consent of Deloitte & Touche LLP, independent auditor to Sun Nuclear Corporation.

23.4*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on II-9 of this registration statement).

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definitions Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
^	Indicates management contract or compensatory plan.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided
,
however
, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	if the registrant is relying on Rule 430B

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)
If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.
 Provided
,
 however
, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrants hereby undertakes:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 27th of October, 2021.

MIRION TECHNOLOGIES, INC.

By:	/s/ Thomas D. Logan
Name: Thomas D. Logan
Title: Chief Executive Officer and Director
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas D. Logan, Brian Schopfer and Emmanuelle Lee and each of them, his or her true and lawful attorneys-in-fact
and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact
and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact
and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas D. Logan Thomas D. Logan	Chief Executive Officer and Director (principal executive officer)	October 27, 2021

/s/ Brian Schopfer Brian Schopfer	Chief Financial Officer (principal financial officer)	October 27, 2021

/s/ Kipling Matas Kipling Matas	Chief Accounting Officer (principal accounting officer)	October 27, 2021

/s/ Lawrence D. Kingsley Lawrence D. Kingsley	Director and Chairman	October 27, 2021

/s/ Jyothsna Natauri Jyothsna Natauri	Director	October 27, 2021

/s/ Christopher Warren Christopher Warren	Director	October 27, 2021

/s/ Steven W. Etzel Steven W. Etzel	Director	October 27, 2021

/s/ Kenneth C. Bockhorst Kenneth C. Bockhorst	Director	October 27, 2021

Name	Title	Date

/s/ Robert A. Cascella Robert A. Cascella	Director	October 27, 2021

/s/ John W. Kuo John W. Kuo	Director	October 27, 2021

/s/ Jody A. Markopoulos Jody A. Markopoulos	Director	October 27, 2021